Exhibit 2.1

Execution Copy

MASTER TRANSACTION AGREEMENT

BY AND AMONG

QUALCOMM GLOBAL TRADING PTE. LTD.

AND EACH OTHER PURCHASER GROUP MEMBER,

TDK CORPORATION

AND EACH OTHER SELLER GROUP MEMBER

AND,

SOLELY FOR PURPOSES OF SECTION 10.9,

QUALCOMM INCORPORATED

January 13, 2016

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(continued)

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(continued)

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(continued)

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(continued)

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LIST OF EXHIBITS

EXHIBIT A	JV Articles

EXHIBIT B	JV Agreement

EXHIBIT C	EPCOS Germany Contribution Agreement

EXHIBIT D	TDK Europe Restructuring Agreement

EXHIBIT E	Singapore Carve Out Agreement

EXHIBIT F-1 and F-2	Module Design IP Transfer Agreements

EXHIBIT G-1	Germany Module Design Transfer Agreement

EXHIBIT G-2	China Module Design Transfer Agreement

EXHIBIT H	Cross-License Assignment Agreement

EXHIBIT I-1	Japan Transfer Agreement

EXHIBIT I-2	France Transfer Agreement

EXHIBIT I-3	Finland Transfer Agreement

EXHIBIT I-4	Austria Transfer Agreement

EXHIBIT I-5	Austria IP Transfer Agreement

EXHIBIT I-6	Netherlands Transfer Agreement

EXHIBIT I-7	Korea Transfer Agreement

EXHIBIT I-8	Taiwan Transfer Agreement

EXHIBIT I-9	US Transfer Agreement

EXHIBIT I-10	UK Transfer Agreement

EXHIBIT I-11	CTI Transfer Agreement

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EXHIBIT J	Retained IP License Agreement

EXHIBIT K	Acquired IP License Agreement

EXHIBIT L	Transition Services Agreement

EXHIBIT M	China Transition Services Agreement

EXHIBIT N	DSSP Subcontractor Agreement

EXHIBIT O	LTCC Foundry Agreement Term Sheet

EXHIBIT P	Patent Transfer Agreement

EXHIBIT Q	Austria Termination and Assignment Agreement

EXHIBIT R	Trademark Transfer Agreement

EXHIBIT S	German Newco Organizational Documents

EXHIBIT T-1	Singapore Termination and Assignment Agreement

EXHIBIT T-2	China Technology Transfer Agreement

EXHIBIT U	Hong Kong Newco Organizational Documents

EXHIBIT V	Hong Kong Restructuring Agreement

EXHIBIT W	Wuxi Newco Organizational Documents

EXHIBIT X	Wuxi Restructuring Agreement

EXHIBIT Y	US Newco Organizational Documents

EXHIBIT Z	US Restructuring Agreement

EXHIBIT AA	Agreement Regarding Amendment to Intercompany License Agreements

EXHIBIT BB-1 to BB-3	Initial Surviving Intercompany License Agreements

EXHIBIT CC	German Newco License Agreement

EXHIBIT DD	Austria Lease

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EXHIBIT EE	US Sublease

EXHIBIT FF	IT Carve Out Agreement

EXHIBIT GG	Transitional Trademark License Agreement

EXHIBIT HH	In-Scope Excluded Contract Supply Agreement

EXHIBIT II	Acknowledgement of Termination of Intercompany Licenses

EXHIBIT JJ	Key Employee Proprietary Rights and Invention Agreements

EXHIBIT KK	Senior Engineer Proprietary Rights and Invention Agreement

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LIST OF SCHEDULES

SCHEDULE I	Business Definitions Schedule

SCHEDULE II	China Carve Out Agreement

SCHEDULE III	Listed Patents

SCHEDULE IV	Invention Disclosures

SCHEDULE V	Acquired Jointly Owned IP Agreements

SCHEDULE VI	Reimbursable CAPEX

SCHEDULE VII	Seller’s Knowledge

SCHEDULE VIII	Working Capital/ Net Cash Sample

SCHEDULE IX	Permitted Operating Leases

SCHEDULE X	Seller Retention Bonus Plan Awards

SCHEDULE XI	Acquired Jointly Owned Patents

SCHEDULE XII	Excluded Jointly Owned IP Agreements

SCHEDULE XIII	Business Definitions Index

SCHEDULE 2.1	JV Entity Names

SCHEDULE 2.1(b)(i)(A)(1)	Excluded Singapore Non-MEMS Assets

SCHEDULE 2.1(b)(i)(A)(2)	Retained Singapore MEMS Liabilities

SCHEDULE 2.1(b)(i)(A)(3)	Singapore Excluded Employees

SCHEDULE 2.1(b)(i)(A)(4)	MEMS Patents

SCHEDULE 2.1(b)(i)(A)(5)(x)	Excluded Singapore MEMS Assets

SCHEDULE 2.1(b)(i)(A)(5)(y)	Retained Singapore MEMS Liabilities

SCHEDULE 2.1(b)(ii)(A)	China Development Employees

SCHEDULE 2.2(b)(ii)	Assumed Leases

SCHEDULE 2.2(b)(iv)	Assumed Contracts

SCHEDULE 2.2(b)(v)	Acquired Trademarks

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SCHEDULE 2.2(b)(vii)	Acquired Domain Names

SCHEDULE 2.2(b)(xiii)	Assigned Permits

SCHEDULE 2.2(b)(xvii)	Transferred Plan Assets

SCHEDULE 2.2(b)(xviii)	Acquired Bank Accounts and Lockboxes

SCHEDULE 2.2(b)(xix)	Other Acquired Assets

SCHEDULE2.2(b)(xxiii)	Shared Contracts

SCHEDULE2.2(b)(xxv)	Retained China Assets

SCHEDULE 2.3(c)	Excluded Production Facility Assets

SCHEDULE 2.3(i)	Excluded Contracts

SCHEDULE 2.3(l)	Excluded Jointly Owned Patents

SCHEDULE 2.3(n)	Other Excluded Assets

SCHEDULE 2.6(b)(ii)	Payment Schedule

SCHEDULE 2.14(a)(iv)	Per Unit Fee

SCHEDULE 3.9(a)(ii)	Certain Knowledge Individuals

SCHEDULE 3.24(a)(z)	Retained Sales Employees

SCHEDULE 5.4(b)	Actions to Cure Title to Acquired Registered Intellectual Property (Category A)

SCHEDULE 5.4(c)	Actions to Cure Title to Acquired Registered Intellectual Property (Category B)

SCHEDULE 5.5(a)	Monthly Key Data Report

SCHEDULE 5.5(c)	Audited Carve Out Financial Information Audit Procedures

SCHEDULE 5.12	Warehouse Facility

SCHEDULE 5.15	Contract Terminations

SCHEDULE 5.20	Certain EPCOS Singapore Contracts

SCHEDULE 6.6(b)	Automatic Transferred Employee (Purchaser Offers)

SCHEDULE 6.6(g)	Master Business Employee Schedule

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SCHEDULE 6.10(a)(i)(A)	Modifications and Amendments

SCHEDULE 6.10(a)(i)(B)	Terms of Certain Modifications and Amendments

SCHEDULE 6.10(b)(i)	Specified Consent

SCHEDULE 6.10(b)(ii)	Additional Consents

SCHEDULE 6.15(a)(ii)	Seller Non-Solicit Employees

SCHEDULE 6.15(b)(i)	Non-Competition

SCHEDULE 6.15(b)(ii)(C)	Permitted Investment

SCHEDULE 6.20(a)	Remotely Transferred Assets

SCHEDULE 6.25(a)	Select Excluded Jointly Owned Patents

SCHEDULE 6.27(b)	Sublease Agreements

SCHEDULE 6.27(c)	Sale and Leaseback Agreement

SCHEDULE 6.27(e)	Specified License Agreement

SCHEDULE 7.1(a)(ii)	Antitrust Condition (JV Closing)

SCHEDULE 7.1(a)(iii)	Mutual Required Contract Consent

SCHEDULE 7.1(b)(vi)(A)	Required Contract Consents

SCHEDULE 7.1(b)(vi)(B)	Required Contract Consents

SCHEDULE 7.1(b)(vii)	Required Permits and Governmental Approvals

SCHEDULE 7.1(b)(xiv)(A)	Key Employees

SCHEDULE 7.1(b)(xiv)(B)	Senior Engineers

SCHEDULE 9.1(a)(x)	Special Indemnity Matters

SCHEDULE 10.12(e)	Purchaser Individuals

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MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of January 13, 2016 by and among Qualcomm Global Trading Pte. Ltd., a Singapore corporation (“Purchaser”), each other member of the Purchaser Group, TDK Corporation, a Japanese corporation (“Seller” or “TDK Japan”), each other member of the Seller Group (collectively, the “Parties”), and, solely for purposes of Section 10.9(b), QUALCOMM Incorporated, a Delaware corporation (the “Purchaser Parent”).

RECITALS

A. Seller, directly and through the other Seller Group members and the Additional Seller Group Company, is engaged in the Business.

B. Subject to the terms and conditions of this Agreement, EPCOS Germany will establish a new Singapore private limited company (“JV Holding Singapore”) to act as a holding company, as further described herein. At the JV Closing, JV Holding Singapore will have six (6) Subsidiaries (German Newco, EPCOS Singapore, EPCOS Technology Wuxi, Hong Kong Newco, Wuxi Newco and US Newco, and such Subsidiaries together, the “JV Subsidiaries”). Upon the JV Closing, the JV Subsidiaries will conduct the day-to-day operation of the Business (other than the Module Design Business). Upon the JV Closing, the shares of JV Holding Singapore will be held fifty-one percent (51%) by Purchaser and forty-nine percent (49%) by EPCOS Germany.

C. In order to achieve the structure described in Recital B, EPCOS Germany will, and Seller will cause EPCOS Germany to, effect certain restructuring actions with respect to the Business, as further described herein.

D. After completion of such restructuring and the execution and delivery of the Patent Transfer Agreement, the Austria Termination and Assignment Agreement and of certain other Transaction Documents as contemplated by this Agreement, and subject to the terms and conditions herein, at the JV Closing, EPCOS Germany will sell to Purchaser 5,100 shares of JV Holding Singapore, which shares constitute fifty-one percent (51%) of the issued and paid-up share capital of JV Holding Singapore (the “Acquired JV Interests”), upon payment of the JV Closing Purchase Price less the Holdback Amount, but will retain 4,900 shares of JV Holding Singapore, which shares constitute forty-nine percent (49%) of the issued and paid-up share capital of JV Holding Singapore (the “Initial Retained JV Interests”). Purchaser will hold back from the JV Closing Purchase Price the Holdback Amount, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 2.13 and Section 9.

E. Concurrently with the delivery of this Agreement, and as a condition and inducement for Purchaser’s willingness to have entered into this Agreement, EPCOS Germany has adopted (and has caused the members of the Seller Group to adopt) the Seller Retention Bonus Plan and has committed to make the Seller Retention Bonus Plan Awards to the Key Employees upon the JV Closing.

F. Concurrently with the delivery of this Agreement, and as a condition and inducement for Purchaser’s and Seller’s willingness to have entered into this Agreement, Qualcomm Technologies and TDK Japan have entered into (i) the Business Collaboration Agreement (the “Business Collaboration Agreement”) and (ii) the Strategic Development Agreement (the “Strategic Development Agreement”), setting forth certain business collaborations between such parties (or their respective Affiliates) in areas outside the scope of the Business.

G. The Parties will effect further transactions, including separate transfers of Acquired Patents (other than the Wuxi Patents), Module Design IP, Module Design Employees and Module Design Assets (which, for clarity, will be transferred by the applicable Seller Group members to the applicable Purchaser Group members and not to JV Holding Singapore or the JV Subsidiaries).

H. In addition, in connection with the transactions contemplated hereby, the Parties and/ or their respective Affiliates will enter into certain Contracts, including the following:

1. A Retained IP License Agreement among Qualcomm Technologies, Seller and other members of the Seller Group and the Additional Seller Group Company, pursuant to which Seller, such Seller Group members and the Additional Seller Group Company (on behalf of themselves and their Affiliates that are not parties to the Retained IP License Agreement) grant to Qualcomm Technologies and its Affiliates licenses, for use in the conduct of the Business, under certain Intellectual Property not included in the Acquired Assets, all as more particularly described in the Retained IP License Agreement substantially in the form attached hereto as Exhibit J (the “Retained IP License Agreement”).

2. An Acquired IP License Agreement between Purchaser (and certain of its Affiliates) and Seller, pursuant to which Purchaser and certain of its Affiliates grant to Seller and its Affiliates licenses, for use outside the Business, under all Intellectual Property included in the Acquired Assets (other than the Acquired Patents (which are addressed in the Initial Surviving Intercompany License Agreements and the German Newco License Agreement), the Acquired Trademarks and the Acquired Domain Names), all as more particularly described in the Acquired IP License Agreement substantially in the form attached hereto as Exhibit K (the “Acquired IP License Agreement”).

3. Prior to the Patent Transfer Date, an Agreement Regarding Amendment to Intercompany License Agreements between Seller and SnapTrack, pursuant to which (a) Seller will agree to terminate all existing licenses granted by Seller or any Affiliate of Seller to Seller or any Affiliate of Seller under or with respect to any Acquired IP (but not with respect to any Intellectual Property other than Acquired IP), (b) Seller and SnapTrack will agree as to a form of an intercompany license agreement to be put in place between certain Seller Affiliates to grant licenses, outside of the Business, to other Seller Affiliates under the Acquired Patents for all products and services of Seller other than Business Products and services (and in the case of the Initial Surviving Intercompany License Agreements, prior to the Patent Transfer Date) (each, a “Surviving Intercompany License Agreement”) and (c) SnapTrack will expressly acknowledge that the Acquired Patents to be acquired by SnapTrack will be subject to the licenses granted pursuant to the Surviving Intercompany License Agreements and SnapTrack will agree not to challenge the validity of such licenses.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Accounts Receivable” has the meaning set forth in Section 2.2(b)(xv).

“Acquired Assets” has the meaning set forth in Section 2.2(b).

“Acquired Copyrights and Trade Secrets” has the meaning set forth in Section 2.2(b)(vi).

“Acquired Domain Names” has the meaning set forth in Section 2.2(b)(vii).

“Acquired Inventory” has the meaning set forth in Section 2.2(b)(xii).

“Acquired IP” means collectively, the Acquired Domain Names, Acquired Patents, Acquired Trademarks, Acquired Copyrights and Trade Secrets and Acquired Other Intellectual Property. The term “Acquired IP” includes all rights and licenses granted to Seller and its Affiliates by current and former employees and contractors of the Seller and its Affiliates under any Intellectual Property used in connection with the conduct of the Business which Intellectual Property was not assignable or transferrable by such employees and contractors to Seller or any of its Affiliates under Applicable Law.

“Acquired IP License Agreement” has the meaning set forth in the Recitals.

“Acquired Jointly Owned IP” means all Acquired Copyrights and Trade Secrets and Acquired Other Intellectual Property that is jointly owned by a Seller Group member and any third Party that is not an Affiliate of Seller pursuant to the Contracts set forth in Schedule V.

“Acquired Jointly Owned Patents” means the Patents identified in Schedule XI (Acquired Patents) as being Patents that are jointly owned by a Seller Group member and any third Person that is not an Affiliate of Seller.

“Acquired JV Interests” has the meaning set forth in the Recitals.

“Acquired Other Intellectual Property” has the meaning set forth in Section 2.2(b)(viii).

“Acquired Patents” means all Patents of Seller and any of its Affiliates set forth on Schedule III (collectively, the “Listed Patents”) (including all withdrawn, lapsed, abandoned and expired Patents that are either Siblings of any Listed Patent, or foreign counterparts of any Listed Patent or Additional Transferred Patent), all foreign counterparts of the Patents described above (excluding foreign counterparts of the Acquired Jointly Owned Patents if such foreign counterparts are not listed in Schedule III), and all divisionals, continuations, continuations-in-part, reexaminations, revivals, utility models, registrations, extensions, reissues and other siblings, if any, recognized in any country or jurisdiction (collectively, “Siblings”) of the any of the foregoing Patents issued by, or applied for with, any Registration Office in any country or jurisdiction prior to the Patent Transfer Date (excluding Siblings of the Acquired Jointly Owned Patents) (such foreign counterparts and Siblings of the foregoing Patents collectively, the “Additional Transferred Patents”). If any of the Listed Patents (other than Acquired Jointly Owned Patent) or Additional Transferred Patents (other than Acquired Jointly Owned Patent) is subject to a terminal disclaimer, then (a) the parent of such Listed Patent or Additional Transferred Patent shall be deemed an Additional Transferred Patent and (b) any other Patent that could not be enforced if such other Patent is owned by someone other than the owner of the Listed Patent (other than Acquired Jointly Owned Patent) or Additional Transferred Patent (other than Acquired Jointly Owned Patent) that is the subject of the terminal disclaimer shall be deemed an Additional Transferred Patent. If subsequent to the transfer of the Acquired Patents pursuant to the Patent Transfer Agreement, any of the Listed Patents or Additional Transferred Patents becomes subject to a terminal disclaimer, then any other Patent(s) (other than Patents jointly owned by Seller or any of its Affiliates and a third Person that is not an Affiliate of Seller) that are affected by that terminal disclaimer (e.g., an issued Patent could not be enforced as a result of being owned by someone other than the owner of the applicable Listed Patent or Additional Transferred Patent that is subject to a terminal disclaimer) shall be Additional Transferred Patent(s) and shall be deemed transferred as an Acquired Patent under the Patent Transfer Agreement. The term “Acquired Patents” also includes (x) all patentable inventions conceived prior to the Patent Transfer Date that are (i) solely owned by Seller or any of its Affiliates or collectively owned by Seller and one or more of Seller’s Affiliates, (ii) primarily related to the field of the Business, including any such patentable inventions primarily related to any Acquired Technology or any Business Product, (iii) not yet claimed or embodied in any Patent or Patent application as of the Patent Transfer Date, and (iv) included in the invention disclosures set forth on Schedule IV (Invention Disclosures) (including any new invention disclosures added to such Schedule pursuant to Section 5.6(a)), (y) all Patents (including all foreign counterparts) that claim any such inventions (“New Patents”), and (z) any Excluded Jointly Owned Patents that Purchaser elects to include as an Acquired Patent pursuant to Section 5.6(a) or Section 6.25.

“Acquired Registered Intellectual Property” shall mean all Registered Intellectual Property included in the Acquired IP.

“Acquired Technology” has the meaning set forth in the Business Definitions Schedule.

“Acquired Trademarks” has the meaning set forth in Section 2.2(b)(v).

“Acquisition” means Purchaser Group’s acquisition of the Acquired Assets, the Acquired JV Interests and the Retained JV Interests pursuant to the terms and conditions herein.

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Additional Excluded Contract” has the meaning set forth in Section 5.6(b).

“Additional Seller Group Company” means TDK France. For clarity, the Additional Seller Group Company is an Affiliate of Seller for purposes of this Agreement and references in this Agreement to “Affiliates of Seller”, “Seller’s Affiliates”, “Seller and its Affiliates” and similar references shall be deemed to include the Additional Seller Group Company.

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly Controlled by such Person, (ii) any Person which Controls such Person and (iii) any Person which is Controlled by the same Person that controls such Person; provided that, for purposes of this definition, “Control” (including, with correlative meaning, the term “Controlled by”), as used with respect to any Person, means the direct or indirect ownership of more than fifty percent (50%) of the voting stock, or more than fifty percent (50%) of the voting power at general meetings, or the power to appoint and dismiss a majority of the board of directors or otherwise to direct the activities, of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Regarding Amendment to Intercompany License Agreements” has the meaning set forth in Section 2.1(c).

“Allocated Portion” has the meaning set forth in Section 2.6(b)(ii).

“Annual Filter Fee” has the meaning set forth in Section 2.14(a)(i).

“Antitrust Condition” has the meaning set forth in Section 7.1(a)(ii).

“Antitrust Approvals” means all authorizations, consents, orders and approvals of the Competition Authorities that may be or become necessary in order to obtain antitrust, merger control or competition clearance for the Transactions, including in the Key Competition Territories and any other territory which may require an Antitrust Approval to be obtained. For the avoidance of doubt this includes any jurisdiction where there is deemed approval if any time periods have lapsed.

“Applicable Law” means, collectively, any applicable federal, state, provincial, foreign or local statute, law, ordinance, regulation, rule, code, order, judicial or arbitral or administrative or regulatory judgment, injunction, decision, or rule of law, including general principles of common law and equity.

“Assets” means properties, rights, goodwill, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable by any member of the Seller Group, the Additional Seller Group Company or any other Affiliate of Seller in the conduct of their respective businesses.

“Assigned Permits” has the meaning set forth in Section 2.2(b)(xiii).

“Assumed Contracts” has the meaning set forth in Section 2.2(b)(iv).

“Assumed Cross-License Agreements” has the meaning set forth in Section 2.2(b)(iv).

“Assumed Employee Obligations” has the meaning set forth in Section 2.4(a)(iii).

“Assumed Insurance Benefits” has the meaning set forth in Section 2.2(b)(xx).

“Assumed Intercompany Arrangements” means (i) intercompany hedging arrangements in place as of the date hereof solely payable by a JV Entity to another JV Entity, and (ii) intercompany loans from EPCOS Germany (as lender) to any JV Entity (as borrower) with respect to the financing of Reimbursable CAPEX or Non-Reimbursable CAPEX entered into between the date hereof and the JV Closing Date, which loans will be transferred by EPCOS Germany to German Newco on or prior to the JV Closing in accordance with Section 5.16.

“Assumed Leases” has the meaning set forth in Section 2.2(b)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Assumed Patent Payment Obligations” has the meaning set forth in Section 2.4(a)(vi).

“Assumed Split Contract Liabilities” shall mean the Liabilities related to Assumed Split Contracts included in the Assumed Liabilities pursuant to Section 2.4(a)(i).

“Assumed Split Contract Rights” has the meaning set forth in Section 2.2(b)(xxiii).

“Assumed Split Contracts” has the meaning set forth in Section 2.2(b)(xxiii).

“Austria Lease” has the meaning set forth in Section 7.1(b)(xxxi).

“Austria IP Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(D).

“Austria Termination and Assignment Agreement” means the agreement regarding the assignment, sale and transfer of EPCOS Austria’s interests, including economic ownership interests, in the Acquired Patents to SnapTrack in substantially the form attached hereto as Exhibit Q.

“Austria Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(D).

“Automatic Transferred Employee” has the meaning set forth in Section 6.6(b).

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Business” has the meaning set forth in the Business Definitions Schedule.

“Business Collaboration Agreement” has the meaning set forth in the Recitals.

“Business Contractors” has the meaning set forth in Section 3.24(b).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California, Munich, Germany or Tokyo, Japan are authorized or required by Applicable Law to be closed for business.

“Business Definitions Schedule” means Schedule I.

“Business Employee” has the meaning set forth in Section 6.6(a).

“Business Employee Schedule” has the meaning set forth in Section 3.24(a).

“Business Employee Plans” has the meaning set forth in Section 3.23(a).

“Business Facilities” has the meaning set forth in Section 3.21(b).

“Business Financial Information” has the meaning set forth in Section 3.4(a).

“Business Licensed Intellectual Property” means Intellectual Property owned by any Person other than Seller or its Affiliate that (i) is licensed to Seller or its Affiliate, (ii) for which Seller or its Affiliate has received from such Person a covenant not to sue or assert or other immunity from suit, or (iii) such Person has undertaken an obligation to Seller or its Affiliate to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against Seller or its Affiliate or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against Seller or its Affiliate, in each case of (i) – (iii) above used in the conduct of the Business.

“Business Product(s)” has the meaning set forth in the Business Definitions Schedule.

“Business Records” has the meaning set forth in Section 2.2(b)(xiv).

“Business Source Code” means the source code of all Acquired Technology (including Business Products), together with all extracts, portions and segments thereof.

“Business Territory” means worldwide.

“Call Option Notice” has the meaning set forth in Section 2.7(b).

“Cap” has the meaning set forth in Section 9.1(e)(i).

“Carve Out Financial Information” has the meaning set forth in Section 3.4(a).

“Change Request” has the meaning set forth in Section 5.7.

“China Carve Out Agreement” means the Contract set forth on Schedule II.

“China Development Employees” has the meaning set forth in Section 2.1(b)(ii)(A).

“China Module Design Transfer Agreement” has the meaning set forth in Section 2.2(c)(iii)(B).

“China Technology Transfer Agreement” has the meaning set forth in Section 2.1(b)(ii)(B).

“China Transition Services Agreement” has the meaning set forth in Section 7.1(b)(xiii).

“Closing” shall mean the JV Closing or the Option Closing, as applicable.

“Closing Balance Sheet” has the meaning set forth in Section 2.13(d).

“Closing Cash” means an amount equal to the cash and cash equivalents of the JV Subsidiaries on hand as of immediately prior to the JV Closing or otherwise included in the Acquired Assets and transferred to the Purchaser Group at the JV Closing, in each case determined in accordance with US GAAP.

“Closing Certificate” has the meaning set forth in Section 2.13(d).

“Closing Date” means the JV Closing Date or the Option Closing Date, as applicable.

“COBRA” means the model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Authorities” means any Governmental Entity that has jurisdiction to review the Transactions under any relevant antitrust, competition, merger control, fair trade or similar law, including the Federal Trade Commission and the Department of Justice.

“Completion of JV IT System” has the meaning set forth in the IT Carve Out Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Contest” has the meaning set forth in Section 6.11(e).

“Contesting Party” has the meaning set forth in Section 6.18(a).

“Contract” means any legally binding contract, agreement or arrangement, whether written or oral.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Copyrights” means all copyrights, mask work rights (including all applications and registrations for each of the foregoing), and similar rights with respect to Works throughout the world.

“Cross-License Assignment Agreement” has the meaning set forth in Section 2.2(c)(iv).

“CTI Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(J).

“Current Business Facilities” has the meaning set forth in Section 3.21(b).

“Damages” has the meaning set forth in Section 9.1(a).

“Dedicated Applications” has the meaning set forth in the IT Carve Out Agreement.

“Dedicated Hardware” has the meaning set forth in the IT Carve Out Agreement.

“Disputed Items” has the meaning set forth in Section 2.13(e).

“DSSP Subcontractor Agreement” has the meaning set forth in Section 7.1(b)(xxvi).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, right of first negotiation or any similar type of encumbrance or restriction.

“End Date” has the meaning set forth in Section 8.1(b).

“Entire Measurement Period” has the meaning set forth in Section 2.14(a)(ii).

“Environmental Claims” has the meaning set forth in Section 9.1(g)(v).

“Environmental Laws” has the meaning set forth in Section 3.21(a)(i).

“EPCOS Austria” means EPCOS OHG, an Austrian offene Handelsgesellschaft, having its business address at Siemensstr. 43, 8530 Deutschlandsberg, Austria.

“EPCOS China Investment” means EPCOS (China) Investment Limited, a Chinese limited liability company, having its business address at No. 2201 West Yan An Road, 200336 Shanghai, People’s Republic of China.

“EPCOS CTI” means EPCOS CTI, Inc., a Delaware corporation, having its registered offices at 485B US Highway 1, South Iselin, New Jersey 08830.

“EPCOS Electronic Wuxi” means EPCOS Electronic (Wuxi) Co. Ltd., a Chinese limited liability company, having its business address at Floor 2, No. 17 Xishi Road, Wuxi, Jiangsu, People’s Republic of China.

“EPCOS Germany” means EPCOS AG, a German Aktiengesellschaft, having its business address at St.-Martin-Strasse 53, 81669 Munich, Germany.

“EPCOS Germany Contribution Agreement” has the meaning set forth in Section 2.1(a)(ii)(B).

“EPCOS Hong Kong” means EPCOS Limited, a Hong Kong limited company, having its business address at 1/F, SAE Technology Centre, 6 Science Park East Avenue, Hong Kong Science Park, Shatin, NT, Hong Kong.

“EPCOS Inc. US” means EPCOS, Inc., a Delaware corporation, having its registered offices at 1209 Orange Street, Wilmington, Delaware 19801, USA.

“EPCOS Korea” means EPCOS Korea LLC, a Korean limited liability company, having its business address at SongNam Building 7th Floor, 1358-6 Seocho-dong, Seocho-gu, Seoul, 137-862, Republic of Korea.

“EPCOS Netherlands” means EPCOS Netherlands B.V., a Dutch company, having its business address at van Galenlaan 40, 3941 VD Doorn, The Netherlands.

“EPCOS Shanghai” means EPCOS (Shanghai) Ltd., a Chinese limited liability company, having its business address at Room 2315, 23/F, Shanghai International Trade Centre, No. 2201, West Yan An Road, 200336 Shanghai, People’s Republic of China.

“EPCOS Singapore” means EPCOS Pte. Ltd., a Singapore private limited company, having its business address at 166 Kallang Way, 349249 Singapore, Singapore.

“EPCOS Taiwan” means EPCOS Taiwan Co., Ltd., a Taiwanese limited company, having its business address at Room 700 -702, 7F, No. 66, San Chong Road, Nangang District, 115 Taipei, Taiwan.

“EPCOS Technology Wuxi” means EPCOS Technology (Wuxi) Co., Ltd., a Chinese limited liability company, having its business address at Wuxi-Singapore Industrial Park, No. 17 Xi Shi Road, New District, 214028 Wuxi, Jiangsu, People’s Republic of China.

“EU/Korea Automatic Transferred Employees” has the meaning set forth in Section 2.4(a)(iv).

“Exchange Rate” shall mean the average applicable exchange rate for the conversion of the applicable currency into U.S. Dollars (based on the daily close spot exchange rate as reported (i) by the European Central Bank for the EUR/USD exchange rate, (ii) on Bloomberg from the source Bloomberg BFIX (NY 12:30 PM) for other exchange rates, and (iii) if not reported thereby, as reported by another authoritative source), in each case for the ten (10) Business Day period ending on the sixth (6th) Business Day prior to the JV Closing Date.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” has the meaning set forth in Section 2.3(i).

“Excluded Jointly Owned IP” means Copyrights, Trade Secrets and other Intellectual Property that is jointly owned by a Seller Group member and any third Party that is not an Affiliate of Seller pursuant to the Contracts set forth in Schedule XII.

“Excluded Jointly Owned Patents” has the meaning set forth in Section 2.3(l).

“Excluded Products” has the meaning set forth in the Business Definitions Schedule.

“Excluded Products and Technology” means the Excluded Products and the Excluded Technology.

“Excluded Singapore Assets” has the meaning set forth in Section 2.1(b)(i)(A)(5).

“Excluded Singapore MEMS Assets” has the meaning set forth in Section 2.1(b)(i)(A)(5).

“Excluded Singapore Non-MEMS Assets” has the meaning set forth in Section 2.1(b)(i)(A)(1).

“Excluded Technology” has the meaning set forth in the Business Definitions Schedule

“Existing Intercompany Agreements” means any and all Contracts between or among Seller and its Affiliates pursuant to which Seller and/ or such Affiliates, on the one hand, has granted any rights, licenses, sublicenses, immunities, releases, or covenants not to sue or assert, of or with respect to any of the Acquired IP or Acquired Technology (including Business Products) to any of Seller and/or any Affiliate of Seller, on the other hand.

“Final Net Cash” means the Net Cash, as reflected in the Closing Certificate and on the Closing Balance Sheet prepared in accordance with Sections 2.13(d) and 2.13(e).

“Final Reimbursable CAPEX Amount” has the meaning set forth in Section 2.13(e).

“Final Retained China Assets Book Value” has the meaning set forth in Section 2.13(e).

“Final Target Working Capital” means the Target Working Capital, as reflected in the Closing Certificate, prepared in accordance with Sections 2.13(d) and 2.13(e).

“Final Transferred DSSP Assets Book Value” has the meaning set forth in Section 2.13(e).

“Final Working Capital” means the Working Capital, as reflected in the Closing Certificate and on the Closing Balance Sheet, prepared in accordance with Sections 2.13(d) and 2.13(e).

“Finland Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(C).

“France Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(B).

“Fundamental Representations” has the meaning set forth in Section 9.1(c)(i).

“German Newco” has the meaning set forth in Section 2.1(a)(ii)(A).

“German Newco License Agreement” has the meaning set forth in Section 2.1(c).

“German Newco License Package” has the meaning set forth in the IT Carve Out Agreement.

“Germany Module Design Transfer Agreement” has the meaning set forth in Section 2.2(c)(iii)(A).

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Government Involvement” has the meaning set forth in Section 3.9(k).

“Guarantor” has the meaning set forth in Section 10.9(a).

“Hazardous Materials” has the meaning set forth in Section 3.21(a)(ii).

“Holdback Amount” means $230,000,000.

“Hong Kong Newco” has the meaning set forth in Section 2.1(a)(iii).

“Hong Kong Restructuring Agreement” has the meaning set forth in Section 2.1(a)(iii)(B).

“ICC” has the meaning set forth in Section 10.5(b).

“ICC Arbitration Rules” has the meaning set forth in Section 10.5(b).

“IFRS” means International Financial Reporting Standards as issued from time to time by the International Accounting Standards Board.

“Inbound Licenses” has the meaning set forth in Section 3.9(c)(ii).

“Indebtedness” means, without duplication and on a gross basis, (i) all obligations for borrowed money, advancement of funds or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds (to the extent outstanding) and letters of credit (to the extent such letters of credit have been drawn), guarantees (to the extent of any amounts due and payable thereunder), accrued and unpaid prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued and unpaid thereon, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements with respect to borrowed money, as well as any accrued and unpaid interest or other premium thereon, (iii) all capital lease obligations, (iv) all deferred rent, (v) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by the Seller Group related to the Business, (vi) all obligations with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (vii) all long-service severance obligations, all jubilee payment obligations and all pension or other defined benefit obligations, and (viii) all obligations under any operating leases for capital equipment other than Permitted Operating Leases (including the residual value plus the monthly leasing rates commencing as of the JV Closing calculated in a manner consistent with the calculations set forth in Schedule IX (Permitted Operating Leases)).

“Indemnified Person” has the meaning set forth in Section 9.2(a).

“Indemnifying Person” has the meaning set forth in Section 9.2(a).

“Independent Accounting Firm” means, unless Purchaser and Seller mutually agree in writing otherwise, BDO; it being understood that (i) BDO US will act as the Independent Accounting Firm with respect to US GAAP issues, (ii) BDO Germany will act as the Independent Accounting Firm for IFRS issues, and (iii) BDO will refer any non-US GAAP or non-IFRS issue to a BDO office in the applicable jurisdiction.

“Information Systems” has the meaning set forth in Section 3.12(b).

“Initial Release Date” has the meaning set forth in Section 9.9(a).

“Initial Retained JV Interests” has the meaning set forth in the Recitals.

“Initial Surviving Intercompany License Agreements” has the meaning set forth in Section 2.1(c).

“In-Scope Excluded Contract Supply Agreement” has the meaning set forth in Section 7.1(b)(xxxv).

“Insolvency Proceedings” has the meaning set forth in Section 3.31.

“Intercompany Accounts” has the meaning set forth in Section 6.21(a).

“International Trade Law” has the meaning set forth in Section 3.28.

“Intellectual Property” means any and all of the following in any country: (a) Patents, (b) Trademarks, (c) domain names and domain name registrations, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (collectively, “Domain Names”), (d) Copyrights, (e) Trade Secrets, and (f) other intellectual property, including confidential and proprietary information, know-how and designs (whether or not appropriate steps have been taken to protect such intellectual property under Applicable Law).

“IP Rep Infringement Claims” has the meaning set forth in Section 9.1(c)(i).

“IT Carve Out Agreement” has the meaning set forth in Section 5.3.

“Japan Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(A).

“Jointly Owned IP” means collectively the Excluded Jointly Owned IP and the Acquired Jointly Owned IP.

“Jointly Owned Patents” means collectively the Excluded Jointly Owned Patents and the Acquired Jointly Owned Patents.

“JV Agreement” means the Joint Venture Agreement in substantially the form attached hereto as Exhibit B.

“JV Articles” has the meaning set forth in Section 2.1(d).

“JV Closing” has the meaning set forth in Section 2.6(b)(i).

“JV Closing Date” has the meaning set forth in Section 2.6(b)(i).

“JV Closing Purchase Price” has the meaning set forth in Section 2.6(a).

“JV Entities” means collectively JV Holding Singapore and the JV Subsidiaries.

“JV Holding Singapore” has the meaning set forth in the Recitals.

“JV IT System” has the meaning set forth in the IT Carve Out Agreement.

“JV Subsidiaries” has the meaning set forth in the Recitals.

“Key Competition Territories” means (i) China, (ii) Germany, (iii) South Korea, (iv) USA and (v) Taiwan.

“Key Employee” has the meaning set forth in Section 7.1(b)(xiv)(A).

“Key Employee Documents” has the meaning set forth in Section 7.1(b)(xiv)(A).

“Know How Transfer Services” has the meaning set forth in Section 2.1(b)(i)(A)(5).

“Knowledge of Seller,” “Seller’s Knowledge” or similar terms means the actual knowledge of a particular fact or other matter by each of the individuals set forth on Schedule VII; provided, however, that any such individual shall be deemed to have “Knowledge” of a fact or matter if in exercising reasonable care in the course of carrying out his or her employment duties and responsibilities on behalf of Seller or the applicable Affiliate of Seller such individual would reasonably be expected to gain actual knowledge of that fact or matter.

“Korea Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(F).

“Lease Assignments” has the meaning set forth in Section 7.1(b)(xxxiv).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect liability, Indebtedness, assessment, expense, claim, loss, damage, deficiency or obligation, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise.

“Licensed Application” has the meaning set forth in the IT Carve Out Agreement.

“Licensed Enhancements” has the meaning set forth in the IT Carve Out Agreement.

“Local Asset Transfer Agreements” has the meaning set forth in Section 2.2(c)(v)(I).

“LTCC Foundry Agreement” has the meaning set forth in Section 7.1(b)(xxvii).

“Master Business Employee Schedule” has the meaning set forth in Section 6.6(g).

“Material Contract” has the meaning set forth in Section 3.14(b).

“Measurement Period” has the meaning set forth in Section 2.14(a)(iii).

“Module Design Assets” means the Acquired Assets (including Tangible Personal Property) used in connection with the conduct of the Module Design Business, excluding (i) the Module Design IP, (ii) Patents and (iii) Acquired Ceramic Technology (as defined in the Business Definition Schedule). For clarity, the Module Design Assets do not include any Patents.

“Module Design Business” means that portion of the Business that constitutes the business and activities of (a) any Seller Group member (other than the JV Entities), the Additional Seller Group Company or any other Affiliate of Seller with respect to the Acquired RFFE Module Products, the Acquired SIP Module Products, the Acquired RFFE Module Technology and to the Acquired SIP Module Technology conducted on or prior to the JV Closing Date, and (b) any of the JV Entities with respect to the Acquired RFFE Module Technology, Acquired SIP Module Technology, Acquired RFFE Module Products and to the Acquired SIP Module Products conducted any time prior to the three (3) year anniversary of the JV Closing Date, including in each case of (a) and (b) above, any such business and activities (i) constituting research, development, design, manufacture (including packaging), testing, distribution, marketing, licensing or selling of any Acquired RFFE Module Technology, Acquired SIP Module Technology, Acquired RFFE Module Products or Acquired SIP Module Products, (ii) constituting service and support for the Acquired RFFE Module Technology, Acquired SIP Module Technology, Acquired RFFE Module Products, and for the Acquired SIP Module Products; and (iii) anticipated to be conducted under any Technology, product or service development plan or development “road map” of any Seller Group member (including the JV Entities), the Additional Seller Group Company or any other Affiliate of Seller in effect at any time from January 1, 2010 until the three (3) year anniversary of the JV Closing Date with respect to the Acquired RFFE Module Technology, Acquired SIP Module Technology, Acquired RFFE Module Products, and to the Acquired SIP Module Products. For clarity, references in this definition of the “Module Design Business” to the “Acquired RFFE Module Technology” do not include the Acquired Ceramic Technology, which Acquired Ceramic Technology is nevertheless part of the Business. (For the avoidance of doubt, capitalized terms used in this definition but not otherwise defined in the main body of this Agreement have the respective meanings set forth in the Business Definitions Schedule.)

“Module Design Employee” has the meaning set forth in Section 3.24(a).

“Module Design IP” means all Acquired IP (other than Patents, Trademarks and Domain Names included in the Acquired IP) that is related to or used in connection with the conduct of the Module Design Business (excluding the foregoing Acquired IP embedded in or practiced by the Acquired Ceramic Technology used in connection with the conduct of the Module Design Business).

“Module Design IP Transfer Agreements” has the meaning set forth in Section 2.2(c)(ii).

“Module Design Transfer Agreements” has the meaning set forth in Section 2.2(c)(iii)(B).

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”

“Net Cash” means, without duplication, and calculated in accordance with US GAAP, (a) Closing Cash, plus (b) financial and note receivables to the extent included in the definition of the Assumed Intercompany Arrangements and included in the Acquired Assets, plus (c) the Transferred Plan Assets to the extent included in the Acquired Assets, plus (d) financial receivables related to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or interest or exchange rate hedging agreements or arrangements less (e) any outstanding Indebtedness of JV Holding Singapore or the JV Subsidiaries or otherwise included in the Assumed Liabilities, including (for clarity) any prepayment penalties, fees or other charges related thereto under the assumption that such Indebtedness would be paid in full on the JV Closing Date, and less (f) any Seller Transaction Expenses of JV Holding Singapore or the JV Subsidiaries that remain outstanding and unpaid as of the JV Closing and are payable by JV Holding Singapore or any JV Subsidiary after the JV Closing, calculated in accordance with US GAAP. An illustrative sample calculation of Net Cash is attached hereto as Schedule VIII (Working Capital/ Net Cash Sample).

“Net Cash Adjustment Amount” has the meaning set forth in Section 2.13(c).

“Netherlands Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(E).

“New JV Subsidiaries” means German Newco, Hong Kong Newco, Wuxi Newco and US Newco.

“New Provider Contract” has the meaning set forth in the IT Carve Out Agreement.

“Non-Automatic Transferred Employee” has the meaning set forth in Section 6.6(b).

“Non-Business Employee” has the meaning set forth in Section 6.6(f).

“Non-Reimbursable CAPEX” means the capital expenditures, capital additions and capital improvements of any Seller Group member or the Additional Seller Group Company related to the Business that are made prior to the JV Closing Date (other than those constituting Reimbursable CAPEX), to the extent that (x) they are at the Seller Group’s or the Additional Seller Group Company’s sole cost and expense and for which none of the Purchaser Group or any JV Entity will have any payment obligation after the JV Closing Date, or (y) if any Purchaser Group member or JV Entity will have any payment obligation with respect to such capital expenditures, capital additions and capital improvements after the JV Closing Date, any liabilities relating thereto constitute current liabilities included in the calculation of Working Capital in accordance with this Agreement (it being understood that such liabilities shall constitute Assumed Liabilities to be assumed by Purchaser or its Affiliates in accordance with their respective terms upon the JV Closing).

“Objecting Employee” has the meaning set forth in Section 6.7.

“Off-the-Shelf Software” means any software (other than Public Software) that is made generally available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for an annual license fee of less than fifty thousand Dollars ($50,000) per license.

“Officer’s Certificate” has the meaning set forth in Section 9.2(a).

“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; or (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means. By means of example only and without limitation, Open License Terms includes any of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); (xii) the Microsoft Limited Public License or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Option Closing” has the meaning set forth in Section 2.7(d).

“Option Closing Date” has the meaning set forth in Section 2.7(d).

“Option Exercise Period” has the meaning set forth in Section 2.7(a).

“Option Price” means the amount equal to (i) $1,150,000,000, plus (ii) the aggregate amount of any capital contributions to JV Holding Singapore made by EPCOS Germany after the JV Closing pursuant to the JV Articles and the JV Agreement prior to the delivery of the Put Option Notice or the Call Option Notice.

“Organizational Documents” means, with respect to an entity, the certificate of incorporation, memorandum and articles of association, by-laws, articles of organization, operating agreement, certificate of formation or similar governing documents of such entity.

“Parent Company” with respect to any Person, means any other Person that Controls, directly or indirectly, such Person.

“Parties” has the meaning set forth in the Preamble.

“Patents” means all issued and granted patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations, extensions thereof and other Siblings.

“Patent Transfer Agreement” means the agreement regarding the assignment, sale and transfer of the Acquired Patents (other than the Wuxi Patents) to SnapTrack in substantially the form attached as Exhibit P.

“Patent Transfer Date” has the meaning set forth in Section 2.6(b)(i).

“Payment Schedule” has the meaning set forth in Section 2.6(b)(ii).

“Per-Claim Threshold” has the meaning set forth in Section 9.1(d).

“Permit” means any federal, state, county, local or foreign governmental consent, license, permit, grant, franchise, agreement, waiver or other authorization of any Governmental Entity.

“Permitted Encumbrance” means (a) any lien of current Taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established; (b) statutory liens of landlords, liens of carriers, warehousepersons and mechanics, and purchase money liens that in each case are (i) immaterial and (ii) incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; (d) restrictions on transfer of securities under applicable securities laws; (e) outbound licenses or rights granted with respect to the Acquired IP that are set forth in Section 3.9(c)(i) of the Seller Disclosure Schedule; and (f) such imperfections of title, liens and easements as do not materially detract from or interfere with the ownership or use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties.

“Permitted Operating Leases” means the operating leases for capital equipment identified as Permitted Operating Leases on Schedule IX (Permitted Operating Leases) and the operating leases for capital equipment referenced on Schedule VI (Reimbursable CAPEX); it being understood that if any such lease is finally determined to be a capital lease in connection with the finalization of the Closing Certificate in accordance with Section 2.13(e), then such lease shall be deemed a capital lease for purposes of the definition of Indebtedness.

“Permitted Intercompany Accounts” has the meaning set forth in Section 6.21(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Personal Data” has the meaning set forth in Section 3.12(a).

“Per Unit Fee” has the meaning set forth in Section 2.14(a)(iv).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.6(a).

“Pre-Existing Environmental Liabilities” means any Liability arising with respect to (a) any noncompliance by Seller or its Affiliates with any Environmental Law prior to the JV Closing to the extent pertaining to the handling, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials at the Business Facilities, or (b) Hazardous Materials contamination of soil or groundwater at or migrating from any Business Facilities to the extent such contamination was present as of or before the JV Closing Date.

“Prepaid Expenses” as of any date shall mean payments made by Seller with respect to the Acquired Assets, which constitute prepaid expenses in accordance with US GAAP.

“Prepaid New Provider Contract Expense” means that portion of any upfront or lump sum payment paid with respect to a New Provider Contract as remuneration for services, work or any other deliverables, including any licenses or similar rights, that qualifies as a prepaid expense under US GAAP as of the JV Closing Date.

“Public Disclosure” has the meaning set forth in Section 6.3.

“Public Software” means any software, software libraries or other code that is licensed under or is otherwise subject to Open License Terms.

“Purchase Price Allocation” has the meaning set forth in Section 2.10(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Call Option” has the meaning set forth in Section 2.7(b).

“Purchaser Fundamental Representations” has the meaning set forth in Section 9.1(c)(ii).

“Purchaser Group” means Purchaser, Qualcomm Technologies, Qualcomm Hong Kong, Qualcomm Germany, Qualcomm France, Qualcomm Finland, Qualcomm Taiwan, Qualcomm Austria, Qualcomm Korea, Qualcomm Netherlands, Qualcomm Shanghai, Qualcomm Japan, SnapTrack, Qualcomm Sweden, Qualcomm China, Qualcomm UK, and any Affiliate of Purchaser that becomes a member of the Purchaser Group in accordance with Section 2.15. Each Purchaser Group member is an Affiliate of Purchaser for purposes of this Agreement and references in this Agreement to “Affiliates of Purchaser,” “Purchaser’s Affiliates,” “Purchaser and its Affiliates” and similar references shall be deemed to include all Purchaser Group members. For the avoidance of doubt, unless the context dictates otherwise, each reference in this Agreement to the “Purchaser Group” means each and every member of the Purchaser Group individually and all collectively.

“Purchaser Group Change Taxes” has the meaning set forth in Section 2.15(b).

“Purchaser Indemnified Person” and “Purchaser Indemnified Persons” have the meanings set forth in Section 9.1(a).

“Purchaser Material Adverse Effect” means, any event, change or effect that has or is reasonably likely to have a material adverse effect on the ability of the Purchaser Group to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, change or effect resulting from (i) changes in general United States or global economic or regulatory conditions, (ii) general changes or developments in the industry in which the Purchaser Group operates, (iii) changes in any Applicable Laws (or the interpretation thereof) or US GAAP (or the interpretation thereof), or (iv) any natural disasters in the United States or any other country or region in the world except in the case of each of the foregoing clauses “(i),” “(ii),” “(iii)” and “(iv)” to the extent such changes, developments or acts do not have a materially disproportionate effect on the Purchaser Group taken as a whole relative to other participants in the industry in which the Purchaser Group operates.

“Purchaser Parent” has the meaning set forth in the Preamble.

“Put Option Notice” has the meaning set forth in Section 2.7(a).

“Qualcomm Austria” means Qualcomm Austria Research Center GmbH, an Austrian Gesellschaft mit beschränkter Haftung, having its business address at Operngasse 17-21, Vienna, Austria.

“Qualcomm China” means QUALCOMM Wireless Communication Technologies (China) Limited, a Chinese limited liability company, having its business address at 16th Fl., Zhongguancun Building, No. 27 Zhongguancun Road, Haidian District, Beijing China 100080.

“Qualcomm Finland” means Qualcomm Switch Corp. Finland Oy, a Finnish Osakeyhtiö, having its business address at Melkonkatu 16 B 00210 Helsinki.

“Qualcomm France” means Qualcomm France S.A.R.L., a French société à responsabilité limitée, having its business address at 53 Bouldevard Rodin, Issy Les Moulineaux, France.

“Qualcomm Germany” means Qualcomm CDMA Technologies GmbH, a German Gesellschaft mit beschränkter Haftung, having its business address at Franziskanerstrasse 14, 2 OG, Munich, Germany.

“Qualcomm Hong Kong” means Qualcomm Hong Kong Limited, a Hong Kong limited company, having its business address at No. 9 Queen’s Road Central, 27th Floor, Hong Kong.

“Qualcomm Japan” means Qualcomm Japan KK, a Japanese kabushiki kaisha, having its business address at Shin Aoyama Building West, 18th Fl., 1-1-1 Minami Aoyama, Minato-Ku, Tokyo, Japan 107-0062.

“Qualcomm Korea” means Qualcomm Korea Limited, a Korean corporation, having its business address at 343 Hakdong-ro, Gangnam-gu, POBA Gangnam Tower, Nonhyun, Seoul Korea 135-820.

“Qualcomm Netherlands” means Qualcomm Technologies Netherlands B.V., a Dutch Besloten Vennootschap, having its business address at Straatweg 66 s, Breukelen, The Netherlands.

“Qualcomm Shanghai” means Qualcomm (Shanghai) Co. Ltd., a Chinese limited liability company, having its business address at 690 Bibo Road, 4F Unit 9, Zhangjiang High-Tech Park, Shanghai China 201203.

“Qualcomm Sweden” means Qualcomm Europe, Inc. (Sweden Branch), a Swedish branch of Qualcomm Europe, Inc., having its business address at House C 2, Emdalavagen 6, Lund, Sweden 223 69.

“Qualcomm Taiwan” means Qualcomm Taiwan Corporation, a Taiwan corporation, having its business address at 4F, No. 2 Industrial E. Rd. IX, Hsinchu, Taiwan, R.O.C.

“Qualcomm Technologies” means Qualcomm Technologies, Inc., a Delaware corporation, having its business address at 5775 Morehouse Drive, San Diego, CA 92121, USA.

“Qualcomm UK” means QUALCOMM (UK) Limited, a UK private limited company, having its business address at 20-22 Bedford Road, London, United Kingdom, WC1R 4JS.

“Reference Balance Sheet” has the meaning set forth in Section 2.13(a).

“Reference Certificate” has the meaning set forth in Section 2.13(a).

“Reference Date” has the meaning set forth in Section 2.13(a).

“Reference Month” has the meaning set forth in Section 2.13(a).

“Reference Net Cash” means the Net Cash as reflected in the Reference Certificate and on the Reference Balance Sheet.

“Reference Reimbursable CAPEX Amount” means the Reimbursable CAPEX Amount reflected in the Reference Certificate.

“Reference Retained China Assets Book Value” means the Retained China Assets Book Value reflected in the Reference Certificate.

“Reference Target Working Capital” means the Target Working Capital as reflected in the Reference Certificate.

“Reference Transferred DSSP Assets Book Value” means the Transferred DSSP Assets Book Value reflected in the Reference Certificate.

“Reference Working Capital” means the Working Capital as reflected in the Reference Certificate and on the Reference Balance Sheet.

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office, the Japan Patent Office, the German Patent Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Reimbursable CAPEX” means the capital expenditures, capital additions and capital improvements of any Seller Group member or the Additional Seller Group Company primarily related to the Business that are set forth in Schedule VI attached hereto, which Schedule sets forth:

(i) the purchase price of the capital assets to be included in the Acquired Assets arising from such capital expenditures, capital additions and capital improvements;

(ii) the standard capital asset amortization schedules that Seller applies to the capital assets referenced in the preceding clause (i) (per asset classes) (without prejudice to the process for determining the Final Reimbursable CAPEX Amount pursuant to Section 2.13);

(iii) the major projects to which such capital expenditures, capital additions and capital improvements relate (“Projects”) and the total purchase price of the capital assets allocated to each Project (“Project CAPEX”); and

(iv) the Seller Group member or the Additional Seller Group Company to which the applicable Project CAPEX will be allocated, it being understood that the Seller Group members and the Additional Seller Group Company shall be entitled, in their discretion, to (A) allocate up to 10% (ten percent) of their respectively allocated Project CAPEX to other Seller Group members and the Additional Seller Group Company within the applicable Project, and (B) increase the amount of their respective Project CAPEX up to 5% (five percent) within the applicable Project, if, in the judgment of the applicable Seller Group member or the Additional Seller Group Company, such increase is commercially reasonable in connection with the conduct of the Business.

For the avoidance of doubt, any capital lease entered into by any Seller Group member or the Additional Seller Group Company with respect to the financing or implementation of Reimbursable CAPEX that is outstanding as of the JV Closing shall constitute Indebtedness for purposes of calculating the Net Cash and an Assumed Liability to be assumed by Purchaser or its Affiliates in accordance with its terms upon the JV Closing, and the underlying capital assets shall be included in calculating the Reimbursable CAPEX Amount in accordance with the provisions of this Agreement.

“Reimbursable CAPEX Amount” means the net book value as of the JV Closing of any capital assets included in the Acquired Assets to the extent such capital assets arise from Reimbursable CAPEX.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Relevant Leases” has the meaning set forth in Section 3.15.

“Remotely Transferred Assets” has the meaning set forth in Section 6.20(a).

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Contract Consents” has the meaning set forth in Section 3.14(c).

“Required Permits and Governmental Approvals” has the meaning set forth in Section 7.1(b)(vii).

“Reserved Amount” has the meaning set forth in Section 9.9(b).

“Restricted Period” has the meaning set forth in Section 6.15(a)(i).

“Restructuring” has the meaning set forth in Section 2.1.

“Restructuring Agreements” has the meaning set forth in Section 2.1(a)(v)(B).

“Retained China Assets” has the meaning set forth in Section 2.2(b)(xxv).

“Retained China Assets Book Value” means (i) the net book value of the Retained China Assets as of the JV Closing Date, minus (ii) any portion of such net book value included in the Reimbursable CAPEX Amount; it being understood that any capital expenditures, capital additions or capital improvements occurring after the date hereof with respect to any Retained China Assets must constitute Reimbursable CAPEX in order for the net book value of the resulting Retained China Asset to be included in clause (i) of the Retained China Assets Book Value definition.

“Retained Infringement Liabilities” has the meaning set forth in Section 2.5(g).

“Retained IP License Agreement” has the meaning set forth in the Recitals.

“Retained JV Interests” means the Initial Retained JV Interests and any other equity interests in JV Holding Singapore acquired by EPCOS Germany or its successor after the JV Closing, including any New Securities (as defined in the JV Agreement).

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Retained Pre-Closing Contract Liabilities” has the meaning set forth in Section 2.5(d).

“Retained Singapore Liabilities” has the meaning set forth in Section 2.1(b)(i)(A)(5).

“Retained Singapore MEMS Liabilities” has the meaning set forth in Section 2.1(b)(i)(A)(5).

“Retained Singapore Non-MEMS Liabilities” has the meaning set forth in Section 2.1(b)(i)(A)(2).

“Reverse Transition Service” has the meaning set forth in the Transition Services Agreement.

“RF Filter Function” has the meaning set forth in the Business Definitions Schedule.

“SAE Hong Kong” means SAE Magnetics (H.K.) Ltd., a Hong Kong limited company, having its business address at SAE Technology Centre, 6 Science Park East Avenue, Hong Kong Science Park, Shatin, N.T.H.K.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in Section 3.

“Seller Group” means TDK Japan, TDK Europe, TDK Nordic, EPCOS Germany, EPCOS Electronic Wuxi, EPCOS Technology Wuxi, EPCOS Austria, EPCOS Netherlands, EPCOS Taiwan, EPCOS China Investment, EPCOS Shanghai, EPCOS Hong Kong, EPCOS Korea, TDK UK, TDK Sweden, EPCOS CTI and EPCOS Inc. US, and upon formation, JV Holding Singapore, Hong Kong Newco, German Newco, Wuxi Newco and US Newco. Each Seller Group member is an Affiliate of Seller for purposes of this Agreement and references in this Agreement to “Affiliates of Seller”, “Seller’s Affiliates”, “Seller and its Affiliates” and similar references shall be deemed to include all Seller Group members; provided that from and after the JV Closing, JV Holding Singapore and each JV Subsidiary will be an Affiliate of Purchaser. For the avoidance of doubt, unless the context dictates otherwise, each reference in this Agreement to the “Seller Group” means each and every member of the Seller Group individually and all collectively.

“Seller Indemnified Person” and “Seller Indemnified Persons” have the meanings set forth in Section 9.1(b).

“Seller Material Adverse Effect” means, any event, change or effect that (x) is or is reasonably likely to be materially adverse to the financial condition, properties, business or results of operations of JV Holding Singapore and the JV Subsidiaries, the Acquired Assets and the Assumed Liabilities, or the Business, taken as a whole; or (y) has or is reasonably likely to have a material adverse effect on the ability of the Seller Group and the Additional Seller Group Company to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, change or effect resulting from any of the following occurrences, either alone or in combination: (i) changes in general United States, European Union, Singapore, China, Japan or global economic or regulatory conditions, (ii) general changes or developments in the industry in which the Business operates, (iii) changes in any Applicable Laws (or the interpretation thereof), US GAAP or IFRS (or the interpretation thereof), (iv) any natural disasters in the United States or any other country or region in the world, (v) any acts of terrorism, military action or war or any escalation or worsening thereof, (vi) changes or events arising from or as a result of the public announcement of this Agreement that are directly attributable to the identity of Purchaser as the purchaser hereunder, or (vii) any failure in and of itself to meet any internal or disclosed projections, forecasts or revenue or earnings predictions for any period (provided that the underlying cause of such failure may be taken into account in determining whether there is a Seller Material Adverse Effect), in the case of each of the foregoing clauses “(i),” “(ii),” “(iii),” “(iv)” and “(v)” to the extent such events, changes or effects do not have a materially disproportionate effect on the Business, taken as a whole, relative to other participants in the industry in which the Business operates.

“Seller Participation Payment” has the meaning set forth in Section 2.14(b).

“Seller Put Option” has the meaning set forth in Section 2.7(a).

“Seller Retention Bonus Plan” means the 2015 Retention Bonus Plan of Seller and certain of the other members of the Seller Group.

“Seller Retention Bonus Plan Awards” means the awards under the Seller Retention Bonus Plan to each of the Key Employees in the amounts set forth opposite such Key Employee’s name on Schedule X.

“Seller Transaction Expenses” means (a) the Transaction Expenses incurred by or owed by Seller and its Affiliates in connection with the transactions contemplated by this Agreement, and (b) any (i) severance, change in control or similar payments or obligations payable by Seller or any Affiliate of Seller (including JV Holding Singapore and the JV Subsidiaries) to any employee or other service provider of Seller or any Affiliate of Seller (including JV Holding Singapore and the JV Subsidiaries), including any payments under the Seller Retention Bonus Plan, and (ii) costs and expenses associated with separating the Business from the operations of the Seller Group members and the Additional Seller Group Company (other than the costs for licenses comprising the German Newco License Package), unless otherwise provided herein or in the IT Carve Out Agreement, in each case, as a result of the Acquisition, the Restructuring and the other Transactions; provided, however, that Seller Transaction Expenses shall not include any Purchaser Group Change Taxes, which shall be borne by Purchaser pursuant to Section 2.15(b).

“Shared Application” has the meaning set forth in the IT Carve Out Agreement.

“Shared Contracts” has the meaning set forth in Section 2.2(b)(xxiii).

“Shared IT Infrastructure Services” has the meaning set forth in the IT Carve Out Agreement.

“Shared Service Employees” has the meaning set forth in Section 6.6(a).

“Siblings” has the meaning set forth in the definition of Acquired Patents.

“Significant Customers” has the meaning set forth in Section 3.19.

“Significant Suppliers” has the meaning set forth in Section 3.20.

“Singapore Carve Out Agreement” has the meaning set forth in Section 2.1(b)(i)(A).

“Singapore Excluded Employees” has the meaning set forth in Section 2.1(b)(i)(A)(3).

“Singapore Excluded Newco” has the meaning set forth in Section 2.1(b)(i)(A)(1).

“Singapore Shared Contract Excluded Rights” has the meaning set forth in Section 2.1(b)(i)(A)(1).

“Singapore Shared Contract Retained Liabilities” has the meaning set forth in Section 2.1(b)(i)(A)(2).

“Singapore Shared Contract Novation Agreement” has the meaning set forth in Section 5.10(b).

“Singapore Shared Contracts” has the meaning set forth in Section 2.1(b)(i)(A)(1).

“Singapore Termination and Assignment Agreement” has the meaning set forth in Section 2.1(b)(i)(B).

“Sister Company” with respect to any Person, means any other Person that is under common Control with such Person.

“SnapTrack” means SnapTrack, Inc., a California corporation.

“Special IP Reps” has the meaning set forth in Section 9.1(c)(i).

“Split Contract Novation Agreement” has the meaning set forth in Section 5.10(a).

“Straddle Period” has the meaning set forth in Section 6.11(a).

“Strategic Development Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means any entity in which another Person directly or indirectly Controls such entity.

“Supply Agreements” has the meaning set forth in Section 7.1(b)(xxix).

“Surviving Intercompany License Agreement” has the meaning set forth in the Recitals.

“Taiwan Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(G).

“Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures and equipment, computer hardware, supplies, materials, leasehold improvements, automobiles, computing and telecommunications equipment and other items of tangible personal property (other than inventory), of every kind owned or leased by Seller or its Affiliates and used in its businesses (wherever located and whether or not carried on Seller’s or its Affiliates’ books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

“Target Working Capital” means (i) the Working Capital measured as of December 31, 2015, multiplied by (ii) (A) the aggregate gross revenue of the Business for the three (3) month period ending on the last day of the month prior to the JV Closing divided by (B) the aggregate gross revenue of the Business for the three (3) month period ended December 31, 2015; provided that, as set forth in Schedule VIII (Working Capital/ Net Cash Sample), certain Working Capital accounts will be considered as having a zero dollar ($0) balance for purposes of determining Target Working Capital. Subject to the proviso in the prior sentence, Target Working Capital will be calculated in accordance with US GAAP applied on a consistent basis and on a basis consistent with the preparation of the Carve Out Financial Information, subject to any adjustments resulting from the procedures set forth in Section 5.5(c) as applicable to the accounts included in the calculation of Target Working Capital. An illustrative sample calculation of clause (i) of Target Working Capital is attached hereto as Schedule VIII (Working Capital/ Net Cash Sample).

“Tax” and “Taxes” have the meanings set forth in Section 3.22(a).

“Tax Returns” has the meaning set forth in Section 3.22(b).

“Taxing Authority” has the meaning set forth in Section 3.22(a).

“TDK Europe” means TDK Europe GmbH, a German Gesellschaft mit beschränkter Haftung, having its business address at St.-Martin-Straße 53, 81669 München, Germany.

“TDK Europe Restructuring Agreement” has the meaning set forth in Section 2.1(a)(ii)(C).

“TDK France” means TDK Electronics France SAS, a French Societé par actions simplifiée, having its business address at Les Diamants, 41, rue Délizy, 93500 Pantin, France.

“TDK Japan” means TDK Corporation, a Japanese corporation, headquartered at Shibaura Renasite Tower, 3-9-1 Shibaura, Minato-ku, Tokyo 108-0023, Japan.

“TDK Nordic” means TDK Nordic OY, a Finnish Osakeyhtiö, having its business address at PL 275, Keilaranta 6, 02601 Espoo, Finland.

“TDK Sweden” means TDK Nordic AB, a Swedish limited company, having its business address at P.O. Box 46, 16493 Kista, Sweden.

“TDK UK” means TDK UK Limited, a UK limited company, having its business address at Bridge House, Brants Bridge, Bracknell, RG12 9BG, United Kingdom.

“Technology” means (a) all tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology embodied therein, and (b) all (i) Works (including software, firmware and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data; (v) formulas, methods and processes; and (vi) devices, prototypes, designs, specifications and schematics. For clarity, the term “Technology” does not include any Intellectual Property constituted, disclosed or embodied in any of the foregoing.

“Termination and Assignment Agreements” has the meaning set forth in Section 2.1(b)(ii)(B).

“Termination Related Costs” has the meaning set forth in Section 6.7(d).

“Threshold” has the meaning set forth in Section 9.1(d).

“Trade Secrets” means all proprietary, confidential and/or non-public information, in each case that has commercial value as a result of not being generally known, however documented, including all trade secrets within the meaning of Applicable Law.

“Trademark Transfer Agreement” means the agreement regarding the transfer of any registered Trademarks included in the Acquired Trademarks to Purchaser Parent in substantially the form attached as Exhibit R.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Documents” means this Agreement and each other certificate, schedule, agreement or document delivered pursuant to this Agreement, including each Local Asset Transfer Agreement, the Retained IP License Agreement, the Acquired IP License Agreement, the Business Collaboration Agreement, the Strategic Development Agreement, the Singapore Carve Out Agreement, the Transition Services Agreements, the Cross-License Assignment Agreement, the Patent Transfer Agreement, the Austria Termination and Assignment Agreement, the Termination and Assignment Agreements, the IT Carve Out Agreement, each Supply Agreement, each Restructuring Agreement, each Module Design IP Transfer Agreements, each Module Design Transfer Agreement, the Austria IP Transfer Agreement, the Agreement Regarding Amendment to Intercompany License Agreements, the Initial Surviving Intercompany License Agreements, the German Newco License Agreement, the Austria Lease, the US Sublease, the Trademark Transfer Agreement, the Transitional Trademark License Agreement and the Acknowledgment of Termination of Intercompany Licenses.

“Transaction Expenses” means any fee, cost, expense, payment, expenditure, liability or other amount incurred prior to the JV Closing (whether payable prior to or following the Closing) that relates to (i) the proposed disposition of all or a portion of the business of Seller, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Seller, (ii) the investigation and review conducted by Purchaser and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of Seller, with respect to the business of Seller (and the furnishing of information to Purchaser and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Seller Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with the Acquisition and the Restructuring, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Acquisition, the Restructuring or any of the other transactions contemplated by this Agreement.

“Transactions” means the Acquisition, the Restructuring and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transferred DSSP Assets” means any Assets sold, conveyed, transferred or assigned by EPCOS Germany to EPCOS Austria as contemplated by Section 5.1(b)(iv)(A) of the Seller Disclosure Schedule.

“Transferred DSSP Assets Book Value” means the net book value of the Transferred DSSP Assets as of the JV Closing Date, calculated as if such Assets had not been sold, conveyed, transferred or assigned.

“Transferred Employee” has the meaning set forth in Section 6.6(b).

“Transferred Plan Assets” has the meaning set forth in Section 2.2(b)(xvii).

“Transfer Taxes” has the meaning set forth in Section 6.11(f).

“Transitional MEMS Supply Agreement” has the meaning set forth in Section 2.1(b)(i)(A)(5).

“Transition Services Agreement” has the meaning set forth in Section 7.1(b)(xii).

“Transition Services Agreements” has the meaning set forth in Section 7.1(b)(xii).

“Transitional Trademark License Agreement” has the meaning set forth in Section 7.1(b)(xxxiii).

“UK Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(I).

“Upstream Affiliate License” means (i) any Contract related to the Business pursuant to which any Parent Company or any Sister Company of a Seller Group member or of the Additional Seller Group Company (or any other Affiliate of Seller) grants, or is required to grant, any right, license or other immunity from suit (including any covenant not to sue/assert) to, under or with respect to any Patent(s) or other Intellectual Property and (ii) any Contract related to the Business pursuant to which any Patents or other Intellectual Property of Purchaser Parent or any of its Affiliates (other than the Acquired IP) would, at any time following the JV Closing, be subject to any license, right or other immunity from suit (including any covenant not to sue/assert).

“US GAAP” means generally accepted accounting principles in the United States.

“US Newco” has the meaning set forth in Section 2.1(a)(v)(A).

“US Business Employee Plan” has the meaning set forth in Section 3.23(e).

“US Restructuring Agreement” has the meaning set forth in Section 2.1(a)(v)(B).

“US Sublease” has the meaning set forth in Section 7.1(b)(xxxii).

“US Transfer Agreement” has the meaning set forth in Section 2.2(c)(v)(H).

“Viruses” has the meaning set forth in Section 3.10(b).

“Warehouse Lease” has the meaning set forth in Section 5.12

“Warranty Expiration Date” means the date which is twelve (12) months following the JV Closing Date.

“Withholding Taxes” means any Taxes required to be withheld and paid by Purchaser or any Purchaser Group member for the account of Seller, any Seller Group member or the Additional Seller Group Company with respect to the JV Closing Purchase Price, the Option Price or any Seller Participation Payment.

“Work” means any work of authorship, including any software, library or other code (including middleware and firmware).

“Working Capital” means in each case as of the date referenced in the definition of Target Working Capital or immediately prior to the JV Closing, as applicable, (a) the total current assets (i) of the JV Subsidiaries and (ii) of Seller Group and the Additional Seller Group Company included in the Acquired Assets, (including Prepaid New Provider Contract Expenses, but excluding, in each case, Closing Cash or any other Acquired Assets included in the calculation of Net Cash), minus (b) all current liabilities (i) of the JV Subsidiaries and (ii) of the Seller Group and the Additional Seller Group Company included in the Assumed Liabilities (excluding, in each case, any outstanding Indebtedness or Seller Transaction Expenses of JV Holding Singapore or the JV Subsidiaries and included in the calculation of Net Cash, and further excluding, for clarity, the Assumed Patent Payment Obligations), in each case, as determined in accordance with US GAAP applied on a consistent basis and on a basis consistent with the preparation of the Carve Out Financial Information, subject to any adjustments resulting from the procedures set forth in Section 5.5(c) as applicable to the accounts included in the calculation of Working Capital. An illustrative sample calculation of Working Capital is attached hereto as Schedule VIII (Working Capital/ Net Cash Sample).

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.13(b).

“Wuxi Newco” has the meaning set forth in Section 2.1(a)(iv)(A).

“Wuxi Patents” has the meaning set forth in Section 2.2(c)(i).

“Wuxi Restructuring Agreement” has the meaning set forth in Section 2.1(a)(iv)(B).

2 Purchase & Sale of Acquired Assets and Acquired JV Interests.

2.1 Restructuring. On or prior to the JV Closing, as contemplated hereby and pursuant to the forms of agreements attached as Exhibits hereto (and, to the extent not pursuant to such Exhibits as contemplated by this Section 2.1, subject to procedures and documentation reasonably acceptable to Purchaser) (it being understood that the transfers contemplated by the Restructuring Agreements and the transfers of shares of German Newco and EPCOS Technology Wuxi to JV Holding Singapore shall not be effected until after the Antitrust Condition is satisfied and shall be subject to Section 5.21), Seller shall, or shall cause the applicable Seller Group member to, take the following actions (the “Restructuring”):

(a) New Companies.

(i) JV Holding Singapore. EPCOS Germany will form JV Holding Singapore as a Singapore private limited company.

(ii) German Newco.

(A) Formation of German Newco. EPCOS Germany will form a new German limited liability company pursuant to the Organizational Documents substantially in the form attached hereto as Exhibit S (“German Newco”). The name of German Newco shall be as set forth on Schedule 2.1.

(B) EPCOS Germany. EPCOS Germany will transfer to German Newco the Acquired Assets held by EPCOS Germany (other than Acquired Patents, Acquired Trademarks, Module Design IP and Module Design Assets) by way of contribution into the capital reserve of German Newco pursuant to the Contribution Agreement in substantially the form attached hereto as Exhibit C (the “EPCOS Germany Contribution Agreement”). To the extent any Business Employee employed by EPCOS Germany is not an Automatic Transferred Employee, German Newco will make an offer of employment to such Business Employee in accordance with Section 6.6.

(C) TDK Europe. TDK Europe will transfer to German Newco the Acquired Assets held by TDK Europe pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit D (the “TDK Europe Restructuring Agreement”). To the extent any Business Employee employed by TDK Europe is not an Automatic Transferred Employee, German Newco will make an offer of employment to such Business Employee in accordance with Section 6.6.

(D) Transfer of Shares in German Newco to JV Holding Singapore. After completion of the transactions referenced in clauses (B) and (C) above, but prior to the JV Closing, EPCOS Germany will transfer to JV Holding Singapore all outstanding shares in German Newco free and clear of all Encumbrances (except for restrictions under applicable securities laws).

(iii) Hong Kong Newco.

(A) Formation of Hong Kong Newco. JV Holding Singapore will form a private limited company in Hong Kong pursuant to the Organizational Documents substantially in the form attached hereto as Exhibit U (“Hong Kong Newco”). The name of Hong Kong Newco shall be as set forth on Schedule 2.1.

(B) EPCOS Hong Kong. EPCOS Hong Kong will transfer to Hong Kong Newco the Acquired Assets held by EPCOS Hong Kong pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit V (the “Hong Kong Restructuring Agreement”).

(iv) Wuxi Newco.

(A) Formation of Wuxi Newco. JV Holding Singapore will form a private limited company in Wuxi, China pursuant to the Organizational Documents substantially in the form attached hereto as Exhibit W (“Wuxi Newco”). The name of Wuxi Newco shall be as set forth on Schedule 2.1.

(B) EPCOS Shanghai. EPCOS Shanghai will transfer to Wuxi Newco the Acquired Assets held by EPCOS Shanghai pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit X (the “Wuxi Restructuring Agreement”).

(v) US Newco.

(A) Formation of US Newco. JV Holding Singapore will form a corporation in the State of Delaware, U.S.A. pursuant to the Organizational Documents substantially in the form attached hereto as Exhibit Y (“US Newco”), which corporation will be capitalized with no more than $10,000 in stockholder equity. The name of US Newco shall be as set forth on Schedule 2.1.

(B) EPCOS Inc. US. EPCOS Inc. US will transfer to US Newco the Accounts Receivable, Acquired Inventory and customer Contracts constituting Assumed Contracts held by EPCOS Inc. US to US Newco pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit Z (the “US Restructuring Agreement,” and together with the EPCOS Germany Contribution Agreement, the TDK Europe Restructuring Agreement, the Hong Kong Restructuring Agreement and the Wuxi Restructuring Agreement, the “Restructuring Agreements”).

(b) Singapore/China Agreements; Share Transfer Agreements.

(i) Singapore Carve Out Agreement; Transfer of Shares in EPCOS Singapore to JV Holding Singapore.

(A) Singapore Carve Out Agreement. EPCOS Singapore will take the following actions pursuant to the Singapore Carve Out Agreement in substantially the form attached hereto as Exhibit E (the “Singapore Carve Out Agreement”):

(1) Non-MEMS Assets. EPCOS Singapore will transfer to a newly formed entity in Singapore and a Subsidiary of EPCOS Germany (“Singapore Excluded Newco”) (u) all rights and licenses (including licenses under Intellectual Property) of EPCOS Singapore under each Contract identified on Schedule 2.1(b)(i)(A)(1) as a shared contract (such contracts, the “Singapore Shared Contracts”, and such rights and licenses, the “Singapore Shared Contract Excluded Rights”) only if the Singapore Shared Contract Novation Agreement applicable to such Contract has been fully executed in accordance with Section 5.10(b), in each case to the extent relating to the businesses of Seller and its Affiliates other than the Business, (v) inventory exclusively related and customer contracts primarily related to Excluded Products, (w) accounts receivable exclusively related to sale of Excluded Products, (x) certain other assets exclusively related to Asia-Pacific information technology systems, (y) its existing warehouse agreement with respect to Excluded Products and (z) the shares of EPCOS Hong Kong held by EPCOS Singapore (provided, that EPCOS Singapore may alternatively transfer such shares to an Affiliate of EPCOS Germany (other than a JV Entity), prior to the JV Closing Date, pursuant to a separate transfer instrument), in each case of clause (v) through (z) as set forth on Schedule 2.1(b)(i)(A)(1) (collectively, clauses (u) through (z), the “Excluded Singapore Non-MEMS Assets”).

(2) Retained Singapore Non-MEMS Liabilities. Singapore Excluded Newco will assume (w) all Liabilities arising under a Singapore Shared Contract other than the executory obligations and Liabilities of EPCOS Singapore arising, or to be performed, pursuant to such Singapore Shared Contract to the extent relating to the Business, but including any Retained Pre-Closing Contract Liabilities or Retained IP Infringement Liabilities arising with respect to such Singapore Shared Contract (“Singapore Shared Contract Retained Liabilities”); (x) all Liabilities related to the Excluded Singapore Non-MEMS Assets, including those set forth on Schedule 2.1(b)(i)(A)(2), and (y) all Liabilities related to the Singapore Excluded Employees, including the accrued (earned but not paid) salaries, wages, holiday pay, sick pay, vacation pay and performance bonuses of with respect to any Singapore Excluded Employee, and any notice or severance payments or other Liabilities arising out of the termination or transfer of any Singapore Excluded Employee (collectively, the “Retained Singapore Non-MEMS Liabilities”).

(3) Non-Business Employees. EPCOS Singapore will terminate, and EPCOS Germany will cause Singapore Excluded Newco to extend offers of employment to, the non-Business employees of EPCOS Singapore set forth on Schedule 2.1(b)(i)(A)(3) (the “Singapore Excluded Employees”) (it being understood that such schedule shall be provided to Purchaser prior to the JV Closing Date in accordance with Section 5.6(e)), in each case to be effective as of prior to the JV Closing. Singapore Excluded Newco shall offer compensation and employee benefits that, in the aggregate, are substantially comparable to the compensation and employee benefits that such Singapore Excluded Employee currently receives. Notwithstanding the foregoing, if, pursuant to Applicable Law, any Singapore Excluded Employees shall automatically transfer employment to Singapore Excluded Newco in connection with the transactions contemplated by the Singapore Carve Out Agreement, then Singapore Excluded Newco shall employ such employees, as required by Applicable Law.

(4) MEMS Patents. EPCOS Singapore will transfer to Seller or its designated Affiliate (other than a JV Entity) the Patents exclusively related to MEMS microphones and set forth on Schedule 2.1(b)(i)(A)(4). On the date of the transfer by EPCOS Singapore of such Patents to such Person, the License Agreement between EPCOS Singapore and EPCOS Germany dated August 25, 2009 (under which EPCOS Singapore grants to EPCOS Germany a license under such Patents) shall be transferred by EPCOS Singapore to such Person, which will thereupon become the licensor thereunder.

(5) Excluded Singapore MEMS Assets. EPCOS Singapore will transfer to an Affiliate of Seller other than a JV Entity (as designated by Seller) its MEMS manufacturing equipment and other Assets related to MEMS Products consisting of: (w) inventory exclusively related, and customer contracts primarily related, to MEMS Products, (x) accounts receivable exclusively related to the sale of MEMS Products, (y) certain other assets exclusively related to MEMS Products and (z) the manufacturing fixed assets exclusively used to manufacture MEMS Products, in each case as set forth on Schedule 2.1(b)(i)(A)(5)(x) (the “Excluded Singapore MEMS Assets,” and together with the Excluded Singapore Non-MEMS Assets, the “Excluded Singapore Assets”) pursuant to the Singapore Carve Out Agreement. Such Affiliate will assume the Liabilities related to the Excluded Singapore MEMS Assets, including the Liabilities set forth on Schedule 2.1(b)(i)(A)(5)(y) (the “Retained Singapore MEMS Liabilities,” and together with the Retained Singapore Non-MEMS Liabilities, the “Retained Singapore Liabilities”).

The Singapore Carve Out Agreement will be executed, and the transfer of the Excluded Singapore Assets thereunder is expected to be completed, prior to the transfer of the shares in EPCOS Singapore to JV Holding Singapore; provided, however, that in the event the transfer of the Excluded Singapore MEMS Assets is not completed prior to the JV Closing Date, then (x) the transfer of the shares in EPCOS Singapore to JV Holding Singapore, and the JV Closing, shall be effected as contemplated hereby, (y) Purchaser and Seller shall cooperate to cause the transfer and removal of the Excluded Singapore MEMS Assets to be completed as promptly as practicable, but in any event no later than December 31, 2016 (it being understood that such date shall be extended as reasonably requested by Seller in order to satisfy customer orders with respect to MEMS Products) pursuant to the Singapore Carve Out Agreement (it being understood that Purchaser shall give Seller’s personnel reasonable access to the facilities of EPCOS Singapore in order to remove such assets, and the costs relating to the removal and delivery of such assets to the applicable Affiliate of TDK Japan shall be borne by Seller or its designated Affiliate) and (z) prior to the JV Closing Seller and Purchaser shall negotiate in good faith on (I) a transitional supply agreement between EPCOS Singapore, on the one hand, and EPCOS Germany and its Affiliates, on the other hand, relating to the supply of MEMS microphones by EPCOS Singapore to EPCOS Germany and its Affiliates, which supply agreement shall have substantially similar pricing and operational terms and conditions as the LTCC Foundry Agreement and shall be in effect from the JV Closing Date until such time as the Excluded Singapore MEMS Assets are transferred from EPCOS Singapore to the applicable Affiliate of TDK Japan in accordance with the Singapore Carve Out Agreement (such supply agreement, the “Transitional MEMS Supply Agreement”) and (II) Reverse Transition Services under the Transition Services Agreement regarding the transfer of know-how with respect to the Excluded Singapore MEMS Assets from EPCOS Singapore to the applicable Affiliate of TDK Japan (the “Know How Transfer Services”).

(B) Termination and Assignment Agreement. Prior to the transfer of shares in EPCOS Singapore to JV Holding Singapore as contemplated by clause (C) below, and prior to the Patent Transfer Date, (I) EPCOS Singapore and EPCOS Germany shall terminate all intercompany agreements pursuant to which EPCOS Singapore has obtained any interest, including any economic ownership interest, in the Acquired Patents, and (II) EPCOS Singapore shall transfer such interests to EPCOS Germany (free and clear of all Encumbrances other than Permitted Encumbrances), in each case pursuant to the Termination and Assignment Agreement in substantially the form attached hereto as Exhibit T-1 (the “Singapore Termination and Assignment Agreement”);

(C) Transfer of Shares in EPCOS Singapore to JV Holding Singapore. After completion of the transactions referenced in clauses (A) and (B) above (subject to the proviso in the last paragraph of clause (A)), but prior to the JV Closing, EPCOS Germany will transfer to JV Holding Singapore all outstanding shares in EPCOS Singapore free and clear of all Encumbrances (except for restrictions under applicable securities laws). Immediately prior to such transfer, the name of EPCOS Singapore shall be changed as set forth on Schedule 2.1.

(ii) Transfer of Shares in EPCOS Technology Wuxi to JV Holding Singapore.

(A) Previously Transferred Employees. Prior to the JV Closing, EPCOS Electronic Wuxi will transfer to EPCOS Technology Wuxi the Business Employees employed by EPCOS Electronic Wuxi and employees required to operate the module manufacture prototype line and leased back line for production of legacy modules. In connection with the JV Closing, Qualcomm Shanghai will make offers of employment to the EPCOS Technology Wuxi Business Employees related to product development and process development, in each case set forth on Schedule 2.1(b)(ii)(A) (the “China Development Employees”) in accordance with Section 6.6(b). In addition, prior to the JV Closing, and prior to the execution and delivery of the China Module Design Transfer Agreement, EPCOS Electronic Wuxi will transfer to EPCOS Technology Wuxi any Acquired Assets (including any Acquired IP) held or owned by EPCOS Electronic Wuxi pursuant to a transfer agreement reasonably satisfactory to Purchaser.

(B) Termination and Assignment Agreement. Prior to the transfer of shares in EPCOS Technology Wuxi to JV Holding Singapore as contemplated by clause (C) below, and prior to the Patent Transfer Date, (I) EPCOS Technology Wuxi and EPCOS Germany shall terminate all intercompany agreements pursuant to which EPCOS Technology Wuxi has obtained any interest, including any economic ownership interest, in the Acquired Patents (other than the Wuxi Patents), and (II) EPCOS Technology Wuxi shall transfer such interests to EPCOS Germany (free and clear of all Encumbrances other than Permitted Encumbrances), in each case pursuant to the Termination and Assignment Agreement in substantially the form attached hereto as Exhibit T-2 (the “China Technology Transfer Agreement,” and together with the Singapore Termination and Assignment Agreement, the “Termination and Assignment Agreements”);

(C) Transfer of Shares in EPCOS Technology Wuxi to JV Holding Singapore. After completion of the transactions referenced in clauses (A) and (B), but prior to the JV Closing, EPCOS China Investment will transfer to JV Holding Singapore all outstanding shares in EPCOS Technology Wuxi free and clear of all Encumbrances (except for restrictions under applicable securities laws). Immediately prior to such transfer, the name of EPCOS Technology Wuxi shall be changed as set forth on Schedule 2.1.

(c) Agreement Regarding Amendment to Intercompany License Agreements. After the consummation of the transactions set forth in Sections 2.1(a) and 2.1(b), and immediately prior to the restructuring step referenced in Section 2.1(d), (i) Seller shall deliver to Purchaser the fully executed Acknowledgment of Termination of Intercompany Licenses in substantially the form attached hereto as Exhibit II, which will be effective prior to the effectiveness of the German Newco License Agreement and the Initial Surviving Intercompany License Agreements, (ii) SnapTrack and Seller shall execute and deliver the Agreement Regarding Amendment to Intercompany License Agreements in substantially the form attached hereto as Exhibit AA (the “Agreement Regarding Amendment to Intercompany License Agreements”), (iii) immediately after such execution, (A) EPCOS Germany (as licensor) and Seller (as licensee), Seller (as licensor) and EPCOS Germany (as Licensee), and EPCOS Technology Wuxi (as licensor) and EPCOS Germany (as licensee) shall execute and deliver Surviving License Agreements in substantially the forms attached hereto as Exhibits BB-1 through BB-3 (collectively, the “Initial Surviving Intercompany License Agreements”), and (B) Seller, EPCOS Germany, EPCOS Technology Wuxi (as licensors) and German Newco and the other New JV Subsidiaries (as licensees) will execute and deliver the German Newco License Agreement in substantially the form attached hereto as Exhibit CC (the “German Newco License Agreement”), and (iv) immediately after the execution of the agreements in clause (iii), the JV Subsidiaries and Seller shall execute the In-Scope Excluded Contract Supply Agreement. The Agreement Regarding Amendment to Intercompany License Agreements, the German Newco License Agreement, the Initial Surviving Intercompany License Agreements and the In-Scope Excluded Contract Supply Agreement will be effective as of immediately prior to the effectiveness of the Patent Transfer Agreement and the Austria Termination and Assignment Agreement, as provided in Section 2.6(b).

(d) Amendment to Articles of JV Holding Singapore. After the consummation of the transactions contemplated by Sections 2.1(a), 2.1(b) and 2.1(c) but prior to the JV Closing, the articles of association of JV Holding Singapore will be amended and restated in substantially the form attached hereto as Exhibit A (the “JV Articles”).

(e) Joinders. Promptly upon the formation of JV Holding Singapore or any JV Subsidiary, Seller shall cause JV Holding Singapore or such JV Subsidiary to execute a joinder to this Agreement and agree to be bound as a Seller Group member hereunder.

2.2 Acquired JV Interests; Acquired Assets.

(a) Acquired JV Interests. Subject to the terms and conditions of this Agreement, after the Patent Transfer Date and at the JV Closing, EPCOS Germany shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from EPCOS Germany, the Acquired JV Interests, free and clear of all Encumbrances (except for restrictions under the JV Agreement, the JV Articles and applicable securities laws).

(b) Acquired Assets. “Acquired Assets” shall mean the following Assets of any Seller Group member (including JV Holding Singapore and any JV Subsidiary) and the Additional Seller Group Company, whether held by a Seller Group member or the Additional Seller Group Company (including JV Holding Singapore or any JV Subsidiary):

(i) The Acquired Patents;

(ii) Each of the leases for (and other agreements with respect to the occupancy of) the real property set forth and described on Schedule 2.2(b)(ii) attached hereto (collectively, the “Assumed Leases”);

(iii) (A) All rights of the Seller Group members or the Additional Seller Group Company in and to any Tangible Personal Property located at the premises subject to the Assumed Leases, the US Sublease, the Austria Lease and the Warehouse Lease; and (B) to the extent not included in clause (A), all (x) Tangible Personal Property that is owned by Seller Group members or the Additional Seller Group Company and primarily used or held for use by Seller Group members or the Additional Seller Group Company in the operation of the Business, including all Dedicated Hardware and the servers and other hardware purchased by the Seller Group as part of, or otherwise incorporated into, the performance of the Seller Group’s obligations under the IT Carve Out Agreement and (y) Assets that are the subject of Reimbursable CAPEX (including the warranties provided by the vendors of the Tangible Personal Property described in (A) and (B) above to the extent transferrable);

(iv) Subject to Section 6.19, (A) all Contracts primarily related to the Business and set forth on Schedule 2.2(b)(iv) as such Schedule is updated in accordance with Section 5.6(b) (the “Assumed Contracts”), including those Contracts identified on Schedule 2.2(b)(iv) as assumed cross-license agreements (the “Assumed Cross-License Agreements”); provided that if prior to the JV Closing any Contract listed on Schedule 2.2(b)(iv) is determined by Purchaser to be an Upstream Affiliate License, then such Contract shall not be an Assumed Contract, but shall be an Excluded Contract and shall be added to Section 3.9(c)(v) of the Seller Disclosure Schedule (it being understood that the foregoing is without prejudice to the provisions of this Agreement regarding the transfer of Transferred Employees and their respective employment Contracts);

(v) All Trademarks owned by any Seller Group members or the Additional Seller Group Company that are used solely in connection with the Business and set forth on Schedule 2.2(b)(v) (the “Acquired Trademarks”);

(vi) All Copyrights and all Trade Secrets, in each case:

(A) owned as of the JV Closing Date by any Seller Group member or the Additional Seller Group Company that constitute any Acquired Technology or any Business Product or that are disclosed or embodied in any Acquired Technology or any Business Product (including such Copyrights and Trade Secrets jointly owned with any Seller Affiliate);

(B) if not otherwise included in clause (A) above, owned as of the JV Closing Date by EPCOS Germany, its Subsidiaries, TDK France (to the extent developed at the TDK France design center located in Sophia-Antipolis) or any JV Entity, that is related to or used in connection with the conduct of the Business (including such Copyrights and Trade Secrets jointly owned with any Seller Affiliate), or

(C) if not otherwise included in clause (A) above, owned as of the JV Closing Date by Seller or any Affiliate of Seller (other than EPCOS Germany, its Subsidiaries, TDK France (to the extent developed at the TDK France design center located in Sophia-Antipolis) and the JV Entities), that is primarily used in connection with the conduct of the Business (including such Copyrights and Trade Secrets jointly owned with any Seller Affiliate); and

including each Seller Group member’s and Additional Seller Group Company’s joint ownership interest in such Copyrights and Trade Secrets included in the Acquired Jointly Owned IP (collectively, the “Acquired Copyrights and Trade Secrets”);

(vii) All Domain Names owned by any Seller Group or any Seller Group Company used exclusively in connection with the conduct of the Business and set forth on Schedule 2.2(b)(vii) (the “Acquired Domain Names”);

(viii) All Intellectual Property (other than Domain Names, Patents, Trademarks, Copyrights and Trade Secrets), in each case:

(A) owned as of the JV Closing Date by any Seller Group member or the Additional Seller Group Company that constitute any Acquired Technology or any Business Product or that are disclosed or embodied in any Acquired Technology or any Business Product (including such Intellectual Property jointly owned with any Seller Affiliate);

(B) if not otherwise included in clause (A) above, owned as of the JV Closing Date by EPCOS Germany, its Subsidiaries, TDK France (to the extent developed at the TDK France design center located in Sophia-Antipolis) or any JV Entity, that is related to or used in connection with the conduct of the Business (including such Intellectual Property jointly owned with any Seller Affiliate), or

(C) if not otherwise included in clause (A) above, owned as of the JV Closing Date by Seller or any Affiliate of Seller (other than EPCOS Germany, its Subsidiaries, TDK France (to the extent developed at the TDK France design center located in Sophia-Antipolis) and the JV Entities), that is primarily used in connection with the conduct of the Business (including such Intellectual Property jointly owned with any Seller Affiliate); and

including each Seller Group member’s and Additional Seller Group Company’s joint ownership interest in such Intellectual Property included in the Acquired Jointly Owned IP (collectively, the “Acquired Other Intellectual Property”);

(ix) All Acquired Technology owned by any Seller Group member or the Additional Seller Group Company;

(x) All rights to sue for, to assert claims against and seek remedies against any past, present or future violation, infringement or misappropriation of any or all of the Acquired IP, to retain any and all amounts therefrom, and all rights of priority and protection of interests in the Acquired IP;

(xi) All of the Seller Group members’ or Additional Seller Group Company’s rights, claims, credits, causes of action or rights of set-off against third Persons to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities;

(xii) All inventory related to the Business, including all raw materials, work-in-process and finished goods (including in transit, on consignment or in the possession of any third Person), to the extent used or held for use primarily in the Business (the “Acquired Inventory”);

(xiii) Subject to Section 6.19, all transferable Permits that are (i) primarily related to any Assumed Lease, the US Sublease or the Austria Lease or the operation of the Business and held by Seller or its Affiliates, or (ii) otherwise listed on Schedule 2.2(b)(xiii) (collectively, the “Assigned Permits”);

(xiv) To the extent transferable under Applicable Law (excluding, for clarity, those Business Records that the applicable Seller Group members or Additional Seller Group Company are obligated to retain under Applicable Law, in which event copies of such Business Records shall be included in the Acquired Assets to the extent permitted by Applicable Law), (A) subject to subsections (B) and (C) of this Section 2.2(b)(xiv), all books, records, files, papers and data to the extent related to the Business or otherwise to the extent related to the JV Subsidiaries, the Acquired Assets or the Assumed Liabilities, including all such manuals, sales and advertising materials, customer and supplier lists and reports, sales, distribution and purchase correspondence, engineering drawings, notebooks and logbooks to the extent related to the Acquired IP or Acquired Technology, invention notebooks to the extent related to the Acquired IP or Acquired Technology, all files, documents and tangible materials to the extent relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Acquired IP, including, all correspondence to and from any Registration Office with respect to any Acquired IP, and all other books, records and correspondence to the extent related to the Acquired IP; (B) all personnel and employment records of the Transferred Employees; and (C) all email correspondence of the Transferred Employees to the extent related to the Business or otherwise to the extent related to the JV Subsidiaries, the Acquired Assets or the Assumed Liabilities; with regard to each of the foregoing subsections (A) to (C), possessed by, or under the control of, the Seller Group members or the Additional Seller Group Company and their Representatives, whether stored in tangible format or in computer format, and including all original and duplicate copies of the foregoing (the “Business Records”) (it being understood that (x) Business Records includes Business Data (as defined in the IT Carve Out Agreement), (y) Seller and its Affiliates may retain copies of any Business Records to the extent necessary to comply with requirements under Applicable Law or to perform and discharge any obligations and liabilities under the Retained Liabilities, and (z) as part of the Business Records migration described above, the applicable Seller Group members and the Additional Seller Group Company will use (without prejudice to the Purchaser Indemnified Persons’ rights under Section 9) commercially reasonable efforts to remove all data and information that is unrelated to the Business, including information related to the Excluded Products and all third party proprietary and confidential data unrelated to the Business);

(xv) All of the Seller Group members’ and the Additional Seller Group Company’s accounts and notes receivable and unbilled revenues to the extent arising from the sale of goods or materials and the rendering of services in connection with the operation of the Business, including any of the same that are payable by other groups, sectors or Affiliates of Seller as a result of the sale of goods or materials to such other group, sector or Affiliate (the “Accounts Receivable”), together with all unpaid interest accrued thereon, if any, as the same exist on the JV Closing Date;

(xvi) All Prepaid Expenses and recoverable deposits (including Prepaid New Provider Contract Expenses and utility and security deposits) of the Seller Group members and the Additional Seller Group Company to the extent related to the Business or the Assumed Liabilities;

(xvii) The Assets under the Business Employee Plans of Seller or its Affiliates to be transferred to a JV Subsidiary or a Purchaser Group member, which Assets (as of November 30, 2015) are set forth on Schedule 2.2(b)(xvii) (the “Transferred Plan Assets”).

(xviii) The bank accounts and lockboxes primarily related to the Business (it being understood that a schedule of such bank accounts and lockboxes shall be provided to Purchaser prior to the JV Closing Date in accordance with Section 5.6(e));

(xix) All Assets, rights and properties listed in Schedule 2.2(b)(xix);

(xx) All insurance benefits, including rights and proceeds, to the extent arising from or relating to the Business, the Acquired Assets or the Assumed Liabilities (the “Assumed Insurance Benefits”);

(xxi) All other Assets reflected on the Closing Balance Sheet;

(xxii) All other Assets of EPCOS Singapore and EPCOS Technology Wuxi not addressed by the foregoing, after giving effect to the Singapore Carve Out Agreement and the China Carve Out Agreement, respectively;

(xxiii) To the extent permitted by Applicable Law, all rights and licenses (including licenses under Intellectual Property) of the applicable Seller Group member under each Contract set forth on Schedule 2.2(b)(xxiii) (such contracts, the “Shared Contracts”, and such rights and licenses, the “Assumed Split Contract Rights”) only if the Split Contract Novation Agreement applicable to such Contract has been fully executed in accordance with Section 5.10(a), in each case to the extent relating to the Business (collectively, and including for clarity only those Shared Contracts for which a Split Contract Novation Agreement has been executed, the “Assumed Split Contracts”); provided that if prior to the JV Closing any Contract listed on Schedule 2.2(b)(xxiii) is determined by Purchaser to be an Upstream Affiliate License, then such Contract shall not be an Assumed Split Contract, but shall be an Excluded Contract and shall be added to Section 3.9(c)(v) of the Seller Disclosure Schedule; provided, further that the transferrable or assignable rights and licenses under Intellectual Property related to the Business shall be Acquired Assets even if the Split Contract Novation Agreement applicable to such Contract has not been fully executed;

(xxiv) The Dedicated Applications and the Contracts governing the use of the Dedicated Applications;

(xxv) The Assets comprising EPCOS Technology Wuxi’s module manufacture prototype line, equipment for module testing and equipment related to the foregoing, in each case as set forth on Schedule 2.2(b)(xxv), which schedule includes the net book value of such Assets as of the date specified therein (the “Retained China Assets”);

(xxvi) Intercompany financial and note receivables to the extent included in the definition of the Assumed Intercompany Arrangements, and intercompany trade receivables to the extent included in the definition of Permitted Intercompany Accounts; and

(xxvii) All goodwill associated with any of the foregoing Acquired Assets.

(c) Asset Transfers. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Seller and Purchaser contained herein, in addition to the Acquired Assets owned or controlled by JV Holding Singapore and each of the JV Subsidiaries (which are acquired by the Purchaser Group as a result of its acquisition of the Acquired JV Interests and the attendant ownership of the JV Subsidiaries), the applicable member of the Seller Group specified in this Section 2.2(c) or the Additional Seller Group Company shall sell, convey, transfer, assign and deliver to the applicable member of the Purchaser Group specified in this Section 2.2(c) (subject to any changes to the Purchaser Group as provided in Section 2.15), and such Purchaser Group member shall purchase and acquire from such Seller Group member or the Additional Seller Group Company, free and clear of all Encumbrances (other than Permitted Encumbrances), the Acquired Assets held by such Seller Group member or the Additional Seller Group member as follows (provided that, as provided in Section 2.6(b)(i), the sale, conveyance, transfer, assignment and delivery of the Acquired Patents (other than the Wuxi Patents), and the Patent Transfer Agreement and the Austria Termination and Assignment Agreement shall be effective, on the Patent Transfer Date and therefore prior to the sale, conveyance, transfer, assignment or delivery of the Acquired JV Interests or any other Acquired Assets).

(i) Sale and Transfer of Acquired Patents. TDK Japan, EPCOS Germany, EPCOS Austria and EPCOS Inc. US will sell, transfer and assign to SnapTrack the Acquired Patents (other than those expressly identified in Section 3.9(a)(i) of the Seller Disclosure Schedule as being owned by and retained by EPCOS Technology Wuxi after the JV Closing (the “Wuxi Patents”)), effective as of the Patent Transfer Date, pursuant to the Patent Transfer Agreement and the Austria Termination and Assignment Agreement, including all rights to sue for, to assert claims against and seek remedies against any past, present and future infringement of any or all of the Acquired Patents, to retain any and all amounts therefrom, and all rights of priority and protection of interests in the Acquired Patents.

(ii) Sale and Transfer of Module Design IP. EPCOS Germany and EPCOS Technology Wuxi will transfer and assign to Qualcomm Technologies their respective Module Design IP, pursuant to Module Design IP Transfer Agreements, in substantially the forms attached hereto as Exhibits G-1 and G-2 (the “Module Design IP Transfer Agreements”).

(iii) Sale and Transfer of Module Design Assets.

(A) EPCOS Germany. EPCOS Germany will transfer to Qualcomm Germany the Module Design Assets held by EPCOS Germany (which for clarity exclude the Acquired Patents and the Module Design IP) pursuant to the Module Design Transfer Agreement in substantially the form attached hereto as Exhibit G-1 (the “Germany Module Design Transfer Agreement”).

(B) EPCOS Technology Wuxi. EPCOS Technology Wuxi will transfer to Qualcomm Shanghai the Module Design Assets held by EPCOS Technology Wuxi (which for clarity exclude the Acquired Patents and the Module Design IP) pursuant to the Module Design Transfer Agreement in substantially the form attached hereto as Exhibit G-2 (the “China Module Design Transfer Agreement,” and together with the Germany Module Design Transfer Agreement, the “Module Design Transfer Agreements”).

(iv) Assignment of Cross-License Agreements. To the extent any required consents for such assignments have been obtained, TDK Japan and EPCOS Germany will assign to Purchaser the Assumed Cross-License Agreements pursuant to the Cross-License Assignment Agreement attached hereto as Exhibit H (the “Cross-License Assignment Agreement”).

(v) Local Asset Transfer Agreements.

(A) TDK Japan. TDK Japan will transfer to Qualcomm Japan the Acquired Assets held by TDK Japan (other than Acquired Patents and Assumed Cross-License Agreements) pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-1 (the “Japan Transfer Agreement”).

(B) TDK France. Seller will cause TDK France to transfer to Qualcomm France the Acquired Assets held by TDK France pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-2 (the “France Transfer Agreement”), to be executed after compliance with the applicable employee consultation process in France (including consultation with the relevant employee representation bodies), review and, if appropriate, taking into consideration any remarks the employee representation bodies of TDK France may have expressed during the consultation process regarding such transfer.

(C) TDK Nordic. TDK Nordic will transfer to Qualcomm Finland the Acquired Assets held by TDK Nordic pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-3 (the “Finland Transfer Agreement”).

(D) EPCOS Austria. EPCOS Austria will transfer to Qualcomm Austria the Acquired Assets held by EPCOS Austria (other than Acquired IP) pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-4 (the “Austria Transfer Agreement”). EPCOS Austria will transfer to Qualcomm Technologies the Acquired IP (other than EPCOS Austria’s interests in the Acquired Patents which will be transferred to SnapTrack pursuant to the Austria Termination and Assignment Agreement) held by EPCOS Austria pursuant to the IP Transfer Agreement in substantially the form attached hereto as Exhibit I-5 (the “Austria IP Transfer Agreement”).

(E) EPCOS Netherlands. EPCOS Netherlands will transfer to Qualcomm Netherlands the Acquired Assets held by EPCOS Netherlands pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-6 (the “Netherlands Transfer Agreement”).

(F) EPCOS Korea. EPCOS Korea will transfer to Qualcomm Korea the Acquired Assets held by EPCOS Korea pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-7 (the “Korea Transfer Agreement”).

(G) EPCOS Taiwan. EPCOS Taiwan will transfer to Qualcomm Taiwan the Acquired Assets held by EPCOS Taiwan pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-8 (the “Taiwan Transfer Agreement”).

(H) EPCOS Inc. US. EPCOS Inc. US will transfer to Qualcomm Technologies the Acquired Assets held by EPCOS Inc. US (other than Acquired Patents) pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-9 (the “US Transfer Agreement”).

(I) TDK UK. TDK UK will transfer to Qualcomm UK the Acquired Assets held by TDK UK pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-10 (the “UK Transfer Agreement”)

(J) EPCOS CTI. EPCOS CTI will transfer to Qualcomm Technologies the Acquired Assets held by EPCOS CTI pursuant to the Asset Transfer Agreement in substantially the form attached hereto as Exhibit I-11 (the “CTI Transfer Agreement,” and together with the Japan Transfer Agreement, the France Transfer Agreement, the Finland Transfer Agreement, the Austria Transfer Agreement, the Austria IP Transfer Agreement, the Netherlands Transfer Agreement, the Korea Transfer Agreement, the Taiwan Transfer Agreement, the US Transfer Agreement and the UK Transfer Agreement, the “Local Asset Transfer Agreements”).

(vi) Sale and Transfer of Acquired Trademarks. TDK Japan and EPCOS Germany will sell, transfer and assign to Purchaser Parent the Acquired Trademarks, pursuant to the Trademark Transfer Agreement, including all goodwill appurtenant to the Acquired Trademarks and all rights to sue for, to assert claims against and seek remedies against any past, present and future infringement of any or all of the Acquired Trademarks, to retain any and all amounts therefrom, and all rights of priority and protection of interests in the Acquired Trademarks.

2.3 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.2 or elsewhere in this Agreement, other than the Acquired JV Interests and the Acquired Assets, no other Assets of a Seller Group member or the Additional Seller Group Company (collectively, the “Excluded Assets”) shall be part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, are not to be held by any JV Subsidiary and shall remain the property of such Seller Group member or the Additional Seller Group Company after the JV Closing, including:

(a) Any proceeds arising from the sale of the assets under the China Carve Out Agreement, net of any costs and expenses arising from such sale;

(b) The Excluded Products and Technology;

(c) The real property assets, personal property assets and Contracts related to the Seller Group’s and the Additional Seller Group Company’s production facilities set forth in Schedule 2.3(c) to the extent not otherwise included in the Acquired Assets;

(d) The consents and licenses required to operate and use the software applications comprising the German Newco License Package;

(e) The Contracts for the provision of the Shared IT Infrastructure Services;

(f) The Contracts for licenses and access to the Shared Applications;

(g) The Licensed Enhancements and the Licensed Application;

(h) To the extent not included in the Business Records or not held by a JV Subsidiary, all minute books, stockholder records and corporate seals of the Seller Group and the Additional Seller Group Companies;

(i) All Contracts to which Seller or any of its Affiliates is a party or is otherwise bound, other than the Assumed Contracts (collectively, the “Excluded Contracts”), including the Contracts set forth on Schedule 2.3(i) (including the Contracts identified on such schedule as Upstream Affiliate Licenses) and any Shared Contract for which a Split Contract Novation Agreement is not executed as of the JV Closing; provided that prior to the JV Closing, in the event that Purchaser identifies any Contract as being an Upstream Affiliate License that would otherwise be an Assumed Contract, unless Purchaser provides prior written notice to Seller to the contrary, such Upstream Affiliate License shall be removed from the list of Assumed Contracts on Schedule 2.2(b)(iv) and shall be added to the list of Excluded Contracts on Schedule 2.3(i) (it being understood that the foregoing is without prejudice to the provisions of this Agreement regarding the transfer of Transferred Employees and their respective employment Contracts);

(j) The Excluded Singapore Assets;

(k) The Retained JV Interests;

(l) The Patents set forth on Schedule 2.3(l) (including any foreign counterparts thereof, collectively, the “Excluded Jointly Owned Patents”);

(m) The Excluded Jointly Owned IP;

(n) Any of the Assets listed on Schedule 2.3(n);

(o) Except to the extent included in the Acquired Assets, any intercompany financial, note and trade receivables, and any receivables for dividend payments; and

(p) The VAT receivable contemplated by Section 5.5 of the Germany Contribution Agreement.

2.4 Assumed Liabilities.

(a) Except for the Assumed Liabilities, no member of the Purchaser Group, nor JV Holding Singapore on a consolidated basis shall, by virtue of its acquisition of the Acquired Assets, assume or become responsible for any Liabilities of Seller, any Affiliate of Seller or any other Person. Upon and subject to the terms, conditions, representations and warranties of Seller contained herein, and subject to Section 2.5, Purchaser agrees (or shall cause another member of the Purchaser Group to agree, or after the JV Closing JV Holding Singapore or a JV Subsidiary (as applicable)) to pay, perform, and discharge when and as due the following Liabilities of the Seller Group or the Additional Seller Group Company (the “Assumed Liabilities”):

(i) The executory obligations and Liabilities of the applicable Seller Group member or the Additional Seller Group Company arising, or to be performed, pursuant to Assumed Contracts, Assumed Leases, Assumed Split Contracts and Singapore Shared Contracts to the extent related to the Business, but in each case excluding, for clarity, any Retained Pre-Closing Contract Liabilities or Retained IP Infringement Liabilities arising with respect such Assumed Contracts, Assumed Leases, Assumed Split Contracts and Singapore Shared Contracts;

(ii) All accounts payable and accrued payment obligations of the Seller Group and the Additional Seller Group Company to the extent relating to or arising out of the operation of the Business;

(iii) The accrued (earned but not paid) salaries, wages, holiday pay, sick pay, vacation pay and performance bonuses, commissions or other incentive compensation with respect to the Transferred Employees, including any accrued payroll Taxes with respect thereto, and any obligations under Applicable Law and (to the extent more favorable to the employee than under Applicable Law ) as individually agreed with respect to employee inventor compensation, and policies adopted pursuant thereto, that are earned for any time period after the JV Closing and pertaining to Transferred Employees as inventors of inventions claimed in any Acquired Patents (the “Assumed Employee Obligations”); provided, that with respect to any salaries, wages, performance bonuses, commissions, other incentive compensation or (other than the Assumed Patent Payment Obligations) employee inventor compensation earned prior to the JV Closing but payable to the Transferred Employees (including any applicable payroll contributions and payroll Taxes) after the JV Closing, Purchaser or its Affiliate shall pay such salaries, wages, bonuses, commissions, other incentive compensation or employee inventor compensation to the applicable Transferred Employees (and make any applicable payroll contributions or withhold any applicable payroll Taxes on behalf of such employees), and Seller or its Affiliate shall reimburse Purchaser or its Affiliate for any portion of such salaries, wages, bonuses, commissions, incentive compensation or employee inventor compensation payments (including any applicable payroll contributions and payroll Taxes) payable with respect to any amount earned prior to the JV Closing (except that neither Seller nor any Affiliate thereof shall be required to make such reimbursement to the extent that the relevant salaries, wages, bonuses, commissions, other incentive compensation or employee inventor compensation (including any applicable payroll contributions and payroll Taxes) is included in the calculation of Working Capital for purposes of determining the JV Closing Purchase Price); it being understood that the

Assumed Employee Obligations shall not include (A) any severance pay obligations of Seller or its Affiliates to the Transferred Employees resulting from the consummation of the transactions contemplated by this Agreement, or (B) any vacation pay required by Applicable Law as a result of the consummation of the transactions contemplated by this Agreement to be paid by Seller that relates to any period of time prior to the JV Closing;

(iv) The Assumed Employee Obligations also include all obligations connected with or arising from all employment relationships with Automatic Transferred Employees, including Business Employees, who transfer to Purchaser, another member of the Purchaser Group or, after the JV Closing, JV Holding Singapore or a JV Subsidiary (as applicable), by operation of law (be it under the EU Acquired Rights Directive 2001/23/EC’s scope of application, as implemented through Applicable Law, or arising from other laws, leading to the automatic transfer of employees, which automatically transferred Business Employees are collectively referred to as the “EU/Korea Automatic Transferred Employees”); provided, that with respect to any salaries, wages, performance bonuses, commissions, other incentive compensation or (other than the Assumed Patent Payment Obligations) employee inventor compensation that is earned prior to the JV Closing but payable to the EU/Korea Automatic Transferred Employees (including any applicable payroll contributions and payroll Taxes) after the JV Closing, Purchaser or its Affiliate shall pay such salaries, wages, bonuses, commissions, other incentive compensation or employee inventor compensation to the applicable EU/Korea Automatic Transferred Employees (and make any applicable payroll contributions or withhold any applicable payroll Taxes on behalf of such employees), and Seller or its Affiliate shall reimburse Purchaser or its Affiliate for any portion of such salaries, wages, bonus, commission, incentive compensation or employee inventor compensation payments (including any applicable payroll contributions and payroll Taxes) payable with respect to any amount earned prior to the JV Closing (except that neither Seller nor any Affiliate thereof shall be required to make such reimbursement to the extent that the relevant salaries, wages, bonus, commission, other incentive compensation, or employee inventor compensation (including any applicable payroll contributions and payroll Taxes) is included in the calculation of Working Capital for purposes of determining the JV Closing Purchase Price); it being understood that the Assumed Employee Obligations shall not include (A) any severance pay obligations of Seller or its Affiliates to the EU/Korea Automatic Transferred Employees resulting from the consummation of the transactions contemplated by this Agreement, or (B) any vacation pay required by Applicable Law as a result of the consummation of the transactions contemplated by this Agreement to be paid by Seller that relates to any period of time prior to the JV Closing;

(v) Without prejudice to the Purchaser Indemnified Persons’ rights under Section 9, the Assumed Employee Obligations also include all Liabilities under the Business Employee Plans of Seller and its Affiliates to the extent relating to the Automatic Transferred Employees (with the obligations hereunder relating to Non-Automatic Transferred Employees (including under Section 6.6(b)) being unaffected); it being understood that Purchaser (or another member of the Purchaser Group or a JV Subsidiary, as applicable) assumes the obligations under the Business Employee Plans, as such, to the extent required by Applicable Law, but does not assume the US Business Employee Plans;

(vi) The Assumed Employee Obligations also include any employee inventor compensation required to be paid to a Business Employee under Applicable Law as a result of the transfer of the Acquired Patents to SnapTrack as contemplated hereby instead of the Purchaser Group member or JV Entity employing such Business Employee as of the JV Closing (the “Assumed Patent Payment Obligations”), whether such payment is made by (A) Purchaser or its Affiliate after the JV Closing (including any JV Entity) or (B) Seller or its Affiliate;

(vii) The Liabilities arising with respect to the operation of the Business by JV Holding Singapore, the JV Subsidiaries and the Purchaser Group after the JV Closing (for the avoidance of doubt, including any Taxes arising from such operation after the JV Closing, and without prejudice to the Purchaser Indemnified Persons’ rights under Section 9);

(viii) Intercompany financial and note payables to the extent included in the definition of the Assumed Intercompany Arrangements, and intercompany trade payables to the extent included in the definition of Permitted Intercompany Accounts; and

(ix) Any other Liabilities of the Seller Group and the Additional Seller Group Company to the extent relating to the Business, or the ownership or operation thereof prior to the JV Closing (for the avoidance of doubt, without prejudice to the Purchaser Indemnified Persons’ rights under Section 9), except to the extent such Liability is explicitly set forth as a Retained Liability in Sections 2.5(b) through 2.5(q).

(b) The assumption of the Assumed Liabilities by the applicable Purchaser Group member or JV Subsidiary shall be effected via the Module Design Transfer Agreements, the Cross-License Assignment Agreement, the Restructuring Agreements, the Local Asset Transfer Agreements and the other instruments of transfer executed in connection with this Agreement.

2.5 Retained Liabilities. Except for the Assumed Liabilities, none of any Purchaser Group member nor JV Holding Singapore (on a consolidated basis) shall assume or be deemed to have assumed, and shall have no Liability for, any Liabilities, Taxes or Contracts of Seller, any other Seller Group member or the Additional Seller Group Company (other than the JV Subsidiaries) of any kind, character or description, it being understood that Purchaser (on behalf of itself and the Purchaser Group) is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities. Notwithstanding Section 2.4 or any other provision contained herein, and regardless of whether any of the following may be disclosed to Purchaser or any other Purchaser Group member or any of their respective Representatives or otherwise or whether Purchaser, any other Purchaser Group member or any of their Representatives may have actual knowledge of the same, none of any Purchaser Group member, JV Holding Singapore or any JV Subsidiary shall assume, and Seller or its Affiliate shall pay, perform, and discharge when due and remain exclusively liable for all Liabilities of Seller and its Affiliates other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including:

(a) Any Liability that is not an Assumed Liability;

(b) Any Liability of Seller or its Affiliates with respect to the Excluded Assets;

(c) Any Liability of Seller or its Affiliates for Taxes due or accrued in respect of periods prior to the JV Closing, including: (i) any Taxes arising as a result of Seller’s and its Affiliates’ operation of their respective businesses or ownership of the Acquired Assets prior to the JV Closing; and (ii) except Purchaser Group Change Taxes, if any, or as provided in Section 6.11(f), any Taxes of Seller and its Affiliates that will arise as a result of and in connection with the consummation of the Transactions;

(d) Any Liability under any Assumed Contract, any Assumed Split Contract or any Singapore Shared Contract which arises out of or relates to a breach by Seller or any of its Affiliates of such Contract, including any Liabilities arising with respect to any product warranty claims for Business Products manufactured and shipped prior to the JV Closing (“Retained Pre-Closing Contract Liabilities”);

(e) Any Liability to the extent arising out of any activities of Seller or its Affiliates, or obligations incurred by Seller or its Affiliates, after the JV Closing;

(f) Any Liability (including severance and/ or other payments and benefits) that becomes payable or due to an employee or former employee in connection with the termination of his or her employment by Seller or its Affiliates as of the JV Closing (including all accrued but unused vacation, COBRA or similar costs, and to the extent applicable, notice and severance indemnities), and (other than the Assumed Patent Payment Obligations) any obligations under Applicable Law or (to the extent more favorable to the employee than Applicable Law) as individually agreed with respect to employee inventor compensation, and policies adopted pursuant thereto, that arise for any period prior to the JV Closing pertaining to Transferred Employees as inventors of inventions claimed in any Acquired Patents, whether such Liability is pursuant to any policy of Seller or its Affiliate, or any other employment, severance, retention or termination policy, Contract, collective bargaining agreement, collective agreement or Applicable Law in relation to any employee or former employee of Seller or its Affiliate; provided that such Liability is not incurred as a result of any unlawful act of Purchaser or any of its Affiliates;

(g) Any Liability arising out of any claims pending as of the JV Closing or arising out of any claims commenced after the JV Closing in each case to the extent such Liability arises out of any infringement, misappropriation, dilution or unlawful use of Intellectual Property of any third Person in the conduct of the Business prior to the JV Closing regardless of any disclosure with respect thereto on the Seller Disclosure Schedule (“Retained Infringement Liabilities”);

(h) Any Indebtedness of Seller or its Affiliates, other than Indebtedness of the JV Subsidiaries or otherwise included in the Assumed Liabilities and included in the calculation of Net Cash;

(i) Any Liability arising under an Excluded Contract;

(j) Any Liability arising with respect to the China Carve Out Agreement or the Retained Singapore Liabilities;

(k) Any Liability of Seller or its Affiliates under this Agreement or any other document executed in connection with the Transactions, including Seller Transaction Expenses;

(l) In respect of the Seller Group members in Germany, any Liability related to the pension entitlements (vested or unvested) of any and all former employees with vested pension entitlements, pensioners with ongoing pensions, surviving dependents with ongoing pensions, and surviving dependents with an entitlement to a surviving spouse’s or orphan’s pensions;

(m) Any Liability arising under an Assumed Split Contract to the extent (i) relating to any right under any Assumed Split Contract that is not an Assumed Split Contract Right or (ii) not an Assumed Split Contract Liability, and any Liability relating to the supply from the JV Closing of any product or service that is not a Business Product under any Assumed Contract, any Assumed Split Contract, any Singapore Shared Contract or any other Contract to which a JV Entity will be a party as of immediately following the JV Closing;

(n) Any Liability arising out of or associated with the US Business Employee Plans;

(o) Any Liability arising out of any opposition lodged by the creditors of TDK France during (i) the time limit for creditors to exercise their right, as per articles L.141-14 and seq. of the French Commercial Code, to object to the payment of the purchase price under the France Transfer Agreement or (ii) the time limit for the joint and several liability as per article 1684-1 of the French General Tax Code;

(p) Any Liability arising out of the termination of any employee of EPCOS Technology Wuxi or its Affiliate in connection with the sale of assets contemplated by the China Carve Out Agreement; and

(q) Any Liability with respect to any intercompany financial and note payables to the extent not included in the definition of the Assumed Intercompany Arrangements, and any Liability with respect to any intercompany trade payables to the extent not included in the definition of Permitted Intercompany Accounts.

2.6 Purchase Price; Closings.

(a) JV Closing Purchase Price. The aggregate consideration for the Purchaser Call Option, the Acquired JV Interests and the Acquired Assets (including the Acquired Patents sold, assigned and transferred under the Patent Transfer Agreement and the Austria Termination and Assignment Agreement) shall be the assumption of the Assumed Liabilities and the sum of: (i) an amount in cash equal to U.S. Dollars One Billion Two Hundred Million ($1,200,000,000), plus or minus (as applicable), (ii) the Working Capital Adjustment Amount (if any), plus or minus (as applicable), (iii) the Net Cash Adjustment Amount, plus (iv) the Reimbursable CAPEX Amount, plus (v) the Retained China Assets Book Value, and minus (vi) the Transferred DSSP Assets Book Value (collectively, and without duplicating any asset or liability in the calculation thereof, the “JV Closing Purchase Price”).

(b) JV Closing.

(i) The closing (the “JV Closing”) of the sale and purchase of the Acquired JV Interests and the Acquired Assets (other than the Acquired Patents sold, assigned and transferred to SnapTrack pursuant to the Patent Transfer Agreement and the Austria Termination and Assignment Agreement prior to the JV Closing Date) shall take place at such time mutually agreed upon by Purchaser and Seller, but no later than five (5) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 7.1 (other than those conditions that are to be satisfied at the JV Closing, but subject to satisfaction or waiver of such conditions at the JV Closing); provided, that if the milestone identified as M7 (Go-Live) in Annex 4 (Project Plan Schedule) of the IT Carve Out Agreement has not occurred on or prior to such date, then the JV Closing Date shall be on the date on which such milestone occurs (subject to the following proviso); provided, further, that if such date would be during the ten (10) Business Days prior to the end of Purchaser’s fiscal quarter, then the date of the JV Closing shall be the first Business Day of Purchaser’s next fiscal quarter. The JV Closing shall include (A) the sale and purchase of the Acquired JV Interests; (B) the sale and purchase of the Acquired Assets (other than the Acquired Patents sold, assigned and transferred to SnapTrack pursuant to the Patent Transfer Agreement) and the assumption of Assumed Liabilities, and (C) the transfer of the Business Employees. The date of the JV Closing is referred to herein as the “JV Closing Date.” The JV Closing shall be effective as of 12:01 a.m. local time in each jurisdiction where Acquired Assets (other than the Acquired Patents sold, assigned and transferred to SnapTrack pursuant to the Patent Transfer Agreement and the Austria Termination and Assignment Agreement) being transferred to the applicable Purchaser Group members are located; it being understood and agreed that the Patent Transfer Agreement, the Austria Termination and Assignment Agreement and the assignment of the Acquired Patents (other than the Wuxi Patents) to SnapTrack shall be executed, delivered and effective as of the day before the JV Closing Date (the “Patent Transfer Date”) and prior to any other action taken at the JV Closing, including, for clarity, the sale and purchase of the Acquired JV Interests, the transfer of any other Acquired Assets and the assumption of any Assumed Liabilities. The JV Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego, California 92121, or at such other location as Purchaser and Seller agree.

(ii) At the JV Closing, the applicable Purchaser Group member shall pay to the applicable Seller Group member or the Additional Seller Group Company such Seller Group member’s or Additional Seller Group Company’s portion of the JV Closing Purchase Price as provided on Schedule 2.6(b)(ii) (which schedule shall be finalized prior to the JV Closing using the principles set forth therein, the “Payment Schedule”) via wire transfer of immediately available Dollar-denominated funds to the accounts which shall be specified by Seller to Purchaser no less than five (5) Business Days prior to the JV Closing; it being understood that the portion of the JV Closing Purchase Price allocated to the Acquired Patents assigned to SnapTrack shall be paid as provided in the Patent Transfer Agreement. Such payments shall be less any Withholding Taxes deducted pursuant to Section 2.9 and the applicable Seller Group member’s or Additional Seller Group Company’s allocated portion of the Holdback Amount. Each Seller Group member’s or Additional Seller Group Company’s allocated portion of the Holdback Amount as set forth on the Payment Schedule and expressed as a percentage is referred to herein as such Seller Group member’s or Additional Seller Group Company’s “Allocated Portion.”

2.7 Call Option; Put Option.

(a) Seller Put Option. During the sixty (60) day period commencing on the date that is thirty (30) months after the JV Closing Date (the “Option Exercise Period”), upon delivery of written notice to Purchaser (the “Put Option Notice”), Seller may cause Purchaser (or, at the election of Purchaser, an Affiliate of Purchaser) to purchase all (but not less than all) of the Retained JV Interests from EPCOS Germany at the Option Price less any Withholding Taxes deducted pursuant to Section 2.8 (the “Seller Put Option”).

(b) Purchaser Call Option. During the Option Exercise Period, upon delivery of written notice to Seller (the “Call Option Notice”), Purchaser may cause EPCOS Germany to sell all (but not less than all) of the Retained JV Interests to Purchaser (or, at the election of Purchaser, an Affiliate of Purchaser) at the Option Price less any Withholding Taxes deducted pursuant to Section 2.8 (the “Purchaser Call Option”).

(c) Option Exercise Notices. For the avoidance of doubt, in the event that, during the Option Exercise Period, Seller delivers the Put Option Notice to Purchaser, and Purchaser also delivers the Call Option Notice to Seller, the first such notice to have been duly delivered in accordance with this Agreement shall control and the applicable option exercised thereby shall be consummated pursuant to this Section 2.7.

(d) Option Closing. The closing (the “Option Closing”) of the Seller Put Option or the Purchaser Call Option, as applicable, shall take place at such time and place as mutually agreed upon by Purchaser and Seller, but no later than ten (10) Business Days after the delivery of the Put Option Notice or the Call Option Notice, as applicable, subject only to the satisfaction or waiver of each of the conditions set forth in Section 7.2. The date of the Option Closing is referred to herein as the “Option Closing Date.” At the Option Closing, Purchaser shall pay to EPCOS Germany (or its designee) the Option Price less any Withholding Taxes deducted pursuant to Section 2.9, via wire transfer of immediately available funds to the account specified by Seller to Purchaser no less than five (5) Business Days prior to the Option Closing.

2.8 [Reserved]

2.9 Withholding.

(a) Purchaser or the applicable Purchaser Group member may deduct from the JV Closing Purchase Price, any Seller Participation Payment and the Option Price any Taxes required by Applicable Law to be withheld and paid by Purchaser or the applicable Purchaser Group member for the account of Seller, the applicable Seller Group member or Additional Seller Group Company with respect to such payment. Purchaser shall in due course thereafter provide Seller with evidence of payment of the full amount of such withheld Taxes to the appropriate Taxing Authorities. If for any reason the appropriate amount of Taxes is not withheld from the JV Closing Purchase Price, the applicable Seller Participation Payment or the Option Price, the amount of such Taxes required to be withheld but in fact not withheld shall remain Retained Liabilities despite such non-withholding.

(b) Purchaser shall (i) notify Seller, the applicable Seller Group member or the Additional Seller Group Company in due course of the amount of any Taxes that it determines are required to be withheld, (ii) provide Seller with at least five (5) Business Days’ advance notice if such withholding relates to the JV Closing Purchase Price or the Option Price, or in any other case with an advance notice in due course, prior to withholding any Taxes pursuant to this Section 2.9, (iii) use all commercially reasonable efforts to make (including join with Seller, the applicable Seller Group member or the Additional Seller Group Company in making) any filings, applications or elections to obtain any available exemption from, or refund of, any withholding or other Taxes that may be imposed by any Taxing Authority, and (iv) cooperate with Seller, the applicable Seller Group member or the Additional Seller Group Company, as appropriate, in connection with the provision of additional information relating to Taxes (including to facilitate claims for Tax refunds, reductions of Taxes or foreign Tax credits), and the filing of additional Tax forms (including as to treaty relief), as reasonably requested by Seller, the applicable Seller Group member or the Additional Seller Group Company.

2.10 Allocation of Purchase Price. During the Pre-Closing Period, Purchaser and Seller shall endeavor in good faith to agree on an allocation of the JV Closing Purchase Price for Tax purposes among the Acquired JV Interests and the Acquired Assets (including the balance sheet of German Newco for tax purposes) in accordance with Applicable Law (the “Purchase Price Allocation”). In the event that the JV Closing Purchase Price is subject to an adjustment pursuant to Section 2.13 or the Purchase Price Allocation is subject to adjustment, the Parties shall amend the Purchase Price Allocation to the extent necessary to reflect such adjustment, it being understood that such amendment shall be made on a basis consistent with, and following the same principles and methodology used in preparing, the original Purchase Price Allocation. In the event that Purchaser and Seller do not agree on such definitive Purchase Price Allocation, then Purchaser and Seller may each prepare a separate Purchase Price Allocation with respect to the Transactions in accordance with applicable Tax laws and regulations for purposes of their own applicable Tax Returns.

2.11 Holdback. Purchaser shall withhold from the JV Closing Purchase Price an amount equal to the Holdback Amount for the purpose of securing the obligations of Seller under Section 2.13 and Section 9.

2.12 [Reserved]

2.13 Adjustments.

(a) At least five (5) Business Days prior to the JV Closing Date, Seller shall deliver to Purchaser a certificate of the Chief Financial Officer of EPCOS Germany (the “Reference Certificate”) setting forth Seller’s estimate of (i) Target Working Capital, (ii) the Working Capital as of 12:01 a.m. local time on the JV Closing Date, (iii) the Net Cash as of the JV Closing, (iv) the Reimbursable CAPEX Amount as of the JV Closing, (v) the Retained China Assets Book Value, (vi) the Transferred DSSP Assets Book Value and (vii) a balance sheet with respect to the Acquired Assets, and a balance sheet on a combined and condensed basis (which reflects intercompany eliminations), with respect to JV Holding Singapore and the JV Subsidiaries, in each case as of 12:01 a.m. local time on the JV Closing Date, reflecting Seller’s calculation of each of the components of the Working Capital, the Net Cash, the Reimbursable CAPEX Amount, the Retained China Assets Book Value, the Transferred DSSP Assets Book Value and the aggregate amounts thereof (the “Reference Balance Sheet”), which, in each case, shall have been prepared in accordance with US GAAP applied on a consistent basis and on a basis consistent with the preparation of the Carve Out Financial Information, subject to any adjustments resulting from the procedures set forth in Section 5.5(c)); it being understood that unless Seller is aware of any significant discrepancies between the components of the Working Capital, the Net Cash or the Reference Balance Sheet as of the Reference Date and as of the JV Closing Date, Seller may calculate the Working Capital and Net Cash, and prepare the Reference Balance Sheet as of the close of business on the Reference Date. “Reference Date” means (A) if the JV Closing occurs on or after the fifteenth (15th) day of any calendar month, the last day of the calendar month immediately preceding the month in which the JV Closing takes place (the “Reference Month”), or (B) if the JV Closing occurs prior to the fifteenth (15th) day of any calendar month, the last day of the calendar month immediately preceding the Reference Month; provided that (x) if the JV Closing Date is in Purchaser’s fiscal months of March, June, September or December and (y) Seller calculated the Working Capital and Net Cash as provided in clause (B), then Seller shall provide to Purchaser, no later than the twenty-first (21st) day of the calendar month in which the JV Closing occurs, an updated Reference Balance Sheet calculating Working Capital and Net Cash as of the last day of the calendar month immediately preceding the month in which the JV Closing occurs (it being understood that the calculation of the initial JV Closing Purchase Price shall be based on the initial Reference Balance Sheet provided and not such supplemental Reference Balance Sheet). The Reference Certificate shall be used to make any preliminary adjustment to the JV Closing Purchase Price on the Closing Date pursuant to Sections 2.13(b) and 2.13(c), subject to further adjustment in accordance with Section 2.13(f).

(b) In the event that the Reference Working Capital is less than the Reference Target Working Capital, the JV Closing Purchase Price (as provided in the definition thereof) shall be adjusted downward by the amount by which the Reference Working Capital is less than the Reference Target Working Capital. In the event that the Reference Working Capital is greater than the Reference Target Working Capital, the Purchase Price shall be adjusted upward by the amount by which the Reference Working Capital is greater than the Reference Target Working Capital. The adjustments, if any, referred to in this Section 2.13(b) are referred to herein as the “Working Capital Adjustment Amount.”

(c) In the event that the Reference Net Cash is a negative amount (i.e., less than $0), the JV Closing Purchase Price (as provided in the definition thereof) shall be adjusted downward by the amount by which the Reference Net Cash is less than $0. In the event that the Reference Net Cash is a positive amount (i.e., greater than $0), the JV Closing Purchase Price shall be adjusted upward by the amount by which the Reference Net Cash is greater than $0. The adjustments, if any, referred to in this Section 2.13(c) are referred to herein as the “Net Cash Adjustment Amount.”

(d) Within ninety (90) days after the JV Closing Date, Purchaser shall prepare and deliver to Seller a certificate (the “Closing Certificate”) setting forth, in reasonable detail, (i) Purchaser’s calculation of the Final Target Working Capital, (ii) the Final Working Capital as of 12:01 a.m. local time on the JV Closing Date, (iii) the Final Net Cash as of the JV Closing, (iv) the Reimbursable CAPEX Amount as of the JV Closing, (v) the Retained China Assets Book Value, (vi) the Transferred DSSP Assets Book Value and (vii) a consolidated balance sheet with respect to JV Holding Singapore and the JV Subsidiaries and a balance sheet with respect to the remaining Acquired Assets, each as of the JV Closing Date reflecting Purchaser’s calculation of each of the components of the Working Capital and the Net Cash, and the aggregate amounts thereof (as the same may be adjusted pursuant to Section 2.13(e), the “Closing Balance Sheet”), which shall be prepared in accordance with US GAAP applied on a consistent basis and on a basis consistent with the preparation of the Carve Out Financial Information, subject to any adjustments resulting from the procedures set forth in Section 5.5(c)).

(e) Seller shall have sixty (60) days from the date on which the Closing Certificate and the Closing Balance Sheet have been delivered to it to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to Purchaser setting forth such objection(s) in reasonable detail (the “Disputed Items”). Upon its delivery of the Closing Certificate to Seller, Purchaser shall provide Seller and its accountants reasonable access at reasonable times during normal business hours to the books, records and other relevant information relating to the Acquired Assets, JV Holding Singapore and the JV Subsidiaries, its personnel involved in the preparation of the Closing Certificate and the Closing Balance Sheet to the extent reasonably necessary for Seller’s and its accountants’ review of the Closing Certificate and the Closing Balance Sheet. In the event that Seller shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheet within such sixty (60)-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.13. In the event that any such objection(s) are so delivered, the Closing Certificate shall be deemed not final and Purchaser and Seller shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Purchaser and Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Purchaser or its Representatives or Seller or its Representatives. Purchaser and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. No Party shall have or conduct any communication with the Independent Accounting Firm without the other Party either being present or, with respect to written communication, sending to the other Party a concurrent copy thereof. The Independent Accounting Firm shall base its determination solely on the presentations and supporting material provided by the Parties. In resolving any Disputed Item, the Independent Accounting Firm shall not assign a value to any item higher than the highest value for such item, or lower than the lowest value for such item, claimed by either Purchaser or Seller. The determination by the Independent Accounting Firm, as set forth in a detailed written report to be delivered to Purchaser and Seller within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Purchaser and Seller. The fees and expenses of the Independent Accounting Firm shall be split equally between Purchaser and Seller. The Final Target Working Capital, Final Working Capital, Final Net Cash, Final Reimbursable CAPEX Amount, Final Retained China Assets Book Value and Final Transferred DSSP Assets Book Value reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Purchaser, Seller and/or the Independent Accounting Firm, shall be deemed to be the “Final Target Working Capital,” “Final Working Capital,” “Final Net Cash”, “Final Reimbursable CAPEX Amount”, “Final Retained China Assets Book Value”, and “Final Transferred DSSP Assets Book Value”, respectively.

(f) At such time as the Closing Certificate shall become final in accordance with Section 2.13(e), the Reference Target Working Capital shall be compared to the Final Target Working Capital, the Reference Working Capital shall be compared to the Final Working Capital, the Reference Net Cash shall be compared to the Final Net Cash, the Reference Reimbursable CAPEX Amount shall be compared to the Final Reimbursable CAPEX Amount, the Reference Retained China Assets Book Value shall be compared to the Final Retained China Assets Book Value, and the Reference Transferred DSSP Assets Book Value shall be compared to the Final Transferred DSSP Assets Book Value. In the event that the aggregate of the Reference Target Working Capital, Final Working Capital, the Final Net Cash, the Final Reimbursable CAPEX Amount, the Final Retained China Assets Book Value and the Reference Transferred DSSP Assets Book Value, is less than the aggregate of the Final Target Working Capital, Reference Working Capital, the Reference Net Cash, the Reference Reimbursable CAPEX Amount, the Reference Retained China Assets Book Value and the Final Transferred DSSP Assets Book Value, then Seller shall pay to Purchaser an amount equal to such deficiency (converted at the Exchange Rate into U.S. Dollars). Any payment to be made by Seller pursuant to this Section 2.13(f) shall be made, within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.13(e), by forfeiture by the Seller Group and the Additional Seller Group Company and release to Purchaser of such amount from the Holdback Amount. In the event that the aggregate of the Reference Target Working Capital, Final Working Capital, the Final Net Cash, the Final Reimbursable CAPEX Amount, the Final Retained China Assets Book Value and the Reference Transferred DSSP Assets Book Value is greater than the aggregate of the Final Target Working Capital, Reference Working Capital, the Reference Net Cash, the Reference Reimbursable CAPEX Amount, the Reference Retained China Assets Book Value and the Final Transferred DSSP Assets Book Value, then Purchaser shall pay the amount of such excess (converted at the Exchange Rate into U.S. Dollars) to Seller (or its designee) within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.13(e) via wire transfer of immediately available funds to the account specified by Seller to Purchaser.

2.14 Seller Participation Payment.

(a) For purposes of this Agreement,

(i) “Annual Filter Fee” means the aggregate number of RF Filter Functions sold (for clarity, including any such RF Filter Functions sold to Purchaser Affiliates) by the JV Subsidiaries in the applicable Measurement Period multiplied by the Per Unit Fee.

(ii) “Entire Measurement Period” means the entire thirty-six (36) month period ending on the third anniversary of the JV Closing Date.

(iii) “Measurement Period” means each twelve (12) month period ending on the first, second and third anniversary of the JV Closing Date.

(iv) “Per Unit Fee” means the amount set forth on Schedule 2.14(a)(iv).

(b) Within sixty (60) days after each Measurement Period, regardless as to whether the Option Closing has occurred, Purchaser shall measure, or shall cause JV Holding Singapore to measure, the aggregate number of RF Filter Functions sold by the JV Subsidiaries during such Measurement Period and pay, or cause to be paid to EPCOS Germany, by wire transfer of readily available funds, an amount equal to the Annual Filter Fee for such Measurement Period, up to a maximum aggregate payment of Two Hundred Million Dollars ($200,000,000) over the Entire Measurement Period (each such payment, a “Seller Participation Payment”). For purposes of clarity, neither EPCOS Germany, nor Seller nor any Affiliate of Seller shall be entitled to any Seller Participation Payment for RF Filter Functions sold after the third anniversary of the JV Closing Date.

(c) The rights of EPCOS Germany to receive any Seller Participation Payment (or any portion thereof) is non-transferable, whether by assignment, operation of law, a change of control of EPCOS Germany or otherwise, without the prior written consent of Purchaser, and any purported transfer without such prior consent of Purchaser shall be null and void; provided, however, that EPCOS Germany shall be entitled to assign its rights to receive any Seller Participation Payment (or any portion thereof) to any Affiliate thereof provided such Person was an Affiliate of EPCOS Germany prior to giving effect to any such assignment, change of control, or other transaction pursuant to which such Seller Participation Payment right was transferred.

(d) With respect to the operation of the Business and the use of the Acquired Assets by the Purchaser Group, JV Holding Singapore, the JV Subsidiaries and the their respective Affiliates after the JV Closing, each Seller Group member hereby acknowledges and agrees that each member of the Purchaser Group, JV Holding Singapore, each JV Subsidiary and each Affiliate thereof may act in its best interests with respect to managing the Business as governed by the JV Agreement, and has no fiduciary or other duty to maximize the Seller Participation Payments; provided, however, none of Purchaser nor its Affiliates shall intentionally act in bad faith for the sole purpose of minimizing the Seller Participation Payments payable hereunder. EPCOS Germany and each other Seller Group member acknowledges and agrees that certain provisions with respect to the Seller Participation Payments are set forth in the JV Agreement.

(e) Without limiting the terms and provisions of the JV Articles or the JV Agreement, the Parties expressly acknowledge, understand and agree that the receipt of Seller Participation Payments (if any) shall be a substitute for and in lieu of any right of EPCOS Germany (or any of its Affiliates) to receive any profit sharing, distributions, dividends or other payments of any kind or nature as a result of owning the Retained JV Interests. In the event that the Option Closing Date does not occur on or prior to the date that is three (3) years after the JV Closing Date, then Purchaser and EPCOS Germany shall negotiate in good faith regarding EPCOS Germany’s rights and status as a shareholder of JV Holding Singapore.

2.15 Purchaser Group.

(a) Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.15, one or more Affiliates of Purchaser to (i) purchase Acquired Assets (including the Acquired JV Interests, the Assumed Contracts and the Assumed Split Contract Rights), (ii) assume Assumed Liabilities, (iii) purchase the Retained JV Interests pursuant to Section 2.7 and/or (iv) employ Transferred Employees on and after the JV Closing Date, and any such Affiliate properly designated by Purchaser in accordance with this Section 2.15 shall become a member of the Purchaser Group.

(b) Purchaser, by way of a written notice to be delivered to Seller as soon as reasonably practicable, may change, or add any Affiliate of Purchaser to, the Purchaser Group; provided, that (i) any change in the Purchaser Group shall not be permitted if such change is reasonably expected to delay the JV Closing Date or delay or otherwise adversely affect the completion of the activities contemplated by the IT Carve Out Agreement; (ii) such notice shall contain appropriate information about the members of the Purchaser Group proposed to be added; (iii) each additional Purchaser Group member shall execute a joinder to this Agreement; and (iv) any additional incremental Taxes, costs and expenses arising from any change in the Purchaser Group members beyond those that would not have otherwise existed if such change to the Purchaser Group members had not occurred (“Purchaser Group Change Taxes”) shall be borne solely by the Purchaser Group.

3 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Seller to Purchaser on the date of this Agreement referring to the representations and warranties in this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Seller Disclosure Schedule shall qualify the corresponding Section or subsection in this Section 3 and any other such Section or subsection to which it is readily apparent on the face of such disclosure that such disclosure should apply.

3.1 Organization, Standing and Power; Subsidiaries.

(a) Each member of the Seller Group and the Additional Seller Group Company is (or, in the case of each New JV Subsidiary, as of the JV Closing Date will be) a legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized under Applicable Laws) under the laws of its respective jurisdiction of organization and has (or, in the case of each New JV Subsidiary, as of the JV Closing Date will have) all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being (or, in the case of each New JV Subsidiary, as its business as of the JV Closing Date will be) conducted and is (or, in the case of each New JV Subsidiary, as of the JV Closing Date will be) duly qualified to do business and is (or, in the case of each New JV Subsidiary, as of the JV Closing Date will be) in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Seller Material Adverse Effect. Seller has delivered (or, in the case of each New JV Subsidiary, will have delivered as of the JV Closing Date) to Purchaser a true and correct copy of the Organizational Documents of each JV Subsidiary, each as amended to date, and each as so delivered is in full force and effect. No Seller Group member or the Additional Seller Group Company is (and no New JV Subsidiary, as of the JV Closing Date, will be) in violation of any of the provisions of its Organizational Documents. Section 3.1(a) of the Seller Disclosure Schedule sets forth all jurisdictions in which each JV Subsidiary is, or has been (or, in the case of each New JV Subsidiary, as of the JV Closing Date will be), required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity. References in this Section 3.1(a) to the “Seller Group” do not include JV Holding Singapore, which is covered by Section 3.5.

(b) Section 3.1(b) of the Seller Disclosure Schedule sets forth (or, in the case of each New JV Subsidiary, as of the JV Closing Date will set forth) (i) the name and jurisdiction of incorporation or organization of each JV Subsidiary, (ii) the authorized and outstanding capital stock or other ownership interests of each JV Subsidiary, and (iii) the holder of record and beneficial owner of all of the outstanding shares or other ownership interests of each JV Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interests of each JV Subsidiary have been (or, in the case of each New JV Subsidiary, as of the JV Closing Date will be) duly authorized, and are (or, in the case of each New JV Subsidiary, as of the JV Closing Date will be) validly issued and fully paid and nonassessable and are not (or, in the case of each New JV Subsidiary, as of the JV Closing Date will not be) subject to any preemptive or similar rights. There are no (or, in the case of each New JV Subsidiary, as of the JV Closing Date there will be no) authorized or outstanding shares of capital stock or other ownership interests of any JV Subsidiary, or securities convertible into or exchangeable for such shares or ownership interests, and no options, warrants, rights, agreements or commitments to which any JV Subsidiary is a party or which are binding upon such JV Subsidiary providing for the issuance or redemption of any shares of such JV Subsidiary’s capital stock or other ownership interests, or securities convertible into or exchangeable for such shares or ownership interests. No JV Subsidiary has (or, in the case of each New JV Subsidiary, as of the JV Closing Date it will not have ) any direct or indirect equity ownership interest in any Person, joint venture or other entity. After giving effect to the Restructuring and the JV Closing, JV Holding Singapore will hold good and marketable title to all outstanding equity interests in the JV Subsidiaries, free and clear of all Encumbrances (other than restrictions under applicable securities laws), and with no other restrictions on the voting rights or other incidents of record and beneficial ownership of such equity interests, and with respect to German Newco, JV Holding Singapore will be the direct sole and unrestricted (other than restrictions under applicable securities laws) legal and beneficial owner of all equity interests in German Newco. Other than this Agreement, the JV Agreement and the JV Articles, and as contemplated by the Restructuring, there are no agreements to which either Seller or any Affiliate of Seller is a party or is bound with respect to the voting (including voting trusts or proxies) or transfers of any equity interests in the JV Subsidiaries.

(c) Section 3.1(c) of the Seller Disclosures Schedule sets forth a complete list of all Affiliates of Seller that conduct the Business or hold any of the Acquired Assets.

3.2 Authority.

(a) Seller has, and each other member of the Seller Group and the Additional Seller Group Company will have at the applicable Closing, all requisite corporate power and authority to enter into each Transaction Document to which Seller, such Seller Group member or the Additional Seller Group Company is a party. The execution and delivery of each Transaction Document and the consummation of the Transactions have been, or will be, duly authorized by all necessary corporate or similar action on the part of Seller, each other Seller Group member and the Additional Seller Group Company.

(b) This Agreement has been, and each other Transaction Document when executed and delivered will be, duly executed and delivered by Seller, each applicable Seller Group member and the Additional Seller Group Company, and, assuming the due execution and delivery by Purchaser and each other applicable Purchaser Group member, constitutes, or will constitute, the valid and binding obligation of Seller, the applicable Seller Group member and the Additional Seller Group Company enforceable against Seller, the applicable Seller Group member and the Additional Seller Group Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. Seller has the right, power and authority to bind its Affiliates as contemplated by this Agreement and the other Transaction Documents.

(c) Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) of the Seller Disclosure Schedule have been obtained or made, the execution and delivery of this Agreement, each other Transaction Document and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Organizational Documents of any Seller Group member or the Additional Seller Group Company, (ii) any Applicable Law, (iii) any Assigned Permit or Permit held by JV Holding Singapore or a JV Subsidiary in each case that is material to the operation of the Business, (iv) any Material Contract, or (v) any other Contract, Permit or order or decree of any Governmental Entity applicable to any Seller Group member or the Additional Seller Group Company, except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration, (A) in the case of clause (iv) arising as a result of the Seller Group or the Additional Seller Group Company not obtaining a Required Contract Consent or (B) in the case of clause (v) that would not reasonably be expected to have a Seller Material Adverse Effect.

(d) From the JV Closing, except to the extent such Agreement is subsequently amended or otherwise modified by Purchaser or its Affiliate, none of JV Holding Singapore, any JV Subsidiary nor any Purchaser Group member will have an obligation to supply any product or service that is not a Business Product under any Assumed Contract, any Assumed Split Contract, any Singapore Shared Contract (except for any such Contract under which any such obligation may not be assigned and transferred to Singapore Excluded Newco as provided herein, which will constitute a Singapore Shared Contract Retained Liability and in respect of which the provisions of Section 6.19(c) shall apply) or any other Contract to which a JV Entity will be a party as of immediately following the JV Closing.

3.3 Governmental Authorization.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by any Seller Group member or the Additional Seller Group Company in connection with the execution and delivery of this Agreement, the other Transaction Documents, or the consummation of the Transactions, except for (i) such filings and consents as may be required under for the Antitrust Approvals and (ii) the consents, filings and other actions described in Section 3.3(a) of the Seller Disclosure Schedule.

(b) The applicable Seller Group member or the Additional Seller Group Company has obtained each material Permit (i) pursuant to which the Seller Group and the Additional Seller Group Company currently operate the Business or hold any interest in the Acquired Assets; or (ii) that is required for the operation of the Business or the holding of any such interest in the Acquired Assets and all of such Permits are in full force and effect, in each case, except where the failure to obtain or have any such Permits would not reasonably be expected to have a Seller Material Adverse Effect. Section 3.3(b) of the Seller Disclosure Schedule sets forth each material Permit held by the Seller Group or the Additional Seller Group Company used in the operation of the Business or required for holding any Acquired Assets, and each such material Permit is held by a JV Subsidiary or is included in the Assigned Permits. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Assigned Permit.

3.4 Business Financial Information.

(a) Seller has delivered to Purchaser (i) historical financial information of Seller’s SAW business group as reported in the EPCOS Germany group reporting system and related supporting financial schedules for the fiscal years ended March 31, 2013 and March 31, 2014 and for the interim nine-month period ended December 31, 2014, and (ii) unaudited carve out financial information (balance sheet and statement of operations) on a combined and condensed basis (which reflects intercompany eliminations) with respect to the Business for the fiscal year ended March 31, 2015 (the “Carve Out Financial Information”, and together with the historical financial information referenced in the preceding clause (i), the “Business Financial Information”). The Business Financial Information referred to in the foregoing clause (i) (A) has been prepared in accordance with IFRS applied on a basis consistent with past practice, and (B) includes assets and liabilities that will not be part of the Business to be transferred to the Purchaser Group hereunder, and which have been adjusted on a pro-forma basis based on Seller’s best knowledge of the Transactions’ negotiation status as of the dates of the relevant Business Financial Information, and considering management assumptions and estimates. The Carve Out Financial Information has been prepared in accordance with US GAAP, applied on a consistent basis. The Business Financial Information represents the financial information related to the Business included in Seller’s financial reporting system in the respective periods. The figures presented are of the overall financial reporting system of the Seller, and the financial information given for the historical periods were finally part of Seller Group’s audited consolidated financial information. The Business Financial Information fairly reflects, in all material respects, the financial position and results of operations of the Business for the periods referred to therein.

(b) The Seller Group and the Additional Seller Group Company maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions related to the Business are executed with management’s general or specific authorizations; (ii) transactions related to the Business are recorded as necessary to permit preparation of financial statements in conformance with IFRS and to maintain accountability for assets; (iii) access to Acquired Assets is permitted only in accordance with management’s authorization; and (iv) with respect to the Business, the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) With respect to the Business, no Seller Group member or the Additional Seller Group Company is a party to, or otherwise involved in, any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Seller is a party, under which such Seller Group member or the Additional Seller Group Company has (i) any obligation under a contract that contingently requires a guarantor to make payments to a guaranteed party based on changes in an underlying that is related to an asset, a liability, or an equity security of the guaranteed party; (ii) any obligation under a Contract that contingently requires a guarantor to make payments to a guaranteed party based on another entity’s failure to perform under an obligating agreement (performance guarantees); (iii) any obligation under indemnification agreements (Contracts) that contingently require an indemnifying party (guarantor) to make payments to an indemnified party (guaranteed party) based on changes in an underlying that is related to an asset, a Liability, or an equity security of the indemnified party; (iv) any obligation under indirect guarantees of the Indebtedness of others, even though the payment to the guaranteed party may not be based on changes in an underlying that is related to an asset, a Liability, or an equity security of the guaranteed party; (v) a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets; (vi) any obligation, including a contingent obligation, under a Contract that would be accounted for as a derivative instrument; or (vii) any obligation, including a contingent obligation, arising out of an interest in the entity unconsolidated with the Business that is held by, and material to, the entity of the Business, where the unconsolidated entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the entity of the Business (in each case of clause (i) through (vii) above, except as otherwise included or provided for in the Business Financial Information).

3.5 Joint Venture.

(a) JV Holding Singapore is, or at the JV Closing will be, a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has, or at the JV Closing will have, all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted or as proposed to be conducted upon giving effect to the Restructuring, and is, or at the JV Closing will be, duly qualified to do business and is, or at the JV Closing will be, in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Seller Material Adverse Effect.

Seller has delivered, or as of the JV Closing Date will have delivered, to Purchaser a true and correct copy of the Organizational Documents of JV Holding Singapore, each as amended to date, and each as so delivered is in full force and effect. JV Holding Singapore is not, or as of the JV Closing Date will not be, in violation of any of the provisions of its Organizational Documents. Section 3.5(a) of the Seller Disclosure Schedule sets forth (or as of the JV Closing Date will set forth) all jurisdictions in which JV Holding Singapore is, or has been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity as of the JV Closing.

(b) Section 3.5(b) of the Seller Disclosure Schedule sets forth (or as of the JV Closing Date will set forth) (i) the name and jurisdiction of incorporation of JV Holding Singapore, (ii) the issued and paid-up share capital of JV Holding Singapore, and (iii) the legal and beneficial owner of all of the issued shares of JV Holding Singapore, in each case as of the formation of JV Holding Singapore and as of immediately prior to the JV Closing. All of the issued and paid-up shares of JV Holding Singapore, consisting solely of the Acquired JV Interests and the Retained JV Interests, have been or as of the JV Closing will be duly authorized, and are or as of the JV Closing will be validly issued and fully paid-up and not subject to any preemptive or similar rights. Except for the Acquired JV Interests and the Retained JV Interests, upon formation and as of immediately prior to the JV Closing there will be no issued shares or other ownership interests of JV Holding Singapore, or securities convertible into or exchangeable for such shares or ownership interests, and, except for this Agreement, the JV Articles and the JV Agreement, there are no options, warrants, rights, agreements or commitments to which JV Holding Singapore is a party or which are binding upon JV Holding Singapore providing for the issuance or redemption of any shares of JV Holding Singapore’s share capital or other ownership interests, or securities convertible into or exchangeable for such shares or ownership interests. Upon formation and through the JV Closing, JV Holding Singapore will have no direct or indirect equity ownership interest in any Person, joint venture or other entity, other than the JV Subsidiaries (after giving effect to the Restructuring).

(c) Upon payment in full of the JV Closing Purchase Price, good and marketable title to the Acquired JV Interests will pass to Purchaser, free and clear of all Encumbrances (other than restrictions under the JV Agreement, the JV Articles and applicable securities laws), and with no other restrictions on the voting rights or other incidents of record and beneficial ownership of such Acquired JV Interests.

(d) Upon payment in full of the Option Price, good and marketable title to the Retained JV Interests, will pass to Purchaser or another member of the Purchaser Group, free and clear of all Encumbrances (other than restrictions under applicable securities laws), and with no other restrictions on the voting rights or other incidents of record and beneficial ownership of such Retained JV Interests.

(e) Except for this Agreement, the JV Articles and the JV Agreement, there are no agreements to which Seller or any Affiliate of Seller is a party or is bound with respect to the voting (including voting trusts or proxies) or transfers of the Acquired JV Interests or the Retained JV Interests.

(f) JV Holding Singapore was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

3.6 Absence of Certain Changes. From March 31, 2015 (the “Balance Sheet Date”), (x) there has not occurred any change, event or condition that has resulted, or would reasonably be expected to result, in a Seller Material Adverse Effect and (y) except as expressly contemplated by this Agreement (including in order to effect the Restructuring as set forth in Section 2.1), the Seller Group and the Additional Seller Group Company have conducted the Business in the ordinary course consistent with past practice in all material respects and have not taken any of the following actions:

(a) sold, leased, licensed or otherwise disposed of or encumbered any of the Acquired Assets, other than dispositions or encumbrances (A) of assets with a fair market value not in excess of $1,000,000 or (B) in the ordinary course of business consistent with past practice;

(b) incurred any Indebtedness of JV Holding Singapore or any Indebtedness of the JV Subsidiaries in excess of $1,000,000 in the aggregate other than Indebtedness related to an Intercompany Account incurred in the ordinary course of business consistent with past practice that is settled prior to the JV Closing in accordance with Section 6.21;

(c) other than (A) Reimbursable CAPEX or (B) Non-Reimbursable CAPEX, made or committed to make any capital expenditures, capital additions or capital improvements related to the Business;

(d) materially reduced the amount of any insurance coverage with respect to the Business, the JV Subsidiaries, the Assumed Liabilities or the Acquired Assets provided by existing material insurance policies;

(e) terminated or waived any right of substantial value to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities, other than in the ordinary course of business;

(f) entered into any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Business;

(g) other than Permitted Intercompany Accounts and Assumed Intercompany Arrangements, entered into any transactions or Contracts with Affiliates of Seller that would be binding on JV Holding Singapore, the JV Subsidiaries or the Acquired Assets after the JV Closing;

(h) revalued any of the Acquired Assets, including writing down the value of the Acquired Inventory or writing off Accounts Receivable other than in the ordinary course of business or as required by changes in US GAAP; or

(i) other than in the ordinary course of business, made any material changes in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

3.7 Absence of Undisclosed Liabilities.

(a) None of Seller, any other Seller Group member or the Additional Seller Group Company has, or at the JV Closing will have, any Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with US GAAP related to the Business or the Acquired Assets other than (i) those set forth or adequately provided for in the combined and condensed balance sheet of the Business (which reflects intercompany eliminations) as of the Balance Sheet Date included in the Business Financial Information; (ii) those incurred in the ordinary course of business since the Balance Sheet Date and consistent with past practice in all material respects; and (iii) those incurred in accordance with this Agreement and the other Transaction Documents or in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents which are not material individually or in the aggregate.

(b) The Assumed Liabilities (including the Liabilities of JV Holding Singapore and the JV Subsidiaries) do not include any Liabilities other than those (i) set forth and adequately provided for in the Closing Balance Sheet, (ii) set forth on Section 3.7(b) of the Seller Disclosure Schedule, (iii) expressly approved by Purchaser pursuant to Section 5.1(b) or (iv) that are Assumed Liabilities pursuant to Section 2.4(a)(i).

3.8 Litigation. There is no private or governmental Legal Proceeding with potential Liabilities in excess of $3,000,000, or which requests or involves any form of injunctive relief, pending before any Governmental Entity, or, to the Knowledge of Seller, directly and overtly threatened by or against Seller or any Affiliate of Seller (or any officer or director of Seller or such Affiliate in his or her capacity as such) related to the Business, JV Holding Singapore, the JV Subsidiaries or the Acquired Assets. There is no judgment, injunction, decree or order against or in favor of any Seller Group member or the Additional Seller Group Company related to the Business, JV Holding Singapore, the JV Subsidiaries or the Acquired Assets that remains in effect.

3.9 Intellectual Property.

(a) Intellectual Property Rights.

(i) Disclosure of Certain Intellectual Property. Section 3.9(a)(i) of the Seller Disclosure Schedule is a complete and accurate list of: (x) all Registered Intellectual Property included in the Acquired IP, grouped by Acquired Patents, including the Wuxi Patents, and identifying the Acquired Jointly Owned Patents (including withdrawn, lapsed, abandoned or expired Patents included in the Acquired Patents, provided that, notwithstanding anything to the contrary, no other representations, or warranties set forth in this

Agreement shall apply with respect to any withdrawn, lapsed, abandoned or expired Patents included in the Acquired Patents), Trademarks, Copyrights, Acquired Domain Names and other Registered Intellectual Property (for example and without limitation registered designs); and (y) all common law and unregistered Trademarks included in the Acquired IP and setting forth for each of the foregoing items of Registered Intellectual Property under clause (x) above and as applicable, the title, application number, filing date, jurisdiction, and registration number for each item of such Registered Intellectual Property, indicating in each case the Seller Group member or Additional Seller Group Company that holds title to and any ownership interest in such Registered Intellectual Property. The issued Patents and Patent applications in Schedule III (Listed Patents) is a complete and accurate list of all issued Patents and Patent applications owned by Seller or its Affiliates that are primarily related to the field of the Business. The list of invention disclosures set forth on Schedule IV (Invention Disclosures) is a complete and accurate list of all invention disclosures prepared by the employees, contractors, counsel or other agents of Seller or any of its Affiliates in the course of performing services for Seller or its Affiliates that describe inventions primarily related to the field of the Business (including inventions related to any Acquired Technology or Business Product) and not yet claimed or embodied in any Patent application filed with any Registration Office. The list of Excluded Jointly Owned Patents in Schedule 2.3(l) and the Acquired Jointly Owned Patents identified in Schedule III (Listed Patents) is a complete and accurate list of all Patents related to the field of the Business that are jointly owned by Seller or its Affiliates and any third Person that is not an Affiliate of Seller.

(ii) Enforceability; No Challenges. Each item of Acquired Registered Intellectual Property is subsisting and in good standing, and to Seller’s Knowledge, valid and enforceable. To the actual knowledge of the individuals set forth on Schedule 3.9(a)(ii), there are no facts, information, or circumstances, including any facts or information that would constitute prior art, that would render any of the Acquired Registered Intellectual Property invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Acquired Registered Intellectual Property. Neither the Seller Group nor the Additional Seller Group Company, nor any of their counsel responsible for prosecuting Acquired Registered Intellectual Property, has misrepresented, or failed to disclose, any facts or information in any application or any correspondence with a Registration Office for or related to any Acquired Registered Intellectual Property that would constitute a breach of the duty of candor and disclosure, fraud or other inequitable conduct with respect to such application or that would otherwise affect the enforceability of any Acquired Registered Intellectual Property. With respect to each item of Acquired Registered Intellectual Property, neither Seller nor any of its Affiliates has received written notice of any inventorship challenge, opposition, cancellation, inter partes review, derivative proceeding, re-examination (including supplemental re-examination), interference, invalidity, unenforceability or other action or Legal Proceeding before any Registration Office relating to such Intellectual Property, nor to Seller’s Knowledge, does there exist any fact that could lead to the commencement of any such action or proceeding.

(iii) Filing. With respect to each item of Acquired Registered Intellectual Property, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been timely paid in full, and all necessary documents (including responses to office actions and other correspondence from a Registration Office) and certificates have been timely filed with all relevant Registration Offices for the purposes of prosecuting and maintaining such Registered Intellectual Property, in each case in accordance with Applicable Law and to the extent necessary to avoid loss or abandonment thereof. With respect to all Acquired Registered Intellectual Property (other than the Acquired Patents identified in Section 3.9(a)(i) of the Seller Disclosure Schedule as having lapsed, expired or been abandoned), each such item of Acquired Registered Intellectual Property has not been revoked, cancelled or rejected by a Registration Office, lapsed, expired or been abandoned. All Patents included in the Acquired Registered Intellectual Property have been prosecuted in good faith and no such Patent is subject to any terminal disclaimer.

(iv) Maintenance of Trademarks. With respect to registered and unregistered Trademarks included in the Acquired IP, the applicable Seller Group member(s) or the Additional Seller Group Company have taken commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks, including the value of and goodwill associated with such Trademarks. The Acquired Trademarks and the Acquired Domain Names are the only Trademarks and Domain Names owned by any Seller Group member or the Additional Seller Group Company that are used solely in connection with the Business.

(v) Trade Secrets. The Seller Group and the Additional Seller Group Company have taken reasonable measures and precautions to protect and maintain the confidentiality and value of all Trade Secrets and confidential information included in the Acquired IP or in the Business Licensed Intellectual Property, other than any Trade Secrets or confidential information intentionally disclosed without protection in the ordinary course of the Business after the exercise of reasonable business judgment. Except in the case of Persons that Applicable Law requires to maintain the confidentiality of Trade Secrets and confidential information, as applicable, including in light of the relationship between such Person and a member of the Seller Group or the Additional Seller Group Company (including outside legal counsel), no Seller Group member nor the Additional Seller Group Company has disclosed any such Trade Secrets or confidential information in which Seller or any of its Affiliates has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof, in each case other than unprotected disclosures intentionally made in the ordinary course of the Business after the exercise of reasonable business judgment. Neither Seller nor any Affiliate of Seller has received any written notice from any Person that there has been an unauthorized use or disclosure of any such Trade Secret or confidential information of any other Person.

(b) Ownership of and Right to Use Acquired IP; No Encumbrances.

(i) Ownership, Title. Except as set forth in Section 3.9(b)(i) of the Seller Disclosure Schedule, (A) a member of the Seller Group or the Additional Seller Group Company is the sole and exclusive owner of, and has good, valid and marketable title to, free and clear of all Encumbrances other than Permitted Encumbrances all Acquired IP, or with respect to all Acquired IP held by EPCOS Germany or German Newco, EPCOS Germany or German Newco, as applicable, is the unrestricted legal and beneficial owner of all such Acquired IP (and for clarity, except as set forth in Section 3.9(b)(i)(A) of the Seller Disclosure Schedule, neither a member of the Seller Group nor the Additional Seller Group Company jointly owns with any third Person any right, title or interest in or to any Acquired IP or any other Intellectual Property used in the conduct of the Business); (B) a member of the Seller Group or the Additional Seller Group Company has the sole and exclusive right to bring a claim, suit or other Legal Proceeding against any other Person for past, present or future infringement of the Acquired IP; and (C) no member of the Seller Group nor the Additional Seller Group Company has transferred ownership of, or granted any exclusive license or right to any Person with respect to, any Acquired IP. The above sentence does not apply to such Intellectual Property forming part of the Acquired IP that cannot be assigned or transferred under Applicable Laws; and regarding such Intellectual Property that cannot be assigned or transferred under Applicable Laws, (X) a member of the Seller Group or the Additional Seller Group Company is the sole and exclusive licensee or beneficiary, free and clear of all Encumbrances other than Permitted Encumbrances; (Y) a member of the Seller Group or the Additional Seller Group Company has the sole and exclusive right to bring a claim, suit or other Legal Proceeding against any other Person for past, present or future infringement of such Intellectual Property, except for such rights vesting with the owner of such non-transferable Intellectual Property under mandatory Applicable Laws; and (C) no member of the Seller Group nor the Additional Seller Group Company has transferred ownership to any rights granted to it, or granted any exclusive license or right to any Person. Prior to giving effect to the Termination and Assignment Agreements, TDK Japan, EPCOS Germany, EPCOS Inc. US, EPCOS Singapore, EPCOS Technology Wuxi and EPCOS Austria are the sole and exclusive owners of all right, title and interest in and to the Acquired Patents and are the only members of the Seller Group that own any right, title or interest of any kind or nature in the Acquired Patents and no other Seller Affiliates own any right, title or interest of any kind or nature in the Acquired Patents (other than any rights granted pursuant to the Initial Surviving Intercompany License Agreements and the German Newco License Agreement). After giving effect to the Termination and Assignment Agreements, and as of immediately prior to giving effect to the Patent Transfer Agreement and the Austria Termination and Assignment Agreement, TDK Japan, EPCOS Germany, EPCOS Inc. US, EPCOS Technology Wuxi (solely with respect to the Wuxi Patents) and EPCOS Austria will be the sole and exclusive owners of all right, title and interest in and to the Acquired Patents and will be the only members of the Seller Group that own any right, title or interest of any kind or nature in the Acquired Patents and no other Seller Affiliates will own any right, title or interest of any kind or nature in the Acquired Patents (other than any rights granted pursuant to the Initial Surviving Intercompany License Agreements and the German Newco License Agreement).

(ii) Sufficiency. The Acquired IP and the Intellectual Property owned by the Seller Group and the Additional Seller Group Company and licensed to Qualcomm Technologies and its Affiliates under the Retained IP License Agreement and/or under the Transitional Trademark License Agreement collectively constitute all of the Intellectual Property owned by the Seller Group and the Additional Seller Group Company that are used by the Seller Group and the Additional Seller Group Company in the conduct of the Business.

(c) Agreements Related to Acquired IP.

(i) Disclosure of Outbound Licenses. Section 3.9(c)(i) of the Seller Disclosure Schedule is a complete and accurate list of all Assumed Contracts, Assumed Split Contracts, Singapore Shared Contracts or other Contracts pursuant to which Seller or any existing or future Affiliate of Seller granted or is required to grant to any Person (including any

Affiliate of Seller) any right under or license, any covenant not to assert or sue or other immunity from suit under or any other rights, to any Acquired IP (excluding term-limited evaluation agreements and confidentiality/nondisclosure agreements), or where Seller or any existing or future Affiliate of Seller has undertaken or assumed any obligation to assert any Acquired IP against any Person prior to asserting any Intellectual Property against any other Person or any obligation to exhaust remedies as to any Intellectual Property against one or more Persons prior to seeking remedies against any other Person. Section 3.9(c)(i) of the Seller Disclosure Schedule specifies which of the Contracts listed therein include a license, covenant not to assert or other rights under any Patents. None of the Acquired Patents is subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which an Acquired Patent may not be enforced once the Acquired Patent is sold, transferred or assigned to any other Person. The ordinary course past practices of the Business prior to the date of this Agreement have not involved the grant to distributors or sales representatives of licenses, releases or other rights with respect to any Acquired IP, other than (i) non-exclusive Trademark licenses granted to distributors or sales representatives of any Seller Group member or the Additional Seller Group Company and (ii) research and development agreements with Persons providing services to any Seller Group member or the Additional Seller Group Company where a Seller Group member or the Additional Group Company owns the resulting Intellectual Property (except for rights vesting with such Person in any non-transferable Intellectual Property under mandatory Applicable Law and in any such case where ownership by a Seller Group member or the Additional Seller Group Company is not permitted under mandatory Applicable Law, such Person grants to a Seller Group member or the Additional Seller Group Company an irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable license or usage rights to the extent permitted by Applicable Law).

(ii) Disclosure of Inbound Licenses. Section 3.9(c)(ii)(A) of the Seller Disclosure Schedule is a complete and accurate list of all Contracts (other than Contracts for Public Software and Off-the-Shelf Software) to which Seller or any of its Affiliates is a party pursuant to which any Person granted or is required to grant to Seller or any existing or future Affiliate of Seller, including any Seller Group member or the Additional Seller Group Company, any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any Intellectual Property (excluding term limited evaluation agreements and confidentiality/nondisclosure agreements) used in the conduct of the Business, or where Seller or any Affiliate of Seller, including a member of Seller Group or the Additional Seller Group Company is the beneficiary of a covenant or obligation not to assert any Intellectual Property against Seller or any existing or future Affiliate of Seller prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against Seller, a member of Seller Group or the Additional Seller Group Company, related to the conduct of the Business (collectively, “Inbound Licenses”). Except as set forth in Section 3.9(c)(ii)(B) of the Seller Disclosure Schedule and except for Intellectual Property that is part of the Acquired IP that cannot be assigned or transferred to a Seller Group member or the Additional Seller Group Company under Applicable Laws and that is exclusively licensed to a Seller Group member or the Additional Seller Group Company and transferred to a JV Subsidiary, Purchaser or a Purchaser Group member pursuant to or under the Transaction Documents, no Intellectual Property used in the conduct of the Business is exclusively licensed to Seller or any Affiliate of Seller, including any member of the Seller Group or the Additional Seller Group Company.

Neither Seller nor any of its Affiliates is contractually obligated to prosecute and/ or maintain any Business Licensed Intellectual Property that is Registered Intellectual Property. Section 3.9(c)(ii)(A) of the Seller Disclosure Schedule specifies which of the Contracts listed therein include a license, covenant not to assert or other rights under any Patents.

(iii) Disclosure of Other Intellectual Property Agreements. Section 3.9(c)(iii) of the Seller Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts to which Seller or any of its Affiliates is a party: (A) regarding joint development of any Acquired IP, Acquired Technology or Business Products or any other Intellectual Property or Technology used in the conduct of the Business, excluding any Contracts pursuant to which Seller or any Affiliate of Seller owns the Intellectual Property developed under such Contract; (B) by which Seller or any existing or future Affiliate of Seller is required to grant, sell or assign any ownership right or title to any Acquired IP, (C) by which Seller or any of its Affiliates is assigned or granted an ownership interest in the Acquired IP (other than written Contracts with employees and independent contractors that assign or grant to Seller or any of its Affiliates ownership of Intellectual Property developed in the course of providing services to Seller or its Affiliate); (D) under which Seller or any of its Affiliates grants to any Person an option or right of first refusal or negotiation relating to ownership of or licenses for any Acquired IP or under which Seller or any of its Affiliates receives an option or right of first refusal from any Person relating to the ownership of or licenses for any Intellectual Property used in the Business; (E) under which any Person is granted any right to access Business Source Code or to use Business Source Code, including the right to create derivative works of Business Products; (F) pursuant to which Seller or any of its Affiliates has deposited or is required to deposit with an escrow agent or any other Person the Business Source Code or other Acquired Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Business Source Code; and (G) limiting Seller’s, any other Seller Group member’s or the Additional Seller Group Company’s ability to conduct the Business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of any Acquired IP or Business Products, including any covenant not to compete having such effect.

(iv) Royalties. Neither Seller nor any Affiliate of Seller has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person (other than compensation paid to employees by Seller or any of its Affiliates in accordance with Seller’s or its Affiliate’s standard forms of employee agreement and pursuant to Applicable Laws with respect to employee inventor compensation and policies adopted pursuant thereto) by reason of ownership, or for the use, exploitation, practice, development, licensing, sale or disposition of any Acquired IP, Business Licensed Intellectual Property, Acquired Technology or Business Product. Except for Assumed Patent Payment Obligations, employee inventor compensation included in the calculation of Final Working Capital as current liabilities, or amounts that are paid by Seller or its Affiliates within one hundred twenty (120) days after the JV Closing Date, Seller and its Affiliates have or will have paid all employee inventor compensation as required by Applicable Laws with respect to employee inventor compensation and as individually agreed with the respective inventors. The contractual commitments and internal policies adopted by Seller and its Affiliates with respect to employee inventor compensation concerning inventions claimed in the Acquired Patents prior to the JV Closing Date complied with Applicable Laws, and Seller and its Affiliates have complied with such contractual commitments and internal policies (for the avoidance of doubt, without limiting Purchaser’s (or its Affiliate’s) liability and obligations with respect to the Assumed Patent Payment Obligations).

(v) No Upstream Affiliate Licenses. No Contracts to which Seller or any of its Affiliates is a party that relate to the Business, or that are included in the Assumed Contracts, Singapore Shared Contracts, or Assumed Split Contracts, are Upstream Affiliate Licenses (other than any Contract with respect to Intellectual Property owned or controlled by Seller or any of its Affiliates prior to the JV Closing Date, including the Initial Surviving Intercompany License Agreements and the German Newco License Agreement).

(d) Public Software. In connection with the conduct of the Business, neither Seller nor any of its Affiliates distributes or provides to any Person, including any customer or supplier, (i) any software tools, software development kits, product development kits, acoustic simulation kits for surface acoustic wave (SAW) filter design, or the like, (ii) any test or reference software, except for the test or reference software listed in Section 3.9(d) of the Seller Disclosure Schedule, or (iii) development boards that include any software or firmware. In connection with the conduct of the Business, neither Seller nor any of its Affiliates (or any of their employees or contractors on behalf of Seller or any of its Affiliates) contributes any software to any Public Software project. No Business Product is Public Software. No Business Product is derived from in any manner (in whole or in part) or links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software, in a manner that would subject such Business Product to Open License Terms. Without limiting the foregoing, neither Seller nor any of its Affiliates uses any Public Software, including any Public Software cells or designs, in any hardware design language code or net lists for any Business Product.

(e) No Restrictions or Third Party Infringement of Acquired IP.

(i) No Restrictions. Neither Seller nor any Affiliate of Seller is a party to any Legal Proceeding, outstanding decree, order or judgment, or any stipulation entered in the course of any Legal Proceeding, restricting in any manner the use, transfer or licensing by Seller or such Affiliate of any Acquired IP, Intellectual Property licensed to Qualcomm Technologies under the Retained IP License Agreement, Business Licensed Intellectual Property, or the use, manufacture, transfer, sale, importation or licensing by Seller or any of its Affiliate of any Business Products or Acquired Technology.

(ii) No Infringement by Other Persons. To Seller’s Knowledge, no Acquired IP has been infringed, misappropriated or violated by any third Person.

(f) No Infringement by Seller. Except with respect to any Intellectual Property under which Seller or any Affiliate of Seller was licensed (or received any covenant not to assert or sue or other immunity or similar rights) pursuant to any Inbound License under which the Business or the JV Subsidiaries will cease to benefit as a result of the Transactions and the Transaction Documents (whether or not designated at any time as an Assumed Contract), and except as otherwise set forth in Section 3.9(f) of the Seller Disclosure Schedule: (i) neither the conduct of the Business (including using, practicing and otherwise exploiting, in the conduct of the Business and in a manner consistent with the scope of the licenses and rights granted under the Retained IP License Agreement, any Technology delivered by Seller or an Affiliate of Seller to any Purchaser Group member in the course of the Transactions), nor the making, using, offering for sale, selling, distributing and/ or importing of any Acquired Technology or any Business Product does or will constitute misappropriation, dilution, unlawful use or direct infringement, or, to Seller’s Knowledge, contributory infringement, of any Intellectual Property other than Patents of any third Person; and (ii) to Seller’s Knowledge, neither the conduct of the Business (including using, practicing and otherwise exploiting, in the conduct of the Business and in a manner consistent with the scope of the licenses and rights granted under the Retained IP License Agreement, any Technology delivered by Seller or an Affiliate of Seller to any Purchaser Group member in the course of the Transactions), nor the making, using, offering for sale, selling, distributing and/ or importing of any Acquired Technology or any Business Product does or will directly infringe Patents of any third Person or constitute indirect infringement or contributory infringement of any Patents of any third Person (or the substantial equivalent thereof, in jurisdictions that do not use the terms “indirect infringement” or “contributory infringement”), provided that, Seller shall not be in breach of the representations and warranties set forth in this Section 3.9(f) to the extent any infringement (including any indirect infringement, contributory infringement or any substantial equivalent thereof), misappropriation, dilution or unlawful use arises out of changes or modifications made by Purchaser or any of its Affiliates to the Business, Acquired Technology or Business Products after the JV Closing; provided, however that the foregoing exception shall not apply with respect to such a change or modification if such change or modification was set forth in a product or technology roadmap of Seller for Acquired Technology or Business Products that was in effect as of the JV Closing Date and Seller had Knowledge that the implementation of such change or modification infringes any Patent of any third Person, unless any Purchaser Group member or JV Entity had knowledge that the implementation of such change or modification infringes or misappropriates any Intellectual Property right of any third Person in which case the foregoing exception shall apply. During the six (6) years immediately preceding the JV Closing Date, no Person has asserted in a written document delivered to Seller or an Affiliate of Seller or otherwise threatened directly and overtly, and to Seller’s Knowledge there were no facts during such six (6)-year period that could give rise to a claim or allegation, nor has Seller or any Affiliate of Seller received any other written notification during such six (6)-year period, alleging that the Business, any Business Product or any Acquired Technology directly or indirectly infringes, misappropriates or constitutes dilution or unlawful use of any Person’s Intellectual Property. During the six (6) years immediately preceding the JV Closing Date, no Person has notified Seller or any of its Affiliates in writing that Seller or any of its Affiliates requires a license to any Person’s Intellectual Property in the conduct of the Business and neither Seller nor any Affiliate of Seller has received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property with respect to the Business. During the six (6) years immediately preceding the JV Closing Date, except as identified to Purchaser, neither Seller nor any of its Affiliate has obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Business, the Acquired Technology, or any Business Product.

(g) Employee and Contractor Agreements. All current and former employees, consultants and independent contractors (including students) of any member of the Seller Group or the Additional Seller Group Company or any of their Affiliates, who are or were involved in, or who have contributed in any manner to the creation or development of, any

Acquired IP, Acquired Technology, Intellectual Property or Business Products have executed and delivered to the applicable Seller Group member or the Additional Seller Group Company or Affiliate thereof a valid, binding, and enforceable written Contract (containing no exceptions to or exclusions from the scope of its coverage other than (i) subject matter created outside of the scope of the employment or engagement, and (ii) exceptions and exclusions required to comply with Applicable Laws) regarding (x) the protection of proprietary information and (y) the irrevocable assignment of all right, title and interest (including Intellectual Property rights), or where such assignment is not permitted under Applicable Laws, the granting of irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable licenses or usage rights, each, to the extent permitted by Applicable Laws, to the applicable Seller Group member or the Additional Seller Group Company or an Affiliate thereof of such Acquired IP, Acquired Technology and/or Business Product, except in the case of (x) above where such employees, consultants and independent contractors (including students) are required by Applicable Laws to protect proprietary information and/or in the case of (y) above where all such rights, title and interest vest pursuant to Applicable Laws in Seller or its Affiliates. Such Contracts with current and former employees are substantially similar to the form of invention assignment and employment Contracts previously delivered by Seller to Purchaser. Where necessary under Applicable Law, all members of the Seller Group and the Additional Seller Group Company or any of their Affiliates have claimed the rights in employee inventions in accordance with Applicable Law, so that the inventors’ rights were assigned to Seller or its Affiliates. To Seller’s Knowledge, no current or former employee, consultant or independent contractor is in material breach of any Contract or arrangement regarding the protection of proprietary information and the irrevocable assignment or the granting of exclusive, transferrable and sublicensable usage rights to the applicable Seller Group member or the Additional Seller Group Company of such Acquired IP. Seller has identified in Section 3.9(g) of the Seller Disclosure Schedule all material Contracts pursuant to which any consultant or independent contractor or any other Person (other than an employee) was engaged by Seller or any of its Affiliates whereby such consultant, contractor or other Person conceived, reduced to practice, created, derived, developed or made any Acquired IP (including any such Contracts under which any of the relevant Intellectual Property is not owned by Seller or its Affiliates due to the assignment thereof not being permitted under Applicable Law (and instead of ownership, to the extent permitted by Applicable Law, the granting of irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable licenses or usage rights thereunder to Seller or its Affiliate)). For clarity, the representations and warranties in this Section 3.9(g) shall not limit the scope of the representations and warranties of Seller in Section 3.9(b)(i) or Section 3.18(b) to the extent matters covered in this Section 3.9(g) relate to the ownership and title matters covered in Sections 3.9(b)(i) and 3.18(b).

(h) Moral Rights. All current and former employees, consultants and independent contractors of Seller and its Affiliates who authored in jurisdictions in which Applicable Law recognizes Moral Rights any Works included in the Acquired Technology have waived their Moral Rights and have agreed to a covenant not to assert their Moral Rights, in each case, if and to the extent permitted by Applicable Law.

(i) No Release of Source Code. Neither Seller nor any Affiliate of Seller has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any

Business Source Code, except for disclosures to employees, independent contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services for Seller or any of its Affiliates. No event has occurred, and to Seller’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Business Source Code.

(j) No Standards Bodies. Neither Seller nor any Affiliate of Seller is now nor has ever been, and to Seller’s Knowledge no previous owner of any Acquired IP owned or purported to be owned by Seller or any of its Affiliate was during the duration of its ownership of any Acquired IP, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that obligates Seller, its Affiliate or such previous owner to grant or offer to any other Person any license or other right to any Acquired IP.

(k) No Government Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Acquired IP or Acquired Technology (collectively, “Government Involvement”). With respect to any such Government Involvement identified in the Seller Disclosure Schedule, the Seller Group and the Additional Seller Group Company have complied with the provisions of all Applicable Law and the applicable Contract(s) with respect to such Government Involvement, including protecting Intellectual Property, and providing information and documents to the applicable Governmental Entity in order, to the extent possible, (i) not to lose ownership or other rights in or to any Intellectual Property or Technology and (ii) not grant broader rights or licenses to any Intellectual Property or Technology than those rights and licenses required under Applicable Law or those rights and licenses granted under the applicable Contract related to such Government Involvement.

(l) No Limits on Purchaser’s Rights. The execution, delivery or performance of this Agreement, the Transaction Documents, or any ancillary agreement contemplated hereby or thereby, the consummation of the transactions contemplated by this Agreement, the Transaction Documents or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on Purchaser’s right, title or interest in or to the Acquired IP or, to Seller’s Knowledge, any Inbound License under any Assumed Contract (if and only to the extent that any necessary consent with respect to the applicable Assumed Contract is received, which consent, if the applicable Assumed Contract is a Material Contract, is set forth on Section 3.2(c) of the Seller Disclosure Schedule), nor will it cause (i) Seller or any Affiliate of Seller to grant to any third Person any right to or with respect to any Acquired IP pursuant to any Contract entered prior to the JV Closing Date by Seller or any Affiliate of Seller, (ii) the Purchaser Group or the JV Subsidiaries to be bound by, or subject to, any non-compete or other restriction on the operation or scope of the Business pursuant to any Contract entered prior to the JV Closing Date by Seller or any Affiliate of Seller, or (iii) the Purchaser Group or the JV Subsidiaries to be obligated to pay any royalties or other fees or consideration pursuant to any

Contract entered prior to the JV Closing Date by Seller or any Affiliate of Seller with respect to use of Intellectual Property of any third Person in the conduct of the Business in excess of those payable by Seller or any of its Affiliate in the absence of this Agreement or the transactions contemplated hereby pursuant to such agreement, to the extent the Business is conducted after the JV Closing Date in substantially the same manner as conducted prior to the JV Closing Date.

(m) Transferability of Intellectual Property. All Acquired IP is fully transferable (including, (i) the transfer to the JV Subsidiaries and the Purchaser Group of all exclusive licenses granted to a Seller Group member and the Additional Seller Group Company with respect to any Intellectual Property included in the Acquired IP that is non-transferrable under Applicable Laws and (ii) where transferability includes the granting to the JV Subsidiaries and the Purchase Group of an exclusive license of the broadest scope possible under Applicable Laws where Intellectual Property included in the Acquired IP is non-transferable under Applicable Laws), and alienable by the Seller Group and the Additional Seller Group Company without restriction (except restrictions stipulated by Applicable Law) and without obligation of Purchaser to make further payment of any kind (excluding taxes, duties or other government charges) to any third Person.

(n) Existing Intercompany Agreements. A complete and accurate list of each Existing Intercompany Agreement, together with a brief description of each, is set forth in Section 3.9(n) of the Seller Disclosure Schedule.

(o) Intellectual Property Legal Proceedings. There is no private or governmental Legal Proceeding pending before any Governmental Entity, or, to the Knowledge of Seller, threatened directly and overtly by or against Seller or any Affiliate of Seller (or any officer or director of Seller or such Affiliate in his or her capacity as such) (i) involving the assertion by Seller or any of its Affiliate of any Acquired Patent or other Acquired IP against any Person, or (ii) related to the Seller Group’s and the Additional Seller Group Company’s ability to execute, deliver or perform its obligations under the Retained IP License Agreement. There is no private or governmental Legal Proceeding pending against Seller, any other Seller Group member or the Additional Seller Group Company or, to the Knowledge of Seller, that is directly and overtly threatened by or against Seller or any Affiliate of Seller (or any officer or director of Seller or such Affiliate in his or her capacity as such), nor to Seller’s Knowledge has any claim or demand been made in writing, against Seller, any other Seller Group member or the Additional Seller Group Company, and no Seller Group member or the Additional Seller Group Company has received any written notice that challenges (i) the right, title or interest of Seller, the Seller Group or the Additional Seller Group Company in, to or under the Acquired Technology, Acquired IP or Business Licensed Intellectual Property that is the subject of an Assumed Contract, Assumed Split Contract or Singapore Shared Contract; or (ii) the validity, enforceability or claim construction of any Acquired Patent.

3.10 Business Products.

(a) All Business Products sold by any member of the Seller Group or the Additional Seller Group Company conform and comply in all material respects with the terms and requirements of all applicable contractual obligations, applicable express and implied warranties (to the extent not subject to legally effective express exclusions thereof) and

Applicable Law and no customer or other Person has asserted or threatened directly and overtly to assert any claim against Seller or any of its Affiliates under or based upon any contractual obligation or warranty provided by or on behalf of Seller or any of its Affiliates with respect to any Business Products.

(b) No Business Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). Seller, the other Seller Group members and the Additional Seller Group Company have taken steps reasonably necessary to prevent the introduction of Viruses into Acquired Technology.

(c) Section 3.10(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all known failures of the Business Products to comply with the technical specifications and documentation for the Business Products during the fifteen (15) month period prior to the date of this Agreement. During the two (2) year period prior to the date of this Agreement, neither Seller nor any Affiliate of Seller has recalled or been required to recall any Business Products.

3.11 Export Control for Business Products. Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the applicable export control classification category for each Business Product exported from the EU by any Seller Group member or the Additional Seller Group Company under Annex I of the EU Dual Use Regulation (Regulation (EC) 428/2009). None of the Business Products exported by any Seller Group member or the Additional Seller Group Company requires an export license under any applicable national dual use legislation of an EU Member State from which an export is made. None of the Business Products exported by any Seller Group member or the Additional Seller Group Company is listed as a military item requiring an export permit under the laws of the United States of America or any EU Member State. Section 3.11(b) of the Seller Disclosure Schedule contains a complete and accurate list of any export licenses applicable to each Business Product and no exports have occurred without a required license or pursuant to an applicable license exception.

3.12 Privacy; Security Measures.

(a) Privacy. Each Seller Group member and the Additional Seller Group Company has complied in all material respects with all Applicable Law, contractual obligations and Seller’s, the applicable Seller Group member’s and the Additional Seller Group Company’s privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information, including personal data within the meaning of EU Directive 95/46/EC or similar Applicable Law (“Personal Data”) collected by or on behalf of such Seller Group member or the Additional Seller Group Company related to the Business and the Acquired Assets, and each Seller Group member and the Additional Seller Group Company have taken appropriate and industry standard technical and organizational measures as required by Applicable Law or otherwise reasonably necessary to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing. The execution, delivery and performance of this

Agreement and any ancillary agreement contemplated hereby will comply in all material respects with all Applicable Law relating to the protection of Personal Data and with Seller’s and each other Seller Group member’s and the Additional Seller Group Company’s privacy policies. In the past five (5) years, no Seller Group member or the Additional Seller Group Company has received a material complaint regarding any Seller Group member’s or the Additional Seller Group Company’s collection, use or disclosure of Personal Data related to the Business or the Acquired Assets.

(b) Security Measures. Each Seller Group member and the Additional Seller Group Company has, in all material respects, implemented and maintained, consistent with industry standard practices and their contractual and other obligations to other Persons, security and other technical and organizational measures as required by Applicable Law or otherwise reasonably necessary to protect all computers, networks, software and systems used in connection with the operation of the Business and use of the Acquired Assets (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse. Seller has provided to Purchaser all of Seller’s, each Seller Group member’s and the Additional Seller Group Company’s material documents regarding disaster recovery and security plans, and procedures relating to Information Systems used in the Business. To Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security of Information Systems affecting the Business or the Acquired Assets.

3.13 Minute Books. The minute books of JV Holding Singapore, each New JV Subsidiary, EPCOS Singapore and EPCOS Technology Wuxi (in the case of the two preceding JV Subsidiaries, for the three (3) years prior to the date hereof) contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the applicable time of formation through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. All such minutes have been provided to Purchaser.

3.14 Material Contracts.

(a) All of the Material Contracts are listed in Section 3.14(b) of the Seller Disclosure Schedule (other than those which are Material Contracts solely pursuant to Section 3.14(b)(vi), which are listed on Schedule 2.2(b)(iv) hereof) and a true, correct and complete copy of each such Material Contract has been delivered to Purchaser. With respect to each Material Contract: (i) such Material Contract is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to the applicable Seller Group member or the Additional Seller Group Company, and, to Seller’s Knowledge, is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) neither the applicable Seller Group member or the Additional Seller Group Company nor, to Seller’s Knowledge, any other party is in material breach or default, and neither the applicable Seller Group member nor the Additional Seller Group Company has notified any Person and no Person has notified in writing the applicable Seller Group member or the Additional Seller Group Company of any such breach or default. No Seller Group member or the Additional Seller Group Company is party to any oral contract, agreement or other legally binding arrangement that would constitute a Material Contract.

(b) “Material Contract” means any Contract to which (x) JV Holding Singapore or any JV Subsidiary is a party, or (y) Seller or any Affiliate of Seller is a party and is related to the Business:

(i) that is a customer Contract entered into with any Significant Customer or that is a distributor Contract with any distributor that constitutes a Significant Customer;

(ii) that is a supply or procurement Contract entered into with any Significant Supplier;

(iii) that is an Assumed Cross-License Agreement;

(iv) that is required to be listed in Section 3.9(c) of the Seller Disclosure Schedule;

(v) with respect to the sale of Business Products that contains (A) a capacity reservation that requires any Seller Group member or the Additional Seller Group Company to acknowledge purchase orders within such capacity reservation or (B) a commitment to supply Business Products beyond an active purchase order;

(vi) that is an Assumed Contract requiring Seller or such Affiliate of Seller to indemnify any Person with respect to the conduct of the Business or the sale of Business Products without an express cap or similar liability limitation, excluding (A) for the avoidance of doubt, exceptions to liability limitations for fraud, intentional or willful breach and similar customary exceptions and (B) confidentiality or non-disclosure agreements;

(vii) granting any material exclusive rights with respect to the Acquired Interests, the Retained JV Interests, or any Acquired IP or other Acquired Assets to any party (including any material right of first refusal, right of first offer or right of first negotiation with respect to the Acquired Interests, the Retained JV Interests, or any Acquired IP or other Acquired Assets);

(viii) evidencing Indebtedness of JV Holding Singapore or a JV Subsidiary, or otherwise included in the Assumed Liabilities, in an aggregate principal amount in excess of $1,000,000;

(ix) that materially limits or purports to materially limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time (excluding (A) any field of use or similar limitations under license agreements, (B) any covenants relating to the nonsolicitation of employees or service providers and (C) distribution Contracts under which a non-exclusive distributor is granted the right to sell specific products to a defined group of customers, subject to such distributor meeting agreed performance criteria);

(x) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(xi) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) in the past three (3) years or for which a Seller Group member has an ongoing obligation, other than (A) Contracts involving aggregate consideration not in excess of $5,000,000, and (B) Contracts under which the applicable acquisition or disposition has been consummated and there are no outstanding rights or ongoing obligations that are material to the Business;

(xii) providing for an outstanding commitment for capital expenditures in excess of $1,000,000 that would be binding on the Purchaser Group, JV Holding Singapore or a JV Subsidiary after the JV Closing Date;

(xiii) that is a Relevant Lease; or

(xiv) any Contract not otherwise set forth on Section 3.14(b) of the Seller Disclosure Schedule that would reasonably be expected to have a Seller Material Adverse Effect if breached by Seller or any of its Affiliates in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) with respect to the Business; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

(c) Except for the consents with respect to Material Contracts set forth in Section 3.2(c) of the Seller Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by the Seller Group and the Additional Seller Group Company of the Transactions to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any material right under or the incurrence of any material obligation under, such Material Contract.

3.15 Real Estate. Each of the Assumed Leases and the primary lease for the US Sublease (the “Relevant Leases”) is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. None of the Relevant Leases have been cancelled, mutually terminated or challenged in writing wholly or in part, and to Seller’s Knowledge, such dissolution has not been directly and overtly threatened neither for now nor the future and no side agreements have been made with respect to the lease of the properties subject to such leases. No Seller Group member has transferred or assigned an Assumed Lease or sublet any portion of the property covered by the Assumed Leases. True and correct copies of each of the Relevant Leases have been provided to Purchaser. The applicable Seller Group member has paid all rents, operating expenses and other service charges in full to the extent such rents, operating expenses and charges are due and payable under the Relevant Leases. To Seller’s Knowledge, neither the applicable Seller Group member nor the applicable landlord or sub-landlord is in default under any of the Relevant

Leases. No Seller Group member has been granted any rent-free periods, construction subsidies, or other incentives which lead to a payment obligation under the Assumed Leases for the future. Neither JV Holding Singapore nor any JV Subsidiary owns, and has never owned, any real property, and no Seller Group member or the Additional Seller Group Company owns, or has ever owned, any real property primarily used in the Business or with respect to the Acquired Assets.

3.16 Accounts Receivable. Subject to any reserves set forth in the Closing Balance Sheet, the Accounts Receivable are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates (provided, that EPCOS Germany and its Affiliates sell Business Products to TDK Japan for resale to Japanese customers), are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. No Seller Group member or the Additional Seller Group Company has been notified in writing that any outstanding Accounts Receivable is being disputed by the payor thereof, and to Seller’s Knowledge, the Accounts Receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Closing Balance Sheet.

3.17 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document referenced on the Seller Disclosure Schedule.

3.18 Title to Acquired Assets; Sufficiency.

(a) The Seller Group and the Additional Seller Group Company have good and marketable title to all of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and with respect to all Acquired Assets held by EPCOS Germany or German Newco, EPCOS Germany or German Newco, as applicable, is the unrestricted legal and beneficial owner of all such Acquired Assets. EPCOS Germany will have, as of the JV Closing, good and marketable title to the Acquired JV Interests, free and clear of all Encumbrances (other than restrictions under the JV Agreement, the JV Articles and applicable securities laws). No Affiliate of Seller not included in the Seller Group or the Additional Seller Group Company (i) holds title to, or has an ownership in, any of the Acquired Assets, or (ii) holds any Assets that would be Acquired Assets if held by a Seller Group member or the Additional Seller Group Company. After giving effect to the JV Closing, (A) JV Holding Singapore (through the JV Subsidiaries) or the Purchaser Group, as applicable, will hold the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and (B) Purchaser will hold the Acquired JV Interests free and clear of all Encumbrances (other than restrictions under the JV Agreement, the JV Articles and applicable securities laws). EPCOS Singapore does not hold any ownership interest in or title to any Module Design Assets or any Module Design IP. Except the foregoing sentence with respect to Module Design IP, this Section 3.18(a) does not address Intellectual Property matters, which are addressed exclusively in Section 3.9.

(b) Neither Seller nor any Affiliate of Seller (other than EPCOS Germany, EPCOS Technology Wuxi and EPCOS Austria) holds any ownership interest in or title to any Module Design IP. Neither Seller nor any Affiliate of Seller (other than EPCOS Germany, EPCOS Singapore, EPCOS Technology Wuxi and EPCOS Austria) holds any ownership interest in or title to any non-Patent Acquired IP.

(c) The plants, tangible property and equipment of the Seller Group and the Additional Seller Group Company that are included in the Acquired Assets are in all material respects in good operating condition and repair, subject to normal wear and tear.

(d) Upon the JV Closing and after giving effect to the Transition Services Agreements, this Agreement and the other Transaction Documents, together with the services and rights being provided to JV Holding Singapore and the JV Subsidiaries thereunder (including any alternative arrangements effected pursuant to Section 6.19), the Acquired Assets (including the Acquired Assets held by the JV Subsidiaries) will constitute all of the Assets necessary for the Purchaser Group to conduct the Business in all material respects as conducted by the Seller Group and the Additional Seller Group Company immediately prior to the JV Closing. This Section 3.18(d) does not address Intellectual Property matters, which are addressed exclusively in Section 3.9.

3.19 Customers. Section 3.19 of the Seller Disclosure Schedule sets forth the top twenty-eight (28) customers of the Business for each of (a) the twelve (12) month period ended on March 31, 2015 and (b) the twelve (12) month period ended on March 31, 2014, in each case based on gross revenue over such period (collectively, the “Significant Customers”). Since March 31, 2015, no Significant Customer has notified in writing (i) any member of the Seller Group or the Additional Seller Group Company, or (ii) to the Knowledge of Seller, any distributor selling Business Products to a Significant Customer, that such Significant Customer has canceled or otherwise terminated or materially and adversely modified, or that it intends to cancel or otherwise terminate or materially and adversely modify, its relationship with respect to the Business.

3.20 Suppliers. Section 3.20 of the Seller Disclosure Schedule sets forth (a) the single source and critical suppliers of the Business and (b) the top thirty (30) suppliers of the Business for each of (i) the twelve (12) month period ended on March 31, 2015 (ii) the twelve (12) month period ended on March 31, 2014, in each case based on gross purchases over such period (collectively, the “Significant Suppliers”). Neither Seller, any other member of the Seller Group or the Additional Seller Group Company nor any JV Subsidiary has received written or formal notice that any such Significant Supplier has ceased, substantially reduced, or intends to cease or substantially reduce the distribution of raw materials, supplies, services, merchandise and other goods to the Business or intends to sell raw materials, supplies, services, merchandise and other goods to the Business at any time after the JV Closing on terms and conditions materially less favorable to those used in its current sales to the Business, subject only to general and customary price increases.

3.21 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” means any Applicable Laws that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials.

(ii) “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) Seller, the other members of the Seller Group and the Additional Seller Group Company are and have been in compliance in all material respects with all Environmental Laws relating to the properties or facilities used, leased or occupied by Seller, the other members of the Seller Group and the Additional Seller Group Company at any time in connection with the operation of the Business (collectively, the “Business Facilities”; such properties or facilities currently owned, used, leased or occupied by Seller, the other Seller Group members or the Additional Seller Group Company in connection with the operation of the Business are defined herein as “Current Business Facilities”), and to Seller’s Knowledge no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of the Business Facilities that may or will give rise to liability of JV Holding Singapore, any JV Subsidiary or the Purchaser Group (after the JV Closing) under Environmental Laws. To Seller’s Knowledge, there are no Hazardous Materials present in the surface waters, structures, groundwaters or soils of or beneath any of the Current Business Facilities and Business Facilities formerly owned by Seller, the other Seller Group members or the Additional Seller Group Company. There neither are nor, to Seller’s Knowledge, have been any aboveground or underground storage tanks for Hazardous Materials at the Current Business Facilities. No employee of Seller, any other Seller Group member or the Additional Seller Group Company, or any other Person, has claimed that Seller, any other Seller Group member or the Additional Seller Group Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material in connection with Seller’s, the other Seller Group members’ and the Additional Seller Group Company’s operation of the Business. No civil, criminal or administrative action, proceeding or investigation is pending against Seller, any other Seller Group member or the Additional Seller Group Company, or, to Seller’s Knowledge, directly and overtly threatened against Seller, any other Seller Group member or the Additional Seller Group Company, with respect to Hazardous Materials or Environmental Laws in connection with Seller’s, the other Seller Group members’ and the Additional Seller Group Company’s operation of the Business, the Current Business Facilities or any other Business Facilities.

3.22 Taxes.

(a) As used in this Agreement, the terms “Tax” or “Taxes” means any federal, state or local tax (including corporate income tax, trade tax, indirect tax (including value-added tax and goods and services tax), wage tax, withholding tax or any other tax), social security, pensions, subsidies, tariffs, customs duties or duties under German (or any other jurisdiction) mandatory law together with any interest, penalty, fine, costs and similar charges and all charges accessory to the foregoing and liability claims (Haftungsschulden) imposed by any Governmental Entity (hereinafter referred to as a “Taxing Authority”) and contractual assumptions or Tax sharing agreements and all corresponding foreign Taxes (including stamp duty and similar duties) irrespective of whether assessed or not by any Taxing Authority which are related to the Acquired Assets, to the Assumed Liabilities or to the JV Entities.

(b) JV Holding Singapore and the JV Subsidiaries have prepared and timely filed (taking into account valid extensions of the applicable due date) all returns, estimates, information statements and reports required to be filed by or on behalf of each of them with any Taxing Authority relating to Taxes (“Tax Returns”) that relate to income or other Taxes concerning or attributable to JV Holding Singapore or the JV Subsidiaries or their respective operations or the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period and which are required to be filed (taking into account valid extensions of the applicable due date) as of the date hereof, and such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes due and owing by each of the JV Holding Singapore and the JV Subsidiaries for any Pre-Closing Tax Period have been paid by each of them.

(c) As of the date hereof, JV Holding Singapore and each JV Subsidiary have, and as of the JV Closing Date, will have, in accordance with Applicable Laws, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold, all required amounts of Taxes, and (ii) timely paid all amounts so withheld to the appropriate Taxing Authority.

(d) JV Holding Singapore and each JV Subsidiary have paid to the appropriate Taxing Authority, or, if payment is not yet due, will pay, to the appropriate Taxing Authority, all Taxes imposed on JV Holding Singapore and on such JV Subsidiary for all taxable periods ending on or before the JV Closing Date.

(e) No extension of time has been requested or granted for JV Holding Singapore or for any JV Subsidiary to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid, except for extensions which have been granted by Taxing Authorities in the ordinary course in compliance with applicable Tax laws. There are no presently outstanding waivers or extensions or requests for waiver or extension extending any statute of limitations or extending the period for the assessment or collection of any Tax which agreement or waiver is currently in effect.

(f) There are no liabilities for unpaid Taxes that have not been accrued for or reserved on the Business Financial Information, whether asserted or unasserted, contingent or otherwise.

(g) Neither JV Holding Singapore nor any of the JV Subsidiaries (i) is a party to any Tax-sharing agreement or similar arrangement other than an agreement that will terminate on a date on or prior to the JV Closing Date with no further payment being required to be made by any of JV Holding Singapore or of the JV Subsidiaries, (ii) has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax, other than in connection with ordinary course transactions relating primarily to matters other than taxation.

(h) Section 3.22(h) of the Seller Disclosure Schedule sets forth (it being understood that such section of the Seller Disclosure Schedule may be updated prior to the JV Closing Date in accordance with Section 5.6(d)) (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that JV Holding Singapore and the JV Subsidiaries have in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement as well as any ongoing conditions or requirements which must be met in order to continue to qualify for such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate Tax programs or policies affecting JV Holding Singapore and the JV Subsidiaries. JV Holding Singapore and the JV Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity.

(i) No claim has been made by a Taxing Authority in a jurisdiction where JV Holding Singapore or a JV Subsidiary does not file Returns to the effect that it may be subject to Tax by that jurisdiction. Neither JV Holding Singapore nor any of the JV Subsidiaries have ever had a permanent establishment, as defined under Applicable Law, in any country, other than the country of its incorporation.

(j) No Return of JV Holding Singapore or of the JV Subsidiaries has been audited by a Governmental Entity or Taxing Authority, nor is any such audit in process.

(k) Seller has made available to Purchaser copies of all income and other Returns of JV Holding Singapore and each JV Subsidiary filed for all periods since (and including) fiscal year 2010.

(l) None of the Acquired Assets constitute a “United States Real Property Interest” within the meaning of Section 897(c)(1) of the Code.

(m) No power of attorney with respect to Taxes has been granted with respect to JV Holding Singapore or any JV Subsidiary.

(n) JV Holding Singapore and each JV Subsidiary have collected and remitted to the appropriate Governmental Entity all amounts of sales, use, value added, goods and services and similar Taxes that were required to have been collected or withheld for all Pre-Closing Tax Periods.

(o) The purchase price that will be paid by the purchasers under the Singapore Carve Out Agreement for the Singapore Excluded Assets will represent the fair market value of such assets.

(p) The consideration under the China Technology Transfer Agreement and the Singapore Termination and Assignment Agreement for the termination of the interests, including any economic ownership interest, that each of EPCOS Technology Wuxi and EPCOS Singapore have in the Acquired Patents will represent the fair market value (as determined in the Purchase Price Allocation) of such interests.

3.23 Employee Benefit Plans.

(a) Section 3.23(a) of the Seller Disclosure Schedule contains an accurate and complete list of each material plan, program, policy, practice, contract, agreement or other arrangement maintained by any Seller Group member or the Additional Seller Group Company (not including, for the avoidance of doubt, contributions, payments and benefits under mandatory Applicable Law) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, jubilee payments, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by a Seller Group member or the Additional Seller Group Company for the benefit of any Business Employee or consultant of the Business (collectively, the “Business Employee Plans”). No Seller Group member or the Additional Seller Group Company has made any plan or commitment to establish any new Business Employee Plan or to modify any Business Employee Plan (except to the extent required by Applicable Law or to conform any Business Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Purchaser in writing, or as expressly required by this Agreement).

(b) Documents. Seller has provided to Purchaser (i) correct and complete copies of all documents embodying each Business Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Business Employee Plan), (ii) if the Assets under a Business Employee Plan constitute Acquired Assets, the most recent annual and periodic accounting of the relevant Business Employee Plan assets in the possession of a Seller Group member or the Additional Seller Group Company, (iii) all material written agreements and contracts relating to each Business Employee Plan (including all Key Employees’ current employment agreements with Seller or its applicable Affiliate and any other employment agreements that provide any contractual notice period (not including statutory notice period) exceeding twelve (12) months in duration, any change of control benefits or any contractual severance benefits exceeding the applicable statutory severance benefits), as well as administrative service agreements and group insurance contracts relating to any Business Employee Plan, (iv) all communications to any Business Employees, leading to material deviations from the terms and conditions of an Business Employee Plan as reflected in the plan documents pursuant to clause (i) above, (v) all material correspondence to or from any Governmental Entity relating to any Business Employee Plan (including all rulings or notices issued by any Governmental Entity with respect to any Business Employee Plan), and (vi) the IRS determination, opinion, or advisory letter confirming the tax-qualified status of each applicable Business Employee Plan, if any.

(c) Business Employee Plan Compliance. Seller and its Affiliates have performed all material obligations required to be performed by them under, are not in default or violation of, and Seller has no Knowledge of any material default or violation by any other party of, any Business Employee Plan, and each Business Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with Applicable Law. There are no actions, suits, audits, investigations, or claims pending or, to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Business Employee Plan or against the assets of any Business Employee Plan. Seller or its Affiliate has timely made all contributions and other payments required by and due under the terms of each Business Employee Plan. Each Business Employee Plan required to be funded by Applicable Law or the terms of such plan is, has been, or will be funded as of the JV Closing, subject to and to the extent required by Applicable Law or the relevant plan. Seller has no Knowledge of any event that could give rise to loss of the tax-qualified or tax-exempt status of any Business Employee Plan, where applicable.

(d) Pensions. Section 3.23(d)(i) of the Seller Disclosure Schedule contains (i) in respect of the Seller Group members or the Additional Seller Group Company, an accurate and complete list of all Business Employees on a no-name basis (i.e., providing a pseudonym for each employee) and describing the applicable pension or insurance scheme applicable to that individual and (ii) in each applicable country or jurisdiction, to the extent the Liabilities with respect thereto are included in the Assumed Liabilities, the total amount of pension entitlements (vested or unvested) of all Business Employees in each such country or jurisdiction as of November 30, 2015, calculated in accordance with US GAAP (Section 3.23(d)(i) of the Seller Disclosure Schedule not including, for the avoidance of doubt, pension obligations, contributions, payments and benefits that are mandatory under Applicable Law). In respect of the Seller Group members in China and Singapore, there are no, and have not been any, Business Employee Plans that would provide pension entitlements to current employees, former employees, current pensioners or surviving dependents other than required by Applicable Law. There are no individuals whose pensions entitlements were settled or individuals with whom there are any disputes (whether in or out of court) around pension matters. All present and future obligations under or in connection with any pension commitments of the Seller Group members or the Additional Seller Group Company, be it vis-à-vis employees, life insurance companies, a support fund (Unterstützungskasse), a pension fund (Pensionsfond, Pensionskasse), or any other entity being entitled to any payments in connection with any pension commitments, including obligations arising by operation of law, pertaining to periods prior to the JV Closing have either been fulfilled or are fully funded. All relevant fiscal directives and regulations have been observed and there are no disputes (whether in or out of court) with fiscal authorities around pension matters.

(e) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Business Employee (ii) result in any forgiveness of indebtedness of any Business Employee, (iii) materially increase any benefits otherwise payable by the Seller Group or the Additional Seller Group Company to the Business Employees or (iv) result in the acceleration of the time of payment or vesting of any such benefits of a Business Employee. Except for the Business Employee Plans applicable to the

Automatic Transferred Employees or as set forth on Section 3.23(e) of the Seller Disclosure Schedule, no Business Employee Plan requires assumption thereof by JV Holding Singapore, any of the JV Subsidiaries, Purchaser or any other Purchaser Group member. No Business Employee Plan covering employees or other service providers in the United States (each, a “US Business Employee Plan”) has terms requiring the assumption thereof by Purchaser or any Purchaser Group member, and neither Purchaser nor any Purchaser Group member shall have any Liability or obligation with respect to any US Business Employee Plan. No payment, deemed payment, or any other benefit under any Business Employee Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or result in an excise tax under Section 4999 of the Code.

3.24 Employee Matters.

(a) Section 3.24(a) of the Seller Disclosure Schedule (which schedule contains certain aggregated information with respect to certain upper management employees at EPCOS Technology Wuxi and EPCOS Singapore, but shall be updated within thirty (30) days after the date hereof to include the specific and individualized information for all Business Employees employed by EPCOS Technology Wuxi and EPCOS Singapore) (the “Business Employee Schedule”) sets forth a true, correct and complete list of the Business Employees) in each case on a no-name basis (i.e., providing a unique number identifier for each Business Employee that remains unchanged), setting forth, with respect to each Business Employee and as of the date of this Agreement, (i) such Business Employee’s position, annual base remuneration, rate of compensation, total extra pay for shift work in the 12 months period ending on June 30, 2015, accrued but unused vacation and annual target incentive compensation for the current fiscal year, (ii) such Business Employee’s employer (i.e., the relevant member of the Seller Group or the Additional Seller Group Company), (iii) whether such Business Employee is on a leave of absence (including the anticipated return to work date), (iv) whether such Business Employee is primarily engaged in the Module Design Business or otherwise designated as a Module Design Employee (each such Business Employee, a “Module Design Employee”), (v) whether such Business Employee is an Automatic Transferred Employee or a Non-Automatic Transferred Employee and (vi) whether such Business Employee is a Shared Service Employee; it being understood that (x) the classifications as “Automatic Transferred Employee”, “Non-Automatic Transferred Employee” or “Shared Service Employee” is made for information purposes, only, and does not constitute a representation of Seller, (y) the Business Employee Schedule shall be updated during the Pre-Closing Period in accordance with Section 6.6(g), and (z) the employees set forth on Schedule 3.24(a)(z) are not Business Employees and will remain as employees of the applicable Seller Group member.

(b) Section 3.24(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the consultants and independent contractors of Seller and its Affiliates involved in the development of Intellectual Property (except such contractors and consultants who have earned less than $60,000 or an equivalent amount in any other currency in 2014 and are not expected to earn higher fees in the aggregate in the year 2015 than such amount) that are primarily engaged in the Business (the “Business Contractors”), and for each the nature of the services provided, compensation for the services provided, the length of the engagement, the location of the Business Contractor, whether the engagement has been terminated by written notice by either party. Seller has provided to Purchaser copies of all Contracts for each Business Contractor.

(c) The Seller Group and the Additional Seller Group Company, with respect to the Business Employees, are in compliance in all material respects with the Applicable Laws respecting employment or termination thereof, including all Applicable Law with respect to discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt or nonexempt, where such differentiation is made according to Applicable Law, and workers as independent contractors), wages, hours and occupational safety and health and employment practices, employee privacy rights, leaves of absences, reasonable accommodation for employees with disabilities and have not engaged in any unfair labor practice. The Seller Group and the Additional Seller Group Company have withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries, and other payments to the Business Employees; and are not liable for any arrears of wages, compensation, social security contributions, Tax, penalties or other sums for failure to comply with any of the foregoing.

(d) The Seller Group and the Additional Seller Group Company have paid in full to all Business Employees and Business Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Business Employees and Business Contractors. The Seller Group and the Additional Seller Group Company are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistently with past practice). The Seller Group and the Additional Seller Group Company have no material unsatisfied obligations to any Business Employees, former employees primarily engaged in the Business, or their respective qualified beneficiaries pursuant to any Applicable Law governing health care coverage extension or continuation.

(e) There are no material Legal Proceedings pending or, to the Knowledge of Seller, threatened, between a member of the Seller Group or the Additional Seller Group Company, on the one hand, and any or all of the Business Employees or former employees primarily engaged in the Business, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no Legal Proceedings related to the Business against the Seller Group or the Additional Seller Group Company under any workers compensation plan or policy or for long term disability. The Seller Group and the Additional Seller Group Company are not bound by any consent decree with, or citation by, any Governmental Entity relating to Business Employees or employment practices related to the Business.

(f) No Seller Group member or the Additional Seller Group Company is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract or other commitments of a collective nature (e.g., works agreements) with respect to Business Employees and no collective bargaining agreement, union contract or other commitments of a collective nature are being negotiated by a Seller Group member or the Additional Seller Group Company with respect to the Business Employees. No work stoppage or labor strike against a Seller Group member or the Additional Seller Group Company related to the Business is pending, or, to the Knowledge of Seller, threatened. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Seller, threatened relating to any labor matters involving any Business Employee, including charges of unfair labor practices.

(g) Neither the execution, delivery or performance of this Agreement or any agreement entered into pursuant to this Agreement, nor the consummation of any of the Transactions contemplated hereunder and thereunder, will or may (either alone or upon the occurrence of any additional or subsequent events) result in any payment (whether of severance pay or otherwise and whether or not under any plan), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee or Business Contractor or provide such individuals with a right to terminate their agreements.

3.25 Insurance. The Seller Group and the Additional Seller Group Company have policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Business and the Acquired Assets. To Seller’s Knowledge, there is no material claim pending under any of such policies or bonds related to the Business or the Acquired Assets as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Seller Group and the Additional Seller Group Company are otherwise in compliance with the terms of such policies and bonds in all material respects. Seller has no Knowledge of any written threatened termination of any policy or bond that is material to the Business, the Acquired Assets, JV Holding Singapore or any JV Subsidiary.

3.26 Compliance With Laws. Since January 1, 2012, the Seller Group and the Additional Seller Group Company have complied with, and are currently in compliance with, in each case in all material respects, and have not received any written notices of material violation with respect to, any Applicable Law with respect to the conduct of the Business, or the ownership or operation of the Acquired Assets. This Section 3.26 does not relate to privacy, environmental, tax, employee benefit plan and employment, international trade and unlawful payment matters, which are covered exclusively by Sections 3.12, 3.21, 3.22, 3.23, 3.24, 3.28 and 3.29, respectively.

3.27 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Seller Group or the Additional Seller Group Company in connection with the Transactions, this Agreement or any other Transaction Document.

3.28 International Trade Matters. Each Seller Group member and the Additional Seller Group Company has been in material compliance with and has not been in material violation of any applicable International Trade Law, including all laws and regulations related to the import and export of commodities, software, and technology from and into the jurisdictions in which the members of the Seller Group or the Additional Seller Group Company import and export commodities, software and technology, and the payment of required duties and tariffs in connection with the conduct of the Business. Seller has no basis to expect, nor has it or any other Person for whose conduct the Seller Group or the Additional Seller Group Company is or may be held to be responsible received, any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” means United States statutes, laws and regulations applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, the U.S. Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder, and any similar statues, laws and regulations in jurisdictions outside the United States applicable to international transactions.

3.29 Absence of Unlawful Payments. None of (a) Seller, (b) any other Seller Group member or the Additional Seller Group Company, (c) any director, officer, employee, agent or Representative of any Seller Group member or the Additional Seller Group Company has offered, authorized, made, paid or received, directly or indirectly, any bribes, kickbacks, or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person, on behalf of the Business; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation.

3.30 Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any agreement to which Seller or its Affiliate is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right with respect to (a) the Acquired Assets (including the Acquired IP), (b) the Acquired JV Interests or (c) the Retained JV interests.

3.31 Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary (“Insolvency Proceedings”), affecting, the Seller Group or the Additional Seller Group Company (other than as a creditor) or any of the Acquired Assets is pending or is being contemplated by the Seller Group or the Additional Seller Group Company, or is, to the Knowledge of Seller, being threatened against the Seller Group or the Additional Seller Group Company by any other Person, and no Seller Group member or the Additional Seller Group Company has made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such Insolvency Proceedings. Immediately after giving effect to the consummation of the Transactions: (a) each Seller Group member and the Additional Seller Group Company will be able to pay the Retained Liabilities attributable to such Seller Group member or the Additional Seller Group Company as they become due; (b) the Excluded Assets (calculated at fair market value) retained by such Seller Group member or the Additional Seller Group Company will exceed the Retained Liabilities of such Seller Group member or the Additional Seller Group Company; (c) taking into account all pending and threatened litigation notified in writing to the Seller Group members and the Additional Seller Group Company, and final judgments against a Seller Group member or the Additional Seller Group Company, such Seller Group member or the Additional Seller Group Company will be able to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller Group member or the Additional Seller Group Company; and (d) taking into account all assets and Liabilities as well as all claims that are due or will fall due and are relevant for finding of illiquidity, imminent illiquidity or over-indebtedness in any JV Entity, do not constitute an obligation or grant the right to apply voluntarily or by statutory obligation for any Insolvency Proceedings over any JV Entity in any of the relevant jurisdictions.

3.32 Inventory. All Acquired Inventory, whether or not reflected in the Closing Balance Sheet, as of the JV Closing will consist, in all material respects, of a quality and quantity usable and, solely with respect to finished goods that constitute Acquired Inventory, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Closing Balance Sheet. Immediately prior to the JV Closing, all Acquired Inventory will be owned by the applicable Seller Group member or the Additional Seller Group Company free and clear of all Encumbrances, other than Permitted Encumbrances, and no Acquired Inventory will be held on a consignment basis. As of the JV Closing, the quantities of each item of Acquired Inventory (whether raw materials, work-in-process or finished goods) will not be excessive in any material respect, but will be reasonable in the then-present circumstances of the Business. As of the JV Closing, all Acquired Inventory, unless in transit, will be located at the real property that is leased pursuant to the Assumed Leases, the US Sublease, the Austria Lease or the Warehouse Lease.

3.33 Intercompany Transactions. Other than the Transaction Documents, there are no Contracts between Seller or any of its Affiliates, on the one hand, and JV Holding Singapore or any JV Subsidiary, on the other hand, that will remain in effect following the JV Closing (for the avoidance of doubt, without prejudice to the Assumed Intercompany Arrangements that will remain in effect between the applicable JV Entities following the JV Closing as contemplated hereby).

4 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows.

4.1 Organization, Standing and Power. Each member of the Purchaser Group and Purchaser Parent is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Purchaser Material Adverse Effect.

4.2 Authority.

(a) Each of Purchaser Parent and Purchaser has, and each other member of the Purchaser Group will have at the applicable Closing, all requisite corporate or similar power and authority to enter into each Transaction Document to which Purchaser Parent, Purchaser or such Purchase Group member is a party. The execution and delivery of each Transaction Document and the consummation of the Transactions have been duly authorized by all necessary corporate or similar action on the part of Purchaser Parent, Purchaser and each other Purchaser Group member. This Agreement has been, and each other Transaction Document when executed and delivered will be, duly executed and delivered by Purchaser Parent, Purchaser and each applicable Purchaser Group member, and, assuming the due execution and delivery by Seller, the applicable Seller Group member or the Additional Seller Group Company, constitutes, or will constitute, the valid and binding obligation of Purchaser Parent, Purchaser and the applicable Purchaser Group member enforceable against Purchaser Parent, Purchaser and the applicable Purchaser Group member in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(b) No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Purchaser Parent or any member of the Purchaser Group in connection with the execution and delivery of this Agreement by Purchaser Parent and any member of the Purchaser Group or the consummation by the Purchaser Group of the Transactions, except for (i) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Purchaser Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement; and (ii) such Antitrust Approvals as may be required.

(c) The execution and delivery of this Agreement, each other Transaction Document and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Organizational Documents of the Purchaser Parent or any Purchaser Group member, or (ii) any Applicable Law or material Contract to which Purchaser Parent or any Purchaser Group member is a party or is otherwise bound, except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration, in the case of clause (ii) that would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.3 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Purchaser Group in connection with the Transactions, this Agreement or any other Transaction Document.

4.4 Sufficient Funds. The Purchaser Group will have at each Closing sufficient funds to pay all the consideration payable thereupon to the applicable Seller Group members or the Additional Seller Group Company as required by this Agreement, and to make all other necessary payments in connection with the transactions to be effected at each Closing.

4.5 Trademark License. Upon the JV Closing, the trademark license agreement between Purchaser Parent and Qualcomm Technologies will include a license to the JV Subsidiaries to use the Trademarks owned by Purchaser Parent in the conduct of the Business.

5 Conduct Prior to the Closing.

5.1 Conduct of the Business.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the JV Closing Date (the “Pre-Closing Period”), Seller agrees (except (w) as required by Applicable Law, (x) to the extent expressly provided by this Agreement (including in order to effect the Restructuring as set forth in Section 2.1), (y) as set forth in Section 5.1(a) of the Seller Disclosure Schedule or (z) as consented to in writing by Purchaser): (i) to carry on the Business in the ordinary course consistent with past practice in all material respects; (ii) to pay the debts and Taxes of the Business, JV Holding Singapore and the JV Subsidiaries when due and in a manner consistent with current practices; (iii) to pay or perform all other material obligations of the Business, JV Holding Singapore and the JV Subsidiaries in a manner consistent with current practices; and (iv) to use commercially reasonable efforts to preserve substantially intact the Business, keep available the services of the Business Employees and preserve substantially intact the relationships of the Business with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Business.

(b) Without limiting the foregoing, except (x) as required by Applicable Law, (y) as expressly provided by this Agreement (including in order to effect the Restructuring as set forth in Section 2.1) or (z) as set forth in Section 5.1(b) of the Seller Disclosure Schedule, during the Pre-Closing Period Seller shall not, nor shall Seller cause or permit any of the following, without the written consent of Purchaser:

(i) Charter Documents. Cause or permit any amendments to the Organizational Documents of JV Holding Singapore (other than effecting the JV Articles) or any JV Subsidiary.

(ii) Changes in Capital Stock. (i) Issue or sell any capital stock, equity interests, notes, bonds or other securities of JV Holding Singapore or any JV Subsidiary (or any option, warrant or other right to acquire the same) or (ii) redeem any of the capital stock or equity interests of JV Holding Singapore or any JV Subsidiary.

(iii) Intellectual Property. Enter into or amend any Contracts pursuant to which Seller, any Seller Group member, the Additional Seller Group Company or any of their respective Affiliates transfers, assigns or grants releases, licenses or other similar rights (including any covenant not to sue/assert) to any Person of any type or scope with respect to any Acquired IP, other than (i) non-exclusive Trademark licenses granted to distributors or sales representatives of any Seller Group member or the Additional Seller Group Company entered into or amended in the ordinary course of the Business and in a manner consistent with past practices of the Business, and (ii) research and development agreements with Persons providing services to any Seller Group member or the Additional Seller Group Company where a Seller Group member or the Additional Group Company owns the resulting Intellectual Property (except for rights vesting with such Person in any non-transferable Intellectual Property under mandatory Applicable Law and in any such case where ownership by a Seller Group member or the Additional Seller Group Company is not permitted under mandatory Applicable Law, such Person grants to a Seller Group member or the Additional Seller Group Company an irrevocable, exclusive, worldwide, royalty-free, fully paid, transferrable and sublicensable license or usage rights to the extent permitted by Applicable Law), including the right to grant non-exclusive licenses to such Persons for research and development purposes, in the ordinary course of the Business in a manner consistent with past practices of the Business.

(iv) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the Acquired Assets, other than dispositions or encumbrances (A) of assets with a fair market value not in excess of $1,000,000 or (B) in the ordinary course of business consistent with past practice.

(v) Indebtedness. Other than any unsecured Indebtedness under Assumed Intercompany Arrangements or unsecured Indebtedness relating to an Intercompany Account incurred in the ordinary course of business consistent with past practice in an amount not to exceed $22,000,000 that is settled prior to the JV Closing in accordance with Section 6.21, incur any secured Indebtedness of any JV Entity or any unsecured Indebtedness of any JV Entity in excess of $5,000,000 in the aggregate.

(vi) Agreements. Other than in the ordinary course of business consistent with past practice, enter into, terminate or amend (A) any Contract relating to the sale of Business Products to customers of the Seller Group or to the purchase of parts and components from suppliers of the Seller Group for use in the Business Products or (B) any Material Contract or any Contract that would be a Material Contract if in existence on the date of this Agreement.

(vii) Capital Expenditures. Other than (A) Reimbursable CAPEX or (B) Non-Reimbursable CAPEX, commit to make any capital expenditures, capital additions or capital improvements related to the Business.

(viii) Insurance. Materially reduce the amount of any insurance coverage with respect to the Business, the JV Subsidiaries, the Assumed Liabilities or the Acquired Assets provided by existing material insurance policies.

(ix) Termination or Waiver. Terminate or waive any right of substantial value to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities, other than in the ordinary course of business.

(x) Lawsuits. Commence a Legal Proceeding, or enter into a settlement agreement, with respect to the Business, JV Holding Singapore, the JV Subsidiaries, the Acquired Assets or the Assumed Liabilities other than (A) for the routine collection of bills in the ordinary course of business consistent with past practice, (B) in such cases where Seller in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business, provided that Seller consults with Purchaser prior to the filing of such a Legal Proceeding and such Legal Proceeding does not involve any Acquired IP or the assertion of any Acquired Patent, (C) for a breach of this Agreement or any other Transaction Document or (D) any such Legal Proceeding or settlement agreement that does not involve any Acquired IP or the assertion of any Acquired Patent and, together with all such Legal Proceedings or settlements, does not involve claims in excess of $5,000,000 in the aggregate.

(xi) Consolidations. Enter into any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any JV Subsidiary or JV Holding Singapore.

(xii) Affiliate Transactions. (A) Except for Permitted Intercompany Accounts and Assumed Intercompany Arrangements, enter into any transactions or Contracts with Affiliates of Seller that would be binding on JV Holding Singapore, the JV Subsidiaries or the Acquired Assets after the JV Closing, (B) assign or transfer any Contract of Seller or any Affiliate of Seller to JV Holding Singapore or a JV Subsidiary that is not an Assumed Contract, or (C) cause or permit JV Holding Singapore or a JV Subsidiary to assume any Liability of Seller or any Affiliate of Seller that is not an Assumed Liability set forth in Section 2.4(a).

(xiii) Employee Relocations. Relocate or commit to relocate, a material number of Business Employees to locations that are greater than twenty (20) miles from such Business Employees’ respective locations as of the date hereof.

(xiv) Permits. Take any action that would result in the expiration, lapse, termination, or abandonment of any Assigned Permit or any other Permit that is material to the Business.

(xv) Employee Benefit Plans; New Hires; Pay Increases. (A) materially amend any Business Employee Plan or adopt any plan that would constitute a Business Employee Plan except in order to comply with Applicable Law, (B) hire any new employee that would constitute a Business Employee, except that the Seller Group and the Additional Seller Group Company may (x) hire non-executive Business Employees with a salary less than $150,000 in the ordinary course, or (y) replace any non-executive Business Employee with a salary less than $150,000 that has terminated employment with the Seller Group or the Additional Seller Group Company, or (C) increase the benefits, salaries or wage rates of any Business Employee, other than (x) in the ordinary course of business consistent with past practice in an amount that, with respect to an individual, does not exceed 10% of such individual’s base compensation as of the date hereof, (y) in connection with any promotion of a Business Employee made in the ordinary course of business consistent with past practice, or (z) in connection with annual merit increases in the ordinary course of business consistent with past practice.

(xvi) Taxes. Other than in the ordinary course of business, (A) make or change any material election in respect of Taxes, (B) adopt or change any accounting method in respect of Taxes or change an annual accounting period, (C) file any material Return or any amendment to any material Return, (D) settle any material claim or assessment in respect of Taxes, or (E) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case of clauses (A) through (D) related to the Business, JV Holding Singapore, the JV Subsidiaries, the Acquired Assets or the Assumed Liabilities.

(xvii) Revaluation. Revalue any of the Acquired Assets, including writing down the value of the Acquired Inventory or writing off Accounts Receivable other than in the ordinary course of business or as required by changes in US GAAP.

(xviii) Accounts Receivable. Other than in the ordinary course of business, make any material changes in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

(xix) Upstream Affiliate License. Enter into any Upstream Affiliate License, or amend or modify any existing Contract to cause such Contract to become an Upstream Affiliate License.

(xx) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through (xix) above.

5.2 No Solicitation.

(a) During the Pre-Closing Period, Seller shall not, directly or indirectly through any Affiliate or Representative of Seller: (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, sale of shares of capital stock or similar transactions involving any Seller Group member or the Additional Seller Group Company that would include the Business, JV Holding Singapore or any of the Acquired Assets (other than sales of Assets in the ordinary course of business) (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

(b) Seller shall promptly notify Purchaser (and no later than forty-eight (48) hours) after receipt by Seller (or its Representatives or Affiliates) of any Acquisition Proposal or any request for nonpublic information or for access to the properties, books or records of any Seller Group member by any Person or entity that informs Seller, its Representatives or its Affiliate that it is considering making an Acquisition Proposal.

5.3 IT Carve Out Agreement. As soon as practicable after the formation of German Newco, EPCOS Germany, Purchaser Parent, German Newco and TDK Europe shall enter into the IT Carve Out Agreement in the form as attached hereto as Exhibit FF (the “IT Carve Out Agreement”) providing for the setup of a new IT system (including IT infrastructure and software applications) for the operation of the Business by the JV Subsidiaries, with such new IT system to provide the features, function and performance specified in the IT Carve Out Agreement. EPCOS Germany and TDK Europe will, and will cause German Newco to, fulfill their respective covenants and obligations set forth in the IT Carve Out Agreement.

5.4 Acquired Registered Intellectual Property.

(a) During the Pre-Closing Period, the Seller Group and the Additional Seller Group Company will not cease or abandon the prosecution or maintenance of any Acquired Registered Intellectual Property and will continue to prosecute and maintain all Acquired Registered Intellectual Property and the inventions described in the invention disclosures in Schedule IV (Inventions Disclosures), including, by timely paying all filing, examination, registration, maintenance, renewal and other fees and taxes due any Registration Office and timely filing all documents, applications and certificates including all responses to office actions and other requests for information, with the applicable Registration Offices for the purposes of maintaining, perfecting, preserving or renewing the Acquired Registered Intellectual Property, in each case in accordance with Applicable Law and taking all other actions that required by Applicable Law in order to avoid loss or abandonment of any of the Acquired Registered Intellectual Property. During the Pre-Closing Period, as reasonably requested by Purchaser but not more frequently than every other month, Seller will cause the Seller Group and the Additional Seller Group Company to provide to Purchaser or its counsel with reasonable information in connection with the foregoing.

(b) Prior to the JV Closing, the Seller Group and the Additional Seller Group Company shall take the actions set forth on Schedule 5.4(b) with respect to the Acquired Registered Intellectual Property.

(c) In addition, and without limiting the obligations under Section 5.4(b), during the Pre-Closing Period, the Seller Group and the Additional Seller Group Company shall, with respect to any Acquired Registered Intellectual Property (excluding any withdrawn, lapsed, abandoned or expired Intellectual Property included in the Acquired Patents or other Acquired Registered Intellectual Property) for which a member of the Seller Group or Additional Seller Group Company is not currently the owner of record with a Registration Office, use commercially reasonable efforts to file, or cause to be filed by the owner of record or any other necessary Person, (i) assignment documents with the applicable Registration Office, assigning such Acquired Registered Intellectual Property to a member of the Seller Group that will execute the Patent Transfer Agreement, and (ii) any other documents reasonably necessary to cure any defect or inconsistency with respect to title to any such Acquired Registered Intellectual Property. Such actions shall include the actions set forth on Schedule 5.4(c).

(d) Seller shall provide to Purchaser written biweekly (i.e., every two weeks) updates regarding the status of the actions taken pursuant to Section 5.4(b) and Section 5.4(c) as well as documentation evidencing the filings to accomplish the foregoing. In the event that Seller shall have failed to take (or cause to be taken) any of the actions set forth on Schedule 5.4(c) prior to the JV Closing, Seller shall reimburse Purchaser for any and all out of pocket costs and expenses reasonably incurred by Purchaser or any of its Affiliates, in connection with any such actions they may take after the JV Closing that are necessary to cure defects with respect to title of any Acquired Registered Intellectual Property resulting from the failure to take (or cause to be taken) such actions set forth on Schedule 5.4(c); it being understood that Seller shall take all actions set forth on Schedule 5.4(b) prior to the JV Closing.

5.5 Interim Financial Information; Audited Financial Information.

(a) Monthly Key Data Report. During the Pre-Closing Period, Seller shall deliver to Purchaser, within ten (10) days after the end of each monthly period, the unaudited standard Monthly Key Data Report, in substantially the form attached hereto as Schedule 5.5(a), for the SAW business group reporting.

(b) Quarterly Financial Information. During the Pre-Closing Period, Seller shall deliver to Purchaser, within forty-five (45) days after the end of each fiscal quarter (i) unaudited carve out financial information (balance sheet and statement of operations), including the relevant backup and reconciliations, on a combined and condensed basis (which reflects intercompany eliminations) with respect to the Business for the fiscal quarter then ended based on the same procedures and provided in the same format and to the same extent as the Carve Out Financial Information, and (ii) without prejudice to the process for determining the Final Reimbursable CAPEX Amount set forth in Section 2.13, a statement of the cumulative amount of Reimbursable CAPEX spent during such fiscal quarter, which statement shall be in the same format of, and contain the information included in, Schedule VI (Reimbursable CAPEX).

(c) Audited Carve Out Financial Information. Seller shall deliver to Purchaser audited (based on the audit procedures agreed upon by Seller and Purchaser, as set forth in Schedule 5.5(c), it being understood that, during the Pre-Closing Period, at the request of either Seller or Purchaser, such Parties shall discuss in good faith potential modifications and/or additions to such audit procedures that may become necessary based on factual findings or if it is determined that such modifications and/or additions are required for the audit procedures to satisfactorily address their intended objectives, and in the event that such Parties agree to any such modifications and/or additions, Schedule 5.5(c) shall thereupon be updated to reflect the same) carve out financial information (balance sheet and statement of operations) on a combined basis (and which reflects intercompany eliminations) with regard to the Business (i) not later than ninety (90) days after the date hereof for the fiscal year ended March 31, 2015; and (ii) to the extent the JV Closing has not yet occurred, not later than October 31, 2016 for the twelve (12) month period ending June 30, 2016 (or such other date as mutually agreed by Purchaser and Seller). Such audited carve out financial information will be prepared in accordance with US GAAP applied on a consistent basis.

5.6 Schedule Updates; Post-Signing Schedules.

(a) Acquired Patents; Jointly Owned IP.

(i) Prior to the JV Closing, the Parties will work in good faith to update (A) Schedule III (Listed Patents) to include (1) any New Patents, (2) any issued Patents or published Patent Applications not already included in Schedule III (Listed Patents) that (I) the applicable Registration Office does not identify Seller or one of its Affiliates as the record owner thereof, (II) are solely owned by Seller or any of its Affiliates or collectively owned by Seller and one or more of Seller’s Affiliates and (III) are primarily related to the field of the Business, and (3) any other Patent applications not already included in Schedule III (Listed Patents) that (I) were not published prior to the JV Closing Date, (II) are solely owned by Seller or any of its Affiliates or collectively owned by Seller and one or more of Seller’s Affiliates and (III) are primarily related to the field of the Business, and (B) Schedule IV (Invention Disclosures) to include any new invention disclosures for patentable inventions conceived prior to the Patent Transfer Date that are (I) solely owned by Seller or any of its Affiliates or collectively owned by Seller and one or more of Seller’s Affiliates, (II) primarily related to the field of the Business, including any such patentable inventions primarily related to any Acquired Technology or any Business Product, and (III) not yet (x) claimed or embodied in any Patent application filed with any Registration Office as of the Patent Transfer Date or (y) described in the invention disclosures on Schedule IV (Invention Disclosures).

(ii) With respect to the Excluded Jointly Owned Patents and the Excluded Jointly Owned IP for which Seller (or its Affiliates) have amended the underlying Contract or arrangement pursuant to which Seller or one of its Affiliates obtained a joint ownership interest in any Jointly Owned Patents or Jointly Owned IP, as such amendments are contemplated by Schedule 6.10(a)(i)(B), Purchaser may, in its sole discretion and by written notice, add the applicable Excluded Jointly Owned Patents to Schedule III as Listed Patents and may re-classify the Excluded Jointly Owned IP as Acquired Jointly Owned IP in which case such Excluded Jointly Owned IP shall be Acquired Jointly Owned IP. With respect to any such Excluded Jointly Owned Patents and the Excluded Jointly Owned IP for which Seller (or its Affiliates) have so amended the underlying Contract or arrangement pursuant to which Seller or one of its Affiliates obtained a joint ownership interest, after the JV Closing Date, the Parties and/or their Affiliates will execute assignment or other transfer documents to effectuate the assignment and transfer of such Excluded Jointly Owned Patents to SnapTrack and of such Excluded Jointly Owned IP to Purchaser or an Affiliate of Purchaser specified by Purchaser that is a party to the Acquired IP License Agreement.

(iii) With respect to any Contract or arrangement pursuant to which Seller (or one of its Affiliates) acquired its interest in any Acquired Jointly Owned Patent or Acquired Jointly Owned IP where Seller (or its Affiliates) have not been able obtain the amendment contemplated by Schedule 6.10(a)(i)(B) as of the JV Closing Date, Purchaser may, prior to the JV Closing Date, in its sole discretion and by written notice, re-classify the Acquired Jointly Owned Patent as an Excluded Jointly Owned Patent in which case such Acquired Jointly Owned Patent shall be an Excluded Jointly Owned Patent and the Acquired Jointly Owned IP as Excluded Jointly Owned IP in which case such Acquired Jointly Owned IP shall be Excluded Jointly Owned IP.

(iv) In addition, in the event that Purchaser or any of its Affiliates acquires the applicable third party’s (or parties’) ownership interest(s) in one or more of the Excluded Jointly Owned Patents or in any Excluded Jointly Owned IP prior to or after the JV Closing or if Seller and/or one or more of its Affiliates collectively become the sole and exclusive owner of any Excluded Jointly Owned Patents or any Excluded Jointly Owned IP prior to or after the JV Closing, then at the sole election of Purchaser (or any of its Affiliates) upon written notice to Seller, such Excluded Jointly Owned IP shall be Acquired Jointly Owned IP for purposes of this Agreement and such Excluded Jointly Owned Patent(s) shall be added to

Schedule III (Listed Patents) and shall be an Acquired Patent for purposes of this Agreement, unless the Contract pursuant to which the Seller or its Affiliate obtained its joint ownership interest precludes the Seller or its Affiliate from selling, transferring or assigning its/their interest in the Excluded Jointly Owned Patent or the Excluded Jointly Owned IP. If Purchaser (or any of its Affiliates) makes such election prior to the JV Closing, then such Excluded Jointly Owned IP shall be added to Schedule V (Acquired Jointly Owned IP) and removed from Schedule XII (Excluded Jointly Owned IP Agreements) and Schedule III will be updated to reflect the Excluded Jointly Owned Patent as an Acquired Patent. If Purchaser (or any of its Affiliates) makes such election after the JV Closing, the Parties and/or their Affiliates will execute assignment or other transfer documents to effectuate the assignment and transfer of such Excluded Jointly Owned Patents to SnapTrack and of such Excluded Jointly Owned IP to Purchaser or an Affiliate of Purchaser specified by Purchaser that is a party to the Acquired IP License Agreement.

(v) In addition, during the Pre-Closing Period, Purchaser may, in its sole discretion and by written notice, elect to have (A) one or more Acquired Jointly Owned Patents be Excluded Jointly Owned Patents in which case such Acquired Jointly Owned Patents shall be Excluded Jointly Owned Patents and Schedule III (Listed Patents) shall be updated accordingly; (B) one or more Excluded Jointly Owned Patents be Acquired Jointly Owned Patents in which case such Excluded Jointly Owned Patents shall be Acquired Jointly Owned Patents and Schedule III (Listed Patents) shall be updated accordingly, (C) certain Excluded Jointly Owned IP be Acquired Jointly Owned IP (and not Excluded Jointly Owned IP) in which case such Excluded Jointly Owned IP shall be Acquired Jointly Owned IP and Schedule V (Acquired Jointly Owned IP) and Schedule XII (Excluded Jointly Owned IP Agreements) shall be updated accordingly, and (D) certain Acquired Jointly Owned IP be Excluded Jointly Owned IP in which case such Acquired Jointly Owned IP shall be Excluded Jointly Owned IP and Schedule V (Acquired Jointly Owned IP) and Schedule XII (Excluded Jointly Owned IP Agreements) shall be updated accordingly.

(vi) For clarity, no additional consideration shall be payable to Seller or its Affiliates in connection with the addition of any Excluded Jointly Owned Patents to Schedule III (Listed Patents) or any Excluded Jointly Owned IP being reclassified as Acquired Jointly Owned IP as contemplated by this Section 5.6(a).

(b) Assumed Contracts. In the event that during the period from the date hereof to the JV Closing, any Seller Group member or the Additional Seller Group Company enters into (x) a written customer Contract or supplier Contract that is exclusively related to the Business or (y) a New Provider Contract, in each case in compliance with the terms and provisions of this Agreement, including Section 5.1, and, with respect to New Provider Contracts, the IT Carve Out Agreement, then such Contract shall be added to Schedule 2.2(b)(iv) (Assumed Contracts); provided, however, that if such Contract (i) is an Upstream Affiliate License (in which case it shall be added to Section 3.9(c)(v) of the Seller Disclosure Schedule), (ii) with respect to the sale of Business Products, includes (A) a capacity reservation that requires any Seller Group member or the Additional Seller Group Company to acknowledge purchase orders within such capacity reservation or (B) a commitment to supply Business Products beyond an active purchase order accepted by the applicable Seller Group member or the Additional Seller Group Company in the ordinary course of business consistent with past practice (including historical volume amounts), (iii) involves the joint development of Technology or the joint ownership of Intellectual Property, (iv) does not completely disclaim consequential damages and other indirect damages, except if such Contract is a New Provider Contract or a confidentiality or non-disclosure agreement, (v) does not contain a provision providing for liquidated damages or other terms or conditions pursuant to which the Seller Group member or the Additional Seller Group Company disclaims liability for epidemic or excessive failures, except if such Contract is a New Provider Contract, (vi) contains provisions whereby the Seller Group member or the Additional Seller Group Company has an indemnification obligation without a cap or similar liability limitation (other than exceptions to liability limitations for fraud, or intentional or willful breach or if such Contract is a confidentiality or non-disclosure agreement), then such Contract (an “Additional Excluded Contract”) shall not be added to Schedule 2.2(b)(iv) and shall not become an Assumed Contract without the prior written consent of Purchaser; it being understood that to the extent that JV Holding Singapore or a JV Subsidiary is party to, or otherwise bound by, any Additional Excluded Contract, then prior to the JV Closing, Seller shall, or shall cause its Affiliate to, terminate such Additional Excluded Contract or assign such Additional Excluded Contract to an Affiliate of Seller other than a JV Entity using documentation reasonably acceptable to Purchaser. Except as set forth in this Section 5.6(b) or as provided in Section 6.14, no other Contract of the Seller Group or the Additional Seller Group Company entered in to following the date hereof shall be added to Schedule 2.2(b)(iv) and become an Assumed Contract without the written consent of Purchaser in each instance; it being understood that any purchase order with suppliers or any purchase order or other written request for the supply of Business Products that (w) is issued, accepted or received by any Seller Group member or the Additional Seller Group Company during the Pre-Closing Period, (x) is not issued pursuant to an Excluded Contract or Additional Excluded Contract, (y) does not contain any of the terms set forth in clauses (i)-(iii) of the definition of Additional Excluded Contract (it being understood, for the avoidance of doubt, that inclusion therein of any terms set forth in clauses (iv)-(vi) of such definition shall not prevent or otherwise affect the inclusion of any such purchase order or request in Schedule 2.2(b)(iv) (Assumed Contracts)) and (z) under which purchase or supply obligations remain outstanding as of the JV Closing shall also be added to Schedule 2.2(b)(iv) (Assumed Contracts). In the event that there is an open purchase order for the supply of Business Products referenced in clause (x) or (y) that is not subject to the In-Scope Excluded Contract Supply Agreement, then the Parties, subject to Applicable Law and any contractual rights of the applicable customer, shall use commercially reasonable efforts to enter into an arrangement to satisfy such open purchase order.

(c) Business Employee Schedule. The Business Employee Schedule shall be updated during the Pre-Closing Period in accordance with Section 6.6(g).

(d) Tax Exemption Schedule. Within ninety (90) days after the date hereof, Seller shall provide to Purchaser an updated Section 3.22(h) of the Seller Disclosure Schedule (Tax Exemptions, Tax Holidays or other Tax-sparing Arrangements) to reflect additional information required thereunder not previously included therein (if any); it being understood that any such update shall only qualify the first sentence of Section 3.22(h).

(e) Post-Signing Schedules. Within ninety (90) days after the date hereof, Seller shall provide to Purchaser (i) Schedule 2.1(b)(i)(A)(3) (Singapore Excluded Employees), and (ii) Schedule 2.2(b)(xviii) (Acquired Banks Accounts and Lockboxes).

(f) IT Schedule. Within ninety (90) days after date hereof, Seller shall provide to Purchaser a complete and accurate list of all equipment, software, systems, networks, infrastructure and other information technology assets that are included in the Acquired Assets, specifying for each such Acquired Asset its respective location, and whether such Acquired Asset is owned, leased or licensed.

(g) Reimbursable CAPEX. In the event that, during the Pre-Closing Period, projects related to revenue growth of the Business beyond the current operating plan (after factoring in the Projects set forth on Schedule VI) arise in addition to the Projects contemplated in Schedule VI, which additional projects (i) require capital expenditures, capital additions and/or capital improvements and (ii) in Seller’s view should give rise to Reimbursable CAPEX hereunder because of the potential revenue growth opportunity, then Seller and Purchaser shall negotiate in good faith whether such projects should be added to Schedule VI, and to the extent there is agreement with respect thereto, Seller and Purchaser shall update Schedule VI to reflect such agreement.

(h) Contract Amendments. If prior to the JV Closing the Parties do not obtain an amendment referenced on Schedule 6.10(a)(i)(A) identified as an amendment to be obtained prior to the JV Closing, whether as a closing condition or otherwise, then Purchaser may elect to move the Contract which would have been amended by the applicable referenced amendment from Schedule 2.2(b)(iv) (Assumed Contracts) or Schedule 2.2(b)(xxiii) (Shared Contracts), as applicable, to Schedule 2.3(i) (Excluded Contracts).

(i) Assigned Permits. During the Pre-Closing Period, Seller and Purchaser shall in good faith update Schedule 2.2(b)(xiii) to include therein any transferable Permits primarily related to the operation of the Business that Seller or its Affiliate may obtain during such period, which shall thereupon constitute Assigned Permits.

5.7 Change Requests. During the Pre-Closing Period, if Purchaser or Seller identifies a potential change to the JV IT System or to any requirement or obligation of the IT Carve Out Agreement that would be necessary to ensure the continued operation of the Business from the JV Closing, then Purchaser and Seller shall, within ten (10) Business Days after such identification by Purchaser or Seller (or any longer period of time approved by the identifying Party), commence discussions of the matter in good faith, taking into account the costs of such change, and the time and human resources required for its implementation. If Purchaser and Seller reach an agreement with respect to such change, which agreement shall include an agreement on the allocation of the related costs and an adjustment of the affected timelines, including the Completion Milestone Target Date (as such term is defined in the IT Carve Out Agreement), (if any) (each, a “Change Request”), Purchaser and Seller shall jointly update and amend the IT Carve Out Agreement and the applicable project plan schedule thereto, including the Completion Milestone Date, to reflect the Change Request, whereupon such Change Request and associated updates and amendments to the IT Carve Out Agreement shall be binding on the Parties thereto. With respect to allocation of costs associated with an applicable Change Request, unless otherwise agreed by Purchaser and Seller, (a) for business and/or technical changes initiated by Purchaser, Purchaser shall be financially responsible for such costs, (b) for business and/or technical changes initiated by Seller, Seller shall be financially responsible for such costs and (c) for business and/or technical changes initiated by both Purchaser and Seller or caused by a third Person affected by this Agreement (including the Seller Group’s respective suppliers (for clarity, other than EPCOS Germany’s third party contractors supporting the implementation of the JV IT System) and customers and excluding Seller’s and Purchaser’s respective Affiliates, Representatives and third party contractors), Purchaser and Seller shall mutually determine the allocation of such costs. In addition, any such resulting agreement by Purchaser and Seller shall also include a description of any additional or changed Agreed Deviations (as such term is defined in the IT Carve Out Agreement) resulting from the Change Request. If agreed, the applicable Seller Group member or Purchaser Group member, as the case may be, shall implement such Change Request prior to the JV Closing.

5.8 TSA Services. During the Pre-Closing Period, if Purchaser or Seller identifies a service that a Service Provider (as defined in the Transition Services Agreement or the China Transition Services Agreement, as applicable) provides to a Service Recipient (as defined in the Transition Services Agreement or the China Transition Services Agreement, as applicable) that such Service Recipient requires in order to conduct the Business or the Retained Business (as defined in the Transition Services Agreement or the China Transition Services Agreement, as applicable), as the case may be, in substantially the same manner as the Business or the Retained Business is presently conducted and such service is not in the applicable schedule or statement of work included in the form of the Transition Services Agreement or China Transition Services Agreement, then Purchaser and Seller shall discuss the matter in good faith, and, if Purchaser and Seller reach an agreement for the provision of any such additional services, Purchaser and Seller shall accordingly update the applicable schedule or, to the extent such additional service involves the development of Intellectual Property, prepare or update the applicable form of statement of work.

5.9 Consultation of Works Council in France. During the Pre-Closing Period, Seller shall cause TDK France to satisfy its French works council consultation obligations, in accordance with Applicable Law in France, with respect to the transfer and sale of the Acquired Assets held by TDK France as contemplated by this Agreement, including with respect to the rights of employees of TDK France to be informed of such transfer and sale and such employees’ right to submit an acquisition offer with respect to such Acquired Assets.

5.10 Split Contracts.

(a) General Split Contracts. Purchaser and Seller shall use their commercially reasonable efforts to cause the applicable counterparties to the Shared Contracts, whether by execution of a consent, a novation or other similar agreement, in form and substance reasonably satisfactory to Purchaser and Seller (a “Split Contract Novation Agreement”), to consent to the assignment and transfer, upon the JV Closing and as otherwise contemplated hereby, to Purchaser or an Affiliate of Purchaser, including any JV Subsidiary (as applicable), of the rights, licenses and post-JV Closing executory obligations of Seller (or its applicable Affiliate) under such Shared Contract to the extent relating to the Business (with Seller or an Affiliate of Seller (as applicable) retaining all other rights, licenses and obligations under such Shared Contract); it being understood that such Split Contract Novation Agreement shall contain (i) the minimum terms required under Applicable Law and the Shared Contract to which it relates (if any) to implement such assignment and transfer, and (ii) provisions clarifying that neither Purchaser nor its Affiliates (including any JV Subsidiary) shall have any Liability to the counterparty with respect to any products or services that are not Business Products (or sold by Seller or its Affiliate after the JV Closing) under such Shared Contract. Notwithstanding the foregoing, in no event shall any Split Contract Novation Agreement supersede the rights and obligations of Purchaser and its Affiliates vis-à-vis the rights and obligations of Seller and its Affiliates under this Agreement, including those set forth in Section 2 or Section 9 hereof.

(b) Singapore Shared Contracts. Purchaser and Seller shall use their commercially reasonable efforts to cause the applicable counterparties to the Singapore Shared Contracts, whether by execution of a consent, a novation or other similar agreement, in form and substance reasonably satisfactory to Purchaser and Seller (a “Singapore Shared Contract Novation Agreement”), to consent to the assignment and transfer, upon the JV Closing and as otherwise contemplated hereby, to Singapore Excluded Newco of the Singapore Shared Contract Excluded Rights and the Singapore Shared Contract Retained Liabilities under such Singapore Shared Contract (with EPCOS Singapore retaining all other rights, licenses and obligations under such Singapore Shared Contract); it being understood that such Singapore Shared Contract Novation Agreement shall contain (i) the minimum terms required under Applicable Law and the Singapore Shared Contract to which it relates (if any) to implement such assignment and transfer, and (ii) provisions clarifying that neither Purchaser nor its Affiliates (including any JV Subsidiary) shall have any Liability to the counterparty with respect to any products or services that are not Business Products (or sold by Seller or its Affiliate after the JV Closing) under such Singapore Shared Contract. Notwithstanding the foregoing, in no event shall any Singapore Shared Contract Novation Agreement supersede the rights and obligations of Purchaser and its Affiliates vis-à-vis the rights and obligations of Seller and its Affiliates under this Agreement, including those set forth in Section 2 or Section 9 hereof.

5.11 Patent Transfer. Within thirty (30) days after the date of this Agreement, (i) Seller will cause SAE Hong Kong to transfer and assign SAE Hong Kong’s joint ownership interest in any Acquired Patent(s) to TDK Japan or EPCOS Germany, and (ii) TDK Japan or EPCOS Germany will (x) file an appropriate transfer and assignment documents with the application Registration Offices to record such transfer and assignment from SAE Hong Kong and (y) provide copies of such documents to Purchaser Parent.

5.12 Warehouse Arrangements. Prior to the JV Closing, Seller will cause Hong Kong Newco to enter into a commercially reasonable warehouse lease arrangement for Acquired Inventory with respect to the warehouse facility referenced on Schedule 5.12 (the “Warehouse Lease”).

5.13 Bulk Sales. Seller will (or will cause any applicable Seller Group member or the Additional Seller Group Company to) comply with any “bulk sales,” fraudulent transfer or similar Applicable Laws that apply to Seller (or its applicable Affiliate) in connection with the sale and transfer of the Acquired Assets contemplated hereunder.

5.14 Early Access. During the period of time commencing at least thirty (30) days prior to the JV Closing, subject to Applicable Law, Seller will cause EPCOS Inc. US to provide to Purchaser or its Affiliate reasonable access during regular business hours to the premises to be subleased to Qualcomm Technologies under the US Sublease to conduct such activities as are reasonably necessary to prepare such premises for occupancy by Qualcomm Technologies as of the JV Closing.

5.15 Contract Terminations. Prior to the JV Closing, Seller shall terminate all Contracts (other than the Permitted Intercompany Accounts and Assumed Intercompany Arrangements) between a JV Entity on the one hand, and Seller or any Affiliate of Seller, or any other JV Entity, on the other hand, including the Contracts set forth on Schedule 5.15, and shall provide Purchaser evidence of such terminations in form and substance reasonably satisfactory to Purchaser.

5.16 Inventor Payments. Notwithstanding anything to the contrary in the second sentence of Section 3.9(c)(iv), the applicable Seller Group member or Additional Seller Group Company shall pay, or cause to be paid, all employee inventor compensation as required by Applicable Law with respect to employee inventor compensation and as individually agreed with respective inventors (for clarity except for the Assumed Patent Payment Obligation) that has or will have arisen nine (9) months after the date of this Agreement, provided that by such time the JV Closing Date has not yet occurred.

5.17 Certain Intercompany Loans. On or prior to the JV Closing and pursuant to transfer documents reasonably satisfactory to Purchaser, EPCOS Germany, as lender under the intercompany loans referenced in clause (ii) of the definition of Assumed Intercompany Arrangements, shall transfer such loans to German Newco, which JV Entity shall thereupon become the lender under such intercompany loan and be subrogated to all of the preceding lender’s right, title and interest in the relevant loan and its related agreements, it being understood that the applicable JV Entity will remain as the borrower under such loan immediately after the JV Closing.

5.18 Permits. Prior to the JV Closing, Seller will cause the applicable JV Entity to provide the notices identified on Section 3.3(b) of the Seller Disclosure Schedule and use commercially reasonable efforts to obtain the Required Permits and Governmental Approvals.

5.19 Employee IP Assignments. Prior to the JV Closing, Seller will cause each employee of EPCOS Korea that has developed Acquired IP to sign a proprietary rights and invention assignment agreement in form and substance reasonably satisfactory to Purchaser and Seller assigning such employee’s rights and interest in such Acquired IP to EPCOS Korea.

5.20 Certain EPCOS Singapore Contracts. Prior to the JV Closing, Seller shall cause EPCOS Singapore to, at its election, either (x) assign and transfer to a designated Affiliate of Seller (other than a JV Entity) all of EPCOS Singapore’s rights and obligations under the Contracts set forth in Schedule 5.20 or (y) terminate such Contracts, and shall provide Purchaser evidence of such assignments and transfers or terminations, as applicable, in form and substance reasonably satisfactory to Purchaser.

5.21 Restructuring Timeline. Promptly after the execution of this Agreement and during the Pre-Closing Period, the Parties will work in good faith to prepare and finalize mutually agreeable (including as to the timing of any actions contemplated thereby) action plan(s)/timeline(s) implementing the Restructuring in accordance with the terms hereof.

6 Additional Agreements.

6.1 Access to Information.

(a) During the Pre-Closing Period, each Seller Group member and the Additional Seller Group Company shall afford Purchaser and its accountants, counsel and other Representatives, reasonable access, in such manner as not to unreasonably interfere with the normal operations of the Business, during normal business hours and upon reasonable advance notice, to (i) the properties, personnel, books, contracts, commitments and records included in, or related to, the Acquired Assets, including financial information, Tax records, and full file wrappers for all Acquired Patents and Patent applications to the extent available; and (ii) such other information concerning the Business and the Acquired Assets as Purchaser may reasonably request, in each case for purposes of consummating the Transactions.

(b) Subject to compliance with Applicable Law, during the Pre-Closing Period, each of Purchaser and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) Notwithstanding anything to the contrary in this Agreement, no Seller Group member or the Additional Seller Group Company shall be required to provide any such access or disclose any such information to Purchaser or its Representatives if such disclosure would, in Seller’s reasonable judgment with advice from counsel, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any Applicable Laws, including antitrust or competition laws or privacy laws. The Parties acknowledge that, on a case by case basis, any access to information or discussions pursuant to this Section 6.1 may be subject to “counsel to counsel” or “clean team” restrictions in order to ensure compliance with applicable antitrust laws and/or a Party’s confidentiality obligations vis-à-vis third parties.

(d) No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Acquisition.

6.2 Confidentiality. The Parties acknowledge that Purchaser (or one of its Affiliates) and Seller have previously executed a Mutual Non-Disclosure Agreement dated April 2, 2014 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the Parties. All obligations of Purchaser and its Affiliates under the Confidentiality Agreement with respect to the Business, the Acquired Assets and Assumed Liabilities shall terminate simultaneously with the JV Closing. If this Agreement is, for any reason, terminated prior to the JV Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Except as otherwise provided in this Section 6.2 and, for the avoidance of doubt, without limiting the rights of Seller and its Affiliates under the Acquired

IP License Agreement, Seller shall, and shall cause its Affiliates, and their respective officers, directors, employees, consultants, advisors and Representatives to treat, after the JV Closing Date, as strictly confidential (unless (a) compelled to disclose by judicial or administrative process, (b) required to disclose under Applicable Law or (c) solely to the extent reasonably necessary in connection with the enforcement of Seller’s rights hereunder or the defense by Seller of any claim asserted against it hereunder) all nonpublic, confidential or proprietary information included in the Acquired Assets or concerning any of the Business (other than the Excluded Assets and the Retained Liabilities), JV Holding Singapore (except as permitted by the JV Agreement), the JV Subsidiaries and the Acquired Assets, and Seller shall not, and shall cause its Affiliates, and their respective officers, directors, employees consultants, advisors and Representatives not to use such information for any purpose whatsoever except as otherwise expressly permitted hereunder or under the other Transaction Documents, or disclose such information to any Person. In the event of any compelled or required disclosure with respect to any of such nonpublic, confidential or proprietary information, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller is advised by its counsel is reasonably required to be disclosed, and Seller shall use its commercially reasonable efforts, as permitted by Applicable Law, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information (provided that Seller shall not be required to commence or conduct any lawsuit or litigation for such purpose). For clarity, Section 13 (Information “AS IS”) of the Confidentiality Agreement shall not limit any representations or warranties or other terms or conditions in this Agreement.

6.3 Public Disclosure. Except as provided herein, Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) (a “Public Disclosure”) regarding the terms of this Agreement, the transactions contemplated hereby and the relationship between the Parties and their Affiliates in connection with such transactions, including with respect to the Business Collaboration Agreement and their joint venture arrangements, and neither Purchaser nor Seller shall make any Public Disclosure without the prior written approval of the other. In the event that any Public Disclosure is required by Applicable Law or by obligations pursuant to any listing agreement with any national or other recognized securities exchange, to the extent reasonably practicable, the Parties will reasonably cooperate to finalize such Public Disclosure, and obtain the consent of the Party entitled to consent thereon under this Section 6.3, within the time required by such Applicable Law or listing agreement to make such public disclosure; provided that in no event shall the provisions of this Section 6.3 prevent a Party from timely making any Public Disclosure as may be required by Applicable Law or any applicable securities exchange. In addition, Purchaser and Seller (and their respective Affiliates) may, without the prior consent of the other Party, issue or make any Public Disclosure that is consistent with and not more expansive than any Public Disclosure that was previously made in compliance with the terms of this Section 6.3. For the avoidance of doubt, without prejudice to the foregoing, from and after the JV Closing the provisions of this Section 6.3 shall not apply to press releases, public statements or other disclosure by Purchaser and its Affiliates to the extent regarding the operations of the Business, JV Holding Singapore or any JV Subsidiary.

6.4 Regulatory Approval; Further Assurances.

(a) Each Party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party with any Governmental Entity with respect to the Acquisition and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity.

(b) Seller and Purchaser shall as promptly as reasonably practicable after the date hereof prepare and file the notifications with each Competition Authority or Governmental Entity identified in Schedule 7.1(a)(ii) to obtain any Antitrust Approvals in accordance with all relevant local laws that may be required in connection with the Transactions. Seller and Purchaser shall respond as promptly as practicable to (i) any inquiries or requests received from the Competition Authorities for additional information or documentations and (ii) any inquiries or requests received from any of the Competition Authorities in connection with antitrust or related matters. Each of Seller and Purchaser shall (A) give the other Party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement, (B) keep the other Party informed as to the status of any such Legal Proceeding, and (C) promptly inform the other Party of any material communication (by way of example, not to include communications of an administrative or logistical nature) to or from the Competition Authorities or any other Governmental Entity regarding the Acquisition. Seller and Purchaser will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to obtaining the Antitrust Approvals. In addition, except (x) as may be required to allow for a Party to discuss confidential or sensitive matters with respect to such Party and that do not have material significance with respect to the applicable Antitrust Approval, and without limitation to the other Party’s right to be represented by outside counsel in such discussions, or (y) as may be prohibited by any Competition Authority, Governmental Entity or Applicable Law, in connection with any Legal Proceeding or investigation under or relating to the Antitrust Approvals or any other federal, state, foreign or supranational antitrust or fair trade law, each of Seller and Purchaser will permit authorized representatives of the other Party to be present at each meeting or conference of a material nature (by way of example, not to include meetings of an administrative or logistical nature) relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal (other than documents of an administrative or logistical nature) made or submitted to any Competition Authority or Governmental Entity in connection with any such Legal Proceeding.

(c) Subject to the provisions of this Agreement (including Section 6.4(d)), Purchaser and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Transactions. Without limiting the generality of the foregoing, but subject to Section 6.4(d), each Party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such Party in connection with the Transactions; and (ii) at the direction of Purchaser, use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any Applicable Law or otherwise) by such Party in connection with the Transactions. Each Party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such Party during the period prior to the applicable Closing. Each Party, at the reasonable request of Seller or Purchaser, as applicable, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(d) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Affiliates to dispose of or transfer any assets, or to commit to cause the Business, JV Holding Singapore or any JV Subsidiary to dispose of any assets; (ii) discontinue or cause any of its Affiliates to discontinue offering any product or service, or commit to cause the Business, JV Holding Singapore or any JV Subsidiary to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Affiliates to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or commit to cause the Business, JV Holding Singapore or any JV Subsidiary to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) hold separate or cause any of its Affiliates to hold separate any assets or operations (either before or after the applicable Closing Date), or commit to cause the Business, JV Holding Singapore or any JV Subsidiary to hold separate any assets or operations; or (v) make or cause any of its Affiliates to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Business, JV Holding Singapore or any JV Subsidiary.

6.5 Notification of Certain Matters. During the Pre-Closing Period, each of Seller and Purchaser shall give prompt notice to the other if any of the following occurs:

(a) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c) the occurrence or non-occurrence of any fact or event which would reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;

(d) the commencement or overt threat of any proceeding against Seller or any of its properties or assets involving the Business (including the Acquired Assets or the Assumed Liabilities); and

(e) the occurrence of any fact or event of which such Party becomes aware that results in the material inaccuracy in any representation or warranty of such Party in this Agreement;

provided, that the delivery of any notice by any Party pursuant to this provision shall not modify any representation or warranty of such Party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other Parties and, subject to the provisions of Section 9, the failure of the Party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the Party disclosing such information.

6.6 Employment Matters.

(a) During the Pre-Closing Period, Seller will (and will cause the other members of the Seller Group and the Additional Seller Group Company to) use commercially reasonable efforts in consultation with Purchaser to retain the Business Employees through the JV Closing, which commercially reasonable efforts shall include maintaining and performing the Seller Group’s and the Additional Seller Group Company’s obligations under the Seller Retention Bonus Plan and each Seller Retention Bonus Plan Award; provided, however, that the Seller Group members and the Additional Seller Group Company shall not be required to take any action inconsistent with their past practices in order to reduce the ordinary course employee attrition with respect to the Business Employees). “Business Employee” means, collectively, (i) the Key Employees, (ii) any employee of any Seller Group member or the Additional Seller Group Company that is primarily engaged in the Business (including work students, doctoral candidates and apprentices), and (iii) each employee of the Seller Group or the Additional Seller Group Company that is identified as a Shared Service Employee on the Business Employee Schedule (the “Shared Service Employees”).

(b) An “Automatic Transferred Employee” means (i) a Business Employee who is automatically transferred to a Purchaser Group member or JV Subsidiary under Applicable Law or Contract, or (ii) a Business Employee who is employed by a JV Subsidiary. With respect to any Business Employee who is not an Automatic Transferred Employee (a “Non-Automatic Transferred Employee”), his or her employment shall transfer via termination/resignation and rehire or through jointly agreed-upon transfer, as applicable in the relevant jurisdiction, to the applicable Purchaser Group member, JV Holding Singapore or a JV Subsidiary. Purchaser shall (or shall cause the applicable Purchaser Group member, JV Holding Singapore or a JV Subsidiary to) make an offer of employment to each Non-Automatic Transferred Employee. In addition, Seller and Purchaser agree to negotiate in good faith whether Purchaser may extend an offer to the Automatic Transferred Employees listed on Schedule 6.6(b), in each case notwithstanding such Business Employee’s status as an Automatic Transferred Employee. Each Non-Automatic Transferred Employee shall be offered compensation and employee benefits that, in the aggregate, are substantially comparable to the compensation and employee benefits that such Business Employee currently receives, excluding the value of any equity grants or other equity related compensation, and in the United States, excluding the value of any defined benefit plan benefits, retiree health and welfare benefits, and nonqualified deferred compensation benefits; provided that, in the aggregate, the compensation offered to Business Employees in the United States shall not be less than the aggregate compensation of similarly situated employees of Purchaser or its Affiliates in the United States. An offer extended to an Automatic Transferred Employee shall be at least as favorable as his or her compensation levels and terms and conditions of employment, in the aggregate, immediately prior to the JV Closing Date (excluding the value of any equity grants or other equity related compensation). Any Business Employee that accepts such offer of employment and commences employment with Purchaser or its Affiliates (including JV Holding Singapore and the JV Subsidiaries) or is an Automatic Transferred Employee is referred to herein as a “Transferred Employee.”

(c) The following transfer mechanisms will apply with respect to the Business Employees who are subject of this Agreement:

(i) JV Subsidiary – General Business Employees

(A) German Newco.

(1) EPCOS Germany’s Business Employees who are Automatic Transferred Employees (other than Module Design Employees) will transfer to German Newco by operation of law at the JV Closing. Such Business Employees are listed as Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Germany.”

(2) In accordance with Section 6.6(b), German Newco will offer employment to the EPCOS Germany Business Employees who are Non-Automatic Transferred Employees (other than Module Design Employees, but including applicable Shared Service Employees) effective as of the JV Closing. Such Business Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Germany.”

(B) EPCOS Singapore. EPCOS Singapore’s Business Employees will remain with EPCOS Singapore and are listed on the Business Employee Schedule under “EPCOS Singapore.”

(C) EPCOS Technology Wuxi. With the exception of the China Development Employees, EPCOS Technology Wuxi’s Business Employees will remain with EPCOS Technology Wuxi and are listed on the Business Employee Schedule under “EPCOS Technology Wuxi.” Qualcomm Shanghai will make an offer of employment to each EPCOS Technology Wuxi Business Employee who is a China Development Employee pursuant to Section 6.6(b) effective as of the JV Closing. Such Business Employees are listed on the Business Employee Schedule under “EPCOS Technology Wuxi-China Development Employees.”

(ii) Non-JV Subsidiary – General Business Employees; Module Design Employees.

(A) TDK Japan. Qualcomm Japan will make an offer of employment to the TDK Japan Business Employees (including the Module Design Employees) pursuant to Section 6.6(b) effective as of the JV Closing. Such Business Employees are listed on the Business Employee Schedule under “TDK Japan.”

(B) EPCOS Germany.

(1) EPCOS Germany’s Module Design Employees who are Automatic Transferred Employees will transfer to Qualcomm Germany by operation of law at the JV Closing; provided that Qualcomm Germany may extend an offer to any such Module Design Employee in accordance with Section 6.6(b). Such Module Design Employees are listed on the Business Employee Schedule as Automatic Transferred Employees under “EPCOS Germany Module Design Employees

(2) In accordance with Section 6.6(b), Qualcomm Germany will offer employment to the EPCOS Germany Module Design Employees who are Non-Automatic Transferred Employees (including applicable Shared Service Employees) effective as of the JV Closing. Such Module Design Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Germany Module Design Employees.”

(C) TDK Europe.

(1) TDK Europe’s Business Employees who are Automatic Transferred Employees will transfer to German Newco by operation of law at the JV Closing. Such Business Employees are listed as Automatic Transferred Employees on the Business Employee Schedule under “TDK Europe.”

(2) In accordance with Section 6.6(b), German Newco will offer employment to the TDK Europe Business Employees who are Non-Automatic Transferred Employees (including applicable Shared Service Employees) effective as of the JV Closing. Such Business Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “TDK Europe.”

(D) TDK France.

(1) TDK France’s Business Employees who are Automatic Transferred Employees (including Module Design Employee) will transfer to Qualcomm France by operation of law at the JV Closing; provided, that Qualcomm France may extend an offer to any such Business Employees in accordance with Section 6.6(b). Such Business Employees are listed as Automatic Transferred Employees on the Business Employee Schedule under “TDK France.”

(2) In accordance with Section 6.6(b), Qualcomm France will offer employment to the TDK France Business Employees who are Non-Automatic Transferred Employees (including Module Design Employees and applicable Shared Service Employees) effective as of the JV Closing. Such Business Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “TDK France.”

(E) TDK Nordic.

(1) TDK Nordic’s Business Employees who are Automatic Transferred Employees (including Module Design Employee) will transfer to Qualcomm Finland by operation of law at the JV Closing; provided, that Qualcomm Finland may extend an offer to any such Business Employees in accordance with Section 6.6(b). Such Business Employees are listed as Automatic Transferred Employees on the Business Employee Schedule under “TDK Nordic” or “TDK Nordic Module Design Employees.”

(2) In accordance with Section 6.6(b), Qualcomm Finland will offer employment to the TDK Nordic Business Employees who are Non-Automatic Transferred Employees (including applicable Shared Service Employees) effective as of the JV Closing. Such Business Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “TDK Nordic” or “TDK Nordic Module Design Employees.”

(F) EPCOS Austria.

(1) EPCOS Austria’s Business Employees who are Automatic Transferred Employees (including Module Design Employee) will transfer to Qualcomm Austria by operation of law at the JV Closing; provided, that Qualcomm Austria may extend an offer to any such Module Design Employees in accordance with Section 6.6(b). Such Business Employees are listed as Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Austria.”

(2) In accordance with Section 6.6(b), Qualcomm Austria will offer employment to the EPCOS Austria Business Employees who are Non-Automatic Transferred Employees (including applicable Shared Service Employees) effective as of the JV Closing. Such Business Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Austria.”

(G) EPCOS Netherlands.

(1) EPCOS Netherlands’ Business Employees who are Automatic Transferred Employees (including Module Design Employees) will transfer to Qualcomm Netherlands by operation of law at the JV Closing; provided, that Qualcomm Netherlands may extend an offer to any such Business Employees in accordance with Section 6.6(b). Such Business Employees are listed as Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Netherlands” or “EPCOS Netherlands Module Design Employees.”

(2) In accordance with Section 6.6(b), Qualcomm Netherlands will offer employment to the EPCOS Netherlands Business Employees who are Non-Automatic Transferred Employees (including applicable Shared Service Employees) effective as of the JV Closing. Such Business Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Netherlands” or “EPCOS Netherlands Module Design Employees.”

(H) EPCOS Korea.

(1) EPCOS Korea’s Business Employees who are Automatic Transferred Employees (including Module Design Employees) will transfer to Qualcomm Korea by operation of law at the JV Closing; provided, that Qualcomm Korea may extend an offer to any such Business Employees in accordance with Section 6.6(b). Such Business Employees are listed as Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Korea” or “EPCOS Korea - Module Design Employees.”

(2) Qualcomm Korea will make an offer of employment to the EPCOS Korea Business Employees (including any Module Design Employee and applicable Shared Service Employee) that are Non-Automatic Transferred Employees pursuant to Section 6.6(b). Such Business Employees are listed as Non-Automatic Transferred Employees on the Business Employee Schedule under “EPCOS Korea” or “EPCOS Korea Module Design Employees.”

(I) EPCOS Taiwan. Qualcomm Taiwan will make an offer of employment to each EPCOS Taiwan Business Employee (including any Module Design Employee and applicable Shared Service Employee) pursuant to Section 6.6(b). Such Business Employees are listed on the Business Employee Schedule under “EPCOS Taiwan.”

(J) EPCOS Inc. US. Qualcomm Technologies will make an offer of employment to each EPCOS Inc. US Business Employee (including any Module Design Employee and applicable Shared Service Employee) pursuant to Section 6.6(b). Such Business Employees are listed on the Business Employee Schedule under “EPCOS Inc. US” or “EPCOS Inc. US Module Design Employees.”

(K) EPCOS Hong Kong. Qualcomm Hong Kong will make an offer of employment to each Hong Kong Business Employee (including any Module Design Employee and applicable Shared Service Employee) pursuant to Section 6.6(b). Such Business Employees are listed on the Business Employee Schedule under “EPCOS Hong Kong.”

(L) EPCOS Shanghai. Qualcomm Shanghai will make an offer of employment to each EPCOS Shanghai Business Employee (including any Module Design Employee and applicable Shared Service Employee) pursuant to Section 6.6(b). Such Business Employees are listed on the Business Employee Schedule under “EPCOS Shanghai-Shanghai.” Qualcomm China will make an offer of employment to each EPCOS Shanghai Business Employee (including any Module Design Employee and applicable Shared Service Employee) whose principal place of work is located in Xian, China, Shenzhen, China and Beijing, China pursuant to Section 6.6(b). Such Business Employees are listed on the Business Employee Schedule under “EPCOS Shanghai-Xian,” “EPCOS Shanghai-Shenzhen,” or “EPCOS Shanghai-Beijing.”

(M) TDK Sweden. Qualcomm Sweden will make an offer of employment to each TDK Sweden Business Employee (including any Module Design Employee and applicable Shared Service Employee) pursuant to Section 6.6(b). Such Business Employees are listed on the Business Employee Schedule under “TDK Sweden.”

(N) TDK UK. Qualcomm UK will make an offer of employment to each TDK UK Business Employee (including any Module Design Employee and applicable Shared Service Employee) pursuant to Section 6.6(b). Such Business Employee(s) are listed on the Business Employee Schedule under “TDK UK.”

(d) Each Transferred Employee shall, as of the JV Closing, receive full credit for service with the Seller Group or the Additional Seller Group Company, as applicable, prior to such Closing for purposes of eligibility to participate, vesting and vacation or other paid time off entitlement under the employee benefit plans, programs and policies of Purchaser and its Affiliates in which such Transferred Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the JV Closing, Purchaser’s Wireless Device Subsidy Program, Purchaser’s Service Awards and benefits where the terms of the applicable plan and/or rules prohibit it (e.g., ESPP)); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(e) Upon termination of any Business Employees or Singapore Excluded Employee by the Seller Group or the Additional Seller Group Company, Seller shall (or shall cause the applicable Seller Group member or the Additional Seller Group Company to) promptly, and in any event within any time periods prescribed by Applicable Law, comply with all severance, retrenchment or other similar or related requirements and obligations triggered in connection with such termination as provided by Applicable Law.

(f) If any Contract of employment of an employee of the Seller Group or the Additional Seller Group Company who is not considered to be a Business Employee is deemed or alleged to have transferred to Purchaser or its Affiliates, Purchaser or its Affiliates may terminate the employment of such an employee (“Non-Business Employee”). Seller, its Affiliates and Purchaser or its Affiliates shall jointly cooperate in respect of the termination of such Non-Business Employee. Seller and its Affiliates shall indemnify and hold Purchaser and its Affiliates harmless against the Termination Related Costs relating to such Non-Business Employee, provided that such Termination Related Costs do not exceed an amount equal to the respective Non-Business Employee’s base compensation for eighteen (18) months. The Termination Related Costs comprise the severance payment, if any, which is granted by Purchaser or its Affiliates to the Non-Business Employee.

(g) On a quarterly basis from and after the date hereof, until the date that is ten (10) Business Days prior to the JV Closing Date, Seller shall update the Business Employee Schedule, in accordance with Section 3.24(a), with respect to those Business Employees who will transfer to a JV Subsidiary to reflect any and all changes in any information listed on the Business Employee Schedule, including any changes in compensation and any terminations or new hires of such Business Employees. On a monthly basis from and after the date hereof, until the date that is ten (10) Business Days prior to the JV Closing Date, with respect to those Business Employees who will transfer to a Purchaser Group member, Seller shall complete the employee master file set forth in Schedule 6.6(g) (the “Master Business Employee Schedule”) (including providing, subject to compliance with Applicable Law (including data protection laws and regulations), the name of the Business Employee in lieu of the unique identifier) and update the Master Business Employee Schedule to reflect any and all changes in any information listed on the Master Business Employee Schedule, including any changes in compensation and any terminations or new hires of such Business Employees. Any terminations or new hires of Business Employees from the date hereof and until the JV Closing Date shall be effected in compliance with the terms and conditions of this Agreement (including Section 5.1(b)). No Shared Service Employee shall be added to the Business Employee Schedule without Purchaser’s written consent

6.7 Information to EU/Korea Automatic Transferred Employees; Costs Relating to Objecting Employees. Promptly after the date hereof, Seller shall cause the applicable members of the Seller Group and the Additional Seller Group Company, and Purchaser shall cause the applicable members of the Purchaser Group, to jointly prepare correct and complete information letters regarding the transfer of their employment relationships, which information letters shall be provided to the Automatic Transferred Employees. Each member of the Seller Group and the Additional Seller Group Company, and each member of the Purchaser Group, respectively, shall be responsible for and contribute such portions of the information letters that are within the sphere or under the control of such party. In the event of any Automatic Transferred Employees of EPCOS Germany objecting to the transfer of their employment relationship (each, an “Objecting Employee”) to Purchaser (or another member of the Purchaser Group, as applicable) within the one-month period set forth in Section 613a para. 6 of the German Civil Code (Bürgerliches Gesetzbuch-BGB), Seller shall cause EPCOS Germany to bear all costs and expenses relating to the continued employment or termination of such Objecting Employees (subject to Sections 6.7(d) and 6.7(f)). In the event of any Objecting Employees who object to the transfer of their employment relationship after the one month period set forth in Section 613a para. 6 BGB has elapsed on the legal grounds that the information letter was incorrect or incomplete with respect to the requirements set forth in Section 613a para. 5 (1.) through (4.) BGB, the following shall apply, in each case it being understood that Seller shall, subject to Applicable Law, cause EPCOS Germany to terminate the employment relationship with such Objecting Employee, and may only claim any reimbursements from Purchaser pursuant to this Section 6.7 under the condition that the employment is terminated with effect from the earliest legally possible date:

(a) If the competent court determines that the objection is legally effective (wirksam), and provided that Purchaser or another member of the Purchaser Group is responsible for the incomplete or incorrect information, Purchaser shall be responsible for and bear the Termination Related Costs. The parties agree that Purchaser shall be deemed responsible for the incomplete or incorrect information if Purchaser has ultimate control over this information.

(b) If the competent court determines that the objection is legally effective (wirksam), and provided that Seller or EPCOS Germany is responsible for the incomplete or incorrect information, Seller shall cause EPCOS Germany to bear the Termination Related Costs. The parties agree that Seller shall be deemed responsible for the incomplete or incorrect information if Seller has ultimate control over this information.

(c) If the competent court determines that the objection is not legally effective and the employment relationship has thus transferred to Purchaser or another member of the Purchaser Group (including JV Holding Singapore or a JV Subsidiary), Purchaser and Seller shall equally bear all statutory legal fees and costs incurred in connection with the court proceedings regarding such determination.

(d) “Termination Related Costs” comprise the costs of: (i) employment (including any salary (fixed and variable portion), tax and social security payments, pension benefits or contributions and the costs of any other employee benefits paid or granted to the Non-Business Employee or the Objecting Employee), (ii) the severance payment, if any, granted to the Non-Business Employee or the Objecting Employee and (iii) any actions or proceedings in connection with or arising from the termination of the Non-Business Employee or the Objecting Employee (statutory legal fees and costs).

(e) Notwithstanding Section 6.7(a), Seller shall bear all of the Termination Related Costs if EPCOS Germany has not given notice of termination to an Objecting Employee within three (3) months after having been informed in writing of the Objecting Employee’s objection.

(f) Purchaser shall reimburse, indemnify and hold harmless EPCOS Germany for the Objecting Employees’ cost of employment (including any salary (fixed and variable portion), tax and social security payments, pension benefits or contributions and the costs of any other employee benefits paid or granted to the employee) for the period between the JV Closing and the Objecting Employee’s declaration of objection.

6.8 Expenses. Except as otherwise expressly provided herein, whether or not the Acquisition is consummated, all Transaction Expenses and any other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense. For purposes of clarity, Seller shall be responsible for the Seller Transaction Expenses.

6.9 Release and Termination of Security Interests. During the Pre-Closing Period, each Seller Group member and the Additional Seller Group Company shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets as of the JV Closing and to terminate all evidences of such Encumbrances, including UCC financing statements, U.S. Patent and Trademark Office lien filings or similar filings which have been filed with respect to such Encumbrances as of the JV Closing.

6.10 Required Contract Consents.

(a) Unless otherwise requested by Purchaser in writing, each Seller Group member and the Additional Seller Group Company shall use its commercially reasonable efforts (i) to amend, to the reasonable satisfaction of Purchaser (it being understood that drafts of any such amendments shall be subject to Purchaser’s prior review and comment prior to being delivered to the applicable third party), the Contracts (whether oral or written) and other arrangements listed or referenced on Schedule 6.10(a)(i)(A) to address the issues noted in Schedule 6.10(a)(i)(A) and if applicable to include, or have the other Person thereto agree in writing to, terms substantially similar to the terms set forth on Schedule 6.10(a)(i)(B) and (ii) to obtain all Required Contract Consents, and to deliver such modifications, amendments and consents to Purchaser. Purchaser shall cooperate as reasonably necessary to facilitate the Seller Group members’ and the Additional Seller Group Company’s obtaining such modifications, amendments and consents. In addition, Seller will (x) provide copies of each modification, amendment or consent (or with respect to the oral Contracts referenced on Schedule 6.10(a)(i)(A), new agreement where no written Contract currently exists) to Purchaser once the modification, amendment, consent or agreement has been executed and delivered by Seller or the applicable Seller Affiliate and the other party to such agreement or arrangement, and (y) provide to Purchaser biweekly (i.e., every two weeks) updates regarding the actions Seller and its Affiliates are taking with respect to obtaining, and the status of obtaining, the modifications, amendments and consents.

(b) (i) Purchaser shall pay (or cause its designated Affiliate to pay) any amounts payable to any contract counterparty or other third Person in connection with obtaining the Required Contract Consent set forth on Schedule 6.10(b)(i); provided that Purchaser consents in advance to such payment, which consent shall not be unreasonably withheld, it being understood that, in the event that Purchaser reasonably withholds its consent to, and does not make, such payment, then Seller (or its designated Affiliate) shall have the right, at its election, to make such payment, and (ii) other than as provided in clause (i), Purchaser and Seller shall split 50/50 any costs and expenses incurred in connection with obtaining any Required Contract Consent or any amendment or modification referenced on Schedule 6.10(a)(i)(A) (it being understood, in each case of the foregoing clauses (i) and (ii), that each Party shall bear any fees or expenses of any Representative of such Party, and any internal costs and expenses incurred by such Party, in connection with obtaining such consents (if any)).

(c) In addition, and without limiting the foregoing, to the extent the Purchaser Group does not assume an Inbound License, nor is a Split Contract Novation Agreement executed with respect thereto, then from and after the date hereof, at Purchaser’s reasonable request, each Seller Group member and the Additional Seller Group Company shall cooperate with Purchaser in good faith in Purchaser’s efforts to obtain a license from the applicable third party with respect to the Intellectual Property subject to such Inbound License.

6.11 Tax Matters.

(a) In the case of any Taxes relating to a Tax period that includes but does not end on the JV Closing Date (“Straddle Period”), the portion of such Tax that relates to the portion of such Tax period ending on the JV Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or revenue, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the JV Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the JV Closing Date.

(b) Purchaser and Seller will cooperate to ensure full and timely compliance with all Tax disclosure, Tax filing and Tax paying obligations in all jurisdictions where JV Holding Singapore and the JV Subsidiaries perform their business, including the preparation and filing of timely and correct Tax Returns, and the calculation and payment of all Tax liabilities.

(c) Purchaser and Seller shall reasonably cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes. In addition, Seller shall, and shall cause its Affiliates to, fully cooperate with Purchaser in the event that Purchaser decides to make an entity classification election, or any other tax election, for U.S. Tax purposes for JV Holding Singapore or any of the JV Subsidiaries.

(d) Purchaser and Seller will cooperate to ensure full and timely compliance with Tax disclosure, Tax filing and Tax paying obligations relating to all Taxes and any other liabilities of the JV Holding Singapore, the JV Subsidiaries or the Acquired Assets or the Assumed Liabilities. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information and assistance, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Purchaser and Seller shall retain all books and records with respect to Taxes in accordance with Applicable Law.

(e) In addition to the principles of cooperation set forth in Sections 6.11(a)-(d), if a Taxing Authority requires Purchaser or the applicable Purchaser Group member to provide Tax-relevant documentation in connection with a Tax audit or any similar request, a Tax claim or any Tax litigation for Tax periods ending on or before the JV Closing Date (a “Contest”), (i) Seller, the applicable Seller Group member or the Additional Seller Group Company shall have the right to give reasonable instructions to Purchaser or the applicable Purchaser Group member (and Purchaser shall not attempt to compromise or settle such Contest) in relation to any such Contest to the extent Seller has any liability under this Agreement, for any Taxes that are the subject of such Contest, and (ii) Purchaser agrees to use commercially reasonable efforts to provide Seller, the applicable member of the Seller Group or the Additional Seller Group Company, upon Seller’s request and at Seller’s expense, with copies of all documentation and communications received from or sent to any Taxing Authority relating to such Contest. In furtherance of the foregoing, Purchaser, without prior written consent of Seller, shall not (x) agree to any findings, corrections, statements and other implications which are related to Taxes in respect of any period that is covered by the indemnification obligation of Seller under this Agreement; or (y) make any filings, statements, amendments, corrections or elections or take any other action related to Taxes or any Tax Return, in any such case for any Tax period or portion thereof ending on or before the JV Closing Date. Such consent may not be unreasonably withheld and is deemed to be given if consent is not refused within two weeks after notifying Seller, the applicable Seller Group member or the Additional Seller Group Company.

(f) All transfer, documentary, sales, use, stamp, registration, value added, goods and services and other similar Taxes, and all conveyance fees, recording charges and such other similar Taxes and fees and charges (including any penalties and interest) (“Transfer Taxes”) shall be borne and paid by Seller. The party responsible under Applicable Law for submitting payment of any such Transfer Taxes to the applicable Taxing Authority shall contact the other Party before filing any required Tax Returns or other documentation with respect to such Transfer Taxes. If required by Applicable Law, Purchaser or Seller shall join in the execution of any such Tax Returns or other documentation.

6.12 Claims Under Insurance Policies. Purchaser acknowledges that coverage for the Business and the Acquired Assets under the insurance policies of Seller and its Affiliates will cease as of the JV Closing Date, and that neither Seller nor any of its Affiliates will purchase any “tail” policy or other additional or substitute coverage for the benefit of Purchaser or any of its Affiliates relating to such insurances, the Business or the Acquired Assets applicable in any period after the JV Closing Date. Notwithstanding the foregoing, after the JV Closing Date,

Seller shall (and shall cause its Affiliates to) reasonably cooperate with JV Holding Singapore and the Purchaser Group in respect of claims relating to the Acquired Assets or the Business made after the JV Closing Date under occurrence-based insurance policies of Seller or its Affiliates based upon events occurring prior to the JV Closing Date. Seller agrees not to (and shall cause its Affiliates not to) limit, adversely modify or otherwise compromise the Purchaser Group’s or JV Holding Singapore’s ability to make claims under any such insurance policies (provided, that neither Seller nor any of its Affiliates shall be required to renew or otherwise extend such insurance policies beyond their existing terms).

6.13 Further Assurances. Each Party hereby agrees, without further consideration, to use commercially reasonable efforts to execute and deliver, and cause their respective Affiliates to execute and deliver, following the JV Closing such other instruments of transfer and take, and cause their respective Affiliates to take, such other action as the other Party may reasonably request in order to carry out the provisions of this Agreement and consummate the Transactions, to put JV Holding Singapore, the JV Subsidiaries and the Purchaser Group in possession of, and to vest in JV Holding Singapore, the JV Subsidiaries and the Purchaser Group, good, valid and unencumbered (except for Permitted Encumbrances) title to the Acquired Assets, and to effect the assumption (legally or, to the extent that is not possible, economically) by Purchaser, another member of the Purchaser Group, the JV Holding Singapore or the JV Subsidiaries, as applicable, of the Assumed Liabilities, in each case in accordance with this Agreement.

6.14 Reconciliation. Without limiting the generality of Section 6.13:

(a) Until the earlier of (x) the three (3) year anniversary of the JV Closing Date and (y) the Option Closing Date, either Purchaser or Seller may notify the other Party of any Asset retained by Seller or its Affiliates following the JV Closing Date that Purchaser or Seller believes should have been transferred to a JV Subsidiary, JV Holding Singapore or the Purchaser Group under this Agreement as Assets that are primarily used or primarily held for use in the operation of the Business. If Purchaser and Seller determine in good faith that such Asset was intended to be transferred to a JV Subsidiary, JV Holding Singapore or the Purchaser Group as Assets that are primarily used or primarily held for use in operation of the Business under this Agreement, such Asset shall be assigned by Seller or its Affiliate to a JV Subsidiary, JV Holding Singapore or the Purchaser Group, as designated by Purchaser, without any additional consideration, and Seller agrees to use commercially reasonable efforts during such period to promptly deliver any such Asset to Purchaser or such Affiliate, as applicable.

(b) Until the earlier of (x) the three (3) year anniversary of the JV Closing Date and (y) the Option Closing Date, Seller may notify Purchaser of any Asset transferred to a JV Subsidiary, JV Holding Singapore or the Purchaser Group in connection with the transactions contemplated herein that Seller believes should have been retained by the Seller Group or the Additional Seller Group Company under this Agreement as part of the Excluded Assets. If Purchaser and Seller determine in good faith that such Asset was intended to be retained by Seller as part of the Excluded Assets under this Agreement, such Asset shall be assigned by JV Holding Singapore or the applicable Purchaser Group member or JV Subsidiary to Seller or an Affiliate of Seller designated by Seller without any additional consideration, and Purchaser agrees to use commercially reasonable efforts during such period to promptly deliver any such Asset to Seller or such Affiliate, as applicable.

(c) In the event that after the JV Closing, Seller or Purchaser become aware of any asset held by an Affiliate of Seller that is not included in the Seller Group or in the Additional Seller Group Company that would have been an Acquired Asset if held by a Seller Group member or the Additional Seller Group Company, then Seller shall cause such Affiliate to assign, deliver, transfer and convey such asset to a JV Subsidiary, JV Holding Singapore or the Purchaser Group, as designated by Purchaser, without any additional consideration. In addition, Seller will cause any of its Affiliates that is not party to the Retained IP License Agreement to take such actions as are necessary to effectuate the intent thereof, including the granting of licenses as contemplated therein.

(d) Without limiting the foregoing and for clarity, to the extent that after the JV Closing there is any Acquired Inventory that (i) is in the possession of Seller or any Affiliate of Seller (or held on Seller’s or such Affiliate’s behalf) and included in the calculation of Final Working Capital, and (ii) is not delivered to a JV Entity or a Purchaser Group member at or in connection with the JV Closing, then, at any time after the JV Closing, if such Acquired Inventory is subsequently transferred or returned to Purchaser or its Affiliate there shall be no additional consideration payable with respect thereto.

6.15 Non-Solicitation; Non-Competition.

(a) Non-Solicitation.

(i) Following the JV Closing for a period of three (3) years (the “Restricted Period”), Seller shall not, and shall cause its Affiliates and their Representatives not to, solicit to employ, or solicit to provide services to Seller or any of its Affiliates, any Transferred Employee or any other person who is then-employed by JV Holding Singapore or the JV Subsidiaries at the time of the solicitation.

(ii) During the Restricted Period, Purchaser shall not, and shall cause its Affiliates, JV Holding Singapore, the JV Subsidiaries and their Representatives not to, solicit to employ, or solicit to provide services to Purchaser or any of its Affiliates, any employee of Seller or its Affiliates listed in Schedule 6.15(a)(ii) who is then-employed by Seller or its Affiliate at the time of the solicitation.

(iii) Notwithstanding the foregoing, this Section 6.15(a) shall not prevent a Party or its Affiliates from (i) engaging in discussions with a person where such person has contacted such Party or its Affiliate (A) in response to any general advertisement, job posting or similar notice not directed at persons in respect of which the non-solicitation obligations under clause (i) or (ii) of this Section 6.15 apply; or (B) by delivering an unsolicited resume or request for information; (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of such Party or its Affiliate, or soliciting the employment of any specified employee of a party who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of a Party or its Affiliates; or (iii) soliciting any person whose employment with a Party or its Affiliate was or is terminated by such Party or its Affiliate, or who has received notice that his/her employment with such Party or its Affiliate will be terminated by such Party or its Affiliate.

(b) Non-Competition.

(i) During the Restricted Period, other than (i) through EPCOS Germany’s ownership of the Retained JV Interests, (ii) the Seller Group’s or the Additional Seller Group Company’s activities under the Transition Services Agreements, Section 6.19 and the In-Scope Excluded Contract Supply Agreement, (iii) the conduct of Seller’s and its Affiliates’ businesses with respect to the Excluded Products and Technology, (iv) as provided on Schedule 6.15(b)(i) or (v) as otherwise agreed in writing by Purchaser and Seller (provided that such agreement is executed by an officer of Purchaser), Seller shall not and shall cause its Affiliates to not, as an agent, consultant, principal, Representative, equity holder, manager, member, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly, individually or otherwise:

(A) provide services or sell products that compete with the Business within the Business Territory;

(B) own any equity interest in, manage or operate any Person that engages in or competes with, or has been formed to pursue a business that engages in or competes with, the Business within the Business Territory; or

(C) promote or assist, as a lender, guarantor or any similar capacity, any Person engaged in the Business anywhere in the Business Territory;

it being understood that each reference to the Business in the foregoing clauses (A) through (C) means the Business as conducted by the Seller Group and the Additional Seller Group Company as of the JV Closing Date.

(ii) Nevertheless, the provisions in Section 6.15(b)(i) shall not prevent Seller or any Affiliate thereof from:

(A) engaging in research and development activities not directed at the development of Technology or Intellectual Property intended for use in the Business or a business that competes with the Business;

(B) owning (whether as a result of an acquisition of assets, merger or otherwise) up to five percent (5%) in the aggregate of any class of stock or other equity interests of a Person directly or indirectly engaged in or competing with the Business; provided, that neither Seller nor any Affiliate of Seller shall have the right to appoint a member of the board of directors (or equivalent governing body) of such Person;

(C) owning, in respect of the Person listed on Schedule 6.15(b)(ii)(C), the equity interests specified in such Schedule; provided that, during the Restricted Period, Seller shall not, and shall cause its Affiliates not to, encourage such Person, or vote, to expand such Person’s business plan in order to compete with the Business; or

(D) if Purchaser has consented in writing to such acquisition, owning (whether as a result of an acquisition of assets, merger or otherwise) more than five percent (5%) in the aggregate of any class of stock or other equity interests of a Person directly or indirectly engaged in or competing with the Business (other than a Person referenced in the foregoing clause (C) or Schedule 6.15(b)(i), in respect of which the respective provisions of such clause or Schedule shall apply).

(c) Seller acknowledges that the knowledge and goodwill associated with the acquisition of the Acquired Assets and the Business is an integral component of the value that is being acquired by Purchaser and is reflected in the consideration payable to Seller in connection with the Transactions. Seller acknowledges that the promises and the restrictions that Seller is providing in this Section 6.15 are reasonable and necessary to protect Purchaser’s legitimate interest in its acquisition of the Acquired Assets and the Business pursuant to this Agreement. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 6.15 are reasonable because, among other things: (a) Purchaser and Seller are engaged in a highly competitive industry; (b) Seller and its Affiliates has had unique access to the Trade Secrets, confidential information and know-how of the Business; and (c) this Section 6.15 provides no more protection than is necessary to protect Purchaser’s interests in its acquisition of the Acquired Assets and the Business, including the goodwill, and Trade Secrets associated therewith.

(d) Purchaser and Seller acknowledge that the provisions of this Section 6.15 are reasonable and necessary to protect the interests of the Seller Group and the Purchaser Group, respectively, that any violation of this Section 6.15 may result in an irreparable injury to the Seller Group or the Purchaser Group, respectively, and that damages at law may not be reasonable or adequate compensation to the Seller Group or the Purchaser Group, as applicable, for violation of this Section 6.15 and that, in addition to any other available remedies, the Seller Group and the Purchaser Group shall be entitled to have the provisions of this Section 6.15 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.15.

6.16 Certain Transitional Matters.

(a) From and after the JV Closing, Seller shall, and shall cause Seller’s Affiliates to, deliver to Purchaser, JV Holding Singapore, the applicable JV Subsidiary or the applicable Purchaser Group member, and to the extent permitted by Applicable Law, promptly after the receipt thereof and in the form received, all inquiries, correspondence and other items and materials received by Seller and its Affiliates from any Person related to the Business or the Acquired Assets. Without limiting the generality of the foregoing, subsequent to the JV Closing, Seller shall, and shall cause its Affiliates to, deliver on a monthly basis any funds and any checks, notes, drafts and other instruments for the payment of money, duly endorsed to JV Holding Singapore, the applicable JV Subsidiary or the applicable Purchaser Group member, received by Seller and its Affiliates comprising payment of any Accounts Receivable, or other amounts owed to and otherwise constituting part of the Acquired Assets. From and after the JV Closing, Purchaser shall, and shall cause Purchaser’s Affiliates to, deliver to Seller, on a similar basis as the foregoing provisions of this Section 6.16(a), all inquiries, correspondence and other items and materials received by Purchaser and its Affiliates from any Person related to the Excluded Assets, and all funds checks, notes, drafts and other instruments for the payment of money, received by Purchaser and its Affiliates comprising amounts constituting part of the Excluded Assets.

(b) Seller further acknowledges and agrees, on behalf of each Seller Group member and the Additional Seller Group Company, that, from and after the JV Closing, JV Holding Singapore, the applicable JV Subsidiary or the applicable Purchaser Group member shall have the right to collect all Accounts Receivable and to enforce any underlying Contract right with respect to any such Accounts Receivable to the extent such underlying Contract is an Assumed Contract or the right to such Accounts Receivable is included as an Assumed Split Contract Right. In addition, Seller further acknowledges and agrees, on behalf of each Seller Group member and the Additional Seller Group Company, that JV Holding Singapore, the applicable JV Subsidiary or the applicable Purchaser Group member shall have the right to enforce any Assumed Contract or any Assumed Split Contract Right under any Assumed Split Contract. In addition, with respect to the confidentiality and non-use provisions of any confidentiality, nondisclosure, proprietary information, invention assignment or other similar agreement to which a Seller Group member or the Additional Seller Group Company is a party and which purports to protect or restrict the disclosure or use of any Acquired IP, the applicable Seller Group member or the Additional Seller Group Company shall (i) notify Purchaser in writing of any breach of such agreement which, to Seller’s Knowledge, occurs with respect to any Acquired IP and (ii) as requested by Purchaser or its Affiliates in writing, take all actions requested or directed by Purchaser to enforce such confidentiality and non-use provisions with respect to any such non-trivial breach with respect to Acquired IP. Purchaser agrees to reimburse the applicable Seller Group member or the Additional Seller Group Company for all reasonable, documented out-of-pocket costs actually incurred by the applicable Seller Group member or the Additional Seller Group Company in connection with such enforcement requested by Purchaser.

(c) From and after the JV Closing Date, JV Holding Singapore, the applicable JV Subsidiary or the applicable Purchaser Group member shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liabilities, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Purchaser reasonably promptly of any claim with respect to any Assumed Liabilities and shall not, except with the prior written consent of Purchaser, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities. Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities.

6.17 [Reserved]

6.18 Cooperation; Records and Documents.

(a) In the event and for so long as either Party (the “Contesting Party”) is actively contesting, defending against, or undertaking any activity or internal investigation in preparation for or that may be expected to result in any Legal Proceeding in connection with or related to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the JV Closing Date involving the Business and not involving or expected to involve an indemnification claim under Section 9, the other party shall (x) cooperate with the Contesting Party and its counsel in the contest, defense, or internal investigation, (y) make available its personnel, and (z) provide such testimony and access to its books and records, in each case as may be reasonably necessary in connection with the contest, defense, or investigation, at the sole cost and expense of the Contesting Party. The provisions of this Section 6.18(a) shall not be applicable in the case of any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction expected to result in any Legal Proceeding by a Seller Group member or the Additional Seller Group Company against a Purchaser Group member or by a Purchaser Group member against a Seller Group member or the Additional Seller Group Company, or if the application of such provisions would unreasonably and adversely affect the business of the Party (or its Affiliates) otherwise required to comply therewith.

(b) Following the JV Closing Date until the five (5) year anniversary of the date of this Agreement, Seller shall provide to Purchaser and its Representatives, at Purchaser’s reasonable request (subject to Applicable Laws and any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), with copies, or, if required by Applicable Law, originals, of those records and documents in Seller’s possession related to the Business, JV Holding Singapore, the JV Subsidiaries, the Acquired Assets or the Assumed Liabilities (to the extent not included in the Business Records or otherwise not transferred to the Purchaser Group) as may be reasonably necessary for Purchaser’s operation of the Business after the JV Closing. Following the JV Closing Date until the five (5) year anniversary of the date of this Agreement, Purchaser shall provide to Seller and its Representatives, at Seller’s reasonable request (subject to Applicable Laws and any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), with copies, or, if required by Applicable Law, originals, of those records and documents covering any period prior to the JV Closing related to the Business, JV Holding Singapore, the JV Subsidiaries or the Acquired Assets as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other valid business purposes. If so requested by either Seller or Purchaser, the other Party shall enter into a customary joint defense agreement with Seller or Purchaser with respect to any information to be provided to such party pursuant to this Section 6.18(b).

6.19 Assignment of Contracts and Permits.

(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to assign or transfer, or effect an assignment or transfer, of any Acquired Asset, including any Assumed Contract, Assumed Lease, Assigned Permit, Assumed Split Contract Right or Singapore Shared Contract Excluded Right, or any claim or right or any benefit arising thereunder or resulting therefrom, if Seller has not obtained a required consent to assignment or transfer as of the JV Closing and an attempted assignment or transfer thereof without the consent of a third party (including any Governmental Entity) would constitute a breach or other contravention thereof or a violation of law or would in any way adversely affect the rights of Seller, any member of the Seller Group or the Additional Seller Group Company or Purchaser or any member of the Purchaser Group (as assignee of the applicable member of the Seller Group) thereto or thereunder.

(b) As to any Assumed Contract, Assumed Lease, Assigned Permit or Assumed Split Contract Right referred to in Section 6.19(a), Seller agrees to continue to use its commercially reasonable efforts from the JV Closing Date until the Option Closing Date to obtain any required consent(s). If, on the JV Closing Date, any such consent is not obtained, or if an attempted transfer or assignment of any Assumed Contract, Assumed Lease, Assigned Permit or Assumed Split Contract Right would be ineffective or a violation of law or would impair any member of the Purchaser Group’s rights thereto or thereunder so that the Purchaser Group would not receive all such rights, then Seller and Purchaser will cooperate until the Option Closing Date in any lawful and commercially reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of such Assumed Contract, Assumed Lease or the relevant Shared Contract, and to the extent permitted under such Assigned Permit, and, in each case, not prohibited under Applicable Law, which will provide the Purchaser Group the obligations and benefits of any such Assumed Contract, Assumed Lease, Assumed Split Contract Right or Assigned Permit, including subcontracting, licensing, sublicensing, leasing or subleasing to the Purchaser Group any or all of the Seller Group’s or the Additional Seller Group Company’s rights and obligations with respect to such Assumed Contract, Assumed Lease, Assumed Split Contract Right or Assigned Permit, and Seller and Purchaser shall comply with the terms of such arrangement. In any such arrangement with respect to an Assumed Contract or Assumed Split Contract Right, Purchaser or any other applicable Purchaser Group member shall have the sole responsibility with respect to the completion of the work and other undertakings under such Contract following the JV Closing, shall bear all costs and expenses with respect thereto arising or occurring after the JV Closing, and shall be solely entitled to the benefits therefrom arising from the JV Closing. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of such Assumed Contract, Assumed Lease, Assumed Split Contract Right or Assigned Permit will be effected in accordance with the terms of this Agreement.

(c) As to any Singapore Shared Contract Excluded Right referred to in Section 6.19(a), Purchaser and Seller agree to continue to use their commercially reasonable efforts from the JV Closing Date until the Option Closing Date to obtain any required consent(s). If, on the JV Closing Date, any such consent is not obtained, or if an attempted transfer or assignment of any Singapore Shared Contract Excluded Right would be ineffective or a violation of law or would impair Singapore Excluded Newco’s rights thereto or thereunder so that Singapore Excluded Newco would not receive all such rights, then Seller and Purchaser will cooperate until the Option Closing Date in any lawful and commercially reasonable arrangement, to the extent such cooperation would not result in a breach of the terms of the relevant Singapore Shared Contract and not prohibited under Applicable Law, which will provide Singapore Excluded Newco the applicable obligations and benefits of such Singapore Shared Contract, including subcontracting, licensing, sublicensing, leasing or subleasing to Singapore Excluded Newco any or all of EPCOS Singapore’s rights and obligations with respect to such Singapore Shared Contract, and Purchaser and Seller shall comply (and cause EPCOS Germany and

Singapore Excluded Newco, as applicable, to comply) with the terms of such arrangement. In any such arrangement with respect to any Singapore Shared Contract, Singapore Excluded Newco or its Affiliate shall have the sole responsibility with respect to the completion of the relevant work and other undertakings under such Contract following the JV Closing, shall bear all costs and expenses with respect thereto arising or occurring after the JV Closing, and shall be solely entitled to the benefits therefrom arising from the JV Closing. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of such Singapore Shared Contract Excluded Right will be effected in accordance with the terms of this Agreement.

6.20 Agreements Relating to Transfer of Acquired Assets.

(a) At or promptly following the JV Closing, the applicable Seller Group member or the Additional Seller Group Company shall transfer electronically to the applicable Purchaser Group member all of the Acquired Assets (including software) that can be transmitted to such Purchaser Group member electronically and as set forth in Schedule 6.20(a) (“Remotely Transferred Assets”) and shall not deliver any Remotely Transferred Assets to such Purchaser Group member on any tangible medium unless so requested in writing by Purchaser. Promptly following any electronic transmission, Seller shall execute and deliver to Purchaser a certificate in a form reasonably acceptable to Purchaser and containing at a minimum, the following information: (i) the date of transmission; (ii) the time transmission was commenced and concluded; (iii) the name of the individual who made the transmission; (iv) the signature of such individual; and (v) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions. In addition, at or promptly following the JV Closing (and in any event within three (3) Business Days of the JV Closing, the applicable Seller Group member or the Additional Seller Group Company shall deliver to the applicable Purchaser Group member an electronic copy of all Technology (including any Dedicated Application (as defined in the IT Carve Out Agreement) licensed to the Seller Group under any Assumed Contract.

(b) Promptly following the JV Closing and delivery of the Acquired Technology (or such later period specified by Purchaser in writing) Seller shall, and shall cause each Affiliate of Seller (other than, for clarity, JV Holding Singapore or any JV Subsidiary): (i) to the extent practicable and subject to the Seller’s and its Affiliates’ record retention policies, destroy and erase all copies of the Acquired Technology used exclusively in connection with the Business in Seller’s or such Affiliate’s possession or under Seller’s or such Affiliate’s control, including all backup copies, disaster recovery copies, and all electronic and non-electronic copies and (ii) certify in writing to Purchaser that Seller and its Affiliates have complied with the obligations in this Section 6.20(b). Pending the destruction and erasure described above, neither Seller or any Affiliate of Seller shall disclose any portion of any of such Acquired Technology to any Person (other than Purchaser or its Affiliates (including JV Holding Singapore and the JV Subsidiaries)), including any Person that acquires any assets or business of Seller or its Affiliates, including by way of merger, sale of assets or otherwise.

6.21 Intercompany Accounts.

(a) Other than the Transaction Documents, at or prior to the JV Closing, Seller shall, and shall cause its Affiliates to, take all commercially reasonable actions necessary to settle as of the JV Closing all cash balances, intercompany payables and receivables, dividends, distributions, Indebtedness and other accounts or obligations between or among JV Holding Singapore or any JV Subsidiary, on the one hand, and Seller, JV Holding Singapore, any JV Subsidiary or Seller’s Affiliates (other than Permitted Intercompany Accounts and Assumed Intercompany Arrangements), on the other hand (the “Intercompany Accounts”), and shall ensure that none of JV Holding Singapore or a JV Subsidiary shall owe any liability relating to the Intercompany Accounts to any other JV Subsidiary, JV Holding Singapore, Seller or any of Seller’s Affiliates (other than amounts owed with respect to Permitted Intercompany Accounts or Assumed Intercompany Arrangements), or vice versa. In addition, and without limiting the foregoing, Seller undertakes, and shall cause its Affiliates to undertake, not to assert any claim relating to the Intercompany Accounts against JV Holding Singapore, German Newco or another JV Subsidiary from and after the JV Closing. “Permitted Intercompany Accounts” means intercompany trade payables and receivables entered into in the ordinary course of business consistent with past practice with respect to the Business which are less than ninety (90) days old as of the JV Closing which trade payables and receivables are between JV Holding Singapore or a JV Subsidiary, on the one hand, and JV Holding Singapore or another JV Subsidiary, on the other hand. For clarity, Permitted Intercompany Accounts do not include Indebtedness, distributions, dividends or other accounts or obligations. In addition, the provisions of this Section 6.21 shall not require the settlement of the receivable held by EPCOS Germany with respect to the VAT refund contemplated by Section 5.5 of the Germany Contribution Agreement; it being understood that the settlement of any VAT refund contemplated by Section 5.5 of the Germany Contribution Agreement shall be in accordance with Section 5.5 of the Contribution Agreement.

(b) In addition, Seller shall ensure, and shall cause its Affiliates to ensure, that any Indebtedness owed by Seller or any Affiliate of Seller (including EPCOS Germany), on the one hand, to Seller or any other Affiliate of Seller, on the other hand, shall be subordinate in right of payment to Seller’s indemnification obligations under this Agreement and satisfaction by the applicable Seller Group member (including EPCOS Germany) of any Retained Liabilities of such Seller Group member, after giving effect to the applicable transfer agreement.

6.22 Domain Names. With respect to web pages hosted by or for Seller or its Affiliates related to the Business or any Business Product, Seller shall, and shall cause its Affiliates to, (i) within thirty (30) days after the JV Closing remove the content on such pages related to the Business and Business Products and (ii) include a re-direct or link to a web page of JV Holding Singapore or other Affiliate of Purchaser, as directed by Purchaser. For clarity, Seller and its Affiliates shall not remove the content on web pages for the Acquired Domain Names which will be hosted by Purchaser or one of its Affiliates to the extent such content constitutes Acquired IP and is content regarding the Business.

6.23 Post-Closing Sale of Business Products and In-Scope Excluded Contracts. Without limiting the foregoing, from and after the JV Closing, (i) Seller shall not, and shall cause its Affiliates to not, accept any purchase order for any Business Product under any Excluded Contract if Seller or such Affiliate has the right to reject such purchase order, (ii) Seller shall, and shall cause its Affiliates to, (A) refer the applicable customers tendering any purchase order for any Business Products to JV Holding Singapore or the applicable JV Subsidiary and (B) exercise its right to terminate or not renew any Excluded Contract with respect to the sale or supply of Business Products at the earliest possible date, and object to any renewal proposed by the other party to any such Excluded Contract, and (iii) Seller shall not, and shall cause its Affiliates to not, amend any Excluded Contract applicable to the sale of Business Products to extend the term or duration thereof, to preclude Seller and its Affiliates from rejecting purchase orders for Business Products or to include ongoing obligations or commitments regarding the supply of Business Products. The foregoing provisions of this Section 6.23 shall be without prejudice, and shall not affect, Seller’s and its applicable Affiliates’ rights, and the conduct of their activities, under the In-Scope Excluded Contract Supply Agreement or any arrangements effected pursuant to Section 6.19.

6.24 Joint IP Assertions. From and after the JV Closing, none of Seller or any of its Affiliates shall assert in any Legal Proceeding, or threaten to assert in any Legal Proceeding, any Excluded Jointly Owned Patents or any Excluded Jointly Owned IP against any Person.

6.25 Excluded Jointly Owned Patents and IP.

(a) Seller will not, and will cause its Affiliates not to, sell, transfer or assign to any Person (other than Purchaser or an Affiliate of Purchaser) any of its or their interests in any Excluded Jointly Owned Patents or Excluded Jointly Owned IP meeting all of the following requirements: (i) the amendment contemplated by Schedule 6.10(a)(i)(B) with respect thereto has not been executed and delivered by the counterparty to the applicable Contract, and (ii) the Excluded Jointly Owned Patent or Excluded Jointly Owned IP is not Licensable (as defined in the Retained IP License Agreement), and (iii) Purchaser and Seller have agreed prior to the JV Closing Date (such agreement not to be unreasonably withheld or delayed) that the Excluded Jointly Owned Patent or Excluded Jointly Owned IP is material to the conduct of the Business and have expressly identified the Excluded Jointly Owned Patent or Excluded Jointly Owned IP in Schedule 6.25(a), which, for clarity, includes the Jointly Owned Patents set forth in Schedule 6.25(a) as of the date of this Agreement. With respect to any other Excluded Jointly Owned Patents or Excluded Jointly Owned IP as to which Seller’s and its Affiliates’ interests have not been assigned to Purchaser or an Affiliate of Purchaser, Seller will not, and will cause its Affiliates not to, without the prior written consent of Purchaser in each instance, sell, transfer or assign any of its or their interests therein during the period commencing on the date of this Agreement and ending two (2) years after the JV Closing Date.

(b) Seller will not, and will cause its Affiliates not to, amend or modify any Contract related to any Excluded Jointly Owned Patents or any Excluded Jointly Owned IP in a manner that would restrict or limit Seller or its Affiliates’ rights to sell, assign or transfer any Excluded Jointly Owned Patents to SnapTrack or any Excluded Jointly Owned IP to Purchaser or an Affiliate of Purchaser specified by Purchaser that is a party to the Acquired IP License Agreement, in each case as contemplated by Section 5.6.

(c) Following the date of this Agreement, no Seller Group member nor the Additional Seller Group Company and no other Affiliate of Seller shall assert in any Legal Proceeding, or assist or cooperate with any joint owner of any Jointly Owned Patent or any Jointly Owned IP in connection with the assertion in any Legal Proceeding by such joint owner of, any Jointly Owned Patent or Jointly Owned IP (including allegations of infringement of any Jointly Owned Patent or Jointly Owned IP) against Purchaser, any of its Affiliates, any direct or indirect customer of Purchaser or any of its Affiliates with respect to any Purchaser or Purchaser Affiliate products or components sold to any such customer or any direct or indirect supplier or foundry of Purchaser or any of its Affiliates with respect to making or selling products or components supplied to Purchaser or any of its Affiliates. Following the date of this Agreement, no Seller Group member nor the Additional Seller Group Company and no other Affiliate of Seller will consent to be named as a party to any Legal Proceeding in which any Jointly Owned Patent or Jointly Owned IP is asserted by any such joint owner against Purchaser, any of its Affiliates, any direct or indirect customer of Purchaser or any of its Affiliates with respect to any Purchaser or Purchaser Affiliate products or components sold to any such customer or any direct or indirect supplier or foundry of Purchaser or any of its Affiliates with respect to making or selling products or components supplied to Purchaser or any of its Affiliates. Each Seller Group member and the Additional Seller Group Company shall, following the date of this Agreement and to the maximum extent permitted by Applicable Law, (a) object to being named as a party to any such Legal Proceeding and (b) refuse to be named as a party to any such Legal Proceeding. If any third party joint owner of any Jointly Owned Patent or Jointly Owned IP asserts in any Legal Proceeding one or more Jointly Owned Patents or Jointly Owned IP against Purchaser, any of its Affiliates or any direct or indirect customer, supplier or foundry of Purchaser or any of its Affiliates and is awarded damages, receives a settlement payment or otherwise receives any monetary consideration in connection with such Legal Proceeding from Purchaser, any of its Affiliates or any such customer, supplier or foundry and a portion of such damages, settlement payment or other consideration is required by Contract or Applicable Law to be shared with Seller or any of its Affiliates, then Seller will (and will cause its Affiliate to) collect such shared amount and promptly upon receipt thereof will remit such amount to Purchaser. The terms in this Section shall be binding upon any subsequent assignee, transferee or purchaser (excluding Purchaser and its Affiliates) of any Seller Group member’s interest in any Jointly Owned Patents or Jointly Owned IP and the applicable Seller Group member or any its Affiliates will include in the document evidencing such assignment, transfer or purchase an acknowledgement by the other party thereto that the assignment, transfer or purchase is subject to the foregoing covenants.

(d) Following the date of this Agreement, no Seller Group member nor the Additional Seller Group Company shall (i) grant any licenses or other rights under any Jointly Owned Patent or Jointly Owned IP or (ii) give its consent to any other joint owner of any Jointly Owned Patent or Jointly Owned IP to grant any licenses or other rights under any Jointly Owned Patents or Jointly Owned IP, in each case except to the extent required to do so pursuant to the terms of any Contract existing as of the date of this Agreement and no Seller Group member nor the Additional Seller Group Company (or any other Affiliate of Seller) will modify or amend any such Contract during such period to require the granting of any such license or other rights or the granting of such consent.

6.26 Acquired Patent Docket. On the date that is six (6) months after the date of this Agreement and on the JV Closing Date, Seller will provide to Purchaser a written, complete and accurate list of all then-known actions that must be taken within four (4) months after the date of delivery of each such list in order to avoid loss or abandonment of any of the Acquired Registered Intellectual Property registered with the applicable Registration Office, including any payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or any such filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Registered Intellectual Property, in each case in accordance with Applicable Law. The applicable Seller Group members and the Additional Seller Group Company shall, promptly following the JV Closing, direct and instruct their internal and external patent counsel to (a) timely cooperate with Purchaser in connection with the transfer of patent prosecution files, books and records with respect to the Acquired Patents to Purchaser, an Affiliate of Purchaser or its or their patent counsel as instructed by Purchaser or one of its Affiliates and (b) provide to the individuals specified by Purchaser copies of all correspondence sent to and received from any Registration Office after the JV Closing with respect to any of the Acquired Registered Intellectual Property.

6.27 Post-Closing Agreements.

(a) Intercompany R&D Agreements. Promptly after the JV Closing, to the extent a Purchaser Group member provides research and development services to JV Holding Singapore or a JV Subsidiary, Purchaser shall cause such Purchaser Group member to enter into a services agreement with JV Holding Singapore or the applicable JV Subsidiary.

(b) Sublease Agreements. In connection with the JV Closing, or promptly thereafter, the applicable JV Subsidiary, as sublandlord, and the applicable Affiliate of Purchaser, as subtenant, in each case as set forth on Schedule 6.27(b) shall enter into a sublease agreement with respect to certain portions of the premises underlying the Assumed Leases set forth on Schedule 6.27(b).

(c) Sale and Leaseback Agreement. After the JV Closing, Purchaser will not permit EPCOS Technology Wuxi to terminate the Contract set forth in Schedule 6.27(c) without cause until the earlier of (i) the end of the thirty-six month Lease Period (as defined therein) and (ii) the date on which EPCOS Technology Wuxi no longer produces the legacy products relating to the assets that were transferred pursuant to the China Carve Out Agreement.

(d) ISO Certifications. For a period of twelve (12) months after the JV Closing, to the extent necessary in order for a JV Entity to continue to ship Business Products to the automotive industry after the JV Closing, Purchaser will cause the applicable JV Entity and/or Purchaser Group member to (i) maintain the required certified management systems (i.e., ISO/TS 16949, ISO 9001, ISO 14001, ISO 50001 and ISO 18001), (ii) obtain the ISO certifications necessary in order to continue such shipments and (iii) cause any Transferred Employees thereof who are engaged in ISO-certified Business processes to comply with the applicable JV Entity and/or Purchaser Group member quality management system.

(e) License Agreement. Promptly after the JV Closing, but in any event no later than sixty (60) days after the JV Closing, Purchaser and Seller shall submit a written request to the Person that is party to the Contract set forth on Schedule 6.27(e) requesting a royalty-free license in favor of JV Holding Singapore under the Patents subject thereto and as contemplated thereby.

7 Conditions to Closing.

7.1 JV Closing.

(a) Conditions to Obligations of Each Party. The respective obligations of each Party to this Agreement to consummate and effect the JV Closing shall be subject to the satisfaction on or prior to the JV Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of Purchaser and Seller:

(i) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be and remain in effect, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(ii) Antitrust. All waiting periods (and any extensions thereof), or equivalent pre-clearance periods or approvals applicable to the Antitrust Approvals referenced on Schedule 7.1(a)(ii), shall have expired or been terminated, completed or obtained, as applicable (the “Antitrust Condition”).

(iii) Third Party Consent. The Required Contract Consent set forth on Schedule 7.1(a)(iii) shall have been obtained and shall be in full force and effect, and a copy of such consent shall have been provided to each of Purchaser and Seller at or prior to the JV Closing.

(b) Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the JV Closing shall be subject to the satisfaction on or prior to the JV Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(i) Representations and Warranties. (A) The Fundamental Representations (excluding solely for this clause (A), the representations and warranties set forth in Section 3.22 (Taxes) but including the Fundamental Representations in the Retained IP License Agreement) and the representations and warranties of Seller in Sections 3.7 (Absence of Undisclosed Liabilities), 3.9(f) (Intellectual Property) and 3.18(d) (Sufficiency) shall be true and correct in all material respects, and (B) the other representations and warranties of Seller in Section 3 and in the Retained IP License Agreement shall be true and correct, except where the failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Seller Material Adverse Effect (in each case without regard to any qualification as to materiality or Seller Material Adverse Effect contained in such representation or warranty), both on and as of the date of this Agreement (excluding the representations and warranties in the Retained IP License Agreement) and as of the JV Closing as though such representations and warranties were made again on and as of the JV Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(ii) Performance of Obligations. Seller and each other member of the Seller Group shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the JV Closing.

(iii) No Material Adverse Effect. Since the date hereof, no Seller Material Adverse Effect shall have occurred.

(iv) Certificate of Officer. Purchaser shall have received a certificate executed on behalf of an authorized officer of Seller certifying that the conditions set forth in Sections 7.1(b)(i), 7.1(b)(ii) and 7.1(b)(iii) have been satisfied.

(v) Officer’s Certificate. Purchaser shall have received from an officer of Seller, a certificate having attached thereto (i) the Organizational Documents of JV Holding Singapore (including the JV Articles) and each JV Subsidiary as in effect immediately prior to the JV Closing, and (ii) resolutions of each Seller Group member and the Additional Seller Group Company transferring Acquired Assets in the JV Closing approving such transfer of Acquired Assets.

(vi) Third Party Consents. (A) All Required Contract Consents set forth on Schedule 7.1(b)(vi)(A) and (B) at least two-thirds of the Required Contract Consents set forth on Schedule 7.1(b)(vi)(B), shall have been obtained and shall be in full force and effect, and a copy of each such consent or approval shall have been provided to Purchaser at or prior to the JV Closing.

(vii) Governmental Approval; Permits. Purchaser and Seller shall have obtained the permits, approvals, waivers and consents set forth on Schedule 7.1(b)(vii) (the “Required Permits and Governmental Approvals”).

(viii) Local Asset Transfer Agreements. Each applicable Seller Group member shall have executed and delivered its respective Local Asset Transfer Agreement.

(ix) [Reserved]

(x) Retained IP License Agreement. Seller shall have executed and delivered the Retained IP License Agreement.

(xi) Acquired IP License Agreement. Seller (and/or its applicable Affiliates) shall have executed and delivered the Acquired IP License Agreement.

(xii) Agreement Regarding Amendment to Intercompany License Agreement. Seller shall have executed and delivered the Agreement Regarding Amendment to Intercompany License Agreement.

(xiii) Transition Services Agreements. The applicable Seller Group members and the Additional Seller Group Company shall have executed and delivered (A) the Transition Services Agreement in substantially the form attached hereto as Exhibit L (the “Transition Services Agreement”) and (B) the Transition Services Agreement (China) in in substantially the form attached hereto as Exhibit M; provided that such form shall be translated into Mandarin Chinese (the “China Transition Services Agreement”, and together with the Transition Services Agreement, the “Transition Services Agreements”).

(xiv) Employees.

(A) Each employee of Seller or its Affiliate listed on Schedule 7.1(b)(xiv)(A) attached hereto (each, a “Key Employee”) shall have executed and delivered to Purchaser, its Affiliate or the applicable JV Subsidiary (as provided in such Schedule) an offer letter or an employment agreement (as determined by Purchaser in its discretion after having consulted with Seller or the applicable Seller Group member and having considered such consultation), in each case in form and substance satisfactory to Purchaser, and a proprietary rights and invention agreement for the applicable country-specific jurisdiction in substantially the form attached hereto as Exhibit JJ and which will be effective as of the JV Closing (the “Key Employee Documents”), and each such Key Employee Documents shall be in full force and effect, and no Key Employee shall have taken any action to revoke his or her Key Employee Documents; provided that to the extent that (I) the offered compensation and employee benefits for a Key Employee (which, for the avoidance of doubt, shall be offered in accordance with Section 6.6(b) as if such Key Employee was a Non-Automatic Transferred Employee) are not, in the aggregate, at least substantially comparable to the compensation and employee benefits that such Key Employee currently receives (excluding the value of any equity grants or other equity related compensation, and in the United States excluding the value of any defined benefit plan benefits, retiree health and welfare benefits, and nonqualified deferred compensation benefits; provided that, in the aggregate, the compensation offered to Business Employees in the United States shall not be less than the aggregate compensation of similarly situated employees of Purchaser or its Affiliates in the United States) or (II) the offered functionality for Key Employee (as it relates to the Business) is not substantially similar to the current functionality of such Key Employee (as it relates to the Business), then the failure of such Key Employee to enter into his or her Key Employee Documents shall not prevent the satisfaction of the condition set forth in this clause (A).

(B) At least eighty-five percent (85%) of the employees of Seller and its Affiliates set forth on Schedule 7.1(b)(xiv)(B) shall (i) be Automatic Transferred Employees who are not Objecting Employees, or (ii) have executed and delivered to Purchaser an offer letter or an employment agreement (in Purchaser’s discretion after having consulted with Seller or the applicable Seller Group member and having considered such consultation) with terms that are in accordance with Section 6.6(b), and a proprietary rights and invention agreement (which, with respect to employees in the United States, shall be in substantially the form attached hereto as Exhibit KK) with Purchaser, its Affiliate or a JV Subsidiary, in each case, to become effective upon the JV Closing.

(xv) Release of Encumbrances. Purchaser shall have received evidence reasonably satisfactory to Purchaser that any and all Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets have been released and terminated.

(xvi) Restructuring. Purchaser shall have received evidence reasonably satisfactory to Purchaser of the satisfaction in all material respects of the Restructuring, including executed copies of the documents and filings effectuating the Restructuring, including the Singapore Carve Out Agreement, the Restructuring Agreements and documentation evidencing the transfer of the JV Subsidiaries to JV Holding Singapore, and each such Transaction Document shall be in full force and effect.

(xvii) Business Records. The Business Records shall have been delivered to Purchaser or located at a JV Subsidiary.

(xviii) Acquired JV Interests. Seller shall have delivered to Purchaser the share certificate(s) representing the Acquired JV Interests, together with a valid share transfer form in respect of the Acquired JV Interests, duly executed by EPCOS Germany in favor of Purchaser.

(xix) Cross-License Assignment Agreement. TDK Japan and EPCOS Germany shall have executed and delivered the Cross-License Assignment Agreement with respect to the Assumed Cross-License Agreements for which consent to such assignment has been obtained.

(xx) Patent Transfer Agreement; Austria Termination and Assignment Agreement; Termination and Assignment Agreements. TDK Japan, EPCOS Germany, EPCOS Inc. US and shall have executed and delivered the Patent Transfer Agreement, and EPCOS Austria shall have executed and delivered the Austria Termination and Assignment Agreement. EPCOS Technology Wuxi and EPCOS Germany shall have executed and delivered the China Technology Transfer Agreement, EPCOS Singapore and EPCOS Germany shall have executed and delivered the Singapore Termination and Assignment Agreement, and each Termination and Assignment Agreement shall be in full force and effect.

(xxi) Module Design IP Transfer Agreements. Each applicable Seller Group member shall have executed and delivered its respective Module Design IP Transfer Agreement.

(xxii) Module Design Asset Transfer Agreements. Each applicable Seller Group member shall have executed and delivered its respective Module Design Asset Transfer Agreement.

(xxiii) Trademark Transfer Agreement. The applicable Seller Group members and the Additional Seller Group Company shall have executed and delivered the Trademark Transfer Agreement.

(xxiv) Domain Name Assignment. The applicable Seller Group member and the Additional Seller Group Company shall have provided Purchaser evidence reasonably satisfactory to Purchaser of the transfer of the Acquired Domain Names to the applicable Purchaser Group member or JV Subsidiary.

(xxv) JV Agreement. EPCOS Germany shall have executed and delivered the JV Agreement.

(xxvi) DSSP Subcontractor Agreement. EPCOS Austria shall have executed and delivered the DSSP Subcontractor Agreement in substantially the form attached hereto as Exhibit N (the “DSSP Subcontractor Agreement”).

(xxvii) LTCC Foundry Agreement. EPCOS Austria shall have executed and delivered the LTCC Foundry Agreement in the form agreed to by Seller and Purchaser based on the term sheet attached hereto as Exhibit O (the “LTCC Foundry Agreement”).

(xxviii) [Reserved]

(xxix) Transitional MEMS Supply Agreement; Know How Transfer Services. In the event such agreements are required as provided in Section 2.1(b)(i)(A)(5), EPCOS Germany and its applicable Affiliates shall have executed and delivered the Transitional MEMS Supply Agreement (together with the DSSP Subcontractor Agreement, the LTCC Foundry Agreement and the In-Scope Excluded Contract Supply Agreement, the “Supply Agreements”) and shall have agreed to the Know How Transfer Services.

(xxx) IT Carve Out Agreement. Completion of JV IT System as provided in Section 6 (Testing and Completion of JV IT System) of the IT Carve Out Agreement shall have occurred, in accordance with the criteria, terms and conditions set forth in Section 6 (Testing and Completion of JV IT System) of the IT Carve Out Agreement.

(xxxi) Austria Lease. EPCOS Austria shall have executed and delivered the Lease in substantially the form attached hereto as Exhibit DD (the “Austria Lease”).

(xxxii) US Sublease. EPCOS Inc. US shall have executed and delivered the Lease in substantially the form attached hereto as Exhibit EE (the “US Sublease”).

(xxxiii) Transitional Trademark License Agreement. EPCOS Germany and TDK Japan shall have executed and delivered the Transitional Trademark License Agreement in substantially the form attached hereto as Exhibit GG, pursuant to which EPCOS Germany and TDK Japan grant to the Purchaser Group and the JV Subsidiaries limited license to use Trademarks used in connection with the conduct of the Business prior to the JV Closing but which are not Trademarks included in the Acquired IP (the “Transitional Trademark License Agreement”).

(xxxiv) Lease Assignment. To the extent any required consents for such assignments have been obtained, the applicable Seller Group members shall have executed and delivered lease assignments, in form and substance reasonably satisfactory to Purchaser, with respect to the Assumed Leases (other than Assumed Leases held by EPCOS Technology Wuxi, EPCOS Singapore or German Newco) (the “Lease Assignments”).

(xxxv) In-Scope Excluded Contract Supply Agreement. TDK Japan shall have executed and delivered the Supply Agreement for Specified Products in substantially the form attached hereto as Exhibit HH (the “In-Scope Excluded Contract Supply Agreement”).

(xxxvi) Contract Amendments. Seller shall have provided evidence, in form and substance reasonably satisfactory to Purchaser, of the amendments to the Contracts referenced as closing conditions on Schedule 6.10(a)(i)(A).

(c) Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect the JV Closing shall be subject to the satisfaction at or prior to the JV Closing of each of the following conditions, any of which may be waived, in writing, by Seller:

(i) Representations and Warranties. (A) The Purchaser Fundamental Representations shall be true and correct in all material respects, and (B) the other representations and warranties of Purchaser in Section 4 and in the Acquired IP License Agreement shall be true and correct, except where the failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect (in each case without regard to any qualification as to materiality or Purchaser Material Adverse Effect contained in such representation or warranty), both on and as of the date of this Agreement (other than the representations and warranties in the Acquired IP License Agreement) and as of the JV Closing as though such representations and warranties were made again on and as of the JV Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(ii) Performance of Obligations. Purchaser and each other member of the Purchaser Group shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the JV Closing.

(iii) Certificate of Officer. Seller shall have received a certificate executed on behalf of Purchaser by an authorized officer of Purchaser certifying that the conditions set forth in Sections 7.1(c)(i) and 7.1(c)(ii) have been satisfied.

(iv) Local Asset Transfer Agreements. Each applicable Purchaser Group member shall have executed and delivered a Local Asset Transfer Agreement.

(v) Retained IP License Agreement. Qualcomm Technologies shall have executed and delivered the Retained IP License Agreement.

(vi) Acquired IP License Agreement. The applicable Purchaser Group members shall have executed and delivered the Acquired IP License Agreement.

(vii) Agreement Regarding Amendment to Intercompany License Agreement. SnapTrack and Qualcomm Technologies shall have executed and delivered the Agreement Regarding Amendment to Intercompany License Agreement.

(viii) Transition Services Agreements. The applicable Purchaser Group members shall have executed and delivered each of the Transition Services Agreements.

(ix) Cross-License Assignment Agreement. Purchaser shall have executed and delivered the Cross-License Assignment Agreement.

(x) Patent Transfer Agreement and Austria Termination and Assignment Agreement. SnapTrack shall have executed and delivered the Patent Transfer Agreement and the Austria Termination and Assignment Agreement.

(xi) Module Design IP Transfer Agreements. Qualcomm Technologies member shall have executed and delivered each Module Design IP Transfer Agreement.

(xii) Module Design Asset Transfer Agreements. The applicable Purchaser Group members shall have executed and delivered the Module Design Asset Transfer Agreements.

(xiii) Trademark Transfer Agreement. Purchaser Parent shall have executed and delivered the Trademark Transfer Agreement.

(xiv) JV Agreement. Purchaser shall have executed and delivered the JV Agreement.

(xv) DSSP Subcontractor Agreement. The applicable JV Subsidiaries shall have executed and delivered the DSSP Subcontractor Agreement.

(xvi) LTCC Foundry Agreement. The applicable JV Subsidiaries shall have executed and delivered the LTCC Foundry Agreement.

(xvii) [Reserved]

(xviii) Transitional MEMS Supply Agreement; Know How Transfer Services. In the event such agreements are required as provided in Section 2.1(b)(i)(A)(5), EPCOS Singapore shall have executed and delivered the Transitional MEMS Supply Agreement and shall have agreed to the Know How Transfer Services.

(xix) Austria Lease. Qualcomm Austria shall have executed and delivered the Austria Lease.

(xx) US Sublease. Qualcomm Technologies shall have executed and delivered the US Sublease.

(xxi) Transitional Trademark License Agreement. Qualcomm Technologies shall have executed and delivered the Transitional Trademark License Agreement.

(xxii) Lease Assignment. The applicable Purchaser Group members shall have executed and delivered the Lease Assignments.

(xxiii) In-Scope Excluded Contract Supply Agreement. German Newco shall have executed and delivered the In-Scope Excluded Contract Supply Agreement.

7.2 Option Closing.

(a) Conditions to Obligations of Each Party. The respective obligations of each Party to this Agreement to consummate and effect the Option Closing shall be subject to the satisfaction on or prior to the Option Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of Purchaser and Seller:

(i) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Option Closing shall be and remain in effect, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Option Closing, which makes the consummation of the Option Closing illegal.

(ii) Antitrust. All waiting periods (and any extensions thereof), or equivalent pre-clearance periods or approvals required under any then applicable material Antitrust Approvals shall have expired or been terminated, completed or obtained, as applicable.

(b) Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Option Closing shall be subject to the satisfaction on or prior to the Option Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(i) Representations and Warranties. The representations and warranties of Seller in Sections 3.2 (Authority), 3.5(d) and (e) and 3.30(c) (Compliance with Rights of First Refusal) shall be true and correct in all material respects, without regard to any qualification as to materiality or Seller Material Adverse Effect contained in such representation or warranty, on and as of the Option Closing as though such representations and warranties were made on and as of the Option Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(ii) Performance of Obligations. Each of Seller and EPCOS Germany shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it with respect to the Option Closing.

(iii) Certificate of Officer. Purchaser shall have received a certificate executed on behalf of an authorized officer of Seller certifying that the conditions set forth in Sections 7.2(b)(i) and 7.2(b)(ii) have been satisfied.

(iv) Transfer Documents. Seller shall have delivered to Purchaser the share certificate(s) representing the Retained JV Interests, together with a valid share transfer form in respect of the Retained JV Interests, duly executed by EPCOS Germany in favor of Purchaser.

(c) Additional Conditions to the Obligations of Seller and EPCOS Germany. The obligations of Seller and EPCOS Germany to consummate and effect the Option Closing shall be subject to the satisfaction on or prior to the Option Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:

(i) Representations and Warranties. The representations and warranties of Purchaser in Section 4.2 (Authority) shall be true and correct in all material respects, without regard to any qualification as to materiality or Purchaser Material Adverse Effect contained in such representation or warranty, on and as of the Option Closing as though such representations and warranties were made on and as of the Option Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(ii) Performance of Obligations. Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it with respect to the Option Closing.

8 Termination, Amendment and Waiver.

8.1 Termination. This Agreement may be terminated at any time prior to the JV Closing (with respect to Section 8.1(b) through Section 8.1(e), by written notice by the terminating Party to Purchaser or Seller, as applicable):

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if (i) the JV Closing shall not have occurred before 4:59 PM, New York, New York time on April 13, 2017 (the “End Date”) or (ii) the Antitrust Condition is not satisfied on or prior to January 31, 2017; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the JV Closing to occur on or before such date; provided, further, that if the milestone identified as M7 (GoLive) in Annex 4 (Project Plan Schedule ) of the IT Carve Out Agreement has not occurred prior to the original End Date (and provided that all the other conditions set forth in (A) Sections 7.1(a) and 7.1(b) or (B) Sections 7.1(a) and 7.1(c) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the JV Closing) as of the original End Date), then, upon written notice from Seller (if the foregoing clause (A) is satisfied) or Purchaser (if the foregoing clause (B) is satisfied) to the other Party given on or prior to the original End Date, the original End Date shall be extended to July 13, 2017;

(c) by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, unless the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) has not complied in all material respects with its obligations under this Agreement;

(d) by Purchaser or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) would cause a failure of the conditions set forth in Section 7.1(b)(i) or 7.1(b)(ii) (in the case of termination by Purchaser) or Section 7.1(c)(i) or 7.1(c)(ii) (in the case of termination by Seller) and (ii) shall not have been cured within thirty (30) days following receipt by the breaching Party of written notice of such breach from the other Party; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party that is then in material breach of this Agreement; or

(e) by Purchaser, if a Seller Material Adverse Effect shall have occurred.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers, directors, or stockholders, except to the extent that such termination results from the fraud or willful breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the provisions of Sections 6.2, 6.3, 6.8, 8.2 and 10 shall remain in full force and effect and survive any termination of this Agreement. In addition, in the event that this Agreement is terminated as provided in Section 8.1, then promptly (or in any event within thirty (30) days) after such termination, Seller shall cause any JV Entity with “RF360” or any derivative thereof in its name to be renamed removing “RF360” or such derivative from its name.

8.3 Amendment. This Agreement may be amended only by execution of an instrument in writing signed on behalf of Purchaser and Seller.

8.4 Extension; Waiver. Purchaser (on behalf of each Purchaser Group member) or Seller (on behalf of each Seller Group member (other than any JV Entity after the JV Closing)), by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the Seller Group or the Purchaser Group, as applicable; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

9 Indemnification.

9.1 Indemnification by Seller and Purchaser.

(a) Indemnification by Seller. Subject to the limitations set forth in this Section 9, from and after the JV Closing, Seller and EPCOS Germany, on a joint and several basis, shall indemnify and hold harmless JV Holding Singapore, the JV Subsidiaries, the Purchaser Group and their respective Affiliates and Representatives (individually a “Purchaser Indemnified Person” and collectively the “Purchaser Indemnified Persons”) from and against, without duplication, any and all losses, costs, damages, fees, diminution in value, re-engineering costs, liabilities, costs of investigation, Taxes and expenses, including costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable and documented fees and expenses of lawyers, experts and other professionals (collectively, “Damages”), resulting from or arising out of:

(i) the failure of any representation or warranty made by Seller in Section 3 to be true and correct as of the date of this Agreement and as of the JV Closing as if such representation or warranty was made again as of the JV Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date);

(ii) any breach or nonfulfillment of any covenant or agreement made by Seller, any other Seller Group member or the Additional Seller Group Company in this Agreement (other than the covenants and agreements in Section 5.3), the Acquired IP License Agreement, the Retained IP License Agreement, the Agreement Regarding Amendment to Intercompany License Agreements, the Patent Transfer Agreement, the Austria Termination and Assignment Agreement, the Termination and Assignment Agreements or the Transitional Trademark License Agreement;

(iii) any Liabilities relating to the Retained Liabilities irrespective as to when such Liability is due for payment, or the ownership or operation of any Excluded Assets, including those Liabilities of JV Holding Singapore or any New JV Subsidiary which under this Agreement or the applicable Restructuring Agreement would qualify as a Retained Liability, but for the fact that any such Liability did not arise prior to the effective time of the transfer of Acquired Assets and assumption of the Assumed Liabilities in such agreement, but arose in the period between such effective time and the JV Closing;

(iv) any adjustment amount payable by Seller pursuant to Section 2.13(f) to the extent not paid within the time period required in such Section (it being understood that such payment shall be made by release to Purchaser of such amount from the Holdback Amount pursuant to such Section);

(v) any Pre-Existing Environmental Liabilities;

(vi) any breach of any representation or warranty (other than a breach covered by clause (vii) below, which shall be subject to such clause) made by any Seller Group member or the Additional Seller Group Company under the Retained IP License Agreement (provided, for the avoidance of doubt, that the indemnification provided under this clause (vii) (A) shall no longer apply upon the occurrence of an event set forth in the second sentence of Section 8.1(b) of the Retained IP License Agreement, in which case the alternative liability provisions set forth in Section 8.1(b) of the Retained IP License Agreement shall apply as provided therein, and (B) is without prejudice to the provisions of Section 8.1(a) of the Retained IP License Agreement);

(vii) any breach of any representation or warranty made by any Seller Group member or the Additional Seller Group Company in Section 6.1(a) of the Retained IP License Agreement or in Section 9.1 of the Transitional Trademark License Agreement, which representations and warranties shall be deemed to constitute a Fundamental Representation for all purposes under this Agreement, including this Section 9 (provided, for the avoidance of doubt, that such representations and warranties shall not be deemed to constitute Fundamental Representations and the indemnification provided under this clause (vii) shall no longer apply upon the occurrence of an event set forth in the third sentence of Section 6.1(a) of the Retained IP License Agreement or the second sentence of Section 9.1 of the Transitional Trademark License Agreement, in which case the alternative liability provisions set forth in the Retained IP License Agreement or the Transitional Trademark License Agreement, as applicable, shall apply as provided therein);

(viii) any breach of any representation or warranty made by Seller in the Transitional Trademark License Agreement (provided, for the avoidance of doubt, that the indemnification provided under this clause (viii) (A) shall no longer apply upon the occurrence of an event set forth in the third sentence of Section 10.1 of the Transitional Trademark License Agreement, in which case the alternative liability provisions set forth in Section 10.1 of the Transitional Trademark License Agreement shall apply as provided therein, and (B) is without prejudice to the provisions of Section 10.1 of the Transitional Trademark License Agreement);

(ix) any breach of any representation or warranty, or any breach or nonfulfillment of any covenant or agreement, of EPCOS Germany, TDK Europe or German Newco under the IT Carve Out Agreement or Section 5.3 of this Agreement; and

(x) the matters set forth on Schedule 9.1(a)(x).

For purposes of this Section 9, any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to any representation or warranty of Seller in this Agreement shall be taken into account in determining whether a breach of such representation or warranty exists, but shall not be taken into account in determining the amount of Damages payable to a Purchaser Indemnified Person with respect to such breach.

(b) Indemnification by Purchaser. Subject to the limitations set forth in this Section 9, from and after the JV Closing, Purchaser shall indemnify and hold harmless (or, as applicable, shall cause JV Holding Singapore to indemnify and hold harmless) the Seller Group and the Additional Seller Group Company (excluding, for clarity, JV Holding Singapore and the JV Subsidiaries) and their respective Affiliates and Representatives (individually a “Seller Indemnified Person” and collectively the “Seller Indemnified Persons”) from and against, without duplication, any and all Damages, resulting from or arising out of:

(i) the failure of any representation or warranty made by Purchaser in Section 4 to be true and correct as of the date of this Agreement and as of the JV Closing as if such representation or warranty was made again as of the JV Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date);

(ii) any breach or nonfulfillment of any covenant or agreement made by Purchaser or any other Purchaser Group member in this Agreement, the Acquired IP License Agreement, the Retained IP License Agreement, the Agreement Regarding Amendment to Intercompany License Agreements, the Patent Transfer Agreement, the Austria Termination and Assignment Agreement or the Transitional Trademark License Agreement;

(iii) any Liabilities relating to the Assumed Liabilities, other than to the extent a Purchaser Indemnified Person is entitled to indemnification under Section 9.1(a) with respect to such Liabilities;

(iv) any Liability arising out of the ownership or operation of the Acquired Assets and the Business after the JV Closing other than the Retained Liabilities or other Liabilities for which a Purchaser Indemnified Person is entitled to indemnification under Section 9.1(a);

(v) any adjustment amount payable by Purchaser pursuant to Section 2.13(f) to the extent not paid within the time period required in such Section;

(vi) any breach of any representation or warranty made by Qualcomm Technologies or any of its Affiliates under the Acquired IP License Agreement (provided, for the avoidance of doubt, that the indemnification provided under this clause (vi) (A) shall no longer apply upon the occurrence of an event set forth in the second sentence of Section 8.2 of the Acquired IP License Agreement, in which case the alternative liability provisions set forth in Section 8.2 of the Acquired IP License Agreement shall apply as provided therein, and (B) is without prejudice to the provisions of Section 8.1 of the Acquired IP License Agreement); and

(vii) any breach of any representation or warranty, or any breach or nonfulfillment of any covenant or agreement, of Purchaser Parent under the IT Carve Out Agreement.

For purposes of this Section 9, any materiality, Purchaser Material Adverse Effect or other similar qualification contained in or otherwise applicable to any representation or warranty of Purchaser in this Agreement shall be taken into account in determining whether a breach of such representation or warranty exists, but shall not be taken into account in determining the amount of Damages payable to a Seller Indemnified Person with respect to such breach.

(c) Survival of Representations and Warranties.

(i) Representations and Warranties Made by Seller. All representations and warranties made by Seller in this Agreement shall survive the execution and delivery of this Agreement and the JV Closing and shall survive until the Warranty Expiration

Date; provided, however, that any claims for indemnification arising with respect to (i) Seller’s representations set forth in Sections 3.1 (Organization, Standing and Power; Subsidiaries), 3.2 (Authority), 3.5 (Joint Venture), 3.9(b)(i) (Ownership, Title), 3.18(a) and 3.18(b) (Title to Acquired Assets), 3.22 (Taxes) and 3.27 (Brokers’ and Finders’ Fees) (the “Fundamental Representations”) or with respect to fraud or willful breach of Seller shall survive (A) until one (1) year after the expiration of the statute of limitations applicable to such claims with respect to such matters, or (B) indefinitely if no statute of limitations apply, (ii) Seller’s representations set forth in Section 3.9(f) (No Infringement by Seller) and Section 3.9(c)(ii) (Disclosure of Inbound Licenses) (first sentence) (such claims, “IP Rep Infringement Claims”) shall survive until the date that is thirty (30) months after the JV Closing Date and (iii) Seller’s representations set forth in Sections 3.9(a)(ii) (Enforceability; No Challenges) (solely with respect to Acquired Patents) and 3.9(c)(v) (No Upstream Affiliate Licenses) (the “Special IP Reps”) shall survive until the date that is thirty (30) months after the JV Closing Date; and provided further, however, that any claims set forth in any Officer’s Certificate which any Purchaser Indemnified Person shall have delivered to Seller prior to the termination of the applicable survival period shall survive until the resolution of each such claim. Except as provided in the next sentence, all covenants and agreements of the Seller Group in this Agreement and any other Transaction Document shall survive indefinitely unless otherwise specified in their terms or in the applicable Transaction Document. All representations, warranties and covenants in the IT Carve Out Agreement and Section 5.3 shall survive the execution and delivery of such agreement until the Warranty Expiration Date. All representations and warranties made by any Seller Group member or the Additional Seller Group Company in the Acquired IP License Agreement, the Retained IP License Agreement and the Transitional Trademark License Agreement shall survive the execution and delivery of this Agreement and the JV Closing and shall survive until the Warranty Expiration Date; provided that the Fundamental Representations therein shall survive until the date that is one (1) year after the expiration of the applicable statute of limitations.

(ii) Representations and Warranties Made by Purchaser. All representations and warranties made by Purchaser in this Agreement shall survive the execution and delivery of this Agreement and the JV Closing and shall survive until the Warranty Expiration Date; provided, however, that any claims for indemnification arising with respect to Purchaser’s representations set forth in Sections 4.1 (Organization, Standing and Power), 4.2 (Authority), 4.3 (Brokers’ and Finders’ Fees) and 4.4 (Sufficient Funds) (the “Purchaser Fundamental Representations”) or involving fraud or willful breach shall survive (A) until the expiration of the statute of limitations applicable to such claims with respect to such matters, or (B) indefinitely if no statute of limitations apply; provided, however, that any claims set forth in any Officer’s Certificate which any Seller Indemnified Person shall have delivered to Purchaser prior to the termination of the applicable survival period shall survive until the resolution of each such claim. Except as provided in the next sentence, all covenants and agreements of the Purchaser Group in this Agreement and any other Transaction Document shall survive indefinitely unless otherwise specified in their terms or in the applicable Transaction Document. All representations, warranties and covenants in the IT Carve Out Agreement shall survive the execution and delivery of such agreement until the Warranty Expiration Date. All representations and warranties made by any Purchaser Group member in the Acquired IP License Agreement, the Retained IP License Agreement or the Transitional Trademark License Agreement shall survive the execution and delivery of this Agreement and the JV Closing and shall survive until the Warranty Expiration Date.

(d) Threshold for Claims. No claim for Damages shall be made under Section 9.1(a)(i), 9.1(a)(vi) or 9.1(a)(viii) or under Section 9.1(b)(i) or 9.1(b)(vi) unless (i) the Damages resulting from any single claim or series of related claims arising out of the same facts, events or circumstances exceed $100,000 (the “Per-Claim Threshold”), in which case such Damages shall be included in calculating the aggregate Damages pursuant to clause (ii) of this Section 9.1(d); and (ii) the aggregate of Damages exceeds $12,000,000 for which claims are made hereunder by the Purchaser Indemnified Persons or the Seller Indemnified Persons, as applicable (the “Threshold”), in which case the Purchaser Indemnified Persons or the Seller Indemnified Persons, as the case may be, shall be entitled to seek compensation for all Damages, including the amount of the Threshold; provided, however, that neither the Per-Claim Threshold nor the Threshold shall apply with respect to any Damages arising from any claims for indemnification involving:

(i) the Fundamental Representations;

(ii) the Purchaser Fundamental Representations;

(iii) IP Rep Infringement Claims;

(iv) fraud or willful breach;

(v) the Special IP Reps; or

(vi) for clarity, claims for indemnification under Section 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv), 9.1(a)(v), 9.1(a)(vii), 9.1(a)(ix) (subject to Section 9.1(g)(vii)) or 9.1(a)(x), or under Sections 9.1(b)(ii) through 9.1(b)(v) or Section 9.1(b)(vii).

(e) Cap on Indemnification by Seller.

(i) The aggregate amount to be paid by Seller and EPCOS Germany for claims for Damages made under Section 9.1(a)(i), 9.1(a)(vi), 9.1(a)(viii) or 9.1(a)(ix) (except in each case as set forth in Sections 9.1(e)(ii), 9.1(e)(iii), 9.1(e)(iv) and 9.1(e)(v)) shall not exceed an amount equal to $230,000,000 (the “Cap”).

(ii) The aggregate amount to be paid by Seller and EPCOS Germany for claims for Damages with respect to IP Rep Infringement Claims shall not exceed an amount equal to $1,175,000,000; provided that until the Option Closing, such cap shall be $600,000,000; it being understood that the lower cap amount shall not preclude a Purchaser Indemnified Person from recovering up to the higher cap amount after the Option Closing for qualifying claims, even if such claims arose or were concluded prior to the Option Closing.

(iii) The aggregate amount to be paid by Seller and EPCOS Germany for claims for Damages with respect to the Fundamental Representations (including claims for Damages made under Section 9.1(a)(vii), but except as set forth in Section 9.1(e)(v)) shall not exceed (together with any amounts paid by Seller or EPCOS Germany that are counted against the caps under Section 9.1(e)(i) and Section 9.1(e)(iv), and with respect to IP Rep Infringement Claims) an amount equal to $2,350,000,000; provided that until the Option

Closing, such cap shall be $1,200,000,000; it being understood that the lower cap amount shall not preclude a Purchaser Indemnified Person from recovering up to the higher cap amount after the Option Closing for qualifying claims, even if such claims arose or were concluded prior to the Option Closing.

(iv) The aggregate amount to be paid by Seller and EPCOS Germany for claims for Damages with respect to the Special IP Reps (except as set forth in Section 9.1(e)(v)) shall not exceed (together with any amounts paid by Seller or EPCOS Germany that are counted against the Cap under Section 9.1(e)(i)) an amount equal to $690,000,000.

(v) There shall be no cap with respect to the aggregate amount to be paid by Seller and EPCOS Germany for claims for Damages based upon, resulting from, or arising out of any claims for indemnification (A) with respect to fraud or willful breach or (B) under Section 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv), 9.1(a)(v) or 9.1(a)(x).

(f) Cap on Indemnification by Purchaser.

(i) The aggregate amount to be paid by Purchaser for claims for Damages made under Section 9.1(b)(i), 9.1(b)(vi) or 9.1(b)(vii) (except in each case as set forth in Section 9.1(f)(ii) and 9.1(f)(iii)) shall not exceed an amount equal to the Cap.

(ii) The aggregate amount to be paid by Purchaser for claims for Damages with respect to the Purchaser Fundamental Representations (except as set forth in Section 9.1(f)(iii)) shall not exceed (together with any amounts paid by Purchaser that are counted against the Cap under Section 9.1(f)(i)) an amount equal to $2,350,000,000; provided that until the Option Closing, such cap shall be $1,200,000,000; it being understood that the lower cap amount shall not preclude a Seller Indemnified Person from recovering up to the higher cap amount after the Option Closing for qualifying claims, even if such claims arose or were concluded prior to the Option Closing.

(iii) There shall be no cap with respect to the aggregate amount to be paid by Purchaser for claims for Damages based upon, resulting from, or arising out of any claims for indemnification (A) with respect to fraud or willful breach or (B) under Sections 9.1(b)(ii)-(v).

(g) Other Indemnification Limitations. In addition to the limitations set forth in this Section 9.1:

(i) None of Purchaser, Seller nor EPCOS Germany shall have any liability under any provision of this Agreement for any (A) punitive or speculative damages or (B) damages that are not reasonably foreseeable, in each case relating to the breach or alleged breach of this Agreement except to the extent such damages are awarded to a third party in a third-party claim.

(ii) For all purposes of this Section 9, “Damages” shall be net of (A) any amounts (including any Assumed Insurance Benefits, but excluding any other insurance proceeds) paid to the Indemnified Person or any of its Affiliates by a third party as damages or other compensation for the Damages suffered by the Indemnified Person, net of reasonable expenses incurred in obtaining such recovery or benefit; and (B) any amount reserved on the Closing Balance Sheet with respect to such Damages and included in the calculation of Working Capital for purposes of determining the JV Closing Purchase Price.

(iii) To the extent that an adjustment is made to or taken into account in determining the JV Closing Purchase Price in respect of any matter relating to or arising out of this Agreement, no Purchaser Indemnified Person shall be entitled to any indemnification with respect to such matter to the extent of such adjustment.

(iv) No claim for Damages may be brought by a Purchaser Indemnified Person with respect to Pre-Existing Environmental Liabilities after the date that is thirty (30) months after the JV Closing Date.

(v) In connection with claims relating to Pre-Existing Environmental Liabilities (“Environmental Claims”) Purchaser agrees, on behalf of itself and of its Affiliates, that during the period of Indemnification for such Environmental Claims hereunder, neither Purchaser nor any of its Affiliates shall voluntarily undertake an invasive investigation of environmental conditions, including sampling or testing, with the intent to identify Pre-Existing Environmental Liabilities not otherwise apparent or identified in the ordinary course of business. In addition, in connection with any Environmental Claim, Purchaser or its Affiliate shall provide Seller, its Affiliates and their Representatives appropriate and reasonable access to the affected property in connection with any remediation efforts undertaken by Seller with respect to such Environmental Claim; provided that Seller takes reasonable measures to limit any business interruption related to such remediation efforts.

(vi) No Indemnified Person shall be entitled under any provision of this Agreement or otherwise to any indemnification or other recovery from any Indemnifying Person for any Damages to the extent the Indemnifying Person has already indemnified or compensated the Indemnified Person for such Damages.

(vii) A Purchaser Indemnified Person’s right to indemnification for claims under Section 9.1(a)(ix) shall be subject to Seller’s right to cure the applicable breach or nonfulfillment within the applicable Priority Level Resolution Period (as defined in the IT Carve Out Agreement) to the extent a Priority Level Resolution Period applies; provided that Seller or its Affiliate is actively working in good faith to cure such breach or nonfulfillment during such cure period. In addition, the Per-Claim Threshold and the Threshold shall not apply to (A) direct out-of-pocket costs and expenses incurred by a Purchaser Indemnified Person for using a third party to remedy issues that constitute a breach by EPCOS Germany or TDK Europe of its representations, warranties and covenants in the IT Carve Out Agreement or (B) other incremental costs and expenses incurred by a Purchaser Indemnified Person for remedying itself such issues, in respect of which such Purchaser Indemnified Person makes a claim for indemnification under Section 9.1(a)(ix), but shall apply for all other Damages of a Purchaser Indemnified Person for claims for indemnification under Section 9.1(a)(ix).

(h) Satisfaction of Claims. All claims for Damages under Section 9.1(a) shall be satisfied (i) first, from the Holdback Amount until the Holdback Amount is either exhausted or released in accordance with the terms hereof and (ii) thereafter, directly by Seller; provided that, in either case, Purchaser may, at its election, set off (A) any Damages due and owing in accordance with this Agreement (and not paid within sixty (60) days of written request) to a Purchaser Indemnified Person arising from claims for indemnification (I) involving the Fundamental Representations or the Special IP Reps, (II) involving the fraud or willful breach by any member of the Seller Group, or (III) under Section 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv), 9.1(a)(v), 9.1(a)(vii) or 9.1(a)(x) against (B) any Seller Participation Payment owed by Purchaser pursuant to Section 2.14.

9.2 Indemnification Claims.

(a) Upon receipt by a Party from whom indemnification is being sought pursuant to Section 9.1 (an “Indemnifying Person”) of a certificate signed by any officer (an “Officer’s Certificate”) of a Purchaser Indemnified Person or a Seller Indemnified Person (an “Indemnified Person”) stating that Damages exist with respect to the indemnification obligations of the Indemnifying Person set forth in Section 9.1, which Officer’s Certificate shall be delivered to the Indemnifying Person within thirty (30) days after an officer of the Indemnified Person becomes aware of the relevant Damages or the occurrence of the event giving rise to such Damages (provided that any failure to timely deliver such notice shall not affect an Indemnified Person’s rights hereunder except to the extent the Indemnifying Person was prejudiced by such failure), and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related (specifying the Section(s) or subsection(s) of this Agreement so breached), (i) in the case of Damages suffered by a Purchaser Indemnified Person, Purchaser shall, subject to the provisions of this Section 9 (including the set off rights in Section 9.1(h)), be entitled to set off against the Holdback Amount or any Seller Participation Payment owed by Purchaser a portion of the Holdback Amount or such Seller Participation Payment having a value equal to such Damages, and such amount shall no longer be payable to Seller, and (ii) in the case of Damages suffered by a Seller Indemnified Person, Seller shall, subject to the provisions of this Section 9, be entitled to receive an amount in cash equal to such Damages.

(b) The Indemnifying Person shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the requested Damages or (ii) dispute that the Indemnified Person is entitled to receive the requested Damages.

(c) If the Indemnifying Person disputes any claim or claims made in any Officer’s Certificate, the Indemnified Person shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Person. If after such thirty (30) day period there remains a dispute as to any claims, the Indemnified Person and the Indemnifying Person shall attempt in good faith for thirty (30) days to agree upon the rights of the respective Parties with respect to each of such claims.

9.3 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the Parties pursuant to Section 9.2(c), either Purchaser or Seller may initiate formal legal action in accordance with Section 10.5 to resolve such dispute. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties, and notwithstanding anything in this Section 9, the Parties shall be entitled to act in accordance with such decision.

9.4 Third-Party Claims.

(a) In the event a Purchaser Indemnified Person or a Seller Indemnified Person becomes aware of a third-party claim which such Purchaser Indemnified Person or Seller Indemnified Person believes may result in a claim for indemnification against an Indemnifying Person, Purchaser (in the case of a Purchaser Indemnified Person) shall notify Seller or Seller (in the case of a Seller Indemnified Person) shall notify Purchaser, as the case may be, within thirty (30) days after an officer of the Indemnified Person becomes aware of such claim (provided that any failure to timely deliver such notice shall not affect an Indemnified Person’s rights hereunder, except to the extent that the Indemnifying Person’s rights, and/or its ability to defend against such claim or potential claim, are prejudiced by such failure), including copies of all notices and documents served on or received by the Indemnified Person in connection with such claim.

(b) Except as provided in Sections 9.4(c) and 9.4(d), Purchaser shall have the right in its sole discretion to defend or settle any such third-party claim; provided, however, that if Purchaser settles any such third-party claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Damages. If Purchaser does not elect to proceed with the defense of any third-party claim to which it is entitled to control the defense of under this Section 9.4(b), Seller may proceed with the defense of such claim.

(c) Notwithstanding the foregoing, with respect to a third-party claim under which Seller or EPCOS Germany is the Indemnifying Person which:

(i) (A) includes only a claim for monetary damages in an amount not in excess of the amount of the Holdback Amount then remaining or (B) is solely with respect to a breach of Contract by Seller or its Affiliate prior to the JV Closing; and

(ii) is not a product warranty claim; and

(iii) does not involve the Intellectual Property rights of any Person (whether as part of a claim with respect to Retained Infringement Liabilities, an IP Rep Infringement Claim or otherwise); and

(iv) does not seek any type of injunctive relief;

then Seller shall have the right in its sole discretion to assume and thereafter conduct the defense of any such claim with counsel of its choice; provided, however, that Seller may not settle any such claim without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) unless such settlement (A) shall only involve money damages in an amount not in excess of the then remaining amount of the Holdback

Amount and (B) shall not involve a license under any Acquired IP (or other Intellectual Property owned by Purchaser or any of its Affiliates), admission of wrongdoing or impose any type of injunctive relief, and provided, further, that if Seller settles any third-party claim without the prior written consent of Purchaser, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Damages. If Seller does not elect to proceed with the defense of any third-party claim to which it is entitled to control the defense of under this Section 9.4(c), Purchaser may proceed with the defense of such claim.

(d) The Party providing the defense with respect to a third-party claim shall (i) conduct the defense of such claim with good faith diligence to resolution (including settlement) and keep the other Party reasonably informed of the status of such claim and any material developments, (ii) promptly provide to the other Party copies of all non-publicly filed pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith and (iii) permit the other Party and its counsel to confer on the conduct of the defense thereof; provided, however, that the sole remedy with respect to any alleged breach of the defending Party’s obligations under this Section 9.4(d) shall be a potential reduction in the amount of damages payable by the Indemnifying Party to the Indemnified Party with respect to such third party claim to the extent of any prejudice of the Indemnifying Party.

9.5 Tax Effect of Indemnification Payments.

(a) All amounts set off by Purchaser from the Holdback Amount or paid by Seller to Purchaser pursuant to this Section 9 shall be treated for all Tax purposes as adjustments to the purchase price paid by Purchaser hereunder.

(b) All sums payable under this Section 9 shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as required by law. If any deductions or withholdings are required by law in respect of any payment the payor shall be obliged to pay to the recipient such sum as will, after all required deductions or withholdings have been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any deduction or withholding. Where any payment is made under this Section 9, and that sum is subject to a charge to Taxation in the hands of the person entitled to the payment then the sum payable shall be increased to such sum as will ensure that after payment of such Taxation, the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation. Where under this Section 9 Seller or EPCOS Germany is liable to indemnify or reimburse the Purchaser Indemnified Persons in respect of costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that party or representative member using all reasonable endeavors to recover such amount of VAT as may be practicable. If any payment under this Section 9 constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment, the payer shall pay, or if the reverse charge procedure applies account for, any VAT due, subject, unless the reverse charge procedure applies, to provision of a valid VAT invoice.

(c) If withholding Taxes, duties, VAT or any other Taxes would be imposed on any payment to be made hereunder, the payer will notify the recipient and each will make all reasonable efforts to achieve an exemption, reduction, refund or credit in respect of such Taxes. The procedure described above in Section 6.11 for the cooperation of Seller and Purchaser will apply to such Taxes.

9.6 Tax Indemnification.

(a) In addition to the indemnification obligations set forth in Sections 9.1 and 9.5, Seller and EPCOS Germany, on a joint and several basis, shall indemnify the Purchaser Indemnified Persons and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of JV Holding Singapore and of the JV Subsidiaries or relating to the Acquired Assets or the Assumed Liabilities or the transfers of Acquired Assets set forth in Section 2.2(c) or the assumption of the Assumed Liabilities for any Taxable period ending on or before the JV Closing Date and the portion through the JV Closing Date of any Straddle Period (“Pre-Closing Tax Period”), (ii) any and all Taxes of any Person imposed on JV Holding Singapore or any JV Subsidiary or relating to the Acquired Assets or the transfers of Acquired Assets set forth in Section 2.2(c) as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the JV Closing Date, (iii) any Tax payable by German Newco resulting from the assumption of the German pension liability in the EPCOS Germany Contribution Agreement, which is not offset by the net present value of the corresponding tax benefits, calculated using a discount rate equal to 3.89% per annum, (iv) any and all Taxes imposed on EPCOS Germany or to be withheld by Purchaser related to the indirect transfer of the interest in EPCOS Technology Wuxi and/or Wuxi Newco as a result of the transfer of Acquired JV Interests upon the JV Closing; and (v) any and all Taxes imposed on EPCOS Germany or to be withheld by Purchaser related to the indirect transfer of the interest in EPCOS Technology Wuxi and/or Wuxi Newco as a result of the transfer of Retained JV Interests upon the Option Closing; provided, however, that (A) in the case of clauses (i) and (ii) above, Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the Closing Balance Sheet and included in the Final Working Capital, (B) in the case of Assumed Liabilities in clause (i) above, Seller shall be liable only to the extent that such Taxes are not included in the gross amount of the Assumed Liabilities or accounted for in the calculation of the JV Closing Purchase Price hereunder; and (C) in the case of clause (v), Seller shall only be liable for such Taxes levied on the value assigned to EPCOS Technology Wuxi and/or Wuxi Newco in the Purchase Price Allocation prepared in accordance with Section 2.10 and shall not be liable for any such Taxes levied on value in excess of the value assigned in the Purchase Price Allocation. Seller or EPCOS Germany shall pay to Purchaser the amount of any Taxes that are the responsibility of Seller and EPCOS Germany but payable by a Purchaser Group member or JV Holding Singapore or a JV Subsidiary no later than the date on which such Taxes are due, unless otherwise agreed to by Seller and Purchaser in writing. For clarity, the Cap, the Per-Claim Threshold and the Threshold shall not apply with respect to any Taxes payable as set forth in this Section 9.6.

(b) If there is a final and binding refund of Tax relating to an event for the period before the JV Closing Date and relating to the Acquired Assets, the Assumed Liabilities, JV Holding Singapore and to the JV Subsidiaries, the amount of the refund of Tax and any interest actually received shall be paid by Purchaser or the applicable Purchaser Group member to Seller, any other applicable Seller Group member or the Additional Seller Group Company. Purchaser shall duly notify Seller in due course in writing of the assessment and the receipt of any refund of Tax and any interest relating to any period ending on or before the JV Closing Date. Any amount payable to Seller shall be paid within ten (10) Business Days after the refund of Tax has been received by JV Holding Singapore, the JV Subsidiaries, Purchaser or the applicable Purchaser Group member. For the avoidance of doubt, Purchaser and the applicable Purchaser Group member shall have no obligation to pay any refund of Tax nor associated interest to Seller to the extent that (i) Purchaser or any other Purchaser Group member paid (either directly or indirectly) the Tax in the first instance, or (ii) the refund of Tax was included as an asset on the Closing Balance Sheet and included in the Final Working Capital. In such case, Purchaser or such other Purchaser Group member shall be entitled to retain the refund of Tax as well as any associated interest. In addition, neither Purchaser nor any other Purchaser Group member shall have any affirmative obligation to file any refund claim relating to the Pre-Closing Tax Period.

(c) The Parties agree that each of the JV Closing Purchase Price and the Option Price is a net amount without VAT. If the Taxing Authorities do not agree and VAT will be due, the assessed VAT will be invoiced separately, if applicable. The Parties undertake to not opt for a VAT-able treatment.

9.7 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Seller Group contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date any Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

9.8 Exclusive Remedy. The provisions contained in this Section 9 are intended to provide the sole and exclusive remedy for the Purchaser Indemnified Persons and Seller Indemnified Persons following the JV Closing as to all money damages based on, arising out of or relating to this Agreement, the Restructuring Agreements, the Termination and Assignment Agreements, the Cross-License Assignment Agreement, the Module Design IP Transfer Agreements, the Module Design Transfer Agreements, the Patent Transfer Agreement, the Austria Termination and Assignment Agreement, the Trademark Transfer Agreement, the Lease Assignments, the Local Asset Transfer Agreements, the Retained IP License Agreement, the Acquired IP License Agreement, the Agreement Regarding Amendment to Intercompany License Agreements, the Transitional Trademark License Agreement, the IT Carve Out Agreement and the Singapore Carve Out Agreement (it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the Parties’ rights to (a) specific performance or other equitable remedies to enforce the Parties’ obligations under this Agreement or any other Transaction Document, or (b) without limiting clause (a), damages under the Business Collaboration Agreement, the Strategic Development Agreement, the Transition Services Agreements, the Supply Agreements, the JV Agreement, the JV Articles, the Austria Lease or the US Sublease). To the extent there is a conflict between the provisions of this

Agreement and any Restructuring Agreement, the Cross-License Assignment Agreement, the Singapore Carve Out Agreement, any Module Design IP Transfer Agreement, any Module Design Transfer Agreement, the Termination and Assignment Agreements, the Patent Transfer Agreement, the Austria Termination and Assignment Agreement, any Lease Assignment or any Local Asset Transfer Agreement, the provisions of this Agreement shall control.

9.9 Distribution of Indemnification Holdback Amount.

(a) Initial Release. Solely to the extent that as of 11:59 p.m. New York, New York Time on the day that is six (6) months after the JV Closing Date (the “Initial Release Date”), Purchaser has not delivered to Seller an Officer’s Certificate asserting, in good faith, any Damages, then on the next Business Day after the Initial Release Date, Purchaser shall release to each Seller Group member or the Additional Seller Group Company (or its respective designee) its Allocated Portion of an amount equal to fifty percent (50%) of the Holdback Amount via wire transfer of immediately available funds to the account(s) specified by Seller to Purchaser.

(b) Warranty Termination Date Release. On the first Business Day after the Warranty Expiration Date, Purchaser shall release to each Seller Group member or the Additional Seller Group Company (or its respective designee) its Allocated Portion of the remaining amount of the Holdback Amount via wire transfer of immediately available funds to the account(s) specified by Seller to Purchaser; provided, that a portion of the Holdback Amount reasonably designated by Purchaser in good faith in any Officer’s Certificates delivered on or prior to the Warranty Expiration Date for Damages with respect to facts and circumstances existing on or prior to the Warranty Expiration Date (the “Reserved Amount”), shall be retained by Purchaser in order to satisfy any pending but unresolved or unsatisfied claims specified in any such Officer’s Certificates until such claims have been resolved. Any portion of the Reserved Amount retained after the Warranty Expiration Date shall be permanently retained by Purchaser or released to the Seller Group members and the Additional Seller Group Company (or their respective designees) promptly upon resolution of each specific claim involved.

10 General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be in the English language (provided that any ancillary documents and other materials that may be attached thereto originally prepared in another language need not be translated into English for purposes of such notices and communications) and deemed duly delivered: (i) upon receipt if delivered personally; (ii) five (5) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the Parties at the following address (or at such other address for a Party as shall be specified upon like notice:

(a) if to any Purchaser Group member or Purchaser Parent, to:

Qualcomm Global Trading Pte. Ltd.

c/o QUALCOMM Incorporated

5775 Morehouse Dr.

San Diego, CA 92121

Attention: General Counsel

Fax: (858) 658-2503

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention: Jeff Baglio

Fax: (858) 638-5058

Tel: (858) 677-1458

(b) if to any Seller Group member, to:

TDK Corporation

3-9-1 Shibaura Minato-ku Tokyo, 108-0023, Japan

Attention: Seiji Osaka, Senior Vice President

Fax: +81-3-6852-7112

Tel: +81-3-6852-7188:

EPCOS AG

St.-Martin-Straße 53

81669 München, Germany

Attention: Joachim Zichlarz, President & CEO

Fax: +49-89-54020-1005

Tel: +49-89-54020-1000

EPCOS AG

St.-Martin-Straße 53

81669 München, Germany

Attention: Peter Knoll, Head Legal Department

Fax: +49-89-54020-2028

Tel: +49-89-54020-2020

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome

Chiyoda-ku, Tokyo 100-6529, Japan

Attention: Kenneth A. Siegel and Randy S. Laxer

Fax: (81) 3-3214-6512

Tel: (81) 3-3214-6522

10.2 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

10.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto or in connection herewith, including the exhibits and schedules hereto, including the Seller Disclosure Schedule: (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof except for the Confidentiality Agreement, which except as provided in Section 6.2 shall continue in full force and effect, and shall survive any termination of this Agreement or the Closings, in accordance with its terms; (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other Party; and (c) shall not be assigned whether by asset transfer, merger, operation of law, change of control or otherwise without the written consent of the other Party. Notwithstanding the foregoing, any Purchaser Group member may freely assign any of its rights or obligations under this Agreement to an Affiliate (which Affiliate shall have sufficient net assets to satisfy the assignee’s obligations hereunder or the assignor shall nonetheless be subject to its obligations hereunder) or as part of a change of control of Qualcomm Technologies or a sale of the Qualcomm CDMA Technologies business; provided that (i) if any such assignment occurs prior to the payment of the Option Price at the Option Closing, then such assignment shall not affect the obligations of Purchaser Parent under Section 10.9(b), and such obligations shall continue until such payments are made, and (ii) in the event of any such assignment, this Agreement shall remain with (x) Qualcomm Technologies, (y) an entity directly or indirectly wholly owned by Qualcomm Technologies or (z) if Qualcomm Technologies no longer owns the Qualcomm CDMA Technologies business, the successor entity thereof that owns such business (or any entity directly or indirectly wholly owned by such successor entity); provided, further, that any such permitted assignee shall agree to be bound hereby. Any attempted or purported assignment or transfer in derogation of the foregoing provisions shall be null, void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. In the event that the provisions of Section 6.15 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by Applicable Law, then the provisions thereof shall be deemed reformed to the maximum extent permitted by Applicable Law.

10.5 Governing Law; Arbitration; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, United States of America, without regard to applicable principles of conflicts of law that would result in the application of the laws of a different state or country.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or validity thereof, including the determination of the scope of the agreement to arbitrate, shall be finally settled by confidential arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”) applicable at the time of submission of the dispute to arbitration (except as specifically modified by this Agreement). The arbitration tribunal shall consist of three (3) arbitrators. Purchaser and Seller shall each appoint one arbitrator within thirty (30) days after the Request for Arbitration has been delivered to the Secretariat of the International Chamber of Commerce (the “ICC”) and the two arbitrators so appointed shall select a third arbitrator who shall act as chair of the arbitral tribunal within sixty (60) days after the request for arbitration has been delivered to the Secretariat of the ICC. In the event that Purchaser and Seller or the arbitrators fail to select arbitrators as required above, the ICC shall select such arbitrators in accordance with the ICC Arbitration Rules. The arbitration case shall be administered by the ICC in accordance with the ICC Arbitration Rules. The place of the arbitration shall be New York, New York, and the exclusive language to be used for the arbitral proceedings and documentation shall be English. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators are authorized to include in its award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Nothing in this Agreement shall prevent any Party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW THEN IN EFFECT, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING FOR ANY CLAIM, COUNTERCLAIM, OR DEFENSE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.6 No Set-Off. Except as set forth in Section 9.1(h) or otherwise expressly permitted under this Agreement, no Party may set off any amount (including any indemnification payment pursuant to Section 9) to which it may be entitled in respect of the other Party against any amounts payable hereunder to such other Party.

10.7 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.8 Specific Enforcement. Each Party acknowledges and agrees that the Parties would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the relevant counterparty in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

10.9 Parent Guarantees.

(a) Each of Seller and Purchaser (each, a “Guarantor”) irrevocably guarantees the timely performance of each and every agreement and obligation of each other member of the Seller Group (and the Additional Seller Group Company) and the Purchaser Group, respectively, under the provisions of the Transaction Documents, excluding in the case of Purchaser as Guarantor, the timely performance of each agreement and obligations of SnapTrack under the Agreement Regarding Amendment to Intercompany License Agreements. The foregoing is a guarantee of payment and performance, and not of collection, and each Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of each Guarantor’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. Each Guarantor hereby waives, for the benefit of the other Party, (a) any right to require the other Party as a condition of payment or performance of the Guarantor to proceed against the other members of the Seller Group or the Purchaser Group, as applicable, or pursue any other remedies whatsoever and (b) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Additional Seller Group Company or the other members of the Seller Group or the Purchaser Group, as applicable. Each Guarantor understands that the other party is relying on this guarantee in entering into the Transaction Documents.

(b) Purchaser Parent irrevocably guarantees the timely performance of the Purchaser Group’s payment obligations under this Agreement (for clarity, including any such obligations with respect to indemnification amounts payable under Section 9). This is a guarantee of payment, and not of collection, and Purchaser Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Purchaser Parent’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. Purchaser Parent hereby waives, for the benefit of the Seller Group, (a) any right to require the Seller Group as a condition of payment or performance of Purchaser Parent to proceed against the Purchaser Group or pursue any other remedies whatsoever and (b) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Purchaser Group. Purchaser Parent understands that the Seller Group is relying on this guarantee in entering into the Transaction Documents. The guarantee in this Section 10.9(b) shall terminate and cease to have any force or effect upon the payment of the Option Price at the Option Closing. In addition to the foregoing provisions of this Section 10.9(b), from the date hereof until the Option Closing Date, Purchaser Parent shall cause the Business Collaboration Agreement and the Strategic Development Agreement to remain with the entity that owns the Qualcomm CDMA Technologies business (or any entity directly or indirectly wholly owned by such entity), including, in the event Qualcomm Technologies no longer holds such business, the successor entity thereof that owns such business (or any entity directly or indirectly wholly owned by such successor entity), which entity shall agree to be a counterparty and be bound to such agreements, it being understood that any breach of the foregoing provision prior to the JV Closing shall be deemed to constitute a failure of the condition set forth in Section 7.1(c)(ii).

10.10 Appointment of Agents.

(a) Each Seller Group member hereby irrevocably appoints and instructs Seller as its agent to do such acts and things, make such representations, warranties and indemnities, give such undertakings and covenants, undertake such obligations, make or be subject to any such claims as this Agreement expressly provides are to be done, given, undertaken, received or made by or to be conducted through Seller as agent for such Seller Group member. Each Seller Group member hereby acknowledges that EPCOS Germany’s receipt of the portion of the JV Closing Purchase price allocated to EPCOS Germany pursuant to the Payment Schedule shall satisfy any payment obligations owed to such Seller Group member with respect to any transfer agreement executed by such Seller Group member in connection with the JV Closing.

(b) Each Purchaser Group member hereby irrevocably appoints and instructs Purchaser as its agent to do such acts and things, make such representations, warranties and indemnities, give such undertakings and covenants, undertake such obligations, make or be subject to any such claims as this Agreement expressly provides are to be done, given, undertaken, received or made by or to be conducted through Purchaser as agent for such Purchaser Group member.

10.11 No Beneficiaries. Other than the rights of Purchaser Indemnified Persons or Seller Indemnified Persons, nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the Parties and their respective permitted successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement.

10.12 Interpretation.

(a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Section 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Purchaser or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by Seller) by Purchaser or its Representatives in the virtual data room set up by Seller in connection with this Agreement at least three (3) Business Days prior to the date of this Agreement or (ii) actually delivered (whether by physical or electronic delivery) upon request to Purchaser or its Representatives at least three (3) Business Days prior to the date of this Agreement.

(e) The phrase “willful breach” means, in respect of the breach of a covenant by a Party, (i) such Party shall have deliberately breached such covenant and (ii) any of such Party’s directors, officers or individuals identified on Schedule VII (Seller’s Knowledge) or Schedule 10.12(e), as applicable, had actual knowledge, at the time of such Party’s breach of such covenant, that such Party was breaching such covenant.

(f) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(g) All references to Dollars or “$” shall mean U.S. Dollars, unless otherwise specified.

(h) Unless the context otherwise requires, the word “or” is not exclusive.

(i) This Agreement is prepared and executed in the English language, and the English version shall control over any translation of this Agreement into any other language. All proceedings related to this Agreement shall be conducted in the English language.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties and Purchaser Parent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

QUALCOMM GLOBAL TRADING PTE. LTD.

By:	/s/ Roawen Chen
Name:	Roawen Chen
Title:	President

QUALCOMM TECHNOLOGIES, INC.

By:	/s/ Cristiano Amon
Name:	Cristiano Amon
Title:	Executive Vice President and President
QCT

QUALCOMM HONG KONG LIMITED

By:	/s/ Daniel P. Welch
Name:	Daniel P. Welch
Title:	Sole Director

QUALCOMM CDMA TECHNOLOGIES GMBH

By:	/s/ Daniel P. Welch
Name:	Daniel P. Welch
Title:	Sole Director

[Master Transaction Agreement]

QUALCOMM SWITCH CORP. FINLAND OY

By:	/s/ Daniel P. Welch
Name:	Daniel P. Welch
Title:	Director

QUALCOMM (SHANGHAI) CO. LTD.

By:	/s/ Daniel P. Welch
Name:	Daniel P. Welch
Title:	Director

QUALCOMM JAPAN KK

By:	/s/ Daniel P. Welch
Name:	Daniel P. Welch
Title:	Director

QUALCOMM WIRELESS COMMUNICATION TECHNOLOGIES (CHINA) LIMITED

By:	/s/ Daniel P. Welch
Name:	Daniel P. Welch
Title:	Director

QUALCOMM (UK) LIMITED

By:	/s/ Daniel P. Welch
Name:	Daniel P. Welch
Title:	Director

[Master Transaction Agreement]

QUALCOMM AUSTRIA RESEARCH CENTER GMBH

By:	/s/ Adam Schwenker
Name:	Adam Schwenker
Title:	Sole Director

QUALCOMM TAIWAN CORPORATION

By:	/s/ Sanjay Mehta
Name:	Sanjay Mehta
Title:	Director

SNAPTRACK, INC.

By:	/s/ Sanjay Mehta
Name:	Sanjay Mehta
Title:	President

QUALCOMM KOREA LIMITED

By:	/s/ David Cianflone
Name:	David Cianflone
Title:	Director

QUALCOMM TECHNOLOGIES NETHERLANDS B.V.

By:	/s/ Brian K. Baker
Name:	Brian K. Baker
Title:	Sole Director

[Master Transaction Agreement]

QUALCOMM FRANCE S.A.R.L.

By:	/s/ Laurent Fournier
Name:	Laurent Fournier
Title:	Sole Director

QUALCOMM EUROPE, INC. (SWEDEN BRANCH)

By:	/s/ Hans Sturesson
Name:	Hans Sturesson
Title:	Sole Director

QUALCOMM INCORPORATED, solely for purposes of Section 10.9(b)

By:	/s/ Steve Mollenkopf
Name:	Steve Mollenkopf
Title:	Chief Executive Officer

[Master Transaction Agreement]

TDK CORPORATION

By:	/s/ Takehiro KAMIGAMA
Name:	Takehiro KAMIGAMA
Title:	President & CEO

TDK EUROPE GMBH

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

TDK NORDIC OY

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

TDK UK LIMITED

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

TDK NORDIC AB

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

[Master Transaction Agreement]

EPCOS AG

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO	Title:	Deputy Head Legal Department

EPCOS ELECTRONIC (WUXI) CO., LTD.

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS TECHNOLOGY (WUXI) CO., LTD.

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS OHG

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS NETHERLANDS B.V.

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

[Master Transaction Agreement]

EPCOS TAIWAN CO., LTD.

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS (CHINA) INVESTMENT LIMITED

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS (SHANGHAI) LTD.

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS LIMITED

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS KOREA LLC

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

[Master Transaction Agreement]

EPCOS, INC.

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

EPCOS CTI, INC.

By:	/s/ Joachim Zichlarz	By:	/s/ Heiko Schneider
Name:	Joachim Zichlarz	Name:	Heiko Schneider
Title:	President & CEO EPCOS AG	Title:	Deputy Head Legal Department EPCOS AG

[Master Transaction Agreement]

Schedule I

Business Definitions Schedule

1. Business

“Business” means any and all business and activities of (a) any Seller Group member (other than the JV Subsidiaries and JV Holdings Singapore (collectively, the “JV Entities”)), any Additional Seller Group Company or any other Affiliate of Seller (other than the JV Entities) with respect to the Business Products and to the Acquired Technology conducted on or prior to the JV Closing Date, and (b) any of the JV Entities with respect to the Acquired Technology and to the Business Products conducted any time prior to the three (3) year anniversary of the JV Closing Date, including in each case of (a) and (b) above, any such business and activities (i) constituting research, development, design, manufacture (including packaging), testing, distribution, marketing, licensing or selling of any Acquired Technology or Business Products, (ii) constituting service and support for the Acquired Technology and for the Business Products; and (iii) anticipated to be conducted under any Technology, product or service development plan or development “road map” of any Seller Group member (including the JV Entities), any Additional Seller Group Company or any other Affiliate of Seller in effect at any time from January 1, 2010 until the three (3) year anniversary of the JV Closing Date with respect to or relating to the Acquired Technology and to the Business Products. The term “Business” does not include any business or activities with respect to the Excluded Products or to Seller Group’s Semiconductor-Embedded-in-Substrate (SESUB) Technology.

2. Products

“Business Products” means any and all RF Filter Products (including Acquired Ceramic Filter Products), RFFE Module Products, Acquired SIP Module Products and the products listed on Annex B, but excluding the Excluded Products.

“Acquired Ceramic Filter Products” means RF Filter Products that incorporate Acquired Ceramic Technology.

“Acquired SIP Module Products” means (i) subsystem modules for electronic/electrical devices (and reference designs therefor) (other than an RFFE Module Product) that integrate into one package, at a minimum: (a) a substrate and (b) one or more of the following Purchaser or Purchaser Affiliate integrated circuits: baseband, transceiver, power management integrated circuit (PMIC), or antenna tuner (each an “Acquired SIP Module”), (ii) software, firmware and middleware embedded on or in Acquired SIP Modules; and (iii) any components, elements, parts, integrated circuits, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices and hardware of the foregoing products in (i) or (ii) above. References to the term “Acquired SIP Module Products” include the items in (ii) and (iii) only in combination with item (i) above.

“RF Filter Products” means: (i) any device (and reference designs therefor), other than Excluded RF Filters, that performs RF Filter Functions (“RF Filters”), including electronic or acoustic devices that utilize piezoelectric materials or ceramic materials to perform RF Filter Functions (including devices commonly known as surface acoustic wave (“SAW”) filters, bulk acoustic wave (“BAW”) filters, and ceramic coaxial filters); (ii) any device (and reference designs therefor), other than an RFFE Module Product or a SIP Module Product, that is either (a) a combination of (or packaging of) RF Filters with other RF Filters (e.g., duplexers and multiplexers) or (b) a combination of one or more RF Filters with other components as necessary or useful to perform an RF Filter Function (e.g., duplexers and multiplexers) (“RF Filter Combination Products”); and (iii) any components, elements, parts, integrated circuits, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, software and hardware of the foregoing products in (i) or (ii) above. References to the term “RF Filter Products” include each of the foregoing (i) – (ii) individually and in combination with one or more of items (i) – (iii) above.

“Excluded RF Filters” mean (i) Monolithic Filters that perform RF Filter Functions, (ii) Thin Film Filters that perform RF Filter Functions, (iii) HML Filters that perform RF Filter Functions and (iv) filters formed out of discrete passive inductors and discrete passive capacitors that perform RF Filter Functions.

“RF Filter Functions” means to reject specified electromagnetic signals and/or pass specified electromagnetic signals in the RF electromagnetic frequency spectrum (i.e., the megahertz to gigahertz frequency range).

“RFFE Module Products” means: (i) subsystem modules for electronic/electrical devices (and reference designs therefor) that integrate into one package, at a minimum (each a “RFFE Module”): (a) a substrate and (b) one or more of the following components: (1) RF solid state switch, (2) low noise amplifier, (3) power amplifier, (4) RF Filter, and/or (5) RF Filter Combination

Product; (ii) software, firmware and middleware embedded on or in RFFE Modules; and (iii) any components, elements, parts, integrated circuits, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, and hardware of the foregoing products in (i) or (ii) above. References to the term “RFFE Module Products” include each of the foregoing (i) – (ii) individually and in combination with one or more of items (i) – (iii) above.

“Excluded Products” means the following products (i) Excluded RF Filters, (ii) Discrete Passive Components, (iii) MEMS Products, (iv) Excluded Ceramic Products, (v) Module Manufacturing Equipment and (vi) Excluded SIP Module Products.

“Discrete Passive Components” means any discrete passive (as defined below) components, including capacitors, inductors, resistors and HML Components, in each case to the extent such components are discrete elements that are packaged and sold as stand-alone products, including those components identified on Annex C. For purposes of this Schedule, the term “passive” means that it is not necessary to supply external power to a component to enable a signal to pass through the component. The term “Discrete Passive Component” does not include RF Filters.

“HML Component” means a discrete dielectric passive (as defined above) component that is based on technology generally known as High-frequency Multi-Layer (“HML”) technology, including HML Filters, duplexers, diplexers, antennas, phase shifters, baluns, and couplers, each of which may be realized as a combination of resistors, capacitors, inductors and/or resonators; whether or not such components are realized by means of integrated multi-layer technology processes such as LTCC (other than the Acquired Ceramic Technology) or Thin Film. The term “HML Component” does not include RF Filters.

“HML Filter” means a discrete dielectric passive filter that is based on technology generally known as HML technology.

“Thin Film” means a film deposited by chemical deposition or physical deposition, including by sputtering, plating or etching, to form electrodes or other fine structures.

“Excluded Ceramic Products” means discrete electrostatic discharge and electromagnetic interference devices or components, discrete Monolithic Filters and discrete Thin Film Filters, in each case that incorporate Excluded Ceramic Technology, and in each case to the extent such components are discrete elements that are packaged and sold as stand-alone products, including those devices identified on Annex C. The term “Excluded Ceramic Products” does not include Acquired Ceramic Filter Products.

“Monolithic Filter” means a discrete passive dielectric filter block including at least two (2) coupled resonators.

“Thin Film Filter” means a discrete passive multilayer dielectric filter having Thin Film electrodes.

“Excluded SIP Module Product” means (i) any SIP Module Product that is not an Acquired SIP Module Product or an RFFE Module Product, (ii) software, firmware and middleware (and reference designs therefor) embedded in or on the items in (i); and (iii) any components, elements, parts, integrated circuits, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, and hardware of the foregoing products in (i) or (ii) above. References to the term “Excluded SIP Module Product” include the items in (ii) and (iii) above only in combination with item (i) above.

“MEMS Products” means (i) discrete products that incorporate MEMS Technology, other than RF Filters, including those products identified on Annex C, (ii) software, firmware and middleware (and reference designs therefor) embedded in or on an the items in (i); and (iii) any components, elements, parts, integrated circuits, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, and hardware of the foregoing products in (i) or (ii) above. References to the term “MEMS Products” include each of the foregoing (i) – (ii) individually and in combination with one or more of items (i) – (iii) above.

“Module Manufacturing Equipment” means (i) industrial equipment that is designed to manufacture modules, including any such equipment that utilizes any of the following Manufacturing Technologies: flip-chip, wire bonding, surface mount, molding (including transfer compression molding), GLOB-TOP and conformal shielding, including the equipment identified on Annex C, (ii) software, firmware and middleware embedded in or on the items in (i); and (iii) any components, elements, parts, integrated circuits, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, and hardware of the foregoing products in (i) or (ii) above. References to the term “Module Manufacturing Equipment” include each of the foregoing (i) – (ii) individually and in combination with one or more of items (i) – (iii) above.

“SIP Module Product” means a subsystem module for electronic/electrical devices that integrate into one package, at a minimum: (a) a substrate and (b) one or more integrated circuits.

3. Technology

“Acquired Technology” means (i) Acquired RF Filter Technology, (ii) Acquired RFFE Module Technology, (iii) Acquired Ceramic Technology, (iv) Acquired SIP Module Technology and (v) any other Technology (a) owned by EPCOS AG, its Subsidiaries, TDK France (to the extent developed at the TDK France design center located at Sophia-Antipolis) or any JV Entity as of the JV Closing Date that is related to the Business or (b) owned by Seller or any Affiliate of Seller (other than EPCOS AG, its Subsidiaries, TDK France (to the extent developed at the TDK France design center located at Sophia-Antipolis) and the JV Entities) as of the JV Closing Date that is primarily related to the Business, excluding in each case of (i)—(v) above the Excluded Technology. The term “Acquired Technology” includes the Technology identified on Annex A.

“Acquired Ceramic Technology” means (i) Acquired LTCC Technology (ii) Technology related to ceramic filters formed out of single coaxial ceramic resonators which are coupled externally (“SCC Technology”), and/or (iii) any other dielectric Technology utilized in ceramic RF Filter Products that is owned by EPCOS AG and its Subsidiaries or by TDK France (to the extent developed at the TDK France design center located at Sophia-Antipolis).

“Acquired LTCC Technology” means LTCC Technology that utilizes a materials set consisting of either (i) Glass Ceramic Material and modified metallic paste that is combined with sacrificial layers for any applications or (ii) Glass Ceramic Material, modified metallic paste and resistor paste developed by EPCOS AG (or its Subsidiaries or by TDK France (to the extent developed at the TDK France design center located at Sophia-Antipolis)) for any applications.

“Glass Ceramic Material” has the meaning set forth on Annex A attached hereto.

“LTCC Technology” means the ceramic Manufacturing Technology generally known as Low-Temperature-Cofired-Ceramic.

“Acquired RF Filter Technology” means any and all Technology, other than Excluded Technology, owned by any Seller Group member (including any JV Entity), any Additional Seller Group Company or any other Affiliate of Seller as of the JV Closing Date, that: (i) implements or enables RF Filter Functions; (ii) is embodied in a RF Filter Product; (iii) is practiced or used by a RF Filter Product; or (iv) is used to design, develop, manufacture, package or test RF Filter Products, including Designs, Development Environments, and Design Databases used for such purposes; (v) is Technology utilized for incorporating/combining Discrete Passive Components into RF Filter Products, (vi) is Technology utilized for creating passive component functionality embedded-in-substrate of RF Filter Products, (vii) is Packaging Technology and Manufacturing Technology for RF Filter Products, (viii) is substrate/laminate Technology (including Acquired Ceramic Technology) utilized in RF Filter Products and Technology utilized to manufacture such substrates/laminates, or (viii) are package designs, substrate designs, material sets, design specifications and floorplan designs of RF Filter Products, including package designs utilizing CSSP Technology, DSSP Technology and TFAP Technology, provided that (A) testing Technology shall be limited to the testing Technology utilized by EPCOS AG, its Subsidiaries or by TDK France (to the extent developed at the TDK France design center located at Sophia-Antipolis) at and/or prior to the JV Closing Date and (B) Manufacturing Technology utilized for Acquired Ceramic

Filter Products shall be limited to the Manufacturing Technology utilized by EPCOS AG, its Subsidiaries or by TDK France (to the extent developed at the TDK France design center located at Sophia-Antipolis) for Acquired Ceramic Filter Products at and/or prior to the JV Closing Date. The term “Acquired RF Filter Technology” includes any and all Designs, Development Environments, Design Databases and software included in (i) through (viii) above.

“Acquired RFFE Module Technology” means any and all Technology, other than Excluded Technology, owned by any Seller Group member (including any JV Entity), any Additional Seller Group Company or any other Affiliate of Seller as of the JV Closing Date, that: (i) is embodied in a RFFE Module Product; (ii) is practiced or used by a RFFE Module Product; or (iii) is used to design, develop or test RFFE Module Products, including Designs, Development Environments, and Design Databases used for such purposes; (iv) is Technology utilized for incorporating/combining components (including Discrete Passive Components) into RFFE Module Products (including Technology for traditional bonding or attachment of a component or IC to the surface of a substrate), (v) Technology utilized for creating passive component functionality embedded-in-substrate of RFFE Module Products, (vi) substrate/laminate Technology (including Acquired Ceramic Technology) utilized in RFFE Module Products, or (vii) are package designs, substrate designs, design specifications and floorplan designs of RFFE Module Products, including package designs utilizing flip-chip Technology, wire bonding Technology, surface mount Technology, molding Technology (including transfer compression molding), GLOB-TOP Technology and conformal shielding Technology. The term “Acquired RFFE Module Technology” includes any and all Designs, Development Environments, Design Databases, and software included in (i) through (vii) above.

“Acquired SIP Module Technology” means any and all Technology other than Excluded Technology owned by any Seller Group member (including any JV Entity), any Additional Seller Group Company or any other Affiliate of Seller as of the JV Closing Date that: (a) is solely embodied in an Acquired SIP Module Product; (b) is solely practiced or used by an Acquired SIP Module Product; (c) is solely used to design, develop, manufacture, package or test Acquired SIP Module Products, including Designs, Development Environments, and Design Databases solely used for such purposes; or (d) is (i) Technology solely utilized for incorporating/combining components (including Discrete Passive Components) into Acquired SIP Module Products (including Technology for traditional bonding or attachment of a component or IC to the surface of a substrate), (ii) Technology solely utilized for creating passive component functionality “embedded-in-substrate” of Acquired SIP Module Products, (iii) Packaging Technology and Manufacturing Technology solely used for Acquired SIP Module Products, (iv) substrate/laminate Technology (including Acquired Ceramic Technology) solely utilized in Acquired SIP Module Products and Technology solely used to manufacture such substrates/laminates, or (v) package designs, substrate designs, design specifications and floorplan designs unique to Acquired SIP Module Products, including package designs utilizing flip-chip Technology, wire bonding Technology, surface mount Technology, molding Technology (including transfer compression molding), GLOB-TOP Technology and conformal shielding Technology. The term “Acquired SIP Module Technology” includes, any and all Designs, Development Environments, Design Databases, and Software included in (a) – (d) above.

“Excluded Technology” means (a) Discrete Passive Component Technology; (b) Excluded Ceramic Technology; (c) Excluded Embedding Technology; (d) MEMS Technology; and (e) Excluded SIP Module Technology.

“Discrete Passive Component Technology” means Technology owned by or licensed to any member of the Seller Group (other than any JV Entity), any Additional Seller Group Company or any other Affiliate of Seller (other than any JV Entity) as of the JV Closing Date for the design, development, manufacture, package or test of Discrete Passive Components. The term “Discrete Passive Component Technology” does not include Technology utilized for (i) incorporating/combining components (including Discrete Passive Components) into RFFE Module Products (and for clarity, into RF Filter Products) (including Technology for traditional bonding or attachment of a component or IC to the surface of a substrate) or (ii) creating passive component functionality embedded-in-substrate of RFFE Module Products (and for clarity, of RF Filter Products).

“Excluded Ceramic Technology” means the following Technology owned by or licensed to any member of the Seller Group (other than any JV Entity), any Additional Seller Group Company or any other Affiliate of Seller (other than any JV Entity) as of the JV Closing Date: (i) all LTCC Technology other than Acquired LTCC Technology, (ii) Thin Film technology other than Acquired RF Filter Technology and (iii) dielectric Technology utilized in ceramic monolithic filters and ceramic monolithic duplexers, other than Acquired Ceramic Technology.

“Excluded Embedding Technology” means Technology owned by or licensed to any member of the Seller Group (other than any JV Entity), any Additional Seller Group Company or any other Affiliate of Seller (other than any JV Entity) as of the JV Closing Date for embedding any discrete component or IC within the body of a laminate substrate (not traditional bonding or attachment of a component or IC to the surface of a substrate), including Seller Group’s Semiconductor-Embedded-in-Substrate (SESUB) technology. The term “Excluded Embedding Technology” does not include Technology where embedded components are formed by printed structures in a multi-layer organic laminate or LTCC substrate.

“Excluded SIP Module Technology” means Technology owned by or licensed to any Seller Group member (other than a JV Entity) or any Additional Seller Group Company as of the JV Closing Date that has been solely utilized by any Seller Group member or any Additional Seller Group Company for the design, development, manufacture, package or test of Excluded SIP Module Products.

“MEMS Technology” means the Technology owned by or licensed to any member of the Seller Group (other than any JV Entity), any Additional Seller Group Company or any other Affiliate of Seller (other than any JV Entity) as of the JV Closing Date generally known as Micro-Electro-Mechanical Systems (MEMS), including CSMP Technology, DSMP Technology and TFMP Technology in each case used solely for MEMS packaging; provided that, for the purposes of this Agreement, the term “MEMS Technology” does not include any Acquired RF Filter Technology, despite the fact that (and for clarity) SAW and BAW dies are commonly understood to be MEMS Technology.

“CSMP” means chip-sized MEMS package, “DSMP” means die sized MEMS package and “TFMP” means Thin Film MEMS package.

General Types of Technology:

“Design Database” means any of the following: (i) Designs; (ii) design related-materials, which include any (a) circuit-level design schematics, (b) simulation results, (c) simulation test benches, (d) component layouts, (e) applications circuit schematics, or (f) application circuit test results; (iii) product requirements document; (iv) component specifications; (v) reliability results; and (vi) electrostatic discharge results.

“Designs” means representations of components and/or devices in their various formats including, equations, truth tables, floor plans, schematic diagrams, textual descriptions, software code, hardware description languages, GDSII files (or equivalent) and netlists.

“Development Environment” means (i) the development and design environment software,

verification environment software and software utilities which can be utilized in connection with the design, development, test, verification and manufacture of Business Products and (ii) the software, software tools, software utilities, development kits and hardware tools which can be used to (a) incorporate Business Products into or with electronic/electrical devices or (b) to design, develop, test, verify and manufacture Business Products.

“Manufacturing Technology” means any Technology which can be utilized for the design, development, test or manufacture of a substrate, component or device.

“Packaging Technology” means any Technology which can be utilized to (i) encapsulate a discrete die or other component in a casing material and/or (ii) integrate or combine discrete components to create a single interconnected component; including Chip-Sized SAW Package (“CSSP”) Technology, Die-Sized SAW Package (“DSSP”) Technology and Thin Film Acoustic Package (“TFAP”) Technology.